As filed with the Securities and Exchange Commission on June 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6021	20-8627710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(205) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICHARD MURRAY, IV

PRESIDENT AND CHIEF EXECUTIVE OFFICER

813 SHADES CREEK PARKWAY, SUITE 100

BIRMINGHAM, ALABAMA 35209

(205) 313-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew S. Nix, Esq. J. Ryan Brooks, Esq. Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 (205) 254-1000	Jonathan S. Hightower, Esq. Bryan Cave Leighton Paisner LLP One Atlantic Center, 14th Floor 1201 West Peachtree Street NW Atlanta, Georgia 30309 (404) 572-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and the satisfaction or waiver of all other conditions to the transaction described in the proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)      ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)      ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value	2,528,367	N/A	$59,269,272	$7,380

(1)

Represents the maximum number of shares of the registrant’s common stock estimated to be issuable in connection with the merger transaction described herein, including shares of the registrant’s common stock issuable upon exercise of outstanding options to purchase common stock of Landmark Bancshares, Inc. (“Landmark”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(f)(2) and (3) under the Securities Act, and solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated as follows: the product of (i) $14.96 (the book value of the common stock of Landmark as of March 31, 2018) and (ii) 4,224,467 (the maximum number of shares of common stock of Landmark that may be canceled and exchanged in the merger), less $3,928,754 (the approximate amount of cash to be paid by the registrant for such shares of common stock of Landmark in the merger).

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. National Commerce Corporation may not issue or sell the securities offered by this proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement-prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

 SUBJECT TO COMPLETION, DATED JUNE 8, 2018

PROSPECTUS OF NATIONAL COMMERCE CORPORATION	PROXY STATEMENT OF LANDMARK BANCSHARES, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Landmark Bancshares, Inc. (“Landmark”) and National Commerce Corporation (“NCC”) have each unanimously approved a transaction that will result in the merger of Landmark with and into NCC, with NCC surviving the merger. The merger agreement provides that the shareholders of Landmark will receive, for each of their shares of Landmark common stock, 0.5961 shares of NCC common stock and $1.33 in cash, without interest. Accordingly, NCC could issue up to 2,528,367 shares of its common stock in connection with the merger, in which case it would pay approximately $5.2 million in cash to Landmark shareholders in the aggregate. Based on the closing price for a share of NCC common stock as of [●], 2018, the most recent practicable trading day before the date of this proxy statement-prospectus, the aggregate value of the consideration to be paid to Landmark shareholders would be approximately $[●] million. Under these circumstances, following the merger, current Landmark shareholders would own approximately 12.8% of the issued and outstanding common stock of NCC. A total of 2,528,367 shares of NCC common stock, the maximum number of shares of NCC common stock that may be issued in the merger, are being offered by NCC pursuant to this proxy statement-prospectus. The NCC common stock will be registered under the Securities Act of 1933, as amended, and will trade on the Nasdaq Global Select Market under the symbol “NCOM.” The market price of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of the special meeting of Landmark’s shareholders, and between the date of the special meeting and the closing of the proposed merger. Therefore, the actual value of the shares of NCC common stock will not be known at the time that the Landmark shareholders vote at the special meeting. Landmark shareholders should obtain current market prices for shares of NCC common stock. The merger consideration is fixed; however, as described in more detail elsewhere in this proxy statement-prospectus, Landmark has a contractual right to terminate the merger agreement if the average daily closing price for NCC common stock for a specified period prior to the closing of the merger is less than $36.00 per share and the decrease in the price of NCC common stock exceeds a specified threshold relative to the decrease in the Nasdaq Bank Index over the same period, unless NCC makes a compensating cash payment to Landmark shareholders.

The merger cannot be completed unless the shareholders of Landmark approve the merger proposal, among other conditions. Landmark will hold a special meeting of its shareholders at [●], located at [●], on [●], 2018, at [●] a.m. local time, to consider and vote on the merger proposal and on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies. Whether or not you plan to attend the special meeting, please vote by following the voting instructions included on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger proposal and FOR the adjournment proposal. Shareholders of Landmark have dissenters’ rights in connection with the proposed merger under Georgia law, which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute.

/s/ Richard Murray, IV	/s/ R. Stanley Kryder
Richard Murray, IV President and Chief Executive Officer National Commerce Corporation	R. Stanley Kryder Chief Executive Officer Landmark Bancshares, Inc.

This proxy statement-prospectus describes the special meeting, the merger, the documents related to the merger and related matters. Please carefully read this entire proxy statement-prospectus, including “Risk Factors,” beginning on page 20 for a discussion of the risks associated with the proposed merger and with owning NCC common stock. You also can obtain information about NCC from documents that it has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of NCC common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NCC is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore permitted to take advantage of certain reduced public company reporting requirements.

This proxy statement-prospectus is dated [●], 2018 and is first being mailed to shareholders of Landmark on or about [●], 2018.

ABOUT THIS DOCUMENT

This proxy statement-prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-[●]) filed by NCC with the Securities and Exchange Commission (the “SEC”). It constitutes a prospectus of NCC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of NCC common stock to be issued to shareholders of Landmark in the merger. In addition, it constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of Landmark, at which the Landmark shareholders will consider and vote, among other things, upon the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. As used in this proxy statement-prospectus, the terms “NCC” and “Landmark” refer to National Commerce Corporation and Landmark Bancshares, Inc., respectively. Where the context requires, “NCC” may refer to NCC and its subsidiary, National Bank of Commerce, which may be referred to individually as “NBC,” and “Landmark” may refer to Landmark and its subsidiary, First Landmark Bank, which may be referred to individually as “First Landmark Bank.” Unless the context indicates otherwise, all references to the “Agreement and Plan of Merger” or the “merger agreement” refer to the Agreement and Plan of Merger, dated April 24, 2018, by and between NCC and Landmark, which is attached to the accompanying proxy statement-prospectus as Appendix A.

None of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the proposed merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

AVAILABLE INFORMATION

As permitted by SEC rules, this document incorporates certain important business and financial information about NCC from other documents filed by NCC with the SEC that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request.

Your requests for documents from NCC should be directed to the following:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by [●], 2018.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information,” beginning on page 106.

All information in this proxy statement-prospectus concerning NCC and its subsidiaries has been supplied by NCC, and all information in this proxy statement-prospectus concerning Landmark and First Landmark Bank has been supplied by Landmark.

NCC and Landmark have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents to which you are referred herein. If someone provides you with other information, please do not rely on it as being authorized by NCC or Landmark. This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of NCC or Landmark since that date that are not reflected in this document. You should assume that the information incorporated by reference into this proxy statement-prospectus is accurate as of the date of such document.

LANDMARK BANCSHARES, INC.

307 North Marietta Parkway

Marietta, Georgia 30060

(770) 792-8870

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2018

To the Shareholders of Landmark Bancshares, Inc.:

Landmark Bancshares, Inc. will hold a special meeting of shareholders at [●], located at [●], on [●], 2018 at [●] a.m., local time, for the following purposes:

1.     To authorize, approve and adopt the Agreement and Plan of Merger dated April 24, 2018, by and between National Commerce Corporation (“NCC”) and Landmark Bancshares, Inc. (“Landmark”), pursuant to which Landmark will merge with and into NCC on and subject to the terms and conditions contained therein (the “merger proposal”).

2.      To approve one or more adjournments of the special meeting, if necessary or appropriate, in order to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting (the “adjournment proposal”).

3.      To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Shareholders of record at the close of business on [●], 2018, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding common stock of Landmark. The approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter. After careful consideration, the board of directors of Landmark supports the merger and recommends that you vote FOR approval of the merger proposal and FOR approval of the adjournment proposal.

The accompanying proxy statement-prospectus describes the merger proposal in detail and includes, as Appendix A, the complete text of the merger agreement. We urge you to read these materials for a description of the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 20 of the accompanying proxy statement-prospectus for a discussion of certain risk factors relating to the merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions in the enclosed proxy card and returning it as soon as possible in the enclosed postage-prepaid envelope. You may revoke your proxy at any time before it is voted in the manner described in the proxy statement-prospectus.

Under Georgia law, shareholders of Landmark are or may be entitled to assert dissenters’ rights with respect to the proposed merger and to obtain payment in cash of the fair value of their shares upon compliance with the requirements of Georgia law. We have described dissenters’ rights under Georgia law in the proxy statement-prospectus and we have also included a copy of Article 13 of the Georgia Business Corporation Code as Appendix B to the proxy statement-prospectus. We urge any shareholder of Landmark who wishes to assert dissenters’ rights to read the statute carefully and to consult legal counsel before attempting to assert dissenters’ rights.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

THE BOARD OF DIRECTORS

[●], 2018

PROXY STATEMENT-PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have about the proposals to be presented at the Landmark special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement-prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 106.

Q:	Why am I receiving this proxy statement-prospectus?

A:

We are delivering this document to you because it is a proxy statement being used by the Landmark board of directors to solicit proxies of Landmark’s shareholders in connection with approval of the merger proposal and related matters. In order to approve the merger proposal and related matters, Landmark has called a special meeting of its shareholders (which we refer to as the “special meeting”). This document serves as the proxy statement for the special meeting and describes the proposals to be presented at the special meeting. This document is also a prospectus that is being delivered to Landmark’s shareholders because NCC is offering shares of its common stock to Landmark shareholders in connection with the merger.

This proxy statement-prospectus contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What is the merger?

A:

NCC and Landmark have entered into an Agreement and Plan of Merger, dated April 24, 2018 (which we refer to as the “merger agreement”). Under the merger agreement, Landmark will be merged with and into NCC (which we refer to as the “merger”), with NCC continuing as the surviving corporation. At the same time as the merger, Landmark’s wholly owned bank subsidiary, First Landmark Bank, will merge with and into NCC’s wholly owned bank subsidiary, NBC (which we refer to as the “bank merger”). NBC will be the surviving bank in the bank merger. A copy of the merger agreement is included in this proxy statement-prospectus as Appendix A.

Q:	Why have NCC and Landmark decided to merge?

A:

NCC and Landmark have agreed to merge for strategic reasons that they believe will benefit both parties. The board of directors of NCC believes that the merger will allow NCC to strengthen its presence in the Atlanta, Georgia market area, and the board of directors of Landmark believes that the financial terms of the merger offer an attractive opportunity for shareholders of Landmark. See “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 35 for additional information.

Q:	What will happen to First Landmark Bank as a result of the merger?

A:

If the merger occurs, First Landmark Bank, which is currently a wholly owned subsidiary of Landmark, will be merged with and into NBC, which is a wholly owned subsidiary of NCC, with NBC continuing as the surviving institution. The merger agreement provides that, for a period of at least two years following the merger and the bank merger, the former banking offices of First Landmark Bank will continue to operate under their current name but will be designated as divisions of NBC.

Q:	What vote is required to approve the merger proposal?

A:	Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Landmark common stock as of [●], 2018.

Q:	How does the Landmark board of directors recommend I vote on the merger proposal?

A:	Landmark’s board of directors has unanimously approved and adopted the merger agreement and recommends that the shareholders of Landmark vote FOR the merger proposal.

v

Q:     What type of consideration will I receive in the merger?

A:

The merger agreement provides that the shareholders of Landmark will receive, for each of their shares of Landmark common stock, 0.5961 shares of NCC common stock and $1.33 in cash, without interest. In addition, in lieu of any fractional shares of NCC common stock otherwise issuable in accordance with the exchange ratio described above, NCC will pay to each former shareholder of Landmark who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. After the merger is completed, the current shareholders of Landmark will own approximately 12.8% of the issued and outstanding common stock of NCC (assuming the issuance of the maximum possible number of shares of NCC common stock in the merger), and approximately 12.1% of the issued and outstanding common stock of NCC if the pending acquisition of Premier Community Bank of Florida (“Premier”) by NCC (the “Premier merger”) is completed (assuming the issuance of the maximum possible number of shares of NCC common stock in the Premier merger). See “Proposal No. 1 – The Merger; Structure of the Merger” on page 32 and “The Merger Agreement” beginning on page 54 for further explanation. See “Information about NCC and NBC” on page 74 for a brief description of the pending Premier merger transaction.

As described in more detail elsewhere in this proxy statement-prospectus, under the terms of the merger agreement, if the average closing price of NCC common stock over a designated period of time prior to the closing of the merger decreases below certain specified thresholds and other specified conditions are met, the Landmark board of directors would have a right to terminate the merger agreement, unless NCC elects to make a compensating cash payment to Landmark shareholders. For more information regarding these termination rights and the adjustment that may result to the merger consideration, see “The Merger Agreement; Termination of the Merger Agreement; Termination Fee” beginning on page 66.

Q:	How was the merger consideration determined?

A:

The consideration to be paid to the shareholders of Landmark in the merger was the result of an arm’s length negotiation between NCC and Landmark, subject to the direction of their respective boards of directors and advice provided by their respective legal counsel and independent financial advisors. See “Proposal No. 1 – The Merger; Background of the Merger” beginning on page 32 for additional information.

Q:	Will the value of the merger consideration change between the date of this proxy statement-prospectus and the time the merger is completed?

A:

The amount of the cash consideration paid per share will remain $1.33 per share. However, because the exchange ratio is fixed (except for customary anti-dilution adjustments), the implied value of the NCC common stock that you will receive as consideration for your shares of Landmark common stock will depend on the market value of the NCC common stock when you receive your shares of NCC common stock. Based on the total number of shares of Landmark common stock outstanding and reserved for issuance under outstanding options as of April 24, 2018, the date of the merger agreement, NCC could issue a maximum of 2,528,367 shares of its common stock in connection with the merger and pay approximately $5.2 million in cash to Landmark shareholders in the aggregate. Based on the closing price for a share of NCC common stock as of [●], 2018, the most recent practicable trading day before the date of this proxy statement-prospectus, the aggregate value of the consideration to be received by Landmark shareholders would be approximately $[●] million. The value of the stock consideration per share of Landmark common stock, based on NCC’s closing stock price on [●], 2018, the most recent practicable trading day before the date of this proxy statement-prospectus, was $[●] per share, after giving effect to the exchange ratio. No assurance can be given that the current market price of NCC common stock will be equivalent to the market price of NCC common stock on the date that shares of NCC common stock are received by a Landmark shareholder or at any other time. At the time of completion of the merger, the market price of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of NCC common stock. You should obtain current market prices for shares of NCC common stock, which is listed on the Nasdaq Global Select Market under the symbol “NCOM.”

Q:	How will the merger affect outstanding Landmark stock options?

A:

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Landmark common stock will be converted automatically into an option to purchase NCC common stock, at a conversion ratio equal to 0.6275 shares of NCC common stock for each share of Landmark common stock subject to such option. The exercise price for each such option will equal the quotient obtained by dividing the per share exercise price for each Landmark option in effect prior to the merger by the option conversion ratio of 0.6275. The option conversion ratio generally reflects the economic value that would have been received by the holder of such option if the option had been exercised prior to the merger. As of April 24, 2018, the date of the merger agreement, there were options to purchase 323,635 shares of Landmark common stock outstanding, which would convert into options to purchase 203,080 shares of NCC common stock.

Q:	What risks should I consider before I vote on the merger proposal?

A:	You should carefully review the section captioned “Risk Factors” beginning on page 20.

Q:	Will NCC stockholders receive any shares or cash as a result of the merger?

A:	No. After the merger, NCC stockholders will continue to own the same number of NCC shares that they owned before the merger and will not receive any shares or cash as a result of the merger.

Q:	What are the federal income tax consequences of the merger to me?

A:

It is a condition to the respective obligations of NCC and Landmark to complete the merger that each party receives a legal opinion from Maynard, Cooper & Gale, P.C. that, for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If, as expected, the merger qualifies as a “reorganization,” a U.S. holder (as defined in “Material United States Federal Income Tax Consequences of the Merger” beginning on page 51 of this proxy statement-prospectus) of Landmark common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for Landmark common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Landmark common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) plus the fair market value of NCC common stock (including the fair market value of any NCC fractional shares treated as received in the merger) over (b) such U.S. holder’s basis in the Landmark common stock exchanged. Under the merger agreement, receipt of the tax opinion may be waived by NCC and Landmark prior to the closing of the merger. However, if receipt of such opinion were waived, Landmark would resolicit its shareholders in the event that any change in the tax consequences were material, and would disclose the reasons for the waiver and the change in tax consequences. Such resolicitation would require an amendment to the registration statement on Form S-4, of which this proxy statement-prospectus is a part. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 51 for additional information.

Q:	When do the parties expect the merger to be completed?

A:

NCC and Landmark are working to complete the merger in the third quarter of 2018, shortly after the special meeting of shareholders of Landmark, assuming that the shareholders of Landmark and all applicable regulators approve the merger and that the other conditions to closing are met. See “The Merger Agreement – Conditions to the Merger” beginning on page 58 for additional information. The parties could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 20 for a discussion of these and other risks relating to the merger.

Q:	Will I be able to sell the NCC common stock that I receive pursuant to the merger?

A:

The NCC common stock issued in the merger will be registered under the Securities Act. NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” Therefore, you will be able to sell or transfer without restriction the shares of NCC common stock that you receive in the merger.

Q:	Are dissenters’ rights available to me in connection with this transaction?

A:

Yes. Shareholders of Landmark have dissenters’ rights in connection with the proposed merger under Georgia law, which provides that a dissenting shareholder is entitled to receive the fair value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute. To perfect dissenters’ rights, you must (i) give Landmark written notice of your intent to dissent from the merger prior to the vote on the merger proposal at the special meeting and (ii) not vote in favor of the merger proposal at the special meeting. Within ten (10) days after the date of the merger, NCC, as the surviving corporation, will deliver a notice to all dissenting shareholders, setting forth the date by which NCC must receive a demand for payment from each dissenting shareholder, which may not be fewer than 30 or more than 60 days after the date of NCC’s notice. Each dissenting shareholder must demand payment and deposit his or her Landmark stock certificates in accordance with the terms of NCC’s notice. You should read carefully the more detailed description of this procedure beginning on page 72, as well as the full text of the relevant statutory provisions, which are attached to this proxy statement-prospectus as Appendix B. NCC’s board of directors may terminate the merger agreement and abandon the merger transaction if the holders of more than 7.5% of the outstanding shares of Landmark common stock exercise dissenters’ rights.

Q:	In addition to the merger proposal, what else am I being asked to vote on?

A:

In addition to the merger proposal, Landmark is soliciting proxies from its shareholders regarding approval of a proposal providing for one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger proposal at the time of the special meeting. The completion of the merger is not conditioned upon the approval of the adjournment proposal.

Q:	What vote is required to adjourn or postpone the special meeting?

A:	The approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter.

Q:	What should I do now?

A:

After carefully reading and considering the information in this proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate otherwise, your proxy will be voted FOR the merger proposal and FOR the adjournment proposal.

Q:	When and where is the special meeting?

A:	The Landmark special meeting will be held at [●], located at [●], on [●], 2018 at [●] a.m., local time.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Landmark common stock at the special meeting will constitute a quorum. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What if I do not vote?

A:

If you do not vote, it will be more difficult for Landmark to obtain the necessary quorum to hold its special meeting. In addition, if you do not vote, it (i) will have the same effect as voting your shares against the merger proposal (but will not be considered a vote against the merger agreement for purposes of perfecting dissenters’ rights) and (ii) will have no effect on the adjournment proposal.

Q:	Can I attend the special meeting and vote in person?

A:

Yes. All record shareholders of Landmark are invited to attend the special meeting. Holders of record of Landmark common stock can vote by proxy or in person at the special meeting. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure that your vote is counted.

Q:	Can I change my vote after I deliver my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do so in three ways. First, you can revoke your proxy by giving written notice of revocation to Landmark’s corporate secretary. Second, you can submit a new properly executed proxy with a later date at or before the special meeting. The latest proxy actually received before the special meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Are there any voting agreements in place between NCC and existing Landmark shareholders?

A:

Yes. At the time of the execution of the merger agreement, each director and certain executive officers of Landmark executed a voting agreement with NCC, in which each such shareholder has agreed, among other things, to vote or cause to be voted all of his or her shares of Landmark common stock (i) in favor of the merger proposal, (ii) against any action or agreement that would result in a breach of any covenant or agreement by Landmark in the merger agreement and (iii) against any other acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger; provided, however, that such voting agreements do not preclude the directors of Landmark from taking action in a manner consistent with their fiduciary duties in their capacity as directors under applicable law. The shareholders who have entered into these agreements held approximately [●]% in the aggregate of Landmark’s outstanding common stock as of [●], 2018, the record date for the special meeting. The obligations of these shareholders will terminate in the event that the merger agreement is terminated for any reason in accordance with its terms, without the merger having been consummated. For further information, see “The Merger Agreement – Voting Agreements.”

Q:	Should I send in my stock certificates now?

A:

No. If the merger is completed, NCC’s exchange agent will send all former shareholders of Landmark written instructions for exchanging their Landmark common stock certificates for the merger consideration that they are entitled to receive. In any event, do not send your stock certificates or evidence of uncertificated shares with your proxy card.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Landmark common stock will not receive any consideration for their shares. Instead, both Landmark and NCC will remain independent companies. In addition, if the merger agreement is terminated under certain circumstances, a termination fee may be required to be paid to NCC by Landmark. See “The Merger Agreement – Termination of the Merger Agreement; Termination Fee” beginning on page 66 for a discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

Landmark Bancshares, Inc.

307 North Marietta Parkway

Marietta, Georgia 30060

Attention: Renee White

(770) 799-5660

A copy of any of the documents incorporated by reference in this proxy statement-prospectus will be provided to you promptly without charge if you call or write to:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

The documents incorporated herein by reference have been previously filed with the SEC. See “Where You Can Find More Information” beginning on page 106.

SUMMARY

This summary is a brief overview of the key aspects of the merger and the issuance of shares of NCC common stock and cash in the merger. This summary only identifies those aspects of the merger that we believe are most significant to you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of NCC common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices included in this proxy statement-prospectus. For more information about NCC, see “Where You Can Find More Information” beginning on page 106. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized. You are urged to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting.

The Companies (See page 74 for NCC and NBC and page 75 for Landmark and First Landmark Bank)

National Commerce Corporation and National Bank of Commerce

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary.

NBC provides a broad array of financial services to businesses, business owners, and professionals. NBC operates seven full-service banking offices in Alabama, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County, 21 full‐service banking offices in Florida (including under the trade names United Legacy Bank, Reunion Bank of Florida, Patriot Bank and FirstAtlantic Bank) and two full‐service banking offices in the Atlanta, Georgia metro area (including under the trade names Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage).

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In January 2018, NCC completed its acquisition of FirstAtlantic Financial Holdings, Inc. (“FirstAtlantic”) and its subsidiary, FirstAtlantic Bank, headquartered in Jacksonville, Florida. As a result of the FirstAtlantic transaction, NCC acquired eight full-service banking offices in the Jacksonville, Florida metro area. On March 20, 2018, NCC entered into a definitive agreement to acquire Premier Community Bank of Florida, a Florida state-chartered bank (“Premier”), headquartered in Bradenton, Florida (the “Premier merger”). The Premier merger remains subject to customary closing conditions, including the receipt of shareholder approval. Assuming the issuance of the maximum possible number of shares in the Premier merger, NCC could issue up to 1,124,975 shares of NCC common stock and pay approximately $2.26 million in cash to holders of Premier common stock and options.

As of March 31, 2018, NCC had total assets of approximately $3.1 billion, total net loans of approximately $2.5 billion, total deposits of approximately $2.6 billion and total shareholders’ equity of approximately $505.7 million.

NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” NCC’s principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

Landmark Bancshares, Inc. and First Landmark Bank

Landmark, a Georgia corporation, is a bank holding company headquartered in Marietta, Georgia. Landmark engages in the business of banking through First Landmark Bank, its wholly owned banking subsidiary. Through First Landmark Bank, a Georgia state-chartered bank, Landmark offers a relationship-driven community banking model to its customers designed to provide a personalized and tailored financial experience.

Landmark operates three full-service banking offices, with its headquarters in Marietta, approximately 20 miles northwest of the city of Atlanta, Georgia, and branch offices in the midtown area of Atlanta and in Sandy Springs, Georgia. In addition, First Landmark Bank has a mortgage loan office in Rome, Georgia, a loan production office in Alpharetta, Georgia, and SBA loan offices in Charlotte, North Carolina and Birmingham, Alabama. Landmark also maintains an operations center in Brookhaven, Georgia. Landmark and First Landmark Bank have no other subsidiaries.

As of March 31, 2018, Landmark had total assets of approximately $572 million, total loans of approximately $470 million, total deposits of approximately $456 million and total shareholders’ equity of approximately $58 million.

Landmark’s principal executive office is located at 307 North Marietta Parkway NE, Marietta, Cobb County, Georgia 30060, and its telephone number is (770) 792-8870. Landmark does not maintain a standalone website, but additional information about Landmark may be found on First Landmark Bank’s website at www.firstlandmark.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

The Merger Agreement (See page 54)

Under the terms of the merger agreement, Landmark will merge with and into NCC, with NCC as the surviving corporation. At the time of the merger of Landmark with and into NCC, First Landmark Bank will merge with and into NBC, with NBC as the surviving bank. Both NCC and NBC will continue their existence under Delaware law and the laws of the United States, respectively, while Landmark and First Landmark Bank will cease to exist as separate corporations; however, subject to applicable laws and non-objection from applicable regulatory authorities, NCC and Landmark intend for the former main office and branches of First Landmark Bank to continue to operate and conduct business as branches of NBC under the trade name “First Landmark Bank, a division of National Bank of Commerce,” as appropriate, for a period of at least two years. The merger agreement is attached to this proxy statement-prospectus as Appendix A and is incorporated into this proxy statement-prospectus by reference. You are encouraged to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.

What You Will Receive in the Merger (See page 54)

If the merger is completed, shareholders of Landmark will receive, for each share of Landmark common stock, (i) 0.5961 shares of NCC common stock, which is referred to herein as the “exchange ratio,” and (ii) $1.33 in cash, without interest. Based on the total number of shares of Landmark common stock outstanding and reserved for issuance under outstanding options as of April 24, 2018, the date of the merger agreement, NCC could issue a maximum of 2,528,367 shares of its common stock in connection with the merger and pay approximately $5.2 million in cash to Landmark shareholders in the aggregate. Based on the closing price for a share of NCC common stock as of [●], 2018, the most recent practicable trading day before the date of this proxy statement-prospectus, the aggregate value of the consideration to be received by Landmark shareholders would be approximately $[●] million. Under these circumstances, following the merger, current Landmark shareholders would own approximately 12.8% of the issued and outstanding common stock of NCC, and approximately 12.1% of the issued and outstanding common stock of NCC if the Premier merger is completed (assuming the issuance of the maximum possible number of shares of NCC common stock in the Premier merger).

While the amount of the cash consideration paid per share will remain $1.33 per share (subject to potential adjustment as provided for in the merger agreement and as described below), the market value of the stock consideration will fluctuate with the market price of NCC common stock.

As described in more detail elsewhere in this proxy statement-prospectus, under the terms of the merger agreement, if the average closing price of NCC common stock over a designated period of time prior to the closing of the merger decreases below certain specified thresholds and other specified conditions are met, the Landmark board of directors would have a right to terminate the merger agreement, unless NCC elects to make a compensating cash payment to Landmark shareholders. For more information regarding these termination rights and the adjustment that may result to the merger consideration, see “The Merger Agreement; Termination of the Merger Agreement; Termination Fee” beginning on page 66.

No fractional shares of NCC common stock will be issued in the merger. Instead, NCC will make a cash payment (without interest) to each shareholder of Landmark who would otherwise receive a fractional share of NCC common stock in an amount determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger.

What Holders of Landmark Stock Options Will Receive (See page 55)

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Landmark common stock will be converted automatically into an option to purchase NCC common stock, at a conversion ratio equal to 0.6275 shares of NCC common stock for each share of Landmark common stock subject to such option. The exercise price for each such option will equal the quotient obtained by dividing the per share exercise price for each Landmark option in effect prior to the merger by the option conversion ratio of 0.6275. The option conversion ratio generally reflects the economic value that would have been received by the holder of such option if the option had been exercised prior to the merger. As of April 24, 2018, the date of the merger agreement, there were 323,635 options to purchase Landmark common stock outstanding, which would convert into 203,080 options to purchase NCC common stock.

Your Expected Tax Treatment as a Result of the Merger (See page 51)

The obligation of NCC and Landmark to complete the merger is conditioned upon the receipt of an opinion from Maynard, Cooper & Gale, P.C. that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger is consummated in accordance with the provisions of the merger agreement and as described herein, without waiver of any conditions to the merger described in the merger agreement or herein, and further assuming the accuracy as of the effective time of the merger of certain assumptions and representations as to factual matters by NCC and Landmark, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, a U.S. holder (as defined in “Material United States Federal Income Tax Consequences of the Merger” beginning on page 51) of Landmark common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for Landmark common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Landmark common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) plus the fair market value of NCC common stock (including the fair market value of any NCC fractional shares treated as received in the merger) over (b) such U.S. holder’s basis in the Landmark common stock exchanged.

The U.S. federal income tax consequences described above may not apply to all holders of Landmark common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.  Under the merger agreement, receipt of the tax opinion may be waived by NCC and Landmark prior to the closing of the merger. However, if receipt of such opinion were waived, Landmark would resolicit its shareholders in the event that any change in the tax consequences were material, and would disclose the reasons for the waiver and the change in tax consequences. Such resolicitation would require an amendment to the registration statement on Form S-4, of which this proxy statement-prospectus is a part. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 51 for additional information.

Dissenters’ Rights (See page 72)

If the merger is completed, shareholders of Landmark who do not vote in favor of the merger and who comply with all of the requirements and procedures required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash. If you exercise and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Georgia law. Failure to adhere strictly to the requirements and procedures of the dissenters’ rights provisions under Georgia law may result in the loss, termination or waiver of a shareholder’s dissenters’ rights. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Pursuant to the merger agreement, if holders of more than 7.5% of the outstanding shares of Landmark exercise dissenters’ rights, the NCC board of directors may terminate the merger agreement and abandon the merger.

A shareholder of Landmark who wishes to exercise dissenters’ rights with respect to the merger must (i) deliver to Landmark, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment if the merger is consummated, (ii) not vote, or cause or permit to be voted, his or her shares of Landmark common stock in favor of the merger proposal and (iii) otherwise comply with the applicable procedural requirements of Georgia law. Failure to vote will not constitute a waiver of a shareholder’s dissenters’ rights under Georgia law; however, if you sign and send in your proxy card and do not indicate how you want to vote on the merger proposal, your proxy will be voted FOR the merger proposal, and you will effectively waive your dissenters’ rights. Therefore, a shareholder who submits a proxy and who also wishes to exercise dissenters’ rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal.

Appendix B includes the relevant provisions of Georgia law regarding these rights. See “Dissenters’ Rights” beginning on page 72 for additional information on how to assert dissenter’s rights. In view of the complexity of the procedures specified under Georgia law, shareholders who wish to pursue dissenters’ rights should promptly consult their legal, financial and tax advisors.

What NCC Stockholders Will Receive (See page 55)

NCC stockholders will not receive any consideration in the merger. After the merger, NCC stockholders will continue to own the same number of NCC shares owned before the merger.

Comparative Stock Prices (See page 28 for NCC and page 29 for Landmark)

NCC

NCC common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” The closing price of NCC common stock on [●], 2018, the most recent practicable date prior to the date of this proxy statement-prospectus, was $[●]. The value of the shares of NCC common stock to be issued in the merger will fluctuate between now and the closing of the merger.

Landmark

Landmark common stock does not currently trade on any securities exchange or interdealer quotation system. The last known sale price for a share of Landmark common stock prior to the date of this proxy statement-prospectus and the April 24, 2018 announcement of the merger was $12.50. Such sale occurred on January 11, 2018.

NCC Dividends (See page 28)

NCC’s board of directors has not declared a dividend since its inception. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time.

NCC’s Reasons for the Merger (See page 36)

NCC’s board of directors considered a number of financial and nonfinancial factors in making its decision to merge with Landmark, including its respect for the ability and integrity of the Landmark board of directors, management and staff. The board of directors of NCC believes that expanding NCC’s operations in the market areas where Landmark operates will provide financial and strategic benefits to NCC and Landmark as a combined company.

Landmark’s Reasons for the Merger (See page 35)

Landmark’s board of directors considered a number of factors, both financial and non-financial in nature, as part of its consideration of the proposed merger with NCC. The board of directors of Landmark believes that the proposed acquisition of Landmark by NCC will provide significant value to the shareholders of Landmark and will benefit the customers and communities served by Landmark.

See “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 35 for additional information.

Opinion of Landmark’s Financial Advisor (See page 37)

In deciding to approve the merger, Landmark’s board of directors considered, among other things, the opinion of its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”). Sandler O’Neill, an investment banking and financial advisory firm, has delivered an opinion to the Landmark board of directors to the effect that, as of April 23, 2018, the merger consideration to be received by the holders of Landmark common stock was fair, from a financial point of view, to the common shareholders of Landmark. The opinion was based on and is subject to the procedures followed, matters considered and the qualifications and limitations described in the opinion and other matters that Sandler O’Neill considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix C. All shareholders of Landmark are urged to read the entire opinion carefully, which describes the procedures followed, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in providing its opinion. See “Proposal No. 1 – The Merger; Opinion of Landmark’s Financial Advisor” beginning on page 37 for additional information.

The Landmark Board of Directors Recommends Shareholder Approval of the Merger Proposal (See page 48)

The Landmark board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of the shareholders of Landmark. The board unanimously recommends that you vote FOR approval of the merger proposal.

Information About the Special Meeting of Shareholders (See page 30)

A special meeting of the shareholders of Landmark will be held on [●], 2018, at [●] a.m., local time. The special meeting will be held at [●], located at [●]. At the special meeting, the shareholders of Landmark will vote on the merger proposal and the other proposals described herein. If the shareholders approve the merger agreement and the conditions to completing the merger are satisfied, the parties expect to complete the merger as soon as practicable after the special meeting. See “The Landmark Special Meeting” beginning on page 30 for additional information.

Quorum and Vote Required at the Special Meeting (See page 30)

Shareholders who own Landmark common stock at the close of business on [●], 2018, the record date, will be entitled to vote at the special meeting. A majority of the issued and outstanding shares of Landmark common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of Landmark common stock issued and outstanding on the record date. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the matter. See “The Landmark Special Meeting – Record Date; Quorum and Vote Required” beginning on page 30 for additional information.

Share Ownership of Management (See page 77 for Landmark)

Landmark

As of the record date for the special meeting, directors and executive officers of Landmark had or shared voting or dispositive power over approximately [●]% of the issued and outstanding Landmark common stock. Landmark’s directors and certain executive officers have entered into written agreements with NCC providing that they will vote the shares over which they have voting power, subject to their fiduciary duties, in favor of the merger proposal. Approval of the merger proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding common stock of Landmark.

The directors and executive officers of NCC do not have or share voting or dispositive power over any of the issued and outstanding shares of Landmark common stock.

NCC

As of the date of this proxy statement-prospectus, directors and executive officers of NCC have or share voting or dispositive power over approximately 13.2% of the issued and outstanding shares of NCC common stock (or 14.0% after giving effect to vested options held by such individuals as of such date).

The directors and executive officers of Landmark do not currently have or share voting or dispositive power over any of the issued and outstanding shares of NCC common stock.

Structure of the Merger (See page 32)

As a result of the merger and the bank merger, Landmark and First Landmark Bank will cease to exist as separate corporations. Subsequent to the merger and the bank merger, and subject to applicable laws and non-objection from applicable regulatory authorities, NCC and Landmark intend to operate the former banking offices of First Landmark Bank as branch offices of NBC under the trade name “First Landmark Bank, a division of National Bank of Commerce” for a period of at least two years.

Regulatory Approvals  (See page 50)

The merger of Landmark with and into NCC will require the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the merger of First Landmark Bank with and into NBC will require the approval of the Office of the Comptroller of the Currency (the “OCC”). In addition, NCC’s acquisition of control of First Landmark Bank through the merger of Landmark with and into NCC must be approved by the Georgia Department of Banking and Finance (the “GDBF”). These regulators will consider, among other factors, the competitive impact of the bank merger, the financial and managerial resources of the parties and the convenience and needs of the communities to be served. As of the date of this proxy statement-prospectus, the parties have applied for and are awaiting the required respective approvals of the proposed transactions. There can be no assurance as to whether such approvals will be received, the timing of such approvals, whether any conditions will be imposed in connection with such approvals, or whether such approvals will be later modified, suspended or revoked.

Conditions to Completing the Merger (See page 58)

The merger will only be completed if certain conditions are met, including the following:

•	approval by shareholders of Landmark of the merger proposal by the required vote;

•	approval of the merger and the transactions contemplated thereby by applicable regulatory authorities;

•

receipt of all third-party consents (other than the regulatory consents described above) necessary to consummate the merger, other than those that would not have a material adverse effect on the party required to obtain the consent if not obtained;

•	receipt by Landmark and NCC of an opinion from Maynard, Cooper & Gale, P.C. that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

the authorization for listing on the Nasdaq Global Select Market of, or the making of arrangements to notify such exchange of the issuance of, the shares of NCC common stock to be issued in the merger;

•	the sale by NBC of $250,000 in aggregate principal amount of subordinated notes issued by Landmark and currently held by NBC, either to Landmark or a third party;

•

the payment by Landmark of all accrued and unpaid interest due and payable under the terms of its subordinated notes, and the receipt by NCC of a written opinion of Landmark’s counsel that the merger is permitted by the terms of the subordinated notes;

•	the redemption by First Landmark Bank of approximately $3,600,000 in aggregate principal amount of outstanding industrial development revenue bonds;

•

the payment by First Landmark Bank of all accrued and unpaid principal and interest due under the terms of the advances and related letters of credit from the Federal Home Loan Bank of Atlanta, and the receipt of all consents and taking of other actions required in connection with NBC’s assumption thereof;

•	the repayment by Landmark of all outstanding indebtedness and the release of all liens on its property;

•	subject to the materiality standards set forth in the merger agreement, the accuracy of the representations and warranties of Landmark and NCC;

•

the absence of a stop order suspending the effectiveness of NCC’s registration statement under the Securities Act and any action, suit, proceeding or investigation for that purpose with respect to the shares of NCC common stock to be issued to shareholders of Landmark; and

•

the absence of an order, decree or injunction enjoining or prohibiting completion of the merger, or the initiation of or known threat of any action or proceeding seeking to restrain consummation of the merger, that renders such transactions impossible or inadvisable in the opinion of either party.

If these and certain other conditions specific to the respective parties are satisfied, NCC and Landmark expect that they will complete the merger in the third quarter of 2018. See “The Merger Agreement – Conditions to the Merger” beginning on page 58 for additional information.

Termination and Termination Fee (See page 66)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail elsewhere in this proxy statement-prospectus. If NCC terminates the merger agreement because Landmark’s board withdraws or changes its recommendation of the merger agreement, cancels the meeting at which the shareholders of Landmark will vote on the merger agreement, allows the acquisition by any person of a majority of Landmark’s outstanding common stock or recommends, approves or announces a transaction for the sale to or merger with an entity other than NCC, or if Landmark terminates the merger agreement because it has received an offer for such an acquisition transaction, then Landmark (or its successor) must pay NCC a termination fee of $4,000,000.

Landmark’s board of directors may terminate the merger agreement if the average closing price of NCC common stock over the ten-day period ending on the fifth business day prior to the effective time of the merger is less than $36.00 and if NCC’s common stock underperforms the Nasdaq Bank Index by more than a specified threshold, unless NCC elects to make a compensating cash payment to Landmark shareholders.

NCC’s board of directors may terminate the merger agreement and abandon the merger if holders of more than 7.5% of the outstanding shares of Landmark common stock exercise dissenters’ rights.

Some of Landmark’s Directors and Executive Officers Have Interests in the Merger that Differ from the Interests of Landmark’s Shareholders Generally (See page 68)

Some of the executive officers and directors of Landmark have interests in the merger that are different from, or in addition to, those of the shareholders of Landmark generally. These interests and arrangements may create potential conflicts of interest. Landmark’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Landmark’s shareholders vote in favor of the merger proposal. These interests include the following:

•

Five employees of Landmark and First Landmark Bank, including certain executive officers, have entered into letter agreements that will terminate their current respective employment agreements and retention agreements upon, and subject to, the closing of the merger, in exchange for a one-time lump sum cash payment.

•

Nine employees of Landmark and First Landmark Bank, including R. Stanley Kryder, Chief Executive Officer of Landmark, and Terrence Y. DeWitt, President and Chief Financial Officer of Landmark, have entered into employment agreements with NBC that will take effect as of the effective date of the merger.

•

Pursuant to the merger agreement, Landmark’s executive officers, along with all full-time employees of First Landmark Bank who become employees of NBC, will be eligible to participate in any benefit plans and arrangements that are made available to NBC full-time employees, which include health and dental insurance, vision insurance, life insurance and short and long-term disability insurance.

•

Under the terms of the merger agreement, NCC has agreed to maintain directors and officers liability insurance for the benefit of Landmark’s directors and officer and to indemnify Landmark’s directors and officers against certain liabilities.

•	The merger agreement provides that one representative of Landmark will join the board of directors of NCC following the merger.

•

NCC has agreed to assume the obligations of First Landmark Bank under a supplemental executive retirement benefits agreement and split-dollar insurance agreement for the benefit of R. Stanley Kryder, as well as a split-dollar insurance agreement for the benefit of Terrence Y. DeWitt.

•

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Landmark common stock will be converted automatically into an option to purchase NCC common stock, at a conversion ratio equal to 0.6275 shares of NCC common stock for each share of Landmark common stock subject to such option. The exercise price for each such option will equal the quotient obtained by dividing the per share exercise price for each Landmark option in effect prior to the merger by the option conversion ratio of 0.6275. The option conversion ratio generally reflects the economic value that would have been received by the holder of such option if the option had been exercised prior to the merger. As of April 24, 2018, the date of the merger agreement, there were 323,635 options to purchase Landmark common stock outstanding.

For a more complete description of these interests, see “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 68.

Employee Benefits of Landmark Employees after the Merger (See page 65)

NCC has agreed to offer to all current employees of Landmark and First Landmark Bank who become NCC or NBC employees as a result of the merger substantially similar employee benefits to those that NCC and NBC offer to employees in similar positions.

Differences in Rights of Shareholders of Landmark after the Merger (See page 91)

Shareholders of Landmark who receive NCC common stock in the merger will become NCC stockholders as a result of the merger. Their rights as stockholders of NCC after the merger will be governed by Delaware law and by NCC’s certificate of incorporation and bylaws. The rights of NCC stockholders are different in certain respects from the rights of shareholders of Landmark. See “Comparison of Rights of NCC Stockholders and Landmark Shareholders” beginning on page 91 for additional information.

Risk Factors (See page 20)

You should consider all of the information contained in or incorporated by reference into this proxy statement-prospectus in deciding how to vote for the proposals presented in the proxy statement-prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 20.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NCC

The following tables set forth selected historical consolidated financial and other data of NCC for the periods and as of the dates indicated. The historical consolidated financial data have been derived in part from NCC’s financial statements and related notes thereto. The information as of and for the three months ended March 31, 2018 and 2017 is unaudited. However, in the opinion of management of NCC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2018 is not necessarily indicative of a full year’s operations. You should read the information set forth below together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NCC’s consolidated financial statements and related notes included in NCC’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. NCC’s Annual Report on Form 10-K for the year ended December 31, 2017 was filed with the SEC on March 9, 2018, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 was filed with the SEC on May 10, 2018. These reports are incorporated by reference in this proxy statement-prospectus. The statement of income data and balance sheet data as of and for the years ended December 31, 2015, 2014 and 2013 are derived from NCC’s audited consolidated financial statements and related notes for those periods, which are not incorporated by reference into this proxy statement-prospectus. The balance sheet data as of March 31, 2018 and 2017 has been derived from unaudited interim condensed consolidated financial statements that are not incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 106.

	SUMMARY CONSOLIDATED FINANCIAL DATA
	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Statement of Income Data
Interest income	$36,320	$24,899	$109,791	$74,563	$54,845	$31,342	$23,312
Interest expense	3,420	2,469	10,367	7,381	4,796	2,869	2,613
Net interest income	32,900	22,430	99,424	67,182	50,049	28,473	20,699
Provision for loan losses	1,318	156	3,894	3,248	1,113	978	-
Gain (loss) on sale of securities	191	-	(91)	-	-	(33)	47
Other noninterest income (1)	4,793	5,440	20,126	13,956	8,459	5,065	5,255
Merger/conversion-related expenses	2,396	387	2,320	479	764	662	257
Other noninterest expense (2)	21,855	18,074	71,199	48,600	39,481	22,791	19,428
Income before income taxes	12,315	9,253	42,046	28,811	17,150	9,074	6,316
Income tax expense	2,776	2,841	13,840	9,394	5,476	3,159	2,310
Deferred tax asset write-down	-	-	6,231	-	-	-	-
Total income tax expense	2,776	2,841	20,071	9,394	5,476	3,159	2,310
Net income before minority interest	9,539	6,412	21,975	19,417	11,674	5,915	4,006
Net income attributable to minority interest	456	493	1,907	1,564	2,069	512	-
Net income to common stockholders	9,083	5,919	20,068	17,853	9,605	5,403	4,006
Balance Sheet (at Period End)
Cash and cash equivalents	$132,825	$318,730	$235,288	$217,293	$212,457	$123,435	$124,136
Total investment securities	169,868	98,390	111,396	99,709	80,863	34,932	47,979
Mortgage loans held-for-sale	21,077	19,517	29,191	15,373	15,020	9,329	7,159
Acquired purchased credit-impaired loans	29,359	22,465	25,696	11,975	12,690	9,077	-
Acquired non-purchased credit-impaired loans	783,556	539,056	538,276	313,399	368,625	143,981	-
Nonacquired loans held for investment (3)	1,531,475	1,153,897	1,455,376	1,076,209	870,471	653,063	582,002
CBI loans (factoring receivables)	136,194	99,317	118,710	83,901	67,628	82,600	-
Total gross loans held for investment	2,480,584	1,814,735	2,138,058	1,485,484	1,319,414	888,721	582,002
Allowance for loan losses	15,839	12,565	14,985	12,113	9,842	9,802	9,119
Total intangibles	174,225	103,519	117,849	52,803	53,474	30,591	-
Total assets	3,113,766	2,445,149	2,737,676	1,950,784	1,763,369	1,138,426	791,781
Total deposits	2,551,517	2,080,307	2,285,831	1,667,710	1,514,458	971,060	678,031
FHLB and other borrowings	7,000	7,000	7,000	7,000	22,000	22,000	22,000
Subordinated debt	24,567	24,513	24,553	24,500	-	-	-
Total liabilities	2,608,040	2,127,727	2,337,718	1,713,740	1,546,733	1,002,265	702,842
Minority interest	7,391	7,427	7,348	7,309	7,372	7,239	-
Common stock	172	129	148	109	108	75	5,730
Total stockholders’ equity	505,726	317,422	399,958	237,044	216,636	136,161	88,939
Tangible common equity	331,044	213,410	281,695	183,866	162,724	105,265	88,939
Selected Performance Ratios
Return on average assets (ROAA) (4)	1.18%	1.00%	0.81%	1.00%	0.72%	0.66%	0.60%
Return on average equity (ROAE)	7.35	7.67	5.65	7.89	5.55	5.55	4.61
Return on average tangible common equity (ROATCE)	11.27	11.45	8.14	10.32	6.96	6.07	4.61
Net interest margin - taxable equivalent	4.80	4.18	4.44	4.15	4.13	3.76	3.27
Efficiency ratio	64.34	66.24	61.50	60.49	68.79	69.93	75.85
Operating efficiency ratio (2)	57.98	64.85	59.56	59.90	67.48	67.96	74.86
Noninterest income / average assets	0.62	0.92	0.81	0.78	0.64	0.62	0.79
Noninterest expense / average assets	3.16	3.11	2.96	2.76	3.03	2.88	2.97
Yield on loans	5.66	5.29	5.40	5.06	5.17	4.68	4.37
Cost of total deposits	0.47	0.40	0.41	0.40	0.39	0.35	0.38

Per Share Outstanding Data
Net earnings per share	$0.53	$0.46	$1.45	$1.64	$1.04	$0.92	$0.70
Diluted net earnings per share	0.52	0.45	1.41	1.61	1.02	0.91	0.69
Common shares outstanding at period end	17,229,043	12,948,778	14,788,436	10,934,541	10,824,969	7,541,541	5,730,114
Weighted average diluted shares	17,612,298	13,283,075	14,193,433	11,093,987	9,395,741	5,960,199	5,764,285
Book value per share	29.35	24.51	27.05	21.68	20.01	18.05	15.52
Tangible book value per share	19.21	16.48	19.05	16.82	15.03	13.96	15.52
Nonperforming Assets
Nonacquired
Nonaccrual loans	$367	$68	$82	$69	$187	$2,276	$3,371
Other real estate and repossessed assets	-	1,849	-	2,068	3,873	823	845
Loans past due 90 days or more and still accruing	723	538	677	581	252	217	-
Total nonacquired nonperforming assets	1,090	2,455	759	2,718	4,312	3,316	4,216
Acquired
Nonaccrual loans	2,412	2,949	2,640	2,768	3,508	2,589	-
Other real estate and repossessed assets	999	-	1,094	-	92	557	-
Loans past due 90 days or more and still accruing	-	-	-	-	-	80	-
Total acquired nonperforming assets	3,411	2,949	3,734	2,768	3,600	3,226	-
Asset Quality Ratios
Nonperforming assets / Assets	0.14%	0.22%	0.16%	0.28%	0.45%	0.57%	0.53%
Nonperforming assets / Loans + OREO + repossessed assets	0.18	0.30	0.21	0.37	0.60	0.73	0.72
Nonacquired nonperforming assets / Nonacquired loans + nonacquired OREO + nonacquired repossessed assets (3)	0.64	0.69	0.05	0.25	0.49	0.51	0.72
Net charge-offs to average loans	0.08	0.14	0.05	0.07	0.11	0.05	0.19
Allowance for loan losses to total loans	0.07	0.21	0.70	0.82	0.75	1.10	1.57
Allowance for loan losses / (Nonacquired nonaccrual loans + nonacquired loans past due 90 days or more and still accruing)	1,453.12	2,073.43	1,974.31	1,863.54	2,241.91	393.18	270.51
Additional Information: Allowance for Loan Losses
Allowance for loan losses excluding CBI loans (factoring receivables)	$15,239	$12,065	$14,985	$12,113	$9,842	$9,802	$9,119
Nonacquired loans held for investment (3)	1,531,475	1,153,897	1,455,376	1,076,209	870,471	653,063	582,002
Allowance for loan losses allocated to CBI loans (factoring receivables)	600	500	600	500	500	955	-
CBI loans (factoring receivables)	136,194	99,317	118,710	83,901	67,628	82,600	-
Capital ratios (at period end)
Tier 1 leverage ratio	10.91%	8.86%	10.89%	9.57%	9.68%	10.68%	12.18%
Tier 1 common capital ratio	12.93	11.06	12.54	11.46	11.18	10.66	14.58
Tier 1 Risk-based capital ratio	12.93	11.06	12.54	11.46	11.18	10.66	14.58
Total Risk-based capital ratio	14.56	13.07	14.37	13.90	11.91	11.75	15.83
Equity / Assets	16.24	12.98	14.61	12.15	12.29	11.96	11.23
Tangible common equity to tangible assets	11.26%	9.11%	10.75	9.69	9.52	9.50	11.23
Composition of Loans Held for Investment
Owner-occupied commercial real estate	$450,276	$299,498	$378,525	$254,099	$215,021	$132,126	$71,790
Non-owner occupied commercial real estate	610,661	429,072	509,764	352,677	294,191	198,658	146,509
Commercial and industrial loans	289,907	195,206	258,577	150,268	171,160	113,788	102,286
Factored commercial receivables	136,194	99,317	118,710	83,901	67,628	82,600	-
Construction, land development and other land loans	257,303	234,861	231,030	155,813	152,862	83,663	58,372
1-4 family	592,392	446,412	508,935	387,342	333,761	221,222	162,091
Multifamily	68,647	50,624	60,054	47,060	31,128	23,420	22,316
Consumer and other	75,204	59,745	72,463	54,324	53,663	33,244	18,638
Deposit Composition
Demand	$711,278	$617,851	$697,144	$429,030	$382,946	$217,643	$128,837
NOW	520,208	345,602	362,266	262,261	202,649	154,816	107,060
Money market and savings	953,692	820,206	951,846	703,289	611,887	392,394	304,071
Retail time	121,789	64,688	63,044	64,073	87,069	74,367	15,979
Jumbo time (5)	244,550	231,960	211,531	209,057	229,907	131,840	122,084
Mortgage Metrics
Total production ($)	$114,850	$130,875	$507,563	$322,909	$281,706	$207,269	$246,649

(1) Excludes securities gains (losses)
(2) Excludes merger/conversion-related expenses
(3) Excludes CBI loans
(4) Net income to common shareholders / average assets
(5) Jumbo time deposits defined as time deposits greater than $100,000

GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Some of the financial measures included in NCC’s selected historical consolidated financial data table and other data are not measures of financial performance recognized by generally accepted accounting principles in the United States (“non-GAAP financial measures”). These non-GAAP financial measures include tangible common equity, tangible book value per share, return on average tangible common equity, efficiency ratio and operating efficiency ratio. NCC’s management uses the non-GAAP financial measures set forth below in its analysis of the company’s performance.

●	“Tangible common equity” is total stockholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

●

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

●	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

●	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common stockholders divided by average tangible common equity.

NCC’s management believes that the measures above, each of which utilizes the concept of tangible common equity rather than total common equity, provide useful information to management and investors because they eliminate the impact of goodwill and other intangible assets created in an acquisition. These measures are commonly used by investors when assessing financial institutions.

●

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

NCC’s management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to NCC’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, management acknowledges that the non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides more detailed analysis of these non-GAAP financial measures:

	NON-GAAP RECONCILIATION
	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Total stockholders’ equity	$505,726	$317,422	$399,958	$237,044	$216,636	$136,161	$88,939
Less: Intangible assets	174,225	103,519	117,849	52,803	53,474	30,591	-
Less: minority interest not included in intangible assets	457	493	414	375	438	305	-
Tangible common equity	$331,044	$213,410	$281,695	$183,866	$162,724	$105,265	$88,939
Common shares outstanding at year end or period end	17,229,043	12,948,778	14,788,436	10,934,541	10,824,969	7,541,541	5,730,114
Tangible book value per share	$19.21	$16.48	$19.05	$16.82	$15.03	$13.96	$15.52
Total assets at end of period	$3,113,766	$2,445,149	$2,737,676	$1,950,784	$1,763,369	$1,138,426	$791,781
Less: Intangible assets	174,225	103,519	117,849	52,803	53,474	30,591	-
Adjusted total assets at end of period	$2,939,541	$2,341,630	2,619,827	1,897,981	1,709,895	1,107,835	791,781
Tangible common equity to tangible assets	11.26%	9.11%	10.75%	9.69%	9.52%	9.50%	11.23%
Total average stockholders’ equity	$500,901	$312,971	$355,378	$226,351	$172,954	$97,326	$86,969
Less: average intangible assets	173,766	103,004	108,638	53,136	34,628	8,244	-
Less: average minority interest not included in intangible assets	326	295	332	264	267	136	-
Average tangible common equity	$326,809	$209,672	$246,408	$172,951	$138,059	$88,946	$86,969
Net income to common stockholders	9,083	5,919	20,068	17,853	9,605	5,403	4,006
Return on average tangible common equity (ROATCE)	11.27%	11.45%	8.14%	10.32%	6.96%	6.07%	4.61%
Efficiency ratio:
Net interest income	$32,900	$22,430	$99,424	$67,182	$50,049	$28,473	$20,699
Total noninterest income	4,984	5,440	20,035	13,956	8,459	5,032	5,302
Less: gain (loss) on sale of securities	191	-	(91)	-	-	(33)	47
Operating revenue	$37,693	$27,870	$119,550	$81,138	$58,508	$33,538	$25,954
Expenses:
Total noninterest expenses	$24,251	$18,461	$73,519	$49,079	$40,245	$23,453	$19,685
Efficiency ratio	64.34%	66.24%	61.50%	60.49%	68.79%	69.93%	75.85%
Operating efficiency ratio:
Net interest income	$32,900	$22,430	$99,424	$67,182	$50,049	$28,473	$20,699
Total noninterest income	4,984	5,440	20,035	13,956	8,459	5,032	5,302
Less: gain (loss) on sale of securities	191	-	(91)	-	-	(33)	47
Operating revenue	$37,693	$27,870	$119,550	$81,138	$58,508	$33,538	$25,954
Expenses:
Total noninterest expenses	$24,251	$18,461	$73,519	$49,079	$40,245	$23,453	$19,685
Less: merger/conversion-related expenses	2,396	387	2,320	479	764	662	257
Adjusted noninterest expenses	$21,855	$18,074	$71,199	$48,600	$39,481	$22,791	$19,428
Operating efficiency ratio	57.98%	64.85%	59.56%	59.90%	67.48%	67.96%	74.86%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LANDMARK

The following tables set forth selected consolidated historical financial and other data for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years ended December 31, 2017 and 2016 have been derived in part from Landmark’s audited financial statements and related notes included with this proxy statement-prospectus. The information as of and for the three months ended March 31, 2018 and 2017 is unaudited. However, in the opinion of management of Landmark, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2018 is not necessarily indicative of a full year’s operations. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Landmark,” Landmark’s audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016 and Landmark’s unaudited consolidated financial statements as of and for the three months ended March 31, 2018 and 2017 included herewith.

SELECTED HISTORICAL FINANCIAL INFORMATION

	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016
Net interest income	$5,762	$4,995	$21,393	$18,518
Noninterest income	716	985	8,392	4,203
Total revenue	6,478	5,980	29,785	22,721
Provision for credit losses	2,010	400	2,500	1,250
Noninterest expense	4,226	3,808	15,737	14,148
Income before income taxes	242	1,772	11,548	7,323
Income tax expense	18	590	4,333	2,483
Net income	224	1,182	7,215	4,840
Performance ratios
Return on average assets	0.16%	0.90%	1.30%	0.96%
Return on average common shareholders’ equity	0.77	4.50	13.09	9.08
Total equity to total assets	10.20	9.86	9.82	9.52
Total average equity to total average assets	10.06	9.87	9.90	10.61
Per common share data
Shares outstanding	3,900,832	3,840,287	3,840,287	3,840,287
Weighted average shares outstanding - basic	3,882,139	3,840,287	3,840,287	4,075,598
Weighted average shares outstanding - diluted	3,942,533	3,894,108	3,906,792	4,125,437
Book value per share	14.96	13.87	15.22	13.49
Diluted earnings per share	0.06	0.30	1.85	1.17
Balance sheet (at period end)
Total loans (including MLHFS)	$469,505	$409,699	$467,990	$381,122
Total assets	571,913	540,077	595,310	544,032
Total deposits	455,448	443,775	477,431	452,118
Total shareholders’ equity	58,351	53,262	58,437	51,792
Average balance sheet
Total loans (including MLHFS)	$469,906	$407,007	$434,375	$351,662
Total assets	580,555	532,037	556,811	502,559
Total deposits	461,807	436,238	451,387	409,839
Total shareholders’ equity	58,394	52,527	55,115	53,299
Asset quality ratios
Allowance for credit losses to period end loans	1.07%	1.32%	1.08%	1.31%
Allowance for credit losses to period end nonperforming loans	14.80	0.70	1.48	1.89
Net charge-offs to average loans	1.79	(0.02)	0.56	0.01
Nonperforming assets to period end loans and foreclosed property	0.31	2.28	0.73	1.13
Capital ratios of bank subsidiary (at period end)
Common Equity Tier 1 Capital Ratio	11.46%	9.79%	11.14%	9.98%
Tier 1 Leverage Ratio	11.00	9.65	10.69	9.29
Tier 1 Risk-based Capital Ratio	11.46	9.79	11.14	9.98
Total Risk-based Capital Ratio	12.41	10.87	12.08	11.03

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2018 and unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2018 and the year ended December 31, 2017 have been prepared to reflect the acquisition by NCC of Landmark through the merger of Landmark with and into NCC after giving effect to the adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements.

The merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their fair value as of the acquisition date, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The summary unaudited pro forma condensed financial statements have been prepared assuming that: (i) the 3,900,832 shares of Landmark common stock outstanding as of March 31, 2018 are issued and outstanding at the effective time of the merger and (ii) options to purchase 323,635 shares of Landmark common stock that were outstanding as of March 31, 2018 remain outstanding at the effective time of the merger. As of March 31, 2018, based on the assumptions described above and a per-share price of $45.00 for NCC common stock (the closing price of NCC common stock on the date of the public announcement of the merger), the value of the transaction would have been approximately $115.2 million.

The unaudited pro forma condensed consolidated balance sheet has been prepared assuming that the transaction was consummated on March 31, 2018. The unaudited pro forma condensed consolidated statement of income has been prepared assuming that the transaction was consummated on January 1, 2017. The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the acquisition been consummated on March 31, 2018 or January 1, 2017, as the case may be, or future results of operations or financial condition. The summary unaudited pro forma condensed financial information is based upon assumptions and adjustments that NCC believes are reasonable. Only such adjustments as have been described in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined. The dollar amounts in the following tables and related notes are in thousands, except share and per share data. The information in the following table is based on, and should be read together with, the historical consolidated financial information that NCC has presented in its prior filings with the SEC and which are incorporated into this proxy statement-prospectus and the historical financial information of Landmark that appears elsewhere in the proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 106 and “Index to Financial Statements of Landmark Bancshares, Inc.” beginning on page F-1.

National Commerce Corporation and Landmark Bancshares, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
As of March 31, 2018
(amounts in thousands)

	Historical		Landmark Pro Forma Adjustments
							Pro Forma
	NCC	Landmark	DR		CR		Combined
Cash and due from banks	$26,683	$2,274	$-		$2,067	g	$18,102
					3,600	h
					5,188	f
Interest-bearing deposits in banks	106,142	9,303	-		-		115,445
Investment securities	169,868	67,377	-		-		237,245
Mortgage loans held for sale	21,077	715	-		-		21,792
Loans	2,480,584	468,790	-		10,782	a	2,938,592
Allowance for loan losses	(15,839)	(5,003)	5,003	a	-		(15,839)
Net loans	2,464,745	463,787	5,003		10,782		2,922,753
Premises and equipment, net	65,500	7,814	-		-		73,314
Accrued interest receivable	7,300	1,799	-		-		9,099
Other investments	12,021	2,320	-		-		14,341
Goodwill	164,257	5,577	62,113	e	5,577	i	226,370
Core deposit intangible assets, net	9,968	923	6,741	b	923	i	16,709
Bank-owned life insurance	42,142	5,736	-		-		47,878
Other real estate	999	-	-		-		999
Deferred taxes	14,834	977	1,764	c	-		17,575
Prepaid expenses and other assets	8,230	3,311	-		-		11,541
Total assets	$3,113,766	$571,913	$75,621		$28,137		$3,733,163

Noninterest-bearing demand	$711,278	$126,944	$-		$-		$838,222
Interest-bearing demand	520,208	64,822	-		-		585,030
Savings and money market	953,692	137,054	-		-		1,090,746
Time	366,339	126,627	-		-		492,966
Total deposits	2,551,517	455,447	-		-		3,006,964

FHLB advances and other borrowings	7,000	43,600	619	j	-		46,381
			3,600	h
Repurchase agreements	-	431	-		-		431
Subordinated debt	24,567	12,595	-		-		37,162
Other liabilities	24,956	1,489	-		-		26,445
Total liabilities	2,608,040	513,562	4,219		-		3,117,383

Common stock	172	21,870	21,870	d	23	f	195
Additional paid-in capital	446,290	26,838	26,838	d	58,351	d	556,321
					51,680	f
Retained earnings	53,072	16,789	16,789	d	-		53,072
Accumulated other comprehensive income	(1,199)	(1,231)	-		1,231	d	(1,199)
Less: Treasury stock		(5,915)	-		5,915	d	-
Total controlling equity	498,335	58,351	65,497		117,200		608,389
Noncontrolling interest	7,391	-	-		-		7,391
Total equity	505,726	58,351	65,497		117,200		615,780
Total liabilities and equity	$3,113,766	$571,913	$69,716		$117,200		$3,733,163

Notes to Pro Forma Balance Sheet Consolidation

1.

National Commerce Corporation (“NCC”) will acquire 100% of the outstanding stock of Landmark Bancshares, Inc. (“Landmark”). For each share of Landmark common stock outstanding, NCC will issue 0.5961 shares of NCC common stock and make a cash payment of $1.33. Additionally, at the time of merger, each issued and outstanding option to purchase Landmark common stock will be converted into an option to purchase NCC common stock at a conversion ratio of 0.6275. At March 31, 2018, Landmark had 323,635 stock options outstanding.

Based on 3,900,832 shares of Landmark common stock outstanding as of March 31, 2018, and assuming that no outstanding Landmark options are exercised prior to the merger, NCC expects to pay approximately $5,188,107 in cash and issue 2,325,286 shares of NCC common stock upon consummation of the merger.

Pursuant to the terms of the merger agreement, NCC intends to assume Landmark’s currently outstanding subordinated debt. As of March 31, 2018, the carrying balance of the subordinated debt was $12,595,000.

2.

Detailed below are the preliminary fair value adjustments and related pro forma adjustments assuming the acquisition was completed on March 31, 2018. These amounts are estimates only and will be refined and based on account balances on the date on which the acquisition is actually completed.

a.     At the date of the acquisition, Landmark’s allowance for loan losses will be eliminated. The total allowance at March 31, 2018 was $5.0 million. NCC will analyze Landmark’s loan portfolio and record the purchased loans at fair value. The portion of this adjustment related to credit will be recorded as non-accretable difference, and the portion related to interest rates and other factors will be recorded as accretable yield. Based on preliminary estimates from diligence performed, the fair value adjustments yield a total discount of $10.8 million, with $2.5 million assigned to loans with evidence of credit deterioration. The book value of these loans at March 31, 2018, was approximately $21.9 million and will be accounted for as purchase credit-impaired loans. These loans were identified during diligence after reviewing current risk ratings, payment history, past due status, loan-to-collateral values, guarantors, debt service coverage ratios, credit scores and other relevant data to support a decline in credit quality since the date of origination.

b.

Based on deposit balances at March 31, 2018, NCC expects to record a core deposit intangible asset of approximately $6.7 million. The recorded intangible will be amortized over seven years using an accelerated method of amortization. The actual amount recorded will vary based on deposit balances at the date on which the acquisition is completed.

c.	This is an estimate of the deferred tax asset recognized as a result of the purchase accounting entries and related fair value adjustments.

d.	Entry to eliminate the equity of Landmark.

e.

Based on current estimates of fair value on Landmark’s March 31, 2018 balance sheet, NCC would record approximately $62.1 million of goodwill. The goodwill will not be amortized, but will be measured for impairment annually (or more frequently if warranted). The unaudited pro forma combined consolidated statement of income projects no goodwill impairment in the first year following the merger. A preliminary calculation is shown in the following table:

Purchase Price	$115,242

Shareholders’ equity of Landmark	58,351
Core deposit intangible asset	6,741
FHLB advance fair value adjustment	619
Merger-related expenses	(2,067)
Eliminate goodwill and core deposit intangible asset from prior acquisition	(6,500)
Eliminate allowance for loan losses	5,003
Adjust loans to fair value	(10,782)
Deferred tax asset	1,764
Adjusted shareholders’ equity of Landmark	53,129

Goodwill	$62,113

f.	Entry to record the purchase price, cash paid and NCC common stock issued to Landmark shareholders.

NCC shares issued	$23
Cash paid to Landmark shareholders	5,188
Assumed stock options	5,416
Additional paid-in capital on shares	104,615
Purchase price	$115,242

g.

Entry to reflect estimated closing costs associated with the transaction paid by Landmark prior to or at closing. This total includes estimated costs for payments related to employment contracts and deferred compensation plans of certain Landmark employees totaling $2.1 million.

h.	Entry to repay Landmark’s industrial development revenue bonds as required by the merger agreement.

i.	Entry to remove intangible assets on Landmark’s balance sheet from a prior acquisition.

j.	Entry to record the estimated fair value of Landmark’s Federal Home Loan Bank (“FHLB”) advances.

The following unaudited pro forma combined condensed statement of income presents the consolidated historical income statements of NCC and Landmark assuming the companies had been combined as of January 1, 2017 on a purchase accounting basis.

National Commerce Corporation and Landmark Bancshares, Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
For the Three Months Ended March 31, 2018
(amounts in thousands, except share and per share data)

	Historical		Landmark
			Pro Forma		Pro Forma
As if combined January 1, 2017	NCC	Landmark	Adjustments		Combined
Interest on and dividends on securities	$1,358	$392	$-		$1,750
Interest and fees on loans	34,423	6,492	310	a	41,225
Interest on federal funds sold and other investments	539	53	-		592
Total interest income	36,320	6,937	310		43,567
Interest on deposits	2,961	770	-		3,731
Interest on borrowed money	459	405	31	c	895
Total interest expense	3,420	1,175	31		4,626
Net interest income	32,900	5,762	279		38,941
Provision for loan losses	1,318	2,010	-		3,328
Net interest income after provision for loan losses	31,582	3,752	279		35,613
Total noninterest income	4,984	716	-		5,700
Total noninterest expenses	24,251	4,226	353	b	28,830
Income before income taxes	12,315	242	(74)		12,483
Provision for income taxes	2,776	18	(19)	d	2,775

Net income before minority interest	9,539	224	(55)		9,708
Net income attributable to minority interest	456	-	-		456
Net income to common stockholders	$9,083	$224	$(55)		$9,252

PER COMMON SHARE
Net income, basic	$0.53	$0.06	$(0.02)		$0.47
Net income, diluted	$0.52	$0.06	$(0.02)		$0.46
Average shares outstanding, basic	17,209,551	3,882,139	2,325,286		19,534,837
Average shares outstanding, diluted	17,612,298	3,942,533	2,361,287		19,973,585

Notes to Pro Forma Unaudited Income Statement Consolidations for the Three Months Ended March 31, 2018

1.

The pro forma income statement assumes that the merger of NCC and Landmark occurred at the beginning of the earliest period presented and that purchase accounting marks were applied to the Landmark balance sheet as of January 1, 2017.

2.	The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair value adjustments.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

c.	Entry to amortize the fair value adjustment on the FHLB advances.

d.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 25.25%.

The following unaudited pro forma combined condensed statement of income presents the consolidated historical income statements of NCC and Landmark assuming the companies had been combined as of January 1, 2017 on a purchase accounting basis.

National Commerce Corporation and Landmark Bancshares, Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 2017
(amounts in thousands, except share and per share data)

	Historical		Landmark
			Pro Forma		Pro Forma
As if combined January 1, 2017	NCC	Landmark	Adjustments		Combined
Interest on and dividends on securities	$3,410	$1,704	$-		$5,114
Interest and fees on loans	104,194	23,426	1,239	a	128,859
Interest on federal funds sold and other investments	2,187	140	-		2,327
Total interest income	109,791	25,270	1,239		136,300
Interest on deposits	8,530	2,793	-		11,323
Interest on borrowed money	1,837	1,084	124	c	3,045
Total interest expense	10,367	3,877	124		14,368
Net interest income	99,424	21,393	1,115		121,932
Provision for loan losses	3,894	2,500	-		6,394
Net interest income after provision for loan losses	95,530	18,893	1,115		115,538
Total noninterest income	20,035	8,392	-		28,427
Total noninterest expenses	73,519	15,738	1,649	b	90,906
Income before income taxes	42,046	11,547	(534)		53,059
Provision for income taxes	20,071	4,333	(203)	d	24,201

Net income before minority interest	21,975	7,214	(331)		28,858
Net income attributable to minority interest	1,907	-	-		1,907
Net income to common stockholders	$20,068	$7,214	$(331)		$26,951

PER COMMON SHARE
Net income, basic	$1.45	$1.88	$(0.14)		$1.67
Net income, diluted	$1.41	$1.85	$(0.14)		$1.63
Average shares outstanding, basic	13,800,595	3,840,287	2,325,286		16,125,881
Average shares outstanding, diluted	14,193,433	3,906,792	2,364,930		16,558,363

Notes to Pro Forma Unaudited Income Statement Consolidations for the Year Ended December 31, 2017

1.

The pro forma income statement assumes that the merger of NCC and Landmark occurred at the beginning of the earliest period presented and that purchase accounting marks were applied to the Landmark balance sheet as of January 1, 2017.

2.	The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair value adjustments.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to amortize the fair value adjustment on the FHLB advances.

c.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

d.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 25.25%.

HISTORICAL AND PRO FORMA PER SHARE DATA FOR NCC AND LANDMARK

The table below shows the book value, dividends and earnings per share for NCC and Landmark on a historical and a pro forma combined basis. The pro forma data was derived by combining historical financial information of NCC and Landmark using the acquisition method of accounting for business combinations. The information in the table below should be read in conjunction with NCC’s historical financial statements and related notes, which are incorporated herein by reference, Landmark’s historical financial statements and related notes, which are included with this proxy statement-prospectus, and the financial data included elsewhere in this proxy statement-prospectus. The pro forma combined information assumes that 2,325,286 shares of NCC common stock will be issued as consideration in the merger (based on 3,900,832 Landmark shares outstanding as of March 31, 2018, multiplied by the exchange ratio of 0.5961, ignoring any resulting fractional shares and rounding down to the nearest whole share). The information in the following table is based on, and should be read together with, the pro forma combined financial information that appears elsewhere in this proxy statement-prospectus, the historical consolidated financial information that NCC has presented in its prior filings with the SEC and that are incorporated into this proxy statement-prospectus and the historical financial information of Landmark that appears elsewhere in the proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 106 and “Index to Financial Statements of Landmark Bancshares, Inc.” beginning on page F-1.

	At or for the quarter ended March 31, 2018	At or for the year ended December 31, 2017
Book value per share:
NCC	$29.35	$27.05
Landmark	$14.96	$15.22
Pro forma combined	$31.49	$27.38
Landmark merger equivalent*	$18.77	$16.32

Dividends declared per share:
NCC	$—	$—
Landmark	$0.06	$0.22
Pro forma combined	$0.01	$0.05
Landmark merger equivalent*	$0.01	$0.03

Basic earnings per share:
NCC	$0.53	$1.45
Landmark	$0.06	$1.88
Pro forma combined	$0.47	$1.67
Landmark merger equivalent*	$0.28	$1.00

Diluted earnings per share:
NCC	$0.52	$1.41
Landmark	$0.06	$1.85
Pro forma combined	$0.46	$1.63
Landmark merger equivalent*	$0.28	$0.97

* Calculated by multiplying the pro forma combined information by the exchange ratio of 0.5961.

The parties expect to incur merger and integration charges as a result of combining the companies but also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn additional revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had the companies been combined as of the dates or for the periods presented.

The market prices of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of completion of the merger. No assurance can be given concerning the market price of NCC common stock before or after the effective date of the merger. Changes in the market price of NCC common stock prior to the completion of the merger will affect the market value of the merger consideration that Landmark shareholders will receive upon completion of the merger.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the heading “A Warning About Forward-Looking Statements,” beginning on page 26, and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by NCC for the year ended December 31, 2017, as updated by other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on approval of the merger agreement.

Because the market price of NCC common stock will fluctuate, Landmark shareholders cannot be sure of the exact market value of the NCC common stock they may receive as merger consideration.

Upon completion of the merger, each share of Landmark common stock will be converted into the right to receive merger consideration consisting of (i) 0.5961 shares of NCC common stock, which is referred to herein as the “exchange ratio,” (ii) $1.33 in cash, without interest, and (iii) any cash, without interest, in lieu of fractional shares, as set forth in the merger agreement. The market value of the NCC common stock constituting a portion of the merger consideration may vary from the closing price of NCC common stock on the date the parties initially announced the merger, on the date that this proxy statement-prospectus was first mailed or delivered to Landmark shareholders, on the date of the special meeting and on the date the merger is completed and thereafter. Any change in the market price of NCC common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of NCC shares. Accordingly, at the time of the special meeting, Landmark shareholders will not know or be able to calculate the exact market value of the NCC common stock constituting the stock portion of the merger consideration that Landmark shareholders may receive upon completion of the merger. However, Landmark’s board of directors may terminate the merger agreement if the average closing price of NCC common stock over a designated period of time immediately prior to the effective time of the merger is less than $36.00 and if NCC’s common stock underperforms the Nasdaq Bank Index by more a specified threshold, unless NCC elects to make a compensating cash payment to Landmark shareholders. Other than a possible compensating adjustment by NCC under these limited circumstances, the merger agreement does not provide for any adjustment to the merger consideration or exchange ratio based on changes in the stock price of NCC.

Upon completion of the merger, holders of Landmark common stock will become holders of NCC common stock. NCC’s business and operations differ in certain important respects from that of Landmark and, accordingly, the results of operations of the combined company and the market price of NCC common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of NCC and Landmark. Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in NCC’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of NCC. You should obtain current market quotations for shares of NCC common stock.

Because there is no public market for Landmark’s common stock, it is difficult to determine the fair value of Landmark’s common stock relative to the shares of NCC common stock to be received in the merger.

The outstanding shares of Landmark’s common stock are privately held and are not traded in any public market. The lack of a public market makes it difficult to determine the fair value of such stock, and, accordingly, the relative value of Landmark’s common stock as compared to NCC’s common stock. Landmark’s board of directors obtained a fairness opinion from its financial advisor prior to the execution of the merger agreement; however, because there is no public market for Landmark’s common stock, such opinion may not be indicative of the true fair value of the shares of Landmark’s common stock.

The fairness opinion obtained by Landmark’s Board of Directors will not be updated before the closing of the merger.

The fairness opinion obtained by Landmark’s board of directors is dated as of April 23, 2018 and speaks only as of that date. Changes in the operations and prospects of Landmark or NCC, general market and economic conditions and other factors that may be beyond the control of Landmark and NCC may alter the value of Landmark or NCC or the price of shares of Landmark common stock or NCC common stock by the time the merger is completed. Sandler O’Neill is not required to update its fairness opinion to take into account any changes since the date thereof. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. To the knowledge of NCC and Landmark, there have been no material changes in NCC’s or Landmark’s operations or performance, or in any of the projections or assumptions provided by NCC and Landmark to Sandler O’Neill. Please refer to the section entitled “Proposal No. 1 – The Merger; Opinion of Landmark’s Financial Advisor” beginning on page 37 for more information. A copy of the fairness opinion is attached as Appendix C to this proxy statement-prospectus.

Combining NBC and First Landmark Bank may be more difficult, costly or time-consuming than expected.

NBC and First Landmark Bank have operated, and, until the completion of the bank merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, a disruption of ongoing business, or inconsistencies in the banks’ respective standards, procedures and policies that would adversely affect the ability of the combined bank to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. If difficulties arise with respect to the integration process, the economic benefits expected to result from the merger might not occur. As with any merger of financial institutions, there also may be business disruptions that cause the combined bank to lose customers or cause customers to move their business to other financial institutions.

The addition of new product lines through the merger may not be successful.

In the course of its merger and acquisition activity, NCC endeavors to incorporate successful lines of business operated by its merger partners. Landmark operates a successful lending program related to loans guaranteed in part by the Small Business Administration, commonly referred to as SBA lending. Historically, NCC has engaged only in a limited amount of SBA lending. Successful SBA lending requires specific expertise and risk management measures, particularly as it relates to the packaging of the guaranteed portion of the loans for sale on the secondary market and to the servicing of the loans. In addition, SBA borrowers tend to be less mature businesses, whose loans may be expected to have a higher default rate than loans made to customers with more established operating and financial histories. If NCC is not able to successfully integrate this product line into its business, the expected benefits of the merger could be impaired, and NCC’s financial condition and results of operation could be adversely affected.

NCC may be unable to retain the services of key officers and employees of Landmark.

The success of most bank mergers is largely dependent on the retention of key personnel of the acquired company. NCC’s operating model of delegating authority to its local market leaders places emphasis on this factor. NCC has endeavored to gain assurances of continued service from key officers of Landmark and First Landmark Bank, including by providing certain incentive compensation and by entering into agreements that restrict the officers’ ability to compete with NCC following a separation of employment. None of these measures, however, guarantee that key officers will remain in the employ of NCC. If NCC loses the services of one or more key officers of Landmark or First Landmark Bank following the merger, the expected benefits of the merger may be impaired.

NBC and First Landmark Bank will be subject to business uncertainties while the merger and bank merger are pending, which could adversely affect the banks’ respective businesses.

Uncertainty about the effect of the bank merger on employees and customers may have an adverse effect on NBC and First Landmark Bank and consequently on the business and stock price of NCC after the merger. Although the banks intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others who do business with the banks to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined bank following the merger. A departure of key employees due to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined bank could adversely affect NCC’s business and the market price of its common stock.

Required regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

The merger of Landmark with and into NCC will require the approval of the Federal Reserve, and the merger of First Landmark Bank with and into NBC will require the approval of the OCC. In addition, NCC’s acquisition of control of First Landmark Bank through the merger of Landmark with and into NCC must be approved by the GDBF. These regulators will consider, among other factors, the competitive impact of the bank merger, the financial and managerial resources of the parties and the convenience and needs of the communities to be served. As of the date of this proxy statement-prospectus, the parties have applied for and are awaiting the required respective approvals of the proposed transactions. There can be no assurance as to whether such approvals will be received, the timing of such approvals, whether any conditions will be imposed in connection with such approvals, or whether such approvals will be later modified, suspended or revoked.

The merger will increase NBC’s exposure to commercial real estate loans.

One of NBC’s significant lines of business is commercial real estate lending, and First Landmark Bank also engages in commercial real estate lending. As of March 31, 2018, NBC’s commercial real estate loan portfolio represented approximately 282% of its total risk-based capital. On a pro forma basis giving effect to the merger and customary purchase accounting marks (and excluding the impact of the pending Premier merger), NBC’s commercial real estate loan portfolio will represent approximately 293% of its total risk-based capital. Given this increased level of exposure, NBC may be more sensitive to negative developments in the commercial real estate markets, particularly in the markets where it operates. In addition, NBC’s regulators will expect it to continue to have increased risk management of the commercial real estate segment of its loan portfolio. As a result, NBC may be required to reduce growth in its commercial real estate lending portfolio or raise additional capital. Either of these actions or negative developments in the commercial real estate market could adversely affect NCC’s business and the market price of its common stock.

The merger agreement limits Landmark’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Landmark’s ability to discuss competing third-party proposals to acquire all or a significant part of Landmark. In addition, Landmark has agreed to pay NCC a fee of $4,000,000 if the transaction is terminated because Landmark decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Landmark from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per-share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per-share price to acquire Landmark than it might otherwise have proposed to pay.

NCC and Landmark may waive one or more of the conditions to the merger without re-soliciting Landmark shareholder approval of the merger proposal.

Each of the conditions to the obligations of NCC and Landmark to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of NCC and Landmark, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of NCC and Landmark will evaluate the materiality of any such waiver in order to determine whether amendment of this proxy statement-prospectus and the re-solicitation of the approval of the merger proposal by Landmark shareholders is necessary. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Landmark’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including approval of the merger proposal by Landmark’s shareholders. Neither NCC nor Landmark can assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost.

If the merger is not consummated by January 19, 2019, either NCC or Landmark may choose not to proceed with the merger.

Either NCC or Landmark may terminate the merger agreement if the merger has not been completed by January 19, 2019 (270 days after the date of the merger agreement), unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.

If the merger is not completed, NCC and Landmark will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of NCC and Landmark has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement-prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, NCC and Landmark would have to recognize these expenses without realizing the expected benefits of the merger.

There is no assurance that NCC will complete the Premier merger transaction.

Like the Landmark merger transaction, the Premier merger is subject to customary conditions to closing, include the receipt of the approval of Premier shareholders. If any conditions to the Premier merger are not satisfied or waived, to the extent permitted by law, the Premier merger will not be completed. In addition, NCC and Premier may terminate their merger agreement under certain circumstances, even if the merger agreement is approved by Premier shareholders. If NCC and Premier do not complete the merger, NCC would not realize any of the expected benefits of having completed the merger. Accordingly, there is no assurance that the Premier merger will be consummated, or if it is, the timing for its completion.

The pro forma condensed combined financial information may not be representative of NCC’s results following the merger.

The unaudited pro forma condensed combined financial information is presented in this proxy statement-prospectus for illustrative purposes only. This pro forma information is not necessarily, and should not be assumed to be, indicative of the financial results that the combined company would have achieved had the companies actually been combined at the beginning of the period presented nor indicative of the financial results that may be achieved in the future. The assets and liabilities of Landmark have been measured at fair value based on various preliminary estimates using assumptions that NCC’s management believes are reasonable. The process for calculating the fair value of acquired assets and assumed liabilities requires the use of estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the closing. See “Summary Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 14.

The unaudited pro forma combined condensed consolidated financial information included in this document is preliminary, and the actual financial condition and results of operations of NCC following completion of the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information included in this document is presented for illustrative purposes only and is not necessarily indicative of what NCC’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Landmark identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of Landmark as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Please see “Summary Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 14 for additional information regarding these financial statements.

Certain directors and executive officers of Landmark have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of Landmark have interests in the merger other than their interests as shareholders. Landmark’s board of directors was aware of these interests at the time that it approved the merger. These interests may cause Landmark’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 68 for additional information.

Landmark shareholders will experience a reduction in their respective percentage ownership interests and effective voting power through their stock ownership in NCC relative to their percentage ownership interest and voting power in Landmark prior to the merger.

If the merger is consummated, based on the number of shares of NCC’s common stock outstanding as of [●], 2018, the most recent practicable date prior to the date of this proxy statement-prospectus, and assuming the issuance of the maximum number of shares of NCC common stock issuable under the terms of the merger agreement, current Landmark shareholders would own approximately 12.8% of NCC’s issued and outstanding common stock, and approximately 12.1% if the Premier merger is completed (assuming the issuance of the maximum possible number of shares in the Premier merger). Accordingly, even if former shareholders of Landmark were to vote as a group, such a group could still be outvoted by NCC’s other stockholders.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of NCC and Landmark of an opinion of Maynard, Cooper & Gale, P.C., dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of NCC and Landmark) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinion to be delivered in connection with the merger will not be binding on the Internal Revenue Service or the courts, and neither NCC nor Landmark intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Landmark shareholder would likely recognize gain or loss on each share of Landmark exchanged for NCC common stock in the amount of the difference between the fair market value of the NCC common stock and cash received by the Landmark shareholder in exchange and the shareholder’s adjusted tax basis in the Landmark shares surrendered.

See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed discussion of the federal income tax consequences of the transaction.

The market price of NCC’s common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices, and times desired.

The trading price of NCC’s common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	actual or anticipated fluctuations in NCC’s operating results, financial condition, or asset quality;

•	market conditions in the broader stock market in general, or in the financial services industry in particular;

•

publication of research reports about NCC, its competitors, or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of NCC’s financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	future issuances of NCC’s common stock or other securities;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving NCC or its competitors;

•	additions or departures of key personnel;

•	trades of large blocks of NCC’s stock;

•	economic and political conditions or events;

•	regulatory developments; and

•	other news, announcements, or disclosures (whether by NCC or others) related to NCC or its competitors or core markets, or the bank and non-bank financial services industries.

These and other factors may cause the market price and demand for NCC’s common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of NCC’s common stock.

NCC has not historically paid dividends to its stockholders and cannot guarantee that it will pay dividends to its stockholders in the future.

The holders of NCC common stock will receive dividends if and when declared by NCC’s board of directors out of legally available funds. NCC’s board of directors has not declared a dividend on NCC common stock since the company’s inception. Any future determination relating to NCC’s dividend policy will be made at the discretion of the board of directors and will depend on a number of factors, including the company’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that NCC’s board of directors may deem relevant.

NCC’s principal business operations are conducted through NBC. Cash available to pay dividends to NCC’s stockholders is derived primarily, if not entirely, from dividends paid by NBC to NCC. The ability of NBC to pay dividends to NCC, as well as NCC’s ability to pay dividends to its stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to NCC or NBC may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.

A future issuance of stock could dilute the value of NCC common stock.

NCC’s certificate of incorporation provides that NCC may issue up to 30,000,000 shares of common stock. As of June 8, 2018, 17,245,827 shares of NCC common stock were issued and outstanding. Those shares outstanding do not include the potential issuance, as of June 8, 2018, of (i) 282,355 shares of NCC common stock subject to issuance upon the exercise of outstanding options and warrants to purchase NCC common stock, (ii) 197,846 shares of NCC common stock potentially issuable pursuant to outstanding performance awards (based on projections of the earned percentages of the respective awards as of such date), (iii) approximately 95,426 shares that have been earned but deferred (and therefore not yet issued) under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors, or (iv) up to 1,124,975 shares that may be issued in the Premier merger. Any future issuance of new shares could cause further dilution in the value of outstanding shares of NCC common stock.

Shares of NCC common stock are not insured deposits and may lose value.

Shares of NCC common stock are not savings or deposit accounts and are not insured by the FDIC or any other agency or private entity. Such shares are subject to investment risk, including the possible loss of some or all of the value of your investment.

The laws that regulate NCC’s and NBC’s operations are designed for the protection of depositors and the public, not NCC’s stockholders.

The federal and state laws and regulations applicable to NCC’s and NBC’s operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the FDIC’s Deposit Insurance Fund and not for the purpose of protecting shareholders. These laws and regulations can materially affect the company’s future business. Laws and regulations now affecting NCC and NBC may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

The shares of NCC common stock to be received by Landmark shareholders as a result of the merger will have different rights from the shares of Landmark common stock.

Upon completion of the merger, Landmark shareholders will become NCC stockholders and their rights as stockholders will be governed by the NCC’s certificate of incorporation and bylaws. In addition, Landmark is incorporated under the laws of the State of Georgia, and NCC is incorporated under the laws of the State of Delaware. The rights associated with Landmark common stock are different from the rights associated with NCC common stock. Please see “Comparison of Rights of NCC Stockholders and Landmark Shareholders” beginning on page 91 for a discussion of the different rights associated with NCC common stock.

NCC’s corporate governance documents, and certain corporate and banking laws applicable to NCC, could make a takeover more difficult.

Certain provisions of NCC’s certificate of incorporation and bylaws, and corporate and federal banking laws, could make it more difficult for a third party to acquire control of NCC or conduct a proxy contest, even if those events were perceived by many of NCC’s stockholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to NCC:

•	empower NCC’s board of directors, without stockholder approval, to issue preferred stock, the terms of which, including voting power, are set by the board;

•	only permit NCC’s board of directors or the chairman thereof to call a special stockholders’ meeting;

•	prohibit the stockholders of NCC from taking any action by written consent without a meeting of stockholders;

•	require at least 120 days’ advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of stockholders; and

•	require prior regulatory application and approval of any transaction involving control of NCC.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which NCC’s stockholders might otherwise receive a premium over the market price of NCC common stock.

Risk Factors Relating to NCC’s and NBC’s Business

NCC is, and will continue to be, subject to the risks described in NCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC, and incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 106.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements.” Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “probably,” “project,” “seek,” “shall,” “should,” “target,” “will” and other similar words and expressions of future intent or the negative version thereof. Forward-looking statements contained in this proxy statement-prospectus are based upon historical performance and on current plans, estimates, and expectations in light of currently available information. The ability of NCC and Landmark to predict results or the actual effect of future plans or strategies is inherently uncertain. The inclusion of this forward-looking information should not be regarded as a representation by NCC, Landmark, or any other person that the future plans, estimates, or expectations contemplated herein will be achieved. Accordingly, you should not place undue reliance on any forward-looking statement. Although NCC and Landmark believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	the costs of integrating NBC’s and First Landmark Bank’s operations, which may be greater than expected;

•	potential adverse effects to the businesses of NBC and First Landmark Bank during the pendency of the merger, such as employee departures;

•	an economic downturn or return of recessionary conditions, especially one affecting our core market areas;

•	the susceptibility of our small to medium-sized business and entrepreneurial customers to downturns in the economy, which could impair their ability to repay their loans;

•	a failure to effectively execute our growth strategy as a result of insufficient capital, competitive factors, changes in banking laws or lack of ability to control costs;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic factors, such as changes in monetary policy and inflation or deflation, which may have an adverse impact on our financial condition;

•	losses resulting from a decline in the credit quality of the assets that we hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

•	changes in demands for new home purchases or mortgage loan refinancings, which could impact our mortgage operations;

•	inadequacies in our allowance for estimated loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

•

inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity at the bank or holding company level resulting from decreased loan repayment rates, lower deposit balances or other factors;

•	potential restraints on the ability of NBC to pay dividends to NCC, which could limit NCC’s liquidity;

•	the loss of our largest loan and depositor relationships;

•	changes in regulations or other occurrences in the transportation and automotive parts and services industry that negatively impact our factoring business, which is concentrated in such industries;

•	the potential impact of fraud on our asset-based lending and factoring products and services;

•	an inability to adequately measure and limit the credit risk associated with our loan portfolio;

•	continued or increasing competition from other financial services providers, many of which are subject to different regulations than we are;

•	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

•	the departure of key members or our management personnel;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	failures or interruptions in our information technology systems;

•	unauthorized access to nonpublic personal information of our customers resulting from cybersecurity breaches or otherwise, which could expose us to litigation or reputational harm;

•	disruptions, security breaches or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	a failure in the internal controls that we have implemented to address the risks inherent to the business of banking;

•	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

•	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings;

•	potential increases in our allowance for loan losses as a result of changes to accounting standards, which could adversely impact our results of operations; and

•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all.

The factors identified above should not be construed as an exhaustive list of factors that could cause actual results to differ materially from those contained in the forward-looking statements and should be read in conjunction with the other cautionary statements that are included in this proxy statement-prospectus, including those discussed under the heading “Risk Factors” beginning on page 20. Furthermore, new risks and uncertainties arise from time to time, and it is impossible to predict those events or how they may affect the assertions contained in any forward-looking statements herein. The forward-looking statements made in this proxy statement-prospectus are made only as of the date of this proxy statement-prospectus. NCC and Landmark do not intend, and undertake no obligation, to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments, changes in assumptions or other factors affecting such statements, or otherwise.

MARKET PRICES OF AND DIVIDENDS ON NCC COMMON STOCK

NCC common stock is listed and trades on the Nasdaq Global Select Market under the symbol “NCOM.” As of June 7, 2018, there were 17,245,827 shares of NCC common stock outstanding and approximately 713 stockholders of record of NCC common stock (exclusive of holders whose shares are held in “street name” through a broker, bank or other nominee). The following table shows, for the indicated periods, the high and low sale prices per share for NCC common stock as reported on the Nasdaq Global Select Market. The closing price for a share of NCC common stock on the Nasdaq Global Select Market on April 24, 2018, which represents the last trade known to NCC’s management prior to the announcement of the proposed merger, was $45.55.

	High	Low
2018
Second Quarter (through June 7, 2018)	$47.35	$41.80
First Quarter	$46.60	$39.80

2017
Fourth Quarter	$43.80	$38.03
Third Quarter	$43.80	$38.05
Second Quarter	$40.00	$35.55
First Quarter	$39.99	$35.00

2016
Fourth Quarter	$38.00	$26.54
Third Quarter	$28.74	$22.32
Second Quarter	$24.50	$21.37
First Quarter	$25.30	$20.50

The payment of dividends by NCC and NBC is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of the boards of directors of NCC and NBC. NCC’s board of directors has not declared a dividend since its inception. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time. No assurances can be given that any dividends on NCC’s common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

MARKET PRICES OF AND DIVIDENDS ON LANDMARK COMMON STOCK

There is currently no established public trading market for shares of Landmark common stock. As a result, any market in Landmark common stock prior to the merger should be characterized as illiquid and irregular. In addition, privately negotiated trades of Landmark common stock occur from time to time without pricing information being made known to Landmark’s management. As of June 7, 2018, Landmark had approximately 405 shareholders of record. The last known sale price for a privately negotiated trade of Landmark common stock of which management of Landmark was aware prior to the date of this proxy statement-prospectus and the April 24, 2018 announcement of the proposed merger was $12.50 per share. Such trade occurred on January 11, 2018. The following table shows, for the indicated periods, the high and low sale prices per share for Landmark common stock to the extent known to Landmark’s management, as well as the dividends declared per share during each of the indicated periods. For quarters where there were no sales of Landmark common stock to management’s knowledge or for which pricing information for any such sales were not reported to Landmark’s management, neither high nor low prices are given.

	High	Low	Dividends
2018
Second Quarter (through June 7, 2018)	—	—	$0.06
First Quarter	$12.50	$12.50	$0.06

2017
Fourth Quarter	—	—	$0.06
Third Quarter	$12.50	$12.25	$0.06
Second Quarter	$12.50	$11.00	$0.05
First Quarter	$12.50	$12.50	$0.05

2016
Fourth Quarter	—	—	$0.05
Third Quarter	$12.50	$12.00	$0.05
Second Quarter	$12.50	$11.00	$0.04
First Quarter	$12.00	$8.00	$0.04

The payment of dividends by Landmark and First Landmark Bank is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of Landmark’s board of directors.

THE LANDMARK SPECIAL MEETING

Purpose

Landmark will hold a special meeting of shareholders on [●], 2018, at [●], located at [●] at [●] a.m. local time. Shareholders of Landmark are receiving this proxy statement-prospectus because on [●], 2018, the record date for the special meeting, they owned shares of the common stock of Landmark, and the board of directors of Landmark is soliciting proxies for the matters to be voted on at the special meeting, as described in more detail below. Each copy of this proxy statement-prospectus is being mailed to holders of Landmark common stock on or about [●], 2018 and is accompanied by a proxy card for use at the special meeting and at any adjournment(s) of the special meeting.

At the special meeting, shareholders of Landmark will consider and vote upon the merger proposal, the adjournment proposal and any other matters that are properly brought before the special meeting, or any adjournments(s) of the special meeting. If you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, you are requested to instruct the proxy holder how to vote your shares in advance of the special meeting in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion. Please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be the same as a vote against the merger proposal, but there will be no effect on the adjournment proposal.

Record Date; Quorum and Vote Required

The record date for the special meeting is [●], 2018. Shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of [●], 2018, there were [●] shares of Landmark common stock issued and outstanding and entitled to vote at the special meeting. The issued and outstanding shares are held by approximately [●] holders of record.

The presence, in person or by proxy, of a majority of the shares of Landmark common stock entitled to vote is necessary to constitute a quorum at the special meeting. Each share of Landmark common stock outstanding on the record date entitles its holder to one vote on the merger proposal, the adjournment proposal and any other proposal that may properly come before the meeting. In order to determine the presence of a quorum at the special meeting, Landmark will also count as present at the special meeting the shares of Landmark common stock present in person but not voting, and the shares of common stock for which Landmark has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions, as described in “The Landmark Special Meeting – Solicitation and Revocation of Proxies” below. On [●], 2018, the record date for the meeting, there were [●] shares of Landmark common stock issued and outstanding. Therefore, at least [●] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Landmark common stock as of the record date for the special meeting. Accordingly, approval of the merger proposal will require the affirmative vote of the holders of at least [●] shares of Landmark common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the matter.

As of the record date for the special meeting, Landmark’s directors and executive officers owned a total of [●] shares, or approximately [●]% of the issued and outstanding shares, of Landmark common stock. The directors and certain executive officers of Landmark have entered into written agreements with NCC requiring them to vote their shares in favor of the merger proposal, except as may be limited by their fiduciary obligations.

Adjournments or Postponements

In accordance with Georgia law, if a quorum is not present or represented at the special meeting, then holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Any signed proxies received by Landmark will be voted in favor of an adjournment or postponement in these circumstances. In addition, shareholders will be asked to approve the adjournment proposal, which provides for one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the proposals at the time of the special meeting. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the special meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting. Any adjournment or postponement of the special meeting will allow shareholders who have already delivered their proxies to revoke them at any time before they are used.

Solicitation and Revocation of Proxies

If you have delivered a signed proxy card for the special meeting, you may revoke it at any time before it is voted by:

•	attending the special meeting and voting in person;

•	giving written notice of your revocation to Landmark’s corporate secretary prior to the date of the special meeting; or

•	submitting a new properly executed proxy that is dated later than your initial proxy.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the special meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal and FOR approval of the adjournment proposal. If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Landmark’s board of directors is not aware of any matter to be presented at the special meeting other than the merger proposal and the adjournment proposal.

Landmark will bear the cost of soliciting proxies from its shareholders. Landmark will solicit shareholder votes by mail, and may also solicit certain shareholders by other means of communication, including by telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so.

How to Vote Your Shares

Please follow the instructions on your enclosed proxy card.

You should not send any stock certificates or evidence of uncertificated shares with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your shares of Landmark common stock after the merger has been completed.

Dissenters’ Rights

Shareholders of Landmark have dissenters’ rights with respect to the merger under applicable law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of the relevant statutes will be entitled to receive payment of the value of their shares in cash, determined in accordance with Georgia law. For more information regarding the exercise of these rights, see “Dissenters’ Rights” beginning on page 72.

Recommendation of the Landmark Board of Directors

Landmark’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Landmark and its shareholders and recommends that you vote FOR approval of the merger proposal and FOR approval of the adjournment proposal.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Landmark’s board of directors, among other things, consulted with its legal advisor, Bryan Cave Leighton Paisner LLP, regarding the legal terms of the merger agreement, and with its financial advisor, Sandler O’Neill, regarding the financial terms of the merger. For a discussion of the factors considered by the board of directors in reaching its conclusion, see, “Proposal No. 1 – The Merger; Background of the Merger” beginning on page 32, and “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 35. You should note that certain of Landmark’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Landmark. See “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 68.

PROPOSAL NO. 1 – THE MERGER

Structure of the Merger

If the merger is completed, Landmark will merge with and into NCC, with NCC surviving the merger. At the same time, and subject to the completion of the merger, First Landmark Bank will merge with and into NBC, with NBC surviving the bank merger. As a result of the merger and the bank merger, Landmark and First Landmark Bank will cease to exist as separate corporations. Subsequent to the merger and the bank merger, and subject to applicable laws and non-objection from applicable regulatory authorities, NCC intends to operate the former banking offices of First Landmark Bank as branch offices of NBC under the trade name “First Landmark Bank, a division of National Bank of Commerce,” for a period of at least two years.

The merger agreement provides that the shareholders of Landmark will receive, for each of their shares of Landmark common stock, (i) 0.5961 shares of NCC common stock and (ii) $1.33 in cash, without interest. In addition, in lieu of any fractional shares of NCC common stock otherwise issuable in accordance with the exchange ratio above, NCC will pay to each former shareholder of Landmark who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger.

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Landmark common stock will be converted automatically into an option to purchase NCC common stock, at a conversion ratio equal to 0.6275 shares of NCC common stock for each share of Landmark common stock subject to such option. The exercise price for each such option will equal the quotient obtained by dividing the per share exercise price for each Landmark option in effect prior to the merger by the option conversion ratio of 0.6275. The option conversion ratio generally reflects the economic value that would have been received by the holder of such option if the option had been exercised prior to the merger. As of April 24, 2018, the date of the merger agreement, there were options to purchase 323,635 shares of Landmark common stock outstanding.

Assuming (i) no holders of Landmark common stock dissent from the merger and (ii) the issuance of the maximum possible number of shares in connection with the merger (including shares issuable upon the exercise of outstanding Landmark options), current Landmark shareholders will own approximately 12.8% of the issued and outstanding common stock of NCC, and approximately 12.1% of the issued and outstanding common stock of NCC if the Premier merger is completed (assuming the issuance of the maximum possible number of shares of NCC common stock in the Premier merger).

Background of the Merger

Landmark’s board of directors and senior management regularly review and assess Landmark’s business strategies and objectives, including strategic opportunities for the potential of business combinations, all with the goal of enhancing value for Landmark shareholders. The strategic discussions have focused on, among other things, an evaluation of potential acquisition targets, an evaluation of potential buyers and partners, the need to grow the asset base of Landmark in order to leverage operating performance and improve the investment return of Landmark shareholders, and an evaluation of the economic and regulatory environment facing financial institutions in general and Landmark in particular. In recent years, the Landmark board has evaluated strategic opportunities for Landmark and had discussions with a number of financial institutions regarding potential combination transactions, although none of the discussions resulted in the entry into a definitive agreement.

Over the past two years, the Landmark board of directors and management has had a number of discussions that included representatives from Sandler O’Neill and other investment banking firms regarding the challenges of the operating environment for financial institutions, the scale needed to operate a more profitable financial institution and pathways for increasing Landmark’s scale, including a potential business combination.  During this time and at the direction of the board of directors, Landmark management held various informal meetings with potential sellers, buyers and partners.

NCC’s board of directors engages in regular assessments of strategic alternatives for maximizing stockholder value. NCC’s objective is to build, through organic growth and acquisitions, a community banking organization of sufficient size to address efficiently the compliance and capital requirements presented by the current regulatory and economic environment, while enhancing stockholder value, expanding product lines and continuing to deliver personalized customer service with local decision-making. NCC’s board of directors and management team believe that a properly executed strategy to acquire well-managed community banks in markets with favorable growth potential can lead to enhanced stockholder value. NCC’s board of directors regularly discusses potential acquisition strategies and targets at its meetings and encourages management’s pursuit of discussions with potential merger partners. As part of its strategic planning, NCC’s management and board identified several attractive markets for potential expansion, either through acquisition or de novo entry by hiring a team of bankers. One such market is the Atlanta, Georgia banking market, due to the vibrant and growing economy in the Atlanta metro area. NCC first entered Atlanta by opening a loan production office in April 2016. With its January 2017 acquisition of Private Bancshares, Inc., NCC acquired two full-service banking offices in the Atlanta market (Buckhead and Decatur), which currently operate as branch offices of NBC using the trade names “Private Bank of Buckhead,” “Private Bank of Decatur” and “PrivatePlus Mortgage.” From time to time, NCC’s executive officers engage in informal, non-binding discussions with potential acquisition candidates in markets of potential interest. In furtherance of this interest, NCC management has met with executives of several Atlanta area banks over the past few years.

NCC management first met R. Stanley Kryder, Landmark’s Chief Executive Officer, and Terrence Y. DeWitt, Landmark’s President and Chief Financial Officer, at a banking industry conference in September 2015, at which Mr. Kryder and Mr. DeWitt shared a dinner table with John H. Holcomb, III, NCC’s Chairman and Chief Executive Officer at that time, Richard Murray, IV, NCC’s President and Chief Operating Officer at that time, and William E. Matthews, V, NCC’s Vice Chairman and Chief Financial Officer. During the meal, they shared information about their respective companies’ histories, markets, business lines and management backgrounds. Subsequent to that meeting, Mr. DeWitt contacted Mr. Matthews to discuss NCC’s in-house mortgage product, and Mr. Matthews connected him with NCC mortgage professionals so they could share information and best practices.

In September 2016, Mr. Matthews and M. Davis Goodson, Jr., NCC’s Executive Vice President and Senior Lender at that time, attended a bank investor conference at which Mr. Kryder and Mr. DeWitt were present. The four visited at lunch and again at a reception, with some further discussion about the respective companies. The parties agreed that it would be productive to continue to stay in touch in order to learn more about one another.

On January 1, 2017, NCC completed its acquisition of Private Bancshares, Inc., providing NBC with two full-service banking offices in the Atlanta, Georgia metro area. In July 2017, NBC’s Birmingham market president at that time, Robert B. Aland, was designated to serve as the Atlanta area market president following the departure of an employee who previously held that role. However, consistent with its operating philosophy, NCC desired to implement local leadership for the Atlanta banking market and began exploring strategic opportunities to do so. In July 2017, Mr. Murray spoke with Mr. Kryder regarding NBC’s leadership team in the Atlanta market and expressed NCC’s interest in talking with Landmark about a potential merger, noting the strategic fit with Landmark’s locations and leadership talent. Mr. Kryder expressed a willingness to learn more about a potential transaction, and the parties agreed to meet in person to further discuss opportunities for their respective institutions to merge.

On September 29, 2017, Messrs. Murray, Matthews and Holcomb traveled to Atlanta for a meeting with Messrs. Kryder and DeWitt. At the meeting, the NCC executives expressed their belief that a merger with Landmark could prove beneficial to both companies, noting the apparent cultural fit between the two companies and NCC’s desire for local leadership in the Atlanta area. Mr. Kryder and Mr. DeWitt agreed that a merger could be of interest to Landmark, but that the Landmark board needed to conduct strategic planning discussions both internally and with its external advisors, which discussions would occur in the fourth quarter of 2017.

In October 2017, Landmark held its annual off-site board strategic planning meeting. Representatives of Sandler O’Neill and Bryan Cave LLP, now Bryan Cave Leighton Paisner LLP (“BCLP”), counsel to Landmark, were present. During the meeting, the board of directors of Landmark discussed and received information regarding current market trends, the operating environment and competitive landscape for banks in the Atlanta, Georgia area, and the board’s fiduciary duties in considering strategic options. The informal consensus of the board at that meeting was that Landmark was nearing a point at which the best strategic option was to consider combining with a larger institution through a merger transaction.

On November 7, 2017, Mr. Aland met with Messrs. Kryder and DeWitt in Atlanta. At the meeting, they discussed the NCC Atlanta franchise, the two corporate cultures, and the opportunities for success in a potential merger between the two companies. Mr. Aland was able to share his extensive experience working as a member the NCC leadership team for many years.

On December 19, 2017, Messrs. Kryder and DeWitt traveled to Birmingham, Alabama to visit with NCC’s executive team. In addition to Messrs. Holcomb, Murray, Matthews and Goodson, they also met with NCC executives John R. Bragg, NCC’s Executive Vice President – Bank Operations, William R. Ireland, Jr., NCC’s Executive Vice President – Chief Risk Management Officer, and W. Evans Quinlivan, NBC’s Alabama Regional and Huntsville Market President. The discussions focused on operating structure, culture, philosophies, and goals. Both parties agreed that there was significant overlap in these important areas, and that potential further discussions would be worthwhile.

Along the way, NCC management updated NCC’s board of directors on the progress of discussions with Landmark, as it regularly does with any potential merger counterparties. On January 16, 2018, the NCC board of directors held its regularly scheduled meeting, at which the NCC executives further updated the board on the status of the discussions.

Following numerous discussions and approval by Landmark’s board of directors, Landmark engaged Sandler O’Neill to represent it in pursuit of a merger transaction on January 18, 2018. Prior to and subsequent to its engagement, Sandler O’Neill advised Landmark on the potential buyer landscape available to Landmark, along with the likely desire and ability of those buyers to execute on a transaction with Landmark and their capacity to pay Landmark a desirable price. Following consideration of those factors as well as the parties with which Landmark would be most likely to execute a successful transaction, Landmark chose to approach two parties regarding a potential merger, NCC and a second party referred to herein as “Party A.”

Party A executed a Nondisclosure Agreement with Landmark on February 7, 2018, and NCC executed a Nondisclosure Agreement with Landmark on February 9, 2018. Each party was provided access to a virtual data room containing information regarding Landmark on February 12, 2018, and each party was provided with a Confidential Information Memorandum with information regarding Landmark on the following day.

As part of the competitive bid process, participants were offered the opportunity to visit Landmark’s offices and meet with Landmark management to conduct further due diligence prior to finalization of indications of interest. On February 20, 2018, Messrs. Murray and Matthews, together with a representative from Stephens Inc., NCC’s financial advisor, traveled to Landmark’s headquarters in Marietta, Georgia, to meet with Messrs. Kryder and DeWitt, and well as Mark Donovan, Landmark’s Chief Credit Officer, and a representative of Sandler O’Neill, Landmark’s financial advisor. The purpose of the meeting was to discuss Landmark’s organizational structure and key team members to allow NCC to better estimate expected cost savings in a potential merger.

Sandler O’Neill provided instructions to each party regarding the terms it should address in submitting an indication of interest to acquire Landmark. On March 1, 2018, Party A indicated that it was no longer pursuing the Landmark transaction and would not be submitting an indication of interest. NCC submitted a non-binding indication of interest letter on March 2, 2018. This letter proposed an acquisition of Landmark using an exchange ratio of 0.6009 or a cash price of $26.50, with the cash component of the transaction comprising 10% of the total consideration. Landmark’s board of directors met on March 8, 2018 with representatives of Sandler O’Neill and BCLP to discuss NCC’s indication of interest. Following discussion, Landmark’s board of directors authorized Sandler O’Neill to contact NCC’s financial advisor to seek certain financial concessions from NCC and authorized Mr. Kryder to execute the non-binding indication of interest if the revised terms were acceptable.

Subsequently, on March 9, 2018, Landmark responded through Sandler O’Neill that Landmark would select NCC as the sole party to enter into full due diligence if NCC would increase the exchange ratio to 0.6275 and expressed no preference for a larger cash component. After internal discussions, NCC agreed to revise its non-binding indication to reflect this higher valuation, reducing the cash component to approximately 5% of the transaction with no shareholder cash/stock election. NCC issued such a revised indication of interest letter on March 12, 2018, and Landmark signed and returned the letter the same day. The parties also executed an Exclusivity Agreement on March 13, 2018.

From March 19 through April 6, 2018, NCC performed due diligence on Landmark, including a review of credit files, compliance, corporate, legal and other documents. Additionally, Messrs. Murray, Matthews and Goodson traveled to Atlanta for meetings on March 21 and March 22. Present at the meetings from Landmark were Messrs. Kryder, DeWitt and Donovan, as well as Landmark’s market executives and business line leaders. At the meetings, Mr. Donovan provided additional information on certain credits and policies, and the NCC representatives discussed the company’s operating strategies and philosophies and plans for the Atlanta market.

On April 3, 2018, Maynard, Cooper & Gale, P.C., counsel to NCC, provided to BCLP an initial draft of the proposed definitive merger agreement, together with drafts of the ancillary agreements, such as the proposed voting agreements between NCC and the directors and certain officers of Landmark. During the ensuing three-week period, the parties and their advisors negotiated the terms of the merger agreement and continued their respective due diligence processes.

On April 9, 2018, Messrs. Kryder, DeWitt and Donovan, together with representatives from BCLP and Sandler O’Neill, traveled to Birmingham to conduct reverse due diligence on NCC, covering matters such as credit, compliance, legal and other operating areas.

On April 18, 2018, the board of directors of Landmark held its regular meeting. Representatives of BCLP and Sandler O’Neill participated in the meeting. Representatives Sandler O’Neill gave a market update, and representatives of BCLP summarized the terms of the merger agreement and related documents, which were fully negotiated, for the Landmark board.

On April 23, 2018, the Landmark board of directors held a special meeting to review and approve the financial terms of the transaction, the definitive agreement and related documents. Certain members of management of Landmark and representatives of BCLP and Sandler O’Neill also attended the meeting. Sandler O’Neill reviewed its financial analyses with respect to NCC, Landmark and the proposed merger. Thereafter, representatives of Sandler O’Neill delivered to the board its opinion to the effect that, as of April 23, 2018, and based on and subject to various assumptions, qualifications and limitations described in the opinion, the merger consideration to be provided under the merger agreement was fair, from a financial point of view, to the holders of Landmark common stock. A representative of BCLP also updated the board of directors on the final terms of the legal agreements and summarized the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and the other factors listed below under “- Reasons for the Merger,” the Landmark board of directors concluded that the proposed merger was fair to and in the best interests of Landmark and its shareholders and unanimously approved the merger agreement in substantially the form presented.

In approving the merger agreement and the merger, in addition to considering the factors described below, the Landmark board was aware of and considered the interests of certain directors and executive officers of Landmark that are different from, or in addition to, those of the shareholders of Landmark generally, including the ownership by certain directors and officers of options to purchase Landmark common stock. See “The Merger Agreement - Interests of Certain Persons in the Merger,” beginning on page 68 and “Security Ownership of Certain Beneficial Owners and Management of Landmark” on page 77.

On April 24, 2018, the NCC board of directors held a special meeting to review and approve the financial terms of the transaction, the definitive agreement and related documents. As part of that meeting, the board reviewed the definitive merger agreement, heard comments thereon from a representative of Maynard, Cooper & Gale, P.C., received reports from management on the due diligence performed and management’s recommendation regarding the merger transaction, received a fairness opinion from Stephens Inc., and then voted on the proposed merger. After hearing these reports, and after deliberation and careful consideration, all members of the NCC board in attendance voted to approve the merger and to authorize management to execute and deliver the merger agreement and related agreements.

Subsequent to the board meetings, the parties executed and delivered the merger agreement and ancillary agreements. The execution of the merger agreement was publicly announced on April 24, 2018.

Reasons for the Merger

The financial and other terms of the merger agreement resulted from arm’s length negotiations between NCC’s and Landmark’s representatives. The following presentation of the information and factors considered by the NCC and Landmark boards of directors and management teams is not intended to be exhaustive but describes several of the material factors that they considered in determining whether to approve the merger agreement and the merger. The NCC and Landmark boards of directors and management teams did not assign any relative or specific weight to these factors, and individual directors or members of management may have given certain factors greater weight than others.

Landmark

In deciding to engage in the merger transaction, Landmark’s management and board of directors considered, among other things, the following:

•

the value of the consideration to be received by Landmark’s shareholders relative to the book value and earnings per share of Landmark common stock, including particularly the relationship between the consideration and Landmark’s tangible book value;

•	information concerning the financial condition, regulatory condition and business prospects of NCC;

•

the financial terms of recent business combinations in the financial services industry, particularly in the Southeast, and a comparison of the multiples of selected combinations with the terms of the proposed transaction with NCC;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the business prospects for Landmark going forward, as projected by management and viewed in light of the changing economic and competitive landscape;

•

the fact that the merger will enable Landmark’s shareholders to exchange their shares of Landmark common stock for shares of NCC common stock and cash, thereby providing a liquidity opportunity to Landmark’s shareholders;

•

the opinion of Sandler O’Neill that the consideration to be received by Landmark’s common shareholders as a result of the merger was fair, from a financial point of view, to such holders, as well as the accompanying financial analysis provided by Sandler O’Neill; and

•	the impact of the merger on First Landmark Bank’s customers, employees, and communities.

The Landmark board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with NCC were likely to outweigh substantially these risks and factors. These risks and potential negative factors included:

•	the lack of control of the Landmark board of directors and Landmark shareholders over the future operations and strategy of the combined company;

•

the fact that certain benefits of the merger depend on the successful operation of NCC in the future, as opposed to selling Landmark entirely for cash, which would deliver all value to Landmark shareholders upon the closing of such a sale; and

•	that, under the merger agreement, Landmark is not permitted to solicit competing proposals for the acquisition of Landmark.

The foregoing presentation of the information and factors considered by the Landmark board of directors is not intended to be exhaustive but describes several of the material factors that the Landmark board of directors considered in determining whether to approve the merger agreement and the merger. The Landmark board of directors did not assign any relative or specific weight to these factors, and individual directors may have given certain factors greater weight than others.

NCC

In deciding to engage in the merger transaction, NCC’s management and board of directors considered, among other things, the following:

•	information concerning the business, operations, earnings, asset quality, and financial condition of Landmark;

•

the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Landmark’s common stock;

•	the ability of Landmark’s operations to contribute to NCC’s earnings after the merger;

•	the recent comparative earnings and financial performance of Landmark and NCC;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the financial terms of such business combinations with the terms of the proposed merger;

•	the market for alternative merger or acquisition transactions in the banking industry and the likelihood of other material strategic transactions;

•

the increased importance of scale in the banking industry and the fact that the merger would increase NCC’s size to approximately $4 billion in total assets and provide NCC’s banking franchise with additional access to a broader base of middle market and small business prospects;

•	the compatibility of Landmark’s management team, strategic objectives, culture and geographic footprint with those of NCC;

•	Landmark’s familiarity with the Atlanta, Georgia banking market, in which NBC currently maintains two branch offices but desires to expand its footprint;

•	the opportunity to leverage the infrastructure of NCC and NBC;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Opinion of Landmark’s Financial Advisor

Landmark retained Sandler O’Neill to act as financial advisor to Landmark’s board of directors in connection with Landmark’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 23, 2018 meeting at which Landmark’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Landmark’s board of directors its oral opinion, which was subsequently confirmed in writing on April 23, 2018, to the effect that, as of such date, the merger consideration to be received by holders of Landmark common stock in the merger was fair to the holders of Landmark common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Landmark common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Landmark’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Landmark as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Landmark common stock and does not address the underlying business decision of Landmark to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Landmark or the effect of any other transaction in which Landmark might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Landmark or NCC, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated April 23, 2018;

•	certain publicly available financial statements and other historical financial information of Landmark that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of NCC that Sandler O’Neill deemed relevant;

•	internal financial projections for Landmark for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Landmark;

•

publicly available consensus mean analyst estimates for NCC for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of NCC;

•

the pro forma financial impact of the merger on NCC based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for Landmark for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter, as provided by the senior management of NCC (or, for purposes of this section, the “Pro Forma Assumptions”);

•

the publicly reported historical price and trading activity for NCC common stock, including a comparison of certain stock market information for NCC common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Landmark and NCC with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Landmark the business, financial condition, results of operations and prospects of Landmark and held similar discussions with certain members of the senior management of NCC and its representatives regarding the business, financial condition, results of operations and prospects of NCC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Landmark or NCC or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Landmark and NCC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Landmark or NCC or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Landmark or NCC. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Landmark or NCC, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Landmark or NCC. Sandler O’Neill assumed, with Landmark’s consent, that the respective allowances for loan losses for both Landmark and NCC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Landmark for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Landmark. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for NCC for the years ending December 31, 2018 through December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of NCC. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of NCC. With respect to the foregoing information, the respective senior managements of Landmark and NCC confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Landmark and NCC, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Landmark or NCC since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Landmark and NCC would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill assumed, with Landmark’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Landmark, NCC or the merger or any related transaction, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Landmark’s consent, Sandler O’Neill relied upon the advice that Landmark received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of NCC common stock at any time or what the value of NCC common stock would be once it is actually received by the holders of Landmark common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Landmark’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Landmark or NCC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Landmark and NCC and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Landmark, NCC and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Landmark’s board of directors at its April 23, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Landmark common shares or the prices at which Landmark common shares or NCC shares may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Landmark’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of Landmark’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiations between Landmark and NCC.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the merger. Pursuant to the terms of the merger agreement, each share of common stock of Landmark outstanding immediately before the effective time, except for certain shares of Landmark common stock as specified in the merger agreement, will be converted into the right to receive (i) an amount of cash equal to $1.33, and (ii) 0.5961 shares of NCC common stock. Based on the closing price of NCC common stock on April 20, 2018 of $45.00 per share and based upon 3,900,832 Landmark common shares outstanding and 323,635 options outstanding with a weighted average exercise price of $11.54, Sandler O’Neill calculated an aggregate implied transaction value of $115.2 million. Based upon historical financial information for Landmark as of or for the last twelve months (“LTM”) ended March 31, 2018, historical financial information for the LTM period adjusted to remove the one-time impact of a $4.228 million gain in Q4 2017 related to the sale of certain real estate and the $247 thousand impairment to Landmark’s deferred tax asset due to corporate tax reform and internal financial projections for Landmark for the year ending December 31, 2018, as provided by the senior management of Landmark, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Value / Landmark Last Twelve Months Earnings:	20.4x
Transaction Value / Landmark Adjusted Last Twelve Months Earnings:	30.0x
Transaction Value / Landmark 2018E Earnings:	17.9x
Transaction Value / Landmark March 31, 2018 Book Value:	197.5%
Transaction Value / Landmark March 31, 2018 Tangible Book Value:	222.2%
Tangible Book Premium (1) / Core Deposits (2):	16.0%
Tangible Book Premium (1) / Core Deposits (3):	18.6%

1)     Defined as aggregate merger consideration less Landmark reported tangible common equity at March 31, 2018

2)     Core deposits defined as total deposits less time deposits greater than $250,000

3)     Core deposits defined as total deposits less time deposits greater than $100,000

Stock Trading History

Sandler O’Neill reviewed the historical stock price performance of NCC common stock for the one-year period ended and the three-year period ended April 20, 2018. Sandler O’Neill then compared the relationship between the stock price performance of NCC’s shares to movements in the NCC Peer Group (as described below) as well as certain stock indices.

NCC One-Year Stock Price Performance
	April 20, 2017	April 20, 2018
NCC	100%	118.7%
NCC Peer Group	100%	115.4%
NASDAQ Bank Index	100%	111.5%
S&P 500 Index	100%	113.3%

NCC Three-Year Stock Price Performance
	April 20, 2015	April 20, 2018
NCC	100%	205.7%
NCC Peer Group	100%	176.7%
NASDAQ Bank Index	100%	152.6%
S&P 500 Index	100%	127.1%

Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for Landmark with a group of financial institutions selected by Sandler O’Neill (the “Landmark Peer Group”). The Landmark Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast region with total assets between $300 million and $1.0 billion, tangible common equity / tangible assets less than 12.00%, return on average assets for the last twelve months greater than 0.00% and nonperforming assets / total assets less than 3.00%, excluding announced merger targets. The Landmark Peer Group consisted of the following companies:

Citizens Holding Co.	HomeTown Bankshares Corp.
Auburn National Bancorp.	Southwest Georgia Financial
Fauquier Bankshares, Inc.	Bank of South Carolina Corp.
Bank of the James Financial Group, Inc.	Carolina Trust BancShares, Inc.

The analysis compared publicly available financial information for Landmark as of or for the twelve months ended December 31, 2017 and preliminary internal financial information provided by Landmark senior management as of or for the quarter ended March 31, 2018 with the corresponding publicly available data for the Landmark Peer Group as of or for the twelve months ended December 31, 2017, with pricing data as of April 20, 2018. The table below sets forth the data for Landmark and the high, low, median and mean data for the Landmark Peer Group.

Landmark Comparable Company Analysis

	Landmark(1)	Landmark(2)	Landmark Peer Group Median	Landmark Peer Group Mean	Landmark Peer Group High	Landmark Peer Group Low
Market Capitalization ($mm)	--	--	74	85	142	53
Price / Tangible Book Value (%)	--	--	135	151	245	128
Price / LTM Earnings per Share (x)	--	--	20.4	22.7	31.9	13.9
Total Assets ($mm)	595	572	588	626	993	407
Loans / Deposits (%)	98.0	103.0	85.3	79.7	102.4	56.3
Tangible Common Equity / Tangible Assets (%)	8.81	9.17	8.66	8.76	10.18	7.14
Tier 1 Leverage Ratio (%)	8.7	9.3	9.2	9.6	11.0	8.8
Total Risk-based Capital Ratio (%)	12.3	12.6	13.1	14.3	18.5	11.1
LTM Return on Average Assets (%)	0.87	0.15	0.48	0.59	1.14	0.10
LTM Return on Average Equity (%)	8.81	1.70	5.38	6.33	11.37	1.36
LTM Net Interest Margin (%)	4.09	4.15	3.66	3.59	4.06	3.01
LTM Efficiency Ratio (%)	61.0	65.2	74.4	70.9	79.3	56.5
Non-performing Assets / Total Assets (%) (3)	1.11	0.40	1.17	1.01	1.68	0.29
Loan Loss Reserve / Loans (%)	1.08	1.07	0.98	1.00	1.42	0.74

1)	Landmark financial data as of and for the LTM ending December 31, 2017 based on publicly available financial information

2)	Landmark financial data as of and for the quarter ending March 31, 2018 based on internal preliminary financial reporting, as provided by the senior management of Landmark

3)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Sandler O’Neill used publicly available information to perform a similar analysis for NCC and a group of financial institutions selected by Sandler O’Neill (the “NCC Peer Group”). The NCC Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast region with total assets between $1.0 billion and $5.0 billion as of December 31, 2017, return on average assets for the last twelve months greater than 0.50% and nonperforming assets / total assets less than 2.00%, excluding announced merger targets. The NCC Peer Group consisted of the following companies.

State Bank Financial Corp.	First Bancshares, Inc.
FB Financial Corp.	Southern First Bancshares, Inc.
Fidelity Southern Corp.	MVB Financial Corp.
City Holding Co.	Community Bankers Trust Corp.
Franklin Financial Network, Inc.	National Bankshares, Inc.
Carolina Financial Corp.	Reliant Bancorp, Inc.
Access National Corp.	Peoples Bancorp of NC, Inc.
First Community Bancshares, Inc.	First Community Corp.
American National Bankshares

The analysis compared financial data for NCC as of or for the twelve months ended December 31, 2017 and preliminary internal financial information provided by NCC management as of or for the quarter ended March 31, 2018 with the corresponding publicly available data for the NCC Peer Group as of or for the twelve months ended December 31, 2017, with pricing data as of April 20, 2018. The table below sets forth the data for NCC and the high, low, median and mean data for the NCC Peer Group.

NCC Comparable Company Analysis

	NCC(1)	NCC(2)	NCC Peer Group Median	NCC Peer Group Mean	NCC Peer Group High	NCC Peer Group Low
Market Capitalization ($mm)	775	775	417	541	1,271	175
Price / Tangible Book Value (%)	242	234	197	204	285	152
Price / LTM Earnings per Share (x)	31.9	22.4	24.5	23.9	31.8	15.0
Price / 2018E Earnings per Share (x)	16.3	16.3	15.2	15.3	17.7	12.4
Price / 2019E Earnings per Share (x)	14.2	14.2	13.3	13.7	15.9	10.9
Dividend Yield (%)	0.0	0.0	1.89	1.65	2.62	0.0
Total Assets ($mm)	2,738	3,114	1,816	2,569	4,959	1,051
Loans / Deposits (%)	93.5	97.2	87.4	86.0	100.4	63.0
Tangible Common Equity / Tangible Assets (%)	10.49	11.26	9.72	9.94	14.31	7.68
Tier 1 Leverage Ratio (%)	10.9	10.9	11.0	10.8	15.4	8.3
Total Risk-based Capital Ratio (%)	14.4	14.6	14.4	14.8	24.5	12.0
LTM Return on Average Assets (%)	0.89	1.18	0.87	0.88	1.37	0.52
LTM Return on Average Equity (%)	6.18	7.35	7.37	7.87	11.24	5.03
LTM Net Interest Margin (%)	4.44	4.80	3.67	3.74	4.70	3.06
LTM Efficiency Ratio (%)	58.1	64.3	60.2	63.1	83.3	51.3
Non-performing Assets / Total Assets (%) (3)	0.14	0.14	0.67	0.71	1.28	0.13
Loan Loss Reserve / Loans (%)	0.69	0.64	0.84	0.87	1.19	0.49

1)	NCC financial data as of and for the LTM ending December 31, 2017 based on publicly available financial information

2)	NCC financial data as of and for the quarter ending March 31, 2018 based on internal preliminary financial reporting, as provided by the senior management of NCC

3)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a group of merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Southeast region and announced between January 1, 2016 and April 20, 2018 with disclosed deal values and target total assets between $400 million and $800 million, tangible common equity / tangible assets greater than 6.00% and nonperforming assets / total assets less than 4.00% (the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a national group of merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2017 and April 20, 2018 with disclosed deal values and target total assets between $400 million and $800 million, tangible common equity / tangible assets greater than 6.00% and nonperforming assets / total assets less than 4.00% (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
FCB Financial Holdings, Inc.	Floridian Community Holdings, Inc.
WesBanco, Inc.	First Sentry Bancshares, Inc.
First Federal Bancorp, MHC	Coastal Banking Company, Inc.
Reliant Bancorp Inc.	Community First, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
SmartFinancial, Inc.	Capstone Bancshares, Inc.
Simmons First National Corporation	Hardeman County Investment Company, Inc.
CenterState Banks, Inc.	Platinum Bank Holding Company
Home BancShares, Inc.	Giant Holdings, Inc.
Equity Bancshares, Inc.	Community First Bancshares, Inc.
First Bancorp	Carolina Bank Holdings, Inc.
Summit Financial Group, Inc.	First Century Bankshares, Inc.
Simmons First National Corporation	Citizens National Bank
State Bank Financial Corporation	NBG Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to book value, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

Landmark / NCC	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction Price / LTM Earnings:	30.0	x	16.6	x	20.0	x	36.4	x	10.8	x
Transaction Price / Book Value:	197%	165%	156%	188%	93%
Transaction Price / Tangible Book Value:	222%	172%	163%	202%	105%
Core Deposit Premium:	18.6% (2) / 16.0	% (1)	7.8%	7.9%	14.1%	0.6%
1-Day Market Premium:	--	20.9%	25.7%	64.4%	9.4%

1)	Core deposits defined as total deposits less time deposits greater than $250,000

2)	Core deposits defined as total deposits less time deposits greater than $100,000

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
BancorpSouth Bank	Icon Capital Corporation
QCR Holdings, Inc.	Springfield Bancshares, Inc.
Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.
HarborOne Bancorp, Inc. (MHC)	Coastway Bancorp, Inc.
Civista Bancshares, Inc.	United Community Bancorp
Heritage Financial Corporation	Premier Commercial Bancorp
First Choice Bancorp	Pacific Commerce Bancorp
Hilltop Holdings Inc.	Bank of River Oaks
Mechanics Bank	Learner Financial Corporation
Mid Penn Bancorp, Inc.	First Priority Financial Corp.
First Foundation Inc.	PBB Bancorp
First Mid-Illinois Bancshares, Inc.	First BancTrust Corporation
Investor group	St. Louis Bancshares, Inc.
FCB Financial Holdings, Inc.	Floridian Community Holdings, Inc.
WesBanco, Inc.	First Sentry Bancshares, Inc.
First Federal Bancorp, MHC	Coastal Banking Company, Inc.
Old Line Bancshares, Inc.	Bay Bancorp, Inc.
Susser Bank Holdings, LLC	BancAffiliated, Inc.
Reliant Bancorp Inc.	Community First, Inc.
Home Bancorp, Inc.	Saint Martin Bancshares, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
Veritex Holdings, Inc.	Liberty Bancshares, Inc.
Heritage Financial Corporation	Puget Sound Bancorp, Inc.
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
Glacier Bancorp, Inc.	Columbine Capital Corporation
SmartFinancial, Inc.	Capstone Bancshares, Inc.
Riverview Financial Corporation	CBT Financial Corporation
Washington Federal, Inc.	Anchor Bancorp
First Busey Corporation	Mid Illinois Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to book value, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

Landmark / NCC	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction Price / LTM Earnings:	30.0	x	23.0	x	24.5	x	44.1	x	9.6	x
Transaction Price / Book Value:	197%	179%	173%	224%	99%
Transaction Price / Tangible Book Value:	222%	185%	184%	239%	99%
Core Deposit Premium:	18.6% (2) / 16.0	% (1)	10.0%	9.6%	15.8%	(0.2%)
1-Day Market Premium:	--	31.1%	36.3%	76.5%	3.0%

1)	Core deposits defined as total deposits less time deposits greater than $250,000

2)	Core deposits defined as total deposits less time deposits greater than $100,000

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value per share of Landmark common stock assuming Landmark performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Landmark. To approximate the terminal value per share of Landmark common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 12.0x to 17.0x and price to December 31, 2022 tangible book value per share multiples ranging from 130% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Landmark common stock. As illustrated in the following tables, the analysis indicated an imputed range of per share values of Landmark common stock of $16.54 to $29.48 when applying multiples of earnings per share and $15.43 to $26.83 when applying multiples of tangible book value per share.

Per Share Earnings Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$21.16	$22.82	$24.49	$26.15	$27.82	$29.48
11.0%	$20.29	$21.88	$23.48	$25.07	$26.67	$28.26
12.0%	$19.46	$20.99	$22.52	$24.04	$25.57	$27.10
13.0%	$18.67	$20.14	$21.60	$23.07	$24.53	$26.00
14.0%	$17.93	$19.33	$20.74	$22.14	$23.55	$24.95
15.0%	$17.22	$18.56	$19.91	$21.26	$22.61	$23.95
16.0%	$16.54	$17.83	$19.13	$20.42	$21.71	$23.01

Per Share Tangible Book Value Multiples

Discount Rate	130%	140%	150%	160%	170%	180%
10.0%	$19.72	$21.14	$22.57	$23.99	$25.41	$26.83
11.0%	$18.91	$20.27	$21.64	$23.00	$24.36	$25.72
12.0%	$18.14	$19.45	$20.75	$22.06	$23.37	$24.67
13.0%	$17.41	$18.66	$19.92	$21.17	$22.42	$23.67
14.0%	$16.72	$17.92	$19.12	$20.32	$21.52	$22.72
15.0%	$16.06	$17.21	$18.36	$19.51	$20.66	$21.81
16.0%	$15.43	$16.53	$17.64	$18.74	$19.85	$20.95

Sandler O’Neill also considered and discussed with the Landmark board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Landmark’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of values per share of Landmark common stock, applying the price to 2022 earnings per share multiples range of 12.0x to 17.0x referred to above and a discount rate of 13.58%.

Per Share Earnings Multiples

Annual Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$14.80	$15.95	$17.09	$18.24	$19.38	$20.52
(10.0%)	$16.52	$17.81	$19.09	$20.38	$21.67	$22.95
0.0%	$18.24	$19.67	$21.10	$22.53	$23.95	$25.38
10.0%	$19.95	$21.52	$23.10	$24.67	$26.24	$27.82
20.0%	$21.67	$23.38	$25.10	$26.81	$28.53	$30.25

Sandler O’Neill also performed an analysis that estimated the net present value per share of NCC common stock assuming that NCC performed in accordance with publicly available consensus mean analyst earnings estimates for NCC for the years ending December 31, 2018 through December 31, 2019, as well as an estimated long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of NCC. To approximate the terminal value per share of NCC common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2022 tangible book value per share multiples ranging from 150% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 11.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NCC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of NCC common stock of $33.52 to $55.25 when applying multiples of earnings per share and $33.05 to $72.13 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
7.0%	$39.90	$42.97	$46.04	$49.11	$52.18	$55.25
8.0%	$38.18	$41.11	$44.05	$46.99	$49.92	$52.86
9.0%	$36.54	$39.35	$42.16	$44.97	$47.78	$50.59
10.0%	$34.99	$37.68	$40.37	$43.06	$45.76	$48.45
11.0%	$33.52	$36.10	$38.67	$41.25	$43.83	$46.41

Tangible Book Value Per Share Multiples

Discount Rate	150%	175%	200%	225%	250%	275%
7.0%	$39.34	$45.90	$52.46	$59.01	$65.57	$72.13
8.0%	$37.64	$43.92	$50.19	$56.46	$62.74	$69.01
9.0%	$36.03	$42.04	$48.04	$54.05	$60.05	$66.06
10.0%	$34.50	$40.25	$46.00	$51.75	$57.50	$63.25
11.0%	$33.05	$38.56	$44.07	$49.57	$55.08	$60.59

Sandler O’Neill also considered and discussed with the Landmark board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming NCC’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for NCC shares, applying the price to 2022 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 8.39%.

Earnings Per Share Multiples

Annual Budget Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(20.0%)	$30.02	$32.33	$34.64	$36.95	$39.26	$41.56
(10.0%)	$33.77	$36.37	$38.97	$41.56	$44.16	$46.76
0.0%	$37.52	$40.41	$43.30	$46.18	$49.07	$51.96
10.0%	$41.28	$44.45	$47.63	$50.80	$53.98	$57.15
20.0%	$45.03	$48.49	$51.96	$55.42	$58.88	$62.35

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the third calendar quarter of 2018. In performing this analysis, Sandler O’Neill utilized the Pro Forma Assumptions, as provided by the senior management of NCC. The analysis indicated that the merger could be accretive to NCC’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022; dilutive to NCC’s estimated tangible book value per share at closing and at December 31, 2018, December 31, 2019 and December 31, 2020 and accretive to NCC’s estimated tangible book value per share at December 31, 2021 and December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the Landmark board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship with Landmark and NCC

Sandler O’Neill acted as financial advisor to Landmark in connection with the merger. Landmark has agreed to pay Sandler O’Neill a transaction fee in an amount equal to (i) 1.20% of the aggregate merger consideration, plus (ii) 2.00% of the amount by which the aggregate merger consideration exceeds $113,500,000, if any. At the time of announcement, based on NCC’s closing stock price of $45.00 as of April 20, 2018, Sandler O’Neill’s transaction fee was approximately $1.4 million of which $200,000 was paid to Sandler O’Neill upon signing of the merger agreement with the balance contingent upon the closing of the merger. Sandler O’Neill also received a $150,000 fee upon rendering its fairness opinion to the Landmark board of directors, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Landmark has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill has provided other investment banking services to Landmark and received fees for such services in the two years preceding the date of its opinion. Most recently, Sandler O’Neill acted as the sole placement agent for Landmark in connection with an offering of subordinated notes, which transaction closed in June 2017. Sandler O’Neill did not provide any investment banking services to NCC in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Landmark, NCC and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of NCC and its affiliates for its own account and for the accounts of its customers.

Certain Landmark Unaudited Prospective Financial Information

Landmark does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Landmark is including in this proxy statement-prospectus certain unaudited prospective financial information that it made available to Sandler O’Neill in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Landmark, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Management of Landmark approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Landmark’s business, all of which are difficult to predict and many of which are beyond Landmark’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Landmark can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Landmark’s business, industry performance, general business and economic conditions, competition, and adverse changes in applicable laws, regulations or rules.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The independent public accountants of Landmark have not, nor have any other independent accountants, compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Landmark can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement-prospectus, similar estimates and assumptions would be used. Landmark does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects Landmark of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on Landmark of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Landmark of any possible failure of the merger to occur.

None of Landmark, Sandler O’Neill, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to Landmark shareholder or other person regarding Landmark’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this proxy statement-prospectus should not be deemed an admission or representation by Landmark that it is viewed as material information of Landmark, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to Sandler O’Neill in connection with the merger.

In light of the foregoing, and considering that the special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Landmark are cautioned not to place unwarranted reliance on such information, and Landmark urges its shareholders to review the financial statements of Landmark and other information contained elsewhere in this proxy statement-prospectus for a description of the business and reported financial results of Landmark.

The following table presents a summary of selected Landmark unaudited prospective financial data as of and for the periods presented:

Dollars in millions, except per share values	As of and for the Years Ending December 31,
	2018	2019	2020	2021	2022
Total Assets	$624	$697	$783	$874	$976
Gross Loans	$511	$572	$641	$718	$804
Total Deposits	$496	$555	$622	$697	$780
Tangible Common Equity	$57	$63	$70	$78	$88
Net Income	$5.6	$7.5	$8.2	$9.4	$10.7
Diluted Earnings Per Share	$1.39	$1.84	$2.03	$2.31	$2.62
Tangible Book Value Per Share	$14.46	$16.12	$17.93	$20.01	$22.36

For purposes of performing its analysis of Landmark on a pro forma basis, NCC management provided Sandler O’Neill with projections of Landmark’s standalone net income for fiscal years 2018 and 2019 of $6.5 million and $8.5 million, respectively. At the direction of NCC management, Sandler O’Neill then used an assumed annual net income growth rate of 10.0% for fiscal years 2020 through 2022.

Certain NCC Projections

Sandler O’Neill used consensus “street estimates” published by FactSet Research Systems, confirmed by management of NCC, for estimated earnings per share (inclusive of the Premier merger) of NCC for fiscal years 2018 and 2019. These estimates were $2.63 and $3.18 per share for fiscal years 2018 and 2019, respectively. At the direction of NCC management, Sandler O’Neill then used an assumed annual earnings per share growth rate of 10.0% for fiscal years 2020 through 2022.

Vote Required

At the special meeting, approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Landmark common stock as of the record date for the special meeting. Abstentions will be treated as present at the meeting for purposes of determining a quorum but will have the same effect as a vote against the merger proposal.

Recommendation of the Landmark Board of Directors

THE LANDMARK BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2 – ADJOURNMENT

General

If the number of shares of Landmark common stock voting FOR approval of the merger proposal at the special meeting is not sufficient to approve the merger proposal at the special meeting, then the persons designated as the proxy holder stated in the proxy card of Landmark intend to move to adjourn the Landmark special meeting in order to enable the Landmark board of directors to solicit additional proxies for approval of the merger proposal, as necessary.

In the adjournment proposal, Landmark is asking its shareholders to grant discretionary authority to the person(s) designated as the proxy holder(s) stated in the proxy card to move to adjourn the special meeting if the number of shares voting for approval of the merger proposal is not sufficient to approve this proposal at the special meeting. If the shareholders of Landmark approve the adjournment proposal, Landmark could adjourn the special meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if Landmark has received proxies representing a sufficient number of votes against the merger proposal, Landmark could adjourn the special meeting without a vote on this proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal. In general, if the Landmark special meeting is adjourned so that the Landmark board can solicit additional proxies to approve the merger proposal, as necessary, Landmark is not required to give any notice of the adjourned meeting other than an announcement at the special meeting of the place, date and time of the adjourned meeting.

Vote Required

At the special meeting, approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter. Abstentions will be treated as present at the meeting for purposes of determining a quorum but will have no effect on the adjournment proposal.

Recommendation of the Landmark Board of Directors

THE LANDMARK BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

REGULATORY AND OTHER REQUIRED APPROVALS

In general, the merger of a bank holding company into another bank holding company requires the approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the Federal Reserve’s Regulation Y. NCC has applied to the Federal Reserve for approval of its proposed merger with Landmark pursuant to a procedure available under Regulation Y for merger proposals by bank holding companies meeting certain requirements. In reviewing the proposed merger, the Federal Reserve will consider the following factors, among other things: (i) competitive factors, such as whether the merger would result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; (ii) the financial and managerial resources of NCC, Landmark and their subsidiaries, and the effect of the proposed transaction on these resources; (iii) the competence, experience and integrity of the officers, directors and principal stockholders of NCC, Landmark and their subsidiaries; (iv) the convenience and needs of the communities to be served; (v) the effectiveness of NCC and Landmark in combatting money laundering activities; and (vi) the extent to which the proposed merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. The application process also includes publication requirements and an opportunity for comment by the public. During that time, interested parties had the opportunity to provide for the consideration of the Federal Reserve comments and protests regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

The merger of a state-chartered bank with and into a national bank requires the approval of the OCC. NBC has filed an Interagency Bank Merger Act Application for approval of the bank merger with the OCC, which is currently pending. In evaluating the proposed bank merger, the OCC will review the transaction under the criteria of the Bank Merger Act and will consider, among other factors, the effect of the bank merger on competition, the financial and managerial resources and future prospects of the banks, the convenience and needs of the communities to be served, the effectiveness of the banks in combating money laundering activities, the percent of the total amount of deposits of insured depositary institutions in the United States that would be controlled by the banks and the risk of the transaction to the stability of the United States banking or financial system. The parties believe that the proposed bank merger is compatible with these regulatory requirements and criteria; however, there can be no assurance that the approval of the OCC will be obtained, that NCC, NBC, Landmark and First Landmark Bank will be able to comply with any required conditions to approval or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined bank after the bank merger.

Following approval of the applications described above, the parties must wait at least 30 days after the date of respective approval (which may be shortened to 15 days) before they may complete the merger. During this waiting period, the United States Department of Justice (the “DOJ”) may object to the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval, unless a court of competent jurisdiction should specifically order otherwise.

Georgia law requires that the approval of the GDBF be obtained in connection with the acquisition of a Georgia state-chartered bank by an out-of-state bank holding company. As a result of the proposed merger of Landmark with and into NCC, NCC will acquire control of First Landmark Bank. Accordingly, NCC has applied for the approval of the GDBF in connection with the proposed transactions.

Although NCC and Landmark believe that the requisite regulatory approvals will be obtained, there can be no assurance regarding the timing of the approval, whether the approval may be obtained on satisfactory terms, whether the approval will be later modified, suspended or revoked (either as a result of a change in the information upon which the regulatory authority relied or otherwise) or the absence of litigation challenging such approval or otherwise. Similarly, there can be no assurance that any state attorney general or other regulatory authority will not attempt to challenge the merger or bank merger on antitrust grounds or for other reasons, or, if such a challenge is made, what the projected result thereof would be. Completion of the merger and the bank merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the bank merger. A regulator’s approval of the merger or the bank merger reflects only its view that that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness, and does not represent an opinion by such regulator that the transaction is financially favorable to the shareholders of either party or that the regulator has considered the adequacy of the terms of the transaction. SUCH APPROVAL IS NOT AN ENDORSEMENT OF, OR RECOMMENDATION FOR, THE MERGER.

NCC, NBC, Landmark and First Landmark Bank are not aware of any regulatory approvals required for completion of the transactions contemplated by the merger agreement other than those described above. Should any other approvals be required, those approvals will be sought, but there can be no assurance that they will be obtained.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of Maynard, Cooper & Gale, P.C. that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinion has been filed as Exhibit 8.1 to the registration statement of which this proxy statement-prospectus is a part. The opinion is based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants, including those contained in representation letters executed by officers of Landmark and NCC that, if incorrect in certain material respects, would jeopardize the conclusions reached by Maynard, Cooper & Gale, P.C. in its opinion. The tax opinion does not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The following section summarizes the anticipated material United States federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of Landmark common stock. The following discussion is based on, and subject to, the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement-prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

This summary only addresses the material United States federal income tax consequences of the merger to the Landmark shareholders that hold Landmark common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all aspects of United States federal income taxation that may be applicable to Landmark shareholders in light of their particular circumstances or to Landmark shareholders subject to special treatment under U.S. federal income tax law, such as:

•	shareholders who are not U.S. holders;

•	pass-through entities or investors in pass-through entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers, banks or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons whose functional currency is not the U.S. dollar;

•	persons who purchased or sell their shares of Landmark common stock as part of a wash sale;

•	shareholders who hold their shares of Landmark common stock as part of a hedge, straddle, constructive sale or conversion transaction; and

•

shareholders who acquired their shares of Landmark common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

U.S. Shareholders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of Landmark common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•

a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Landmark common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The Merger

As a result of the merger, a U.S. holder of Landmark common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for Landmark common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) or (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Landmark common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) plus the fair market value of NCC common stock (including the fair market value of any NCC fractional shares treated as received in the merger) over (b) such holder’s basis in the Landmark common stock exchanged. No loss will be recognized by a U.S. holder on the Landmark common stock surrendered in the merger. If you acquired different blocks of Landmark common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined.

Any recognized gain will generally be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the surrendered Landmark common stock exceeds one year. The aggregate tax basis of the NCC common stock you receive as a result of the merger (including any fractional shares of NCC common stock deemed received) will be the same as your aggregate tax basis in Landmark common stock you surrender in the merger, decreased by the amount of cash you receive that is treated as received in exchange for Landmark common stock (excluding any cash received in lieu of a fractional share of NCC common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain resulting from cash received in lieu of a fractional share of NCC common stock). The holding period of the NCC common stock you receive as a result of the exchange will include the holding period of Landmark common stock you surrendered in the merger.

A U.S. holder of Landmark common stock whose aggregate tax basis in his or her shares of Landmark common stock exceeds the consideration to be received on account of such shares in the merger generally will realize no gain or loss on the cash portion of the merger consideration and will take an aggregate tax basis in the NCC common stock equal to his or her tax basis in the Landmark common stock prior to the merger less the amount of cash received in the merger.

Cash In Lieu of Fractional Shares

If you receive cash in the merger instead of a fractional share interest in NCC common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. This gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of Landmark common stock for more than one year.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences to NCC and Landmark

Neither NCC nor Landmark will recognize taxable gain or loss as a result of the merger.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will be a fully taxable transaction to both Landmark and the shareholders of Landmark. For federal income tax purposes, the merger will be deemed a sale of assets by Landmark followed by a distribution of the sale proceeds by Landmark to its shareholders in complete liquidation of Landmark. Accordingly, Landmark will recognize income, gain, loss, or deduction generally equal to the difference between (i) the sum of the total consideration received in the merger and Landmark’s liabilities deemed assumed, and (ii) Landmark’s adjusted tax basis in its assets. U.S. shareholders will recognize gain or loss measured by the difference between the total consideration received in the merger and such shareholder’s tax basis in the shares of Landmark common stock surrendered in the merger. Each Landmark shareholder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Landmark common stock surrendered in the merger. The aggregate tax basis in the shares of NCC common stock received pursuant to the merger will be equal to the fair market value of such NCC common stock as of the closing date of the merger. The holding period of such shares of NCC common stock will begin on the date immediately following the closing date of the merger.

Rates of Taxation under Current Law

Currently, net long-term capital gains and qualified dividend income are taxed generally at a maximum rate of 20% (for individuals with taxable income of more than $425,800 per year and married individuals filing jointly with taxable income of more than $479,000 per year, or more than $239,500 per year for married individuals filing separately). Landmark shareholders should consult their own tax advisors regarding the availability of the preferential tax rates in light of such shareholders’ particular circumstances. In addition, individuals having net capital gains and qualified dividend income with taxable income that is otherwise subject to tax at rates of 22% to 35% may be taxed at a maximum of 15% on their capital gains and qualified dividend income. Trusts and estates that are otherwise subject to tax on their net long-term capital gains and qualified dividend income also are eligible for the maximum tax rates applicable to these types of income and gain.

Additionally, a holder of Landmark common stock whose investment in such stock is considered a passive activity is subject to a 3.8% Medicare tax on certain net investment income earned by such holder. For this purpose, net investment income generally includes a shareholder’s allocable share of income and gain realized by a shareholder from a sale of stock, including gain recognized with respect to Landmark common stock in connection with the merger. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases). Holders of Landmark common stock should consult their tax advisors as to whether their investment in Landmark common stock is considered to be a passive activity.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain provisions of the merger agreement. It is not intended to include every term of the merger, but rather addresses only certain significant aspects of the merger. This discussion is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this proxy statement-prospectus as Appendix A, and incorporated herein by reference. You are urged to carefully read the merger agreement in its entirety, as well as the discussion in this document.

General; Effect of the Merger; Business and Operations after the Merger

If the shareholders of Landmark approve the merger proposal and the other conditions to the consummation of the merger are satisfied, Landmark will merge with and into NCC, NCC will be the surviving corporation in the merger and Landmark will cease to exist as a separate entity. At the effective time of the merger:

•	the certificate of incorporation and bylaws of NCC in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation;

•

the directors of NCC as the surviving corporation in the merger will be the directors of NCC immediately prior to the effective time of the merger, with the addition to NCC’s board of a current director of Landmark selected by NCC and approved by Landmark; and

•

all rights, franchises and interests of Landmark and NCC in and to every type of property will be vested in NCC as the surviving corporation, and all liabilities and obligations of Landmark and NCC will be deemed to have been assumed by NCC as the surviving corporation.

At the time of the merger, First Landmark Bank will be merged with and into NBC, with NBC as the surviving bank. Subject to applicable laws and non-objection from applicable regulatory authorities, NCC and Landmark intend for the former banking offices of First Landmark Bank to continue to operate and conduct business under the trade name “First Landmark Bank, a division of National Bank of Commerce,” for a period of at least two years.

Merger Consideration

Shareholders of Landmark will receive, for each of their shares of Landmark common stock, (i) 0.5961 shares of NCC common stock, plus (ii) $1.33 in cash, without interest, plus (iii) any cash, without interest, in lieu of fractional shares, as set forth in the merger agreement.

No fractional shares of NCC common stock will be issued in connection with the merger. Instead, NCC will make a cash payment (without interest), to each shareholder of Landmark who would otherwise receive a fractional share of NCC common stock in an amount determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. The amount of cash available for cash payments in lieu of fractional shares will not affect, and will not be affected by, the total cash amount described above.

Surrender of Landmark Common Stock

At the effective time of the merger, shareholders of Landmark who will receive NCC common stock in the merger will automatically become entitled to all of the rights and privileges afforded to NCC shareholders as of that time; however, because NCC common stock is issued in “book entry” form only, former shareholders of Landmark will not receive a physical certificate representing shares of NCC common stock in exchange for their Landmark stock certificates or other current evidence of ownership. Shareholders of Landmark will be entitled to receipt of cash upon the surrender of their Landmark stock certificates or documentation evidencing the transfer and surrender of uncertificated shares of Landmark common stock. Broadridge Corporate Issuer Solutions, Inc. (the “Exchange Agent”) will serve as exchange agent for the merger. At or before the effective time of the merger agreement, NCC will deposit with the Exchange Agent a sufficient amount of cash to cover the aggregate per share cash consideration payable under the merger agreement, and NCC will instruct the exchange agent to pay such consideration timely in accordance with the merger agreement. Within five business days after the effective date of the merger, NCC will send or cause to be sent to all former shareholders of Landmark (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging their Landmark stock certificates, documentation evidencing the transfer and surrender of uncertificated shares and applicable equity award agreements for the merger consideration to which they are entitled. Each Landmark stock certificate issued and outstanding immediately prior to the effective time of the merger as well as applicable equity award agreements, will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when the certificates are actually exchanged. You should not send in your Landmark stock certificate(s) or other evidence of ownership until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificate(s) or other evidence of ownership with your proxy card.

Beginning on the date that is six months after the effective date of the merger, NCC will delay paying former shareholders of Landmark who become holders of NCC common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of NCC common stock, until such time as they have surrendered their certificates or other documentation evidencing their Landmark common stock, at which time NCC will pay any such dividends or other distributions without interest. When the exchange agent receives your stock certificate(s) or the documentation evidencing the transfer and surrender of uncertificated shares of Landmark common stock, as applicable, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of a record of the book entry of shares of NCC common stock that have been issued to you (together with any withheld dividends or other distributions, but without interest thereon) and any cash payments due for cash elections or in lieu of fractional shares, in each case without interest.

Shareholders who cannot locate their stock certificates or other evidence of ownership may receive the merger consideration to which they are otherwise entitled upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such stock certificate or other evidence of ownership has been lost, wrongfully taken or destroyed; (b) such security or indemnity to be procured at the shareholder’s sole expense as may be reasonably requested by NCC or its exchange agent to indemnify and hold NCC and the exchange agent harmless; and (c) evidence satisfactory to NCC that such person is the owner of the shares represented by each certificate or other evidence of ownership claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present the certificate or other evidence of ownership for exchange pursuant to the merger agreement.

Effect of the Merger on NCC Common Stock

Each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger will continue to be an issued and outstanding share of NCC common stock from and after the effective time of the merger.

Dissenters’ Rights

Holders of shares of Landmark common stock who properly elect to exercise the dissenters’ rights available to them under Georgia law will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his, her or its pro rata portion of the merger consideration. See “Dissenters’ Rights” beginning on page 72 and Appendix B for additional information.

Shareholders of Landmark should be aware that the merger agreement may be terminated by NCC’s board of directors if holders of more than 7.5% of the outstanding shares of Landmark common stock exercise dissenters’ rights. See “Termination of the Merger Agreement; Termination Fee” below.

Effect of the Merger on Landmark Options

As of April 24, 2018, the date of the merger agreement, Landmark had outstanding options to purchase 323,635 shares of Landmark common stock at a weighted average exercise price of $11.54 per share. The merger agreement provides that each outstanding and unexercised option to purchase shares of Landmark common stock will cease to represent an option to purchase Landmark common stock and will be converted automatically into an option to purchase NCC common stock, and NCC will assume Landmark’s equity incentive plans and each Landmark stock option subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger; provided, however, that after the effective time of the merger:

•

the number of shares of NCC common stock purchasable upon exercise of each Landmark option will equal the product of (A) the number of shares of Landmark common stock that were purchasable under the Landmark option immediately before the effective time of the merger and (B) the option conversion ratio of 0.6275, rounded down to the nearest whole share; and

•

the per share exercise price for each Landmark option will equal the quotient obtained by dividing (A) the per share exercise price of the Landmark option in effect immediately before the effective time of the merger by (B) the option conversion ratio of 0.6275, rounded up to the nearest cent.

The merger agreement provides that, as soon as practicable after the effective time of the merger, NCC will file a registration statement with the SEC with respect to the shares of NCC common stock subject to be issued upon the exercise of converted Landmark options.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger proposal is approved by Landmark’s shareholders;

•	all required regulatory consents and approvals are obtained; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived. See “Conditions to the Merger” below.

If all of these conditions are met, the closing of the merger will occur on the last business day of the month in which all of the closing conditions are satisfied or waived, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and Landmark.

Representations and Warranties in the Merger Agreement

The merger agreement contains generally customary representations and warranties of Landmark, on the one hand, and of NCC, on the other hand, relating to their respective businesses. The representations and warranties of each of Landmark and NCC were made solely for the benefit of the other. The assertions embodied in those representations and warranties are modified or qualified by information in confidential disclosure schedules that the parties have exchanged in connection with their execution of the merger agreement on April 24, 2018. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Landmark and NCC.

Additionally, the representations and warranties of the parties that are contained in the merger agreement were made only as of the date of the merger agreement or such other date as is specified therein and will not survive the effective time of the merger, except for those that by their terms apply in whole or in part after the effective time.

Landmark’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	organization, standing and power;

•	authority; no breach by agreement;

•	capitalization;

•	indebtedness;

•	subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	tax matters;

•	loan portfolio;

•	assets; real property; insurance;

•	environmental matters;

•	compliance with laws;

•	labor relations; employees;

•	employee benefit plans;

•	material contracts;

•	legal proceedings;

•	reports;

•	statements true and correct;

•	regulatory approvals;

•	offices;

•	data processing systems;

•	intellectual property;

•	activities;

•	financial advisor;

•	regulatory capital;

•	opinion of counsel;

•	repurchase agreements; derivatives; securitizations;

•	antitakeover provisions;

•	transactions with management;

•	absence of certain business practices;

•	information privacy; data security;

•	deposits;

•	accounting controls;

•	corporate records;

•	no broker-dealer; and

•	registration obligations.

NCC’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	organization, standing and power;

•	authority; no breach by agreement;

•	capital stock;

•	reports and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with laws;

•	material contracts;

•	legal proceedings;

•	statements true and correct;

•	tax matters;

•	regulatory approvals;

•	Securities Act and Exchange Act compliance;

•	regulatory capital;

•	opinion of counsel; and

•	financial advisor.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are able to be waived) in order to complete the merger. The respective obligations of each party to complete the merger are subject to the fulfillment or waiver of the following, among other things:

•	approval by Landmark’s shareholders of the merger agreement by the required vote;

•	approval of the merger and the bank merger by the Federal Reserve, the OCC and the GDBF;

•	receipt of all third-party consents necessary to consummate the merger and the bank merger, other than those that would not have a material adverse effect on the party required to obtain the consent;

•

the absence of (i) any law or order by a regulatory authority or court of competent jurisdiction prohibiting, restricting or making illegal the merger or bank merger or (ii) any threatened or pending action or proceeding by any person that, in the opinion of the NCC or Landmark board of directors, renders the consummation of the merger or bank merger impossible or inadvisable;

•

the receipt of a favorable tax opinion from Maynard, Cooper & Gale, P.C. that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that the share exchange will not give rise to gain or loss to Landmark shareholders (except to the extent of any cash received), and that neither Landmark nor NCC will recognize gain or loss as a consequence of the merger, subject to certain possible exceptions;

•

this registration statement on Form S-4 shall have been declared effective under the Securities Act by the SEC, no stop order suspending its effectiveness shall have been issued, no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC, and all state securities permits, authorizations or exemptions shall have been received or confirmed, as applicable, as are necessary for the issuance of NCC common stock pursuant to the terms of the merger agreement; and

•

the authorization for listing on the Nasdaq Global Select Market of, or the making of arrangements to notify such exchange of the issuance of, the shares of NCC common stock to be issued in the merger.

The obligations of NCC to complete the merger are subject to the satisfaction (or waiver by NCC) of the following additional conditions:

•	the accuracy of Landmark’s representations and warranties;

•	the performance by Landmark of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•

the delivery by Landmark of a certificate signed by its chief executive officer and chief financial officer attesting to the satisfaction of the conditions above and certain other conditions, as well as certified copies of the resolutions, or minutes of the respective meetings, of the board of directors and shareholders of Landmark evidencing the authorization of the merger agreement, the merger and the bank merger and certified copies of resolutions of the board of directors of First Landmark Bank and its sole shareholder, Landmark, evidencing the authorization of the bank merger agreement and bank merger;

•

Landmark’s adjusted shareholders’ equity being not less than $58,000,000, as determined in accordance with GAAP and the adjustments described in the merger agreement, including, without limitation, a carve-out from the calculation for merger-related professional fees and expenses in an amount not to exceed $1,850,000;

•

the completion by Landmark of such charge-offs, reserves and accruals as NCC may reasonably request to conform Landmark’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC;

•

at NBC’s option, either (i) the purchase by Landmark of $250,000 in aggregate principal amount of subordinated notes issued by Landmark and held by NBC as of the date of the merger agreement, or (ii) the sale by NBC of such notes to a third party in a private transaction;

•

the payment by Landmark of all accrued and unpaid interest due and payable under the terms of its outstanding subordinated notes, and the receipt by NCC of a written opinion of Landmark’s counsel that the merger is permitted by the terms of the subordinated notes;

•	the redemption by First Landmark Bank of $3,600,000 in aggregate principal amount of outstanding industrial development revenue bonds;

•

the payment by First Landmark Bank of all accrued and unpaid principal and interest due under the terms of the advances and related letters of credit from the Federal Home Loan Bank of Atlanta, and the receipt of all consents and taking of other actions required in connection with NBC’s assumption thereof;

•	Landmark shall have delivered to NCC payoff letters and lien terminations relating to its indebtedness, and all such indebtedness shall have been paid, satisfied or discharged in full;

•	NCC’s satisfaction that the merger will not trigger any “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code;

•

the receipt by NCC of satisfactory documentation of (i) the termination of all employment agreements in effect at Landmark and First Landmark Bank prior to the effective time of the merger and (ii) the execution of new employment agreements between NBC and certain employees of Landmark;

•

the absence of any action by a governmental or regulatory authority with respect to Landmark (i) revoking any material permit, or (ii) imposing or requiring a cease and desist order, formal agreement or similar arrangement that is likely to restrict or impair Landmark’s business or future prospects;

•

the absence of any fact, litigation, claim, event or condition that NCC determines in its judgment (i) would have (or may be foreseen to have) a material adverse effect on Landmark or the consummation of the merger, (ii) would have a significant enough impact on the business or economic benefits expected to be received by NCC under the merger agreement that the merger and bank merger would be inadvisable, (iii) would be materially adverse to the interests of NCC on a consolidated basis or (iv) would render the merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange;

•

the receipt of all consents and approvals from persons whose consent or approval is required to permit the succession by NCC to any obligation, right or interest of Landmark under any agreement or instrument, except for those for which failure to obtain such consent or approval would not have a material adverse effect on NCC as the surviving corporation or on the consummation of the merger;

•

the absence of any action taken, or any statute, rule or regulation applied to the merger by any regulatory authority that would, in NCC’s opinion, be materially and unreasonably burdensome on NCC’s business following the effective time of the merger or reduce the economic benefits of the merger inuring to NCC;

•	delivery by Landmark of an updated classified loan schedule indicating no material increase in the aggregate amount of classified loans between the date of the merger agreement and the closing date;

•

the receipt by NCC of evidence and documentation regarding the termination, modification or continuation of certain of Landmark’s employee benefit plans and the cessation of accruals thereunder, as may be requested by NCC;

•	the execution and delivery of the merger agreement relating to the bank merger and the approval of the bank merger by Landmark as the sole shareholder of First Landmark Bank;

•	the absence of any amendment, revocation, or termination of any of the voting agreements, non-competition agreements or claims letters provided for by the merger agreement; and

•

the absence of any action, proceeding or claim, and the absence any threatened action, claim or proceeding to the knowledge of Landmark or NCC, against Landmark or any of its subsidiaries that would have a material adverse effect on Landmark or any of its subsidiaries.

Landmark’s obligation to complete the merger is subject to the satisfaction (or waiver by Landmark) of the following additional conditions:

•	the accuracy of NCC’s representations and warranties;

•	the material performance by NCC of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•

the delivery by NCC of a certificate signed by its chief executive officer and chief financial officer attesting to the satisfaction of the conditions above, as well as certified copies of the resolutions of the boards of directors of NCC evidencing the authorization of the merger agreement, the merger and the bank merger and certified copies of resolutions of the board of directors of NBC and its sole shareholder, NCC, evidencing the authorization of the bank merger agreement and the bank merger; and

•

the absence of any action by a governmental or regulatory authority with respect to NCC or any of its subsidiaries imposing or requiring a cease and desist order, formal agreement or similar arrangement that is likely to restrict or impair such entity’s business or future prospects.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived and have agreed to use commercially reasonable efforts to complete the merger; however, there can be no assurance that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any change in the terms of the merger agreement after the special meeting of Landmark’s shareholders that requires the approval of shareholders under applicable law may require a resolicitation of votes from Landmark’s shareholders with respect to the amended merger agreement.

Business of Landmark and NCC Pending the Merger

The merger agreement requires Landmark to continue to operate its business in the ordinary course prior to the merger, to preserve its business organization, goodwill, assets, business relationships and rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect any party’s ability to perform its covenants and agreements under the merger agreement. Additionally, NCC and Landmark have each agreed to have its designated representative confer periodically with the representative of the other regarding its operations, to permit the other party to investigate its business, properties and financial and legal condition and to notify the other party of certain events or circumstances, such as, among other things, material adverse changes in its business, government actions or breaches of representations, warranties or covenants under the merger agreement.

In addition, subject to certain specified exceptions as provided in section 7.2 of the merger agreement, Landmark may not, without NCC’s consent, take or agree to take any of the following actions, among others:

•	amend its articles of incorporation, bylaws or other governing instruments;

•

incur any additional debt or other obligation, except in the ordinary course of business and consistent with past practices, or permit the existence of or impose a lien on any share of stock held by Landmark;

•

repurchase, redeem, or otherwise acquire or exchange any shares of its capital stock (except exchanges in connection with the exercise of options to purchase Landmark common stock) or declare or pay any distribution or dividend on its capital stock, except a dividend, not to exceed $0.06 per share, to be paid to the holders of common stock in May 2018, and a dividend, not to exceed $0.07 per share, to be paid to the holders of Landmark common stock in August 2018, November 2018 and February 2019;

•

issue, sell, pledge, encumber (or enter into a contract to do any of the foregoing), authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any rights to acquire such stock or securities convertible into such stock, except pursuant to the exercise of currently outstanding options;

•

adjust, split, combine or reclassify any shares of its common stock or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its common stock, or sell, lease, mortgage or otherwise encumber any shares of its capital stock or, other than in the ordinary course of business for reasonable and adequate consideration, any of its assets;

•	acquire any direct or indirect equity interest in any person, other than in connection with foreclosures in the ordinary course of business;

•

grant any increase in compensation or benefits to its directors, officers or employees, except for (a) increases in compensation or benefits not in excess of 5% of an officer or employee’s current compensation in response to a competitor’s offer of employment to an officer or employee, (b) in accordance with past practices, or (c) in accordance with the existing terms of its benefit plans; pay any bonus except in accordance with past practices and pursuant to the provisions of any of its benefit plans adopted by the Landmark board of directors prior to the date of the merger agreement; or enter into or amend any severance agreements, change in control agreements or similar agreements with any of its directors, officers or employees;

•

enter into or amend any employment contract that Landmark does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•

adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan or required by the terms of any of its benefit plans;

•

make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in U.S. Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting principles;

•

commence any litigation other than in accordance with past practice or settle any litigation involving any liability of Landmark for material monetary damages or restrictions upon Landmark’s operations;

•	enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable laws;

•	fail to file timely any report required to be filed by it with any regulatory authority;

•

make any loan or advance to any 5% shareholder, director or officer, or any immediate family member of any 5% shareholder, director or officer, or any known related interest of any of the foregoing, except for certain advances under unfunded loan commitments in existence on the date of the merger agreement or renewals of any loans or advances outstanding on the date of the merger agreement on terms and conditions substantially similar to the original loan or advance;

•

cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% shareholder, director or officer of Landmark, or any immediate family member of any 5% shareholder, director or officer, or any known related interest of any of the foregoing;

•

enter into any contract for services or otherwise with any 5% shareholder, director, officer or employee of Landmark or its subsidiaries, with any immediate family member of any 5% shareholder, director or officer, or with any related interest of any 5% shareholder, director or officer;

•	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

•	file any application to relocate or terminate the operations of any of its banking offices;

•

except as may be required by applicable law or to comply with any request or recommendation made by any regulatory authority, change its lending, investment, liability management or other material banking policies in any material respect;

•	intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to complete the merger;

•	take any action that would cause the transactions provided for in the merger agreement to be subject to requirements imposed by any takeover law;

•

make or renew any loan to any person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly) owes, or would as a result of such loan or renewal owe, more than an aggregate of $2,000,000 of secured indebtedness or more than $250,000 of unsecured indebtedness;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past policies;

•

purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation with NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, Federal National Mortgage Association or Home Loan Mortgage Corporation;

•

except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of Landmark as of the date of the merger agreement, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

•	make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

•	take any action that is likely to materially impair or delay Landmark’s ability to perform any of its obligations under the merger agreement; or

•	agree or commit to do any of the foregoing.

In addition to the general limitations set forth above, NCC may not, without Landmark’s consent, take or agree to take any action that is likely to materially impair or delay NCC’s ability to consummate the merger or the bank merger.

No Solicitation of Alternative Transactions

Upon execution of the merger agreement, Landmark and its officers, directors, employees, representatives and agents were prohibited from, directly or indirectly, (i) soliciting, initiating or knowingly encouraging any inquiries or proposals with respect to, (ii) entering into any letter of intent or agreement (other than a confidentiality agreement) related to, or (iii) participating in any discussions or negotiations regarding, or knowingly taking any other action to facilitate any inquiries or the making of, any of the following: (a) any tender offer or exchange offer for Landmark stock, (b) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving Landmark, or (c) any proposal or offer to acquire more than 10% of the voting power in, or 10% of the business, assets or deposits of, Landmark (an “Acquisition Proposal”); provided, however, that if prior to the special meeting Landmark receives an unsolicited bona fide written Acquisition Proposal that, in the good faith judgment of the Landmark board of directors after consultation with a financial adviser, is, or is reasonably likely to lead to the delivery of, a “Superior Proposal” (as defined below) and the Landmark board of directors determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions regarding such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable law, then Landmark may furnish any information regarding Landmark pursuant to a confidentiality agreement and may participate in negotiations or discussions concerning such Acquisition Proposal.

As defined in the merger agreement, a “Superior Proposal” means a bona fide written acquisition proposal (including (i) any tender offer or exchange offer for Landmark stock, (ii) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving, Landmark, or (iii) any proposal or offer to acquire more than 10% of the voting power in, or more than 10% of the business, assets or deposits of, Landmark), that the Landmark board of directors concludes in good faith to be materially more favorable from a financial point of view to its shareholders than the merger with NCC and the other transactions contemplated by merger agreement. However, the Landmark board of directors must reach such conclusion only after receiving the advice of its financial advisor and taking into account (i) the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to, and with due regard for, the terms of the merger agreement with NCC), and (ii) all legal, financial, regulatory and other aspects of the proposal and other relevant factors permitted under applicable law. With respect to certain actions taken in connection with a Superior Proposal, Landmark’s board of directors may not withdraw or modify its recommendation to its shareholders, approve or recommend to its shareholders any alternative Acquisition Proposal, or enter into any letter of intent or other agreement (other than a confidentiality agreement) related to an Acquisition Proposal. Landmark is also required to notify NCC promptly if it receives any inquiries from third parties. A termination of the merger agreement by Landmark in respect of an alternative Acquisition Proposal may under certain circumstances give rise to a right by NCC to collect a termination fee in the amount of $4,000,000. For more information, see “The Merger Agreement – Termination of the Merger Agreement; Termination Fee” beginning on page 66.

Additional Covenants and Agreements

The merger agreement contains certain additional agreements and covenants on the part of NCC and Landmark, including the following:

•

NCC agreed to file a registration statement on Form S-4 with the SEC in connection with the shares to be issued in the merger and cause the listing of the NCC common stock issuable in the merger on the Nasdaq Global Select Market (or to notify Nasdaq of the issuance of the shares of NCC common stock in the merger within the requisite time period after the closing date of the merger);

•	NCC and Landmark agreed to use commercially reasonable efforts to obtain all consents of all third parties and regulatory authorities that are advisable to consummate the merger;

•	Landmark agreed to provide the necessary information and otherwise cooperate in the foregoing efforts and to mail the proxy statement-prospectus and notice of the special meeting to its shareholders;

•

each party agreed to indemnify and hold harmless the other party and its officers, directors and employees for any liabilities arising out of or based upon statements or omissions in this proxy statement-prospectus for which such party is responsible;

•

each party agreed to cause its designated representative to confer on a regular and frequent basis with the designated representative of the other party and report on the general status of its operations;

•	each party agreed to afford the officers, employees, accountants, counsel and other representatives of the other party access to its properties, books and records;

•

the parties agreed to use their commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate the transactions provided for in the merger agreement;

•

Landmark agreed to call a meeting of its shareholders as soon as practicable after the effective date of the registration statement of which this proxy statement-prospectus is a part and to perform certain other actions in connection with such meeting, including using its best efforts to obtain its shareholders’ approval of the merger;

•

Landmark agreed to deliver to NCC, within three business days after its special meeting of shareholders, a certificate setting forth the name of, number of shares held by, and mailing address of any of its shareholders who dissented in writing or did not vote in favor of the merger agreement;

•	the parties agreed to cooperate with respect to the publication of any public announcement regarding the merger agreement and the merger;

•	each party agreed to pay its own costs and expenses incurred in connection with the merger and bank merger;

•

each party agreed to use its commercially reasonable efforts to cause the merger and bank merger to each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes and to prepare and file their respective tax returns in a manner consistent with treating the merger and bank merger as a “reorganization”;

•

Landmark agreed to deliver to NCC, upon NCC’s election and at NCC’s expense, within 30 days following the effective date of the merger agreement, (i) whatever environmental audits NCC may request, (ii) a commitment to issue title insurance in such amounts and by such insurance company that NCC finds reasonably acceptable, and (iii) a survey of real property disclosing the locations of improvements, easements, sidewalks, roadways, utility lines, and other matters customarily shown on surveys;

•	Landmark agreed to take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance by Landmark should any deficiencies arise;

•

Landmark agreed to record all charge-offs, reserves and accruals reasonably requested by NCC in order to conform First Landmark Bank’s loan, accrual, capital, reserve and other accounting policies to those of NBC;

•	the parties agreed to take all action necessary and appropriate to consummate the bank merger at the time of the merger;

•

NCC agreed to indemnify Landmark’s directors, officers, and employees against certain liabilities and to provide directors’ and officers’ insurance to such directors and officers, as described in further detail under the caption “Indemnification and Insurance” below;

•

Landmark agreed to cause its directors, officers and employees to, and to use commercially reasonable efforts to cause its data processing consultants and software providers to, cooperate and assist First Landmark Bank and NBC in connection with the electronic and systematic conversion of all applicable First Landmark Bank data to the NBC system, including the training of First Landmark Bank employees;

•

Landmark agreed to cause its chief executive officer of First Landmark Bank or another senior officer to assist and confer with the officers of NBC on a weekly basis with respect to the development, coordination and implementation of the operating and integration plans of NBC, as the resulting institution in the merger;

•

the parties made certain representations and agreed to certain terms regarding the termination of the employment agreements then in effect for certain Landmark employees and the execution by certain Landmark directors and officers of noncompetition agreements, releases of claims and new employment agreements, as applicable;

•

the parties agreed to work together in good faith to attempt to implement mutually satisfactory arrangements such that the merger will not trigger or result in any payment, including any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G;

•	the parties agreed to take certain actions in connection with their respective employee benefit and welfare plans, as described below under the caption “Employment Matters”;

•

the parties agreed that NBC would either sell to a third party the $250,000 in aggregate principal amount of subordinated notes issued by Landmark that it currently holds or elect to have Landmark purchase such notes at a price equal to 100% of the outstanding principal amount plus accrued but unpaid interest as of the date of purchase;

•

NCC will assume all rights and obligations of Landmark under and relating to its issued and outstanding subordinated notes and will subsequently discharge all of Landmark’s covenants, agreements and obligations under and relating to such notes, with such notes ranking pari passu to NCC’s other subordinated debt obligations now outstanding or issued in the future;

•

Landmark agreed to (i) cause First Landmark Bank to redeem $3,600,000 in aggregate principal amount of industrial development revenue bonds issued through the Development Authority of Cobb County, Georgia, (ii) execute, deliver and obtain any document deemed necessary to effectuate the redemption of such bonds and (iii) deliver to NCC evidence of the redemption and cancellation of such bonds; and

•

NBC will assume all rights and obligations of First Landmark Bank under and relating to its advances and related letters of credit from the Federal Home Loan Bank of Atlanta and will subsequently discharge all of First Landmark Bank’s covenants, agreements and obligations under and relating to such advances.

Employment Matters

The merger agreement provides that, following the effective time of the merger, NCC will maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Landmark’s full-time active employees (as a group) on the closing date that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, as applicable. Subject to applicable law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC will give such covered Landmark employees full credit for their prior service with Landmark (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which covered employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, severance plans, vacation plans and similar arrangements maintained by NCC (not including duplication of any severance obligations). Each such covered employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any such covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, NCC will use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such covered employee to the extent such condition was or would have been covered under the Landmark benefit plan in which such covered employee participated immediately prior to the effective time of the merger and (ii) recognize and provide credit for any health, dental, vision or other welfare expenses incurred by such covered employee in the coverage period that includes the closing date (or, if later, the coverage period in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

Landmark has agreed that, prior to the effective time of the merger, it will take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more Landmark benefit plans to terminate as of or immediately prior to the effective time of the merger, (ii) cause benefit accruals and entitlements under any Landmark benefit plan to cease as of or immediately prior to the effective time of the merger, (iii) cause the continuation after the effective time of the merger of any contract, arrangement or insurance policy relating to any Landmark benefit plan for such period as may be requested by NCC or (iv) facilitate the merger of any Landmark benefit plan into any employee benefit plan maintained by NCC. NCC and NBC retain the right to amend or terminate any Landmark employee benefit plan to the extent permitted by the terms of the applicable plan.

Unless otherwise provided in an individual employment agreement, if the employment of any covered Landmark employee is terminated by NCC or its subsidiaries within nine months after the effective time of the merger as a result of the merger or if such employee voluntarily resigns for good reason, NCC has agreed to pay severance to such employee in an amount equal to two weeks’ pay for each twelve months of such employee’s prior employment with Landmark; provided, however, that in no event will the total amount of severance for any single employee exceed the lesser of $50,000 or an amount equal to 26 weeks’ pay in the aggregate. Resignation for good reason may be as a result of a material reduction in the employee’s rate of annual base salary or annual target bonus opportunity, or an involuntary change in job location by more than fifteen miles from the employee’s primary job location as compared to immediately prior to the effective date of the merger. Any severance to which an employee may be entitled in connection with a termination occurring more than nine months after the effective time of the merger will be as set forth in the severance policies of NCC and its subsidiaries then in effect.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the following circumstances under which the parties may terminate the merger agreement and abandon the merger:

•	by mutual written consent of Landmark’s board of directors and NCC’s board of directors;

•

by the board of directors of NCC or Landmark in the event of an inaccuracy of any representation or warranty in the merger agreement that (i) cannot be, or has not been, cured within 30 days after the giving of written notice to the breaching party and (ii) is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a material adverse effect on the breaching party;

•

by the board of directors of NCC or Landmark if the other party materially breaches any covenant, agreement or other obligation under the merger agreement, and such breach is not cured within 30 days after written notice from the non-breaching party;

•

by the board of directors of NCC or Landmark, if any consent of any regulatory authority required for consummation of the merger is denied by final, non-appealable action, or if Landmark’s shareholders do not approve the merger agreement, in either case, provided that the terminating party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in the merger agreement;

•

by the board of directors of NCC or Landmark, if a material adverse effect with respect to the other party has occurred, or if any facts or circumstances arise after the date of the merger agreement that are reasonably likely to cause such a material adverse effect, and such fact, circumstance or effect has not been remedied by such other party within 30 days after receipt of notice of the situation by the terminating party and a request that it be remedied;

•

by the board of directors of NCC or Landmark, if the merger has not been consummated or a condition precedent cannot be satisfied or fulfilled by January 19, 2019 (270 days after the date of the merger agreement), so long as the failure to consummate is not caused by a breach of the merger agreement by the party electing to terminate;

•

by the board of directors of NCC or Landmark, if any of the conditions to the obligations of the other party cannot be satisfied or fulfilled by January 19, 2019 (270 days after the date of the merger agreement), and the failure of such condition was not caused by the terminating party;

•	by the board of directors of NCC, if the holders of more than 7.5% of the outstanding shares of Landmark common stock exercise dissenters’ rights;

•

by the board of directors of NCC, if Landmark’s board of directors (i) withdraws, adversely modifies or fails upon NCC’s request to reconfirm its recommendation of the merger agreement to its shareholders; (ii) approves or recommends to Landmark’s shareholders an Acquisition Proposal other than the merger with NCC; (iii) fails to call the shareholders’ meeting at which the shareholders will vote on the merger agreement; or (iv) if any person or group becomes the beneficial owner of 50% or more of Landmark’s outstanding common stock;

•

by the board of directors of Landmark, if Landmark receives an Acquisition Proposal that the Landmark board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, and that a failure to terminate the merger agreement to enter into a definitive agreement with respect to the Superior Proposal would violate the Landmark board’s fiduciary duties; provided, however, that Landmark must first provide NCC at least three business days’ prior written notice of its intent to terminate the merger agreement, as well as a description of the terms of such Superior Proposal (including the identity the person making such Superior Proposal) and copies of the related documents, and must also negotiate in good faith with NCC during the notice period to facilitate a revision to the terms of the merger agreement as necessary to cause the competing Acquisition Proposal to no longer constitute a Superior Proposal. The foregoing requirements, including the notice period, apply to any changes in the terms of a Superior Proposal as well. Further, Landmark has agreed not to enter into a definitive agreement with respect to a Superior Proposal until at least the fifth business day after providing the required notice to NCC and to notify NCC of any change in its intention to enter into such an agreement; and

•	by the board of directors of Landmark, if both of the following conditions are satisfied:

○

the average closing price of a share of NCC common stock on the Nasdaq Global Select Market for the 10-day period ending on the fifth business day prior to the closing of the merger (the “Average Quoted Price”) is less than $36.00; and

○

the quotient obtained by dividing the Average Quoted Price by $45.00 is less than 80% of the quotient obtained by dividing the average closing price (rounded to two decimal places) of the Nasdaq Bank Index as reported by Bloomberg LP over the ten trading days ending on the fifth business day prior to the closing date by $4,084.12 (calculated as the average closing price of the Nasdaq Bank Index as reported by Bloomberg LP over the ten trading days ending on the day prior to the merger agreement).

If Landmark elects to exercise this termination right, it must elect to terminate the merger agreement by written notice to NCC at any time during the two-business day period following the fifth business day prior to the closing of the merger (provided that such notice of election to terminate may be withdrawn at any time prior to the deadline). During the two-business day period commencing with its receipt of such notice, NCC has the option, but not the obligation, to increase the consideration to be paid with respect to each share of Landmark common stock by making a cash payment (rounded to the nearest cent) equal to the product of (x) the exchange ratio (0.5961) and (y) the difference between $36.00 and the Average Quoted Price. If NCC so elects within such two-business day period, it must give prompt written notice to Landmark of such election, in which event no termination will have occurred and the merger agreement will remain in effect in accordance with its terms, except (i) as to the adjusting payment described above and (ii) that NCC may extend the date of the closing of the merger transaction for up to ten business days.

Each of NCC and Landmark agreed to use its best efforts to ensure that its affiliates do not purchase or sell NCC common stock during the period specified in the merger agreement for determining the Average Quoted Price.

If NCC terminates the merger agreement because Landmark’s board withdraws or changes its recommendation of the merger agreement, cancels or fails to call the meeting at which Landmark’s shareholders will vote on the merger agreement, or approves or recommends an Acquisition Proposal other than the merger with NBC, or if Landmark terminates the agreement (i) at a time that NCC could terminate the merger agreement based on one of the foregoing reasons, or (ii) in order to enter into a definitive agreement for a Superior Proposal, then Landmark (or its successor) must pay NCC a termination fee of $4,000,000. Landmark will also be required to pay the termination fee if it enters into a definitive agreement with respect to an alternative Acquisition Proposal within nine months of a termination of the merger agreement by either party in connection with a disapproval of the merger by Landmark shareholders that follows a public disclosure of an alternative Acquisition Proposal prior to the effective date of the merger agreement. Certain provisions of the merger agreement, including those regarding confidentiality and payment of expenses, will survive the termination of the merger agreement.

The respective representations, warranties, covenants and agreements of NCC and Landmark will not survive the effective time of the merger, except for those covenants and agreements which by their terms apply in whole or in part after the effective time of the merger.

Payment of Expenses Relating to the Merger

Subject to any obligations for damages arising in the event of a willful breach of the merger agreement, each party will pay all of its own expenses incurred in connection with the merger, including registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such party. Each party has agreed to indemnify the other party against any liability arising from any such fee or payment incurred by such party.

Interests of Certain Persons in the Merger

Some of Landmark’s directors and executive officers have interests in the merger transaction that are different from, or in addition to, those of Landmark shareholders generally. These interests are described below. Landmark’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Payments upon Termination of Employment and Retention Agreements

At the time of the execution of the merger agreement, Landmark and First Landmark Bank had employment agreements in place with R. Stanley Kryder, Terrence Y. DeWitt and Teresa B. Guthrie, and retention agreements in place with Mark Donovan and Randy Ray Harris. Concurrently with the execution of the merger agreement, each of these individuals executed agreements terminating their respective current employment or retention agreements with Landmark and/or First Landmark Bank, as applicable, effective upon the consummation of the merger and waiving all rights under such agreements and all claims arising out of their employment with Landmark and First Landmark Bank. In connection with the termination of their respective employment agreements, each of these individuals will receive a one-time lump sum cash payment from Landmark or First Landmark Bank in the following amounts: for Mr. Kryder, $679,000; for Mr. DeWitt, $628,000; for Ms. Guthrie, $466,000; and for each of Messrs. Donovan and Harris, $150,000. These payments will be made at or around the effective time of the merger and will be in addition to, and separate from, amounts payable under these employees’ respective new employment agreements with NBC, described below. Each termination agreement will become effective immediately prior to, and subject to the occurrence of, the effectiveness of the merger.

Employment Agreements with Landmark Executive Officers

In connection with the execution of the merger agreement, NBC entered into employment agreements with Landmark’s two executive officers, R. Stanley Kryder, Landmark’s Chief Executive Officer, and Terrence Y. DeWitt, Landmark’s President and Chief Financial Officer. Each employment agreement will take effect as of the effective date of the merger and provides for an initial term of four years. Under the terms of the employment agreements, Mr. Kryder will serve as Executive Vice President – Atlanta Region President and Mr. DeWitt will serve as Executive Vice President – Atlanta Market President; however, neither will be an executive officer of NCC. The employment agreements provide for an initial minimum annual base salary of $290,000 for Mr. Kryder and $270,000 for Mr. DeWitt. The employment agreements also provide for vacation days, paid holidays and sick days, reimbursement of specified types of business expenses and certain perquisites (including a cellular telephone (or, at NBC’s option, a related allowance), a $1,000 monthly automobile allowance and the payment of membership dues to certain social clubs). During the term of their agreements, Messrs. Kryder and DeWitt are also eligible to receive an annual bonus based on NBC’s performance in the Atlanta region in an amount equal to at least 25% of their respective base salaries. They will also be eligible to participate in employer-sponsored health and retirement plans and receive awards under the National Commerce Corporation 2017 Equity Incentive Plan or such other equity-based incentive compensation plans adopted by NCC in which senior executives of NBC are eligible to participate. The employment agreements provide that, as soon as practicable after the effective time of the merger, NCC will establish a pool of performance shares available for officers in the Atlanta region and will make an initial one-time award of performance shares to each of Messrs. Kryder and DeWitt with a value of $80,000 at the time of the grant.

The employment agreements also set forth the procedures and amounts payable in connection with a termination of these officers’ employment under various circumstances. If Mr. Kryder’s or Mr. DeWitt’s employment is terminated by NBC “for cause,” or if he resigns or terminates his employment for any reason other than for “good reason” (as such terms are defined in the employment agreement), then he will not be entitled to any further compensation or benefits, except for accrued but unpaid base salary or as provided under an applicable employee benefit plan. If NBC terminates Mr. Kryder’s or Mr. DeWitt’s employment other than “for cause,” or if he terminates his employment for “good reason,” then he will continue to receive salary payments equal to his base salary then in effect until the termination of certain non-solicitation and non-competition covenants that will be in effect during the period of his employment and, depending on the circumstances of employment termination, for a period following the termination of his employment. Specifically, the restrictive covenants will remain in effect for 24 months following an involuntary termination of employment by NBC or any resignation or termination by Mr. Kryder or Mr. DeWitt, unless his employment is terminated by NBC for cause or by Mr. Kryder or Mr. DeWitt, as applicable, without good reason during the first year of his agreement, in which case the restrictive covenants will remain in effect for 36 months after the date of termination. However, if the Mr. Kryder’s or Mr. DeWitt’s employment is terminated within 12 months following a change in control, then the restrictive covenants will instead remain in effect for a 12 months following the termination of employment.

Employment Agreements with Other Employees of First Landmark Bank

At the time of the execution of the merger agreement, NBC also entered into employment agreements with seven other employees of First Landmark Bank. Six of these agreements are substantially similar in form and provide that the respective employee will serve either as an Executive Vice President or as Senior Vice President of NBC following the merger. These agreements will take effect as of the effective date of the merger and provide for an initial term of four years. In addition to salary and bonus compensation, each employee will be eligible to participate in employer-sponsored health and retirement plans and receive awards under the National Commerce Corporation 2017 Equity Incentive Plan or such other equity-based incentive compensation plans adopted by NCC in which senior executives of NBC are eligible to participate. Each employee will also receive an award of performance shares having a value of $35,000 as soon as practicable after the effective time of the merger. Each employment agreement contains termination, non-solicitation and non-competition provisions similar to those described above with respect to Mr. Kryder’s and Mr. DeWitt’s employment agreements.

On the date of the merger agreement, NCC entered into an agreement with Teresa Guthrie pursuant to which Ms. Guthrie agreed to serve as Cobb County Market President for NBC from the effective time of the merger until March 31, 2019. During that period, Ms. Guthrie will receive a salary equal to her salary as of the date of the employment agreement and benefits consistent with those offered to similarly situated employees of NBC. Assuming Ms. Guthrie continues in that role through March 31, 2019, then she has agreed to provide consulting services to NBC as an independent contractor through September 30, 2019 for compensation in an amount equal to her salary at the time she ceases to be an employee, subject to certain limitations and the condition that Ms. Guthrie execute a customary release of claims in favor of NCC and NBC. If NBC terminates Ms. Guthrie’s employment prior to March 31, 2019 other than for “cause,” then, subject to her compliance with certain restrictive covenants, she will be entitled to continued salary payments in an amount equal to her monthly salary as of the date of her letter agreement for a period of six months following her date of termination.

Participation in NCC Benefit Plans

Pursuant to the merger agreement, Landmark’s executives, along with all full-time employees of Landmark, who are retained following the consummation of the merger will be eligible to participate in benefit plans and arrangements that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, which benefits include health and dental insurance, vision insurance, life insurance and short and long-term disability.

SERP and Split-Dollar Agreements

At the effective time of the merger, NCC will assume the Supplemental Executive Retirement Benefits Agreement (the “SERP”) currently in effect between First Landmark Bank and R. Stanley Kryder. In general, the SERP provides that, commencing on the first day of the month following the date on which Mr. Kryder retires or otherwise experiences a separation from service, he will be entitled to receive a monthly payment for a period of 15 years in the amount of $8,333.33, if he remains employed by the Bank until at least age 66 (the “Full Benefit”), or (ii) a reduced monthly benefit if, prior to age 66, Mr. Kryder voluntarily resigns or his employment is terminated other than for “cause” (a “Limited Benefit”). The actual amount of the Limited Benefit corresponds to the year in which the resignation or termination occurs and is subject to a floor of $877.17 and a cap of $7,894.75. If Mr. Kryder’s employment is terminated for “cause,” then he is not entitled to any payments under the SERP.

In addition, NCC will assume Split-Dollar Agreements currently in effect between First Landmark Bank and each of Messrs. Kryder and DeWitt. These Split-Dollar Agreements reflect the terms by which the proceeds of life insurance policies maintained by First Landmark Bank on the lives of Messrs. Kryder and DeWitt will be divided between First Landmark Bank and the respective officer’s beneficiaries. The Split-Dollar Agreement with Mr. Kryder provides that, upon his death, his beneficiaries will be entitled to receive an amount equal to the lesser of (i) $1,000,000 and (ii) the difference between the total death proceeds and the cash surrender value of the applicable policies. Mr. DeWitt’s Split-Dollar Agreement provides that his beneficiary will be entitled to receive a payment of $250,000 upon his death.

Options

Landmark has previously granted options to purchase Landmark common stock to certain directors, officers and employees of Landmark and First Landmark Bank. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Landmark common stock will be converted automatically into an option to purchase NCC common stock, at a conversion ratio equal to 0.6275 shares of NCC common stock for each share of Landmark common stock subject to such option. The exercise price for each such option will equal the quotient obtained by dividing the per share exercise price for each Landmark option in effect prior to the merger by the option conversion ratio of 0.6275. The option conversion ratio generally reflects the economic value that would have been received by the holder of such option if the option had been exercised prior to the merger. As of April 24, 2018, the date of the merger agreement, there were options to purchase 323,635 shares of Landmark common stock outstanding, which would convert into options to purchase 203,080 shares of NCC common stock. Certain directors and executive officers of Landmark hold options, as described in “Security Ownership of Certain Beneficial Owners and Management of Landmark” on page 77.

Addition to NCC Board of Directors

Under the terms of the merger agreement, NCC is required to increase the size of its board of directors by one (1) seat as of the effective date of the merger and to fill the vacancy with a current director of Landmark selected by NCC and approved by Landmark. NCC and Landmark have agreed that William D. Smith, Jr., a current director of Landmark and First Landmark Bank, will serve on the NCC board of directors following the effective time of the merger. NCC has further agreed to include Mr. Smith in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the effective date of the merger, unless Mr. Smith is disqualified from service as a director based on the occurrence of certain specified events. Mr. Smith will hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Smith, age 58, is President of Little & Smith, Inc., an independent insurance agency located in Marietta, Georgia. Mr. Smith is a member of Independent Insurance Agents of Georgia and serves on the industry’s Advisory Council with several insurance companies. He is also active in a number of charitable and civic organizations in the Atlanta, Georgia metro area. NCC’s board of directors believes that Mr. Smith’s extensive relationships in the Atlanta business community, as well as his experience operating a closely held business and serving on the Landmark board of directors, give him a wide range of knowledge on topics important to NCC’s business and operations, particularly in the Atlanta area, and will allow him to contribute important insight to the NCC board of directors.

As of the record date for the special meeting, Mr. Smith beneficially owned 95,126 shares of Landmark common stock. Giving effect to the conversion of the outstanding shares of Landmark common stock upon consummation of the merger at the exchange ratio of 0.5961, Mr. Smith would beneficially own 56,704 shares of NCC common stock immediately following the effective time of the merger. See “Security Ownership of Certain Beneficial Owners and Management of Landmark,” on page 77. As with all non-employee directors of NCC other than the lead independent director, Mr. Smith will be entitled to receive an annual cash retainer of $37,500, an annual equity retainer of $20,500, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended.

Indemnification and Insurance

NCC has agreed to indemnify each director and officer of Landmark for a period of six years after the effective time of the merger against all liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted under the articles of incorporation and bylaws of Landmark as in effect on the date of the merger agreement.

NCC will purchase a non-rescindable insurance policy providing for an extended reporting period of six (6) years following the effective time of the merger agreement for Landmark’s current management liability insurance policy on or prior to the closing date; provided, however, that (i) if NCC is unable to maintain or obtain such insurance coverage, then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Landmark may be required to apply and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations, NCC may require Landmark to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the effective time of the merger. Whether or not NCC or Landmark procures such coverage, in no event will Landmark expend, or will NCC be required to expend, for such tail insurance a premium amount in excess of $160,000. If the cost of such tail insurance exceeds this amount, then Landmark or NCC, as applicable, will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such amount.

Resale of NCC Common Stock

The shares of NCC common stock to be issued in the merger will be registered under the Securities Act. Landmark shareholders who are not affiliates of NCC may generally freely trade their NCC common stock upon completion of the merger. For this purpose, with respect to NCC, the term “affiliate” generally means any person that either directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, NCC. The SEC has stated that an individual’s status as a director, officer, or 10% shareholder is one fact that must be taken into consideration in determining affiliate status.

Those shareholders who are deemed to be affiliates of NCC may only sell their NCC common stock as permitted under the Securities Act or under a “safe harbor” from the restrictions generally applicable to the sale of “control securities,” such as those acquired from an affiliate of the issuer. Rule 144 requires, among other things, the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

Trading Market for NCC Stock

NCC common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.”

NCC Dividends

The holders of NCC common stock are entitled to receive dividends only if and when declared by the NCC board of directors, out of legally available funds. NCC’s board of directors has not declared a dividend since its inception and has no present intention to do so. Instead, NCC’s board currently anticipates that all earnings, if any, will be used for working capital, to support NCC’s operations and to finance the growth and development of its business, including the merger and integration of Landmark. Any future determination relating to dividend policy will be made at the discretion of NCC’s board of directors and will depend on a number of factors, including NCC’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that the board of directors may deem relevant.

Voting Agreements

At the time of the execution of the merger agreement, each director and executive officer of Landmark, in his capacity as a shareholder of Landmark, executed a voting agreement with NCC, in which each such shareholder has agreed, among other things, to vote all of his shares of Landmark common stock (i) in favor of adoption and approval of the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant or agreement by Landmark in the merger agreement and (iii) against any other acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger; provided, however, that such voting agreements will terminate if the merger agreement is terminated, and such voting agreements do not preclude the directors from taking action in a manner consistent with their fiduciary duties in their capacity as directors under applicable law. While these agreements are in effect, and except for certain specific transfers set forth in the agreement, the shareholder may not directly or indirectly transfer any of his Landmark common stock until the closing date of the merger without prior written consent of NCC. The total number of shares of Landmark common stock subject to these voting agreements is 610,546, constituting approximately [●]% of the shares of Landmark common stock outstanding on the record date for the special meeting of shareholders. These agreements may have the effect of discouraging third parties from making a proposal for an acquisition transaction involving Landmark.

Non-Competition Agreements

At the time of the execution of the merger agreement, each non-employee director of Landmark executed a non-competition agreement with NCC, in which each such director has agreed, among other things:

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not to disclose confidential information or trade secrets relating to the business of Landmark and First Landmark Bank and of which the director became aware as a consequence of his relationship with Landmark and First Landmark Bank;

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for a period of two years after the effective time of the merger, directly on his own behalf or on behalf any other person, not to: (i) solicit or attempt to solicit any customer of Landmark or its subsidiaries, including actively sought prospective customers immediately prior to the effective time of the merger, for the purpose of providing competitive products or services; or (ii) solicit or recruit or attempt to solicit or recruit any employee of Landmark or its subsidiaries, whether or not such employees are employed by NCC, NBC or their respective subsidiaries and affiliates; and

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for a period of one year after the effective time of the merger, not to act as a director, manager, officer, employee, consultant or organizer of any business that is the same or essentially the same as the business conducted by Landmark or its subsidiaries and that has an office located within Fulton County or Cobb County, Georgia.

Claims Letters

At the time of the execution of the merger agreement, each director and executive officer of Landmark executed a letter agreement with NCC, pursuant to which each such director released and discharged, effective upon the consummation of the merger, Landmark, First Landmark Bank, their directors and officers (in their capacities as such), and their respective successors and assigns (including NCC and NBC), of and from any and all liabilities or claims that the director or executive officer had, may have or may claim to have solely in his capacity as an officer, director or employee of Landmark or First Landmark Bank, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) other contract rights relating to severance, employment, and stock options that have been disclosed in writing to NCC on or prior to the date of the merger agreement and have not been released or waived pursuant to an employment agreement termination letter; (iii) claims that the director or executive officer may have in any capacity other than as an officer, director or employee of Landmark or First Landmark Bank, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director or executive officer, claims in his capacity as a shareholder of Landmark and claims as a holder of any check issued by any other depositor of First Landmark Bank; or (iv) any other claims specifically identified in an individual letter agreement.

Accounting Treatment of the Merger

NCC is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under GAAP. Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Landmark at the effective time of the merger will be recorded at their respective fair values and added to those of NCC. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of NCC issued after the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Landmark.

DISSENTERS’ RIGHTS

Under Georgia law, holders of Landmark common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of Landmark common stock. Set forth below is a summary of the procedures that must be followed by the holders of Landmark common stock in order to exercise their dissenters’ rights. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement-prospectus as Appendix B.

Any holder of record of Landmark common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (the “GBCC”) (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all of his or her shares of Landmark common stock if the merger is consummated.

A shareholder of Landmark who objects to the merger and desires to receive payment of the “fair value” of his or her Landmark stock (i) must deliver to Landmark, prior to the time the shareholder vote on the merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger proposal.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to Landmark must be sent to Landmark’s principal executive offices at 307 North Marietta Parkway, Marietta, Georgia 30060, Attention: Renee White.

If the merger is completed, NCC, as the surviving corporation in the merger will mail, no later than ten days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished Landmark in writing or, if none, at the shareholder’s address as it appears on the records of Landmark. The dissenter’s notice will (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares are to be deposited; (ii) set a date by which NCC must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date on which the dissenter’s notice is delivered); and (iii) be accompanied by a copy of Article 13 of the GBCC.

Within ten days after the later of the effective date of the merger or the date on which NCC receives a payment demand, NCC will send a written offer to each shareholder who complied with the provisions set forth in the dissenter’s notice to pay each such shareholder an amount that NCC estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by (i) Landmark’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of NCC’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept NCC’s offer of payment must do so by written notice to NCC within 30 days after receipt of NCC’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. NCC must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Landmark common stock.

If a dissenting shareholder does not accept, within 30 days after NCC’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then NCC, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of Cobb County, Georgia, to determine the rights of the dissenting shareholder and the fair value of his or her shares. If NCC does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against NCC, except that the court may assess these costs against all or some of the dissenters in amounts that the court finds to be equitable to the extent that the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts that the court finds equitable:

•	against NCC and in favor of any or all dissenters if the court finds that NCC did not substantially comply with the dissenters’ provisions; or

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against NCC or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ provisions.

If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against NCC, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Landmark shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Landmark common stock will result in the recognition of gain or loss realized for U.S. federal income tax purposes.

Failure by a Landmark shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, you should consult with your legal advisors if you hold Landmark common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC.

The foregoing discussion is intended to provide a summary of the material applicable provisions of Georgia law relating to the exercise of dissenters’ rights; however, it is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement-prospectus as Appendix B. Landmark urges any shareholder wishing to exercise dissenters’ rights to read this summary and the text of the these provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in the applicable provisions of Georgia law may result in the loss of your dissenters’ rights.

INFORMATION ABOUT NCC AND NBC

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary.

NBC provides a broad array of financial services to businesses, business owners, and professionals. NBC operates seven full-service banking offices in Alabama, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County, 21 full‐service banking offices in Florida (including under the trade names United Legacy Bank, Reunion Bank of Florida, Patriot Bank and FirstAtlantic Bank) and two full‐service banking offices in the Atlanta, Georgia metro area (including under the trade names Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage).

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In January 2018, NCC completed its acquisition of FirstAtlantic Financial Holdings, Inc. (“FirstAtlantic”) and its subsidiary, FirstAtlantic Bank, headquartered in Jacksonville, Florida. As a result of the FirstAtlantic transaction, NCC acquired eight full-service banking offices in the Jacksonville, Florida metro area. On March 20, 2018, NCC entered into a definitive agreement to acquire Premier Community Bank of Florida, a Florida state-chartered bank (“Premier”), headquartered in Bradenton, Florida (the “Premier merger”). The Premier merger remains subject to customary closing conditions, including the receipt of shareholder approval. Assuming the issuance of the maximum possible number of shares in the Premier merger, NCC could issue up to 1,124,975 shares of NCC common stock, in which case it would pay approximately $2.26 million in cash to holders of Premier common stock and options.

As of March 31, 2018, NCC had total assets of approximately $3.1 billion, total net loans of approximately $2.5 billion, total deposits of approximately $2.6 billion and total shareholders’ equity of approximately $505.7 million.

NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” NCC’s principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

INFORMATION ABOUT LANDMARK AND FIRST LANDMARK BANK

Overview

Landmark, a Georgia corporation, is a bank holding company headquartered in Marietta, Georgia. Through its bank subsidiary, First Landmark Bank, a Georgia state-chartered bank, Landmark offers a relationship-driven community banking model to its customers designed to provide a personalized and tailored financial experience. Landmark operates three full-service banking offices, with its headquarters in Marietta, approximately 20 miles northwest of the city of Atlanta, Georgia, and branch offices in the midtown area of Atlanta and in Sandy Springs, Georgia. In addition, First Landmark Bank has a mortgage loan office in Rome, Georgia, a loan production office in Alpharetta, Georgia, and SBA loan offices in Charlotte, North Carolina and Birmingham, Alabama. Landmark also maintains an operations center in Brookhaven, Georgia. Landmark and First Landmark Bank have no other subsidiaries.

As of March 31, 2018, Landmark had total assets of approximately $572 million, total loans of approximately $470 million, total deposits of approximately $456 million and total shareholders’ equity of approximately $58 million.

Landmark’s principal executive office is located at 307 North Marietta Parkway NE, Marietta, Cobb County, Georgia 30060, and its telephone number is (770) 792-8870. Landmark does not maintain a standalone website, but additional information about Landmark may be found on First Landmark Bank’s website at www.firstlandmark.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

Market Area

First Landmark Bank’s branches are located in Cobb and Fulton counties, Georgia. Its market area is concentrated in the Atlanta-Sandy Springs-Roswell Metropolitan Statistical Area (“MSA”).

Competition

First Landmark Bank competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, First Landmark Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Atlanta-Sandy Springs-Roswell MSA and in Georgia as a whole is extremely competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of First Landmark Bank’s competitors have greater resources, broader geographic markets and higher lending limits than First Landmark Bank does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can First Landmark Bank.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in Georgia may be required to compete not only with other Georgia-based financial institutions, but also with out-of-state financial institutions which may acquire Georgia institutions, establish or acquire branch offices in Georgia, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general.

To counter its competitive disadvantages, First Landmark Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. First Landmark Bank also depends on its reputation as a community bank in its banking markets and its involvement in the communities it serves.

Banking Services

Commercial Banking. First Landmark Bank focuses its commercial loan originations on small and mid-sized businesses, and such loans are usually accompanied by related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. First Landmark Bank offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial customers.

SBA Lending. First Landmark Bank operates a lending program related to loans guaranteed in part by the Small Business Administration, commonly referred to as SBA lending. First Landmark Bank’s SBA lending division covers a lending territory that includes Georgia, Alabama, northern Florida, South Carolina, North Carolina, and eastern Tennessee and has earned preferred lender status. First Landmark Bank generally sells the guaranteed portion of SBA 7(a) loans in the secondary market and retains the servicing responsibility.

Employees

As of March 31, 2018, First Landmark Bank had 100 full-time employees. None of First Landmark Bank’s employees is covered by a collective bargaining agreement. First Landmark Bank believes its relations with its employees to be good.

Properties

As of March 31, 2018, First Landmark Bank operated three branches. First Landmark Bank’s main office is located at 307 North Marietta Parkway, Marietta, Georgia 30060. As of March 31, 2018, First Landmark Bank owned the property associated with this location, which includes an approximately 22,000 square feet building that houses the main office of First Landmark Bank. This office location has been in existence since 2010. In addition to its main office location, First Landmark Bank also has an ATM location at 321 Cole Street, Marietta, Georgia 30060.

First Landmark Bank also operates a branch located at 754 Peachtree Street, Suite 101, Atlanta, Georgia 30308. As of March 31, 2018, First Landmark Bank leased approximately 3,567 square feet at this location. First Landmark Bank has maintained a branch office in the midtown area of Atlanta since 2014 when it merged with Midtown Bank & Trust. Midtown Bank & Trust established a location in the midtown area of Atlanta in 2003, which location became a branch office of First Landmark Bank in 2014. This branch office was moved to its current address in 2017. In addition to the branch office space, First Landmark Bank leased certain parking spaces at 736 Peachtree Street NE, Atlanta, Georgia 30308 in connection with its operations at the midtown branch.

First Landmark Bank’s third branch is located at 6000 Sandy Springs Circle, Sandy Springs, Georgia 30328. As of March 31, 2018, First Landmark Bank leased approximately 3,090 square feet at this location. This location was originally a branch location of Midtown Bank & Trust, and became a branch location of First Landmark Bank when it merged with Midtown Bank & Trust in 2014.

As of March 31, 2018, First Landmark Bank leased four additional properties. First Landmark Bank leases 10,884 square foot of space located at 2970 Clairmont Road, NE, Suite 400, Brookhaven, Georgia 30329 to house an operations center. First Landmark Bank has leased this space since 2017. First Landmark Bank also leases space at 15720 Brixham Hill Avenue, Suite 363, Charlotte, North Carolina 28277 which it uses as an SBA lending office. First Landmark Bank has leased this space since 2015. First Landmark Bank operated a mortgage loan office at space it leased at 504 Riverside Parkway, Suites 402 and 404, Rome, Georgia 30161; however, First Landmark Bank no longer has operations in this property. The fourth leased property is located at 2300 Lakeview Parkway, Suite 700, Alpharetta, Georgia 30009. First Landmark Bank uses this space to operate a loan production office, which has been in operation since 2016.

First Landmark Bank also utilizes office space in Birmingham, Alabama for its SBA lending operations. The office space is subject to a lease between the landlord and a First Landmark Bank employee, for which First Landmark Bank reimburses such employee for the costs associated with such office space. First Landmark Bank has utilized this space since 2015.

Regulation

As a registered bank holding company, Landmark is regulated by the Federal Reserve and the GDBF, and First Landmark Bank is regulated by the GDBF and by the FDIC as a state-chartered non-member bank. Landmark and First Landmark Bank are subject to various regulatory capital requirements administered by the respective authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Landmark’s financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive and thereby have a direct adverse effect on earnings.

Legal Proceedings

From time to time as part of their respective businesses, Landmark and/or First Landmark Bank are subject to routine litigation, including routine collection and foreclosure matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LANDMARK

The following table sets forth certain information regarding the beneficial ownership of Landmark’s outstanding common stock as of June 7, 2018, by (i) each director of Landmark, (ii) each executive officer of Landmark and (iii) all executive officers and directors of Landmark as a group. Other than certain directors listed below, Landmark is not aware of any person who beneficially owns 5% or more of its common stock. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Landmark common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth, and the calculations of percentage ownership reflect 3,908,932 shares of Landmark common stock outstanding as of June 7, 2018. Except as disclosed in the footnotes to this table, Landmark believes that each beneficial owner identified in the table possesses sole voting and investment power over all Landmark common stock shown as beneficially owned by the beneficial owner. The address for each director and executive officer is: c/o Landmark Bancshares, Inc., 307 North Marietta Parkway, Marietta, Georgia 30060.

Name of Beneficial Owner	Position	Number of Landmark Shares Beneficially Owned		Percentage of Outstanding Shares of Landmark Common Stock
Joseph D. Chipman, Jr.	Chairman of the Board	41,758	(1)	1.07%
Stephen D. Cole	Director	90,126		2.31%
Terrence Y. DeWitt	President and Chief Financial Officer	59,267	(2)	1.50%
Bryan Fields	Director	17,568	(3)	*
D. Kimbrough King, Jr.	Director	80,945	(4)	2.07%
R. Stanley Kryder	Chief Executive Officer	112,696	(5)	2.87%
James Z. Pressley, Jr.	Director	62,084	(6)	1.59%
David B. Sinyard	Director	1,222		*
William D. Smith, Jr.	Director	95,126	(7)	2.43%
David B. Swales	Director	120,167	(8)	3.07%

All directors and executive officers as a group (10 persons)		680,959		17.12%

*   Owns less than 1% of the outstanding shares of Landmark common stock.

(1) Includes (i) 35,059 shares held in an individual retirement account for the benefit of Mr. Chipman and (ii) 2,693 shares underlying vested non-qualified options to purchase shares of Landmark common stock.

(2) Includes (i) 4,500 shares held in an individual retirement account for the benefit of Mr. DeWitt, (ii) 1,100 shares held jointly by Mr. DeWitt and his spouse, and (iii) 38,667 shares underlying vested options to purchase shares of Landmark common stock.

(3) Includes 2,693 shares underlying vested non-qualified options to purchase shares of Landmark common stock.

(4) Includes (i) 42,467 shares held by related entities of Mr. King and (ii) 2,693 shares underlying vested non-qualified options to purchase shares of Landmark common stock.

(5) Includes 22,667 shares underlying vested options to purchase shares of Landmark common stock.

(6) Includes 1,000 shares of held individually by Mr. Pressley’s spouse.

(7) Includes (i) 36,500 shares held in an individual retirement account for the benefit of Mr. Smith, (ii) 4,000 shares held by Mr. Smith as custodian for his four minor children, and (iii) 1,000 shares of Landmark common stock held individually by Mr. Smith’s spouse.

(8) Includes 40,800 shares of Landmark common stock held in an individual retirement account for the benefit of Mr. Swales.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LANDMARK

All dollar amounts in the tables in this section are in thousands of dollars, except per share data or when specifically identified.

Introduction

The following is a narrative discussion and analysis of significant changes in Landmark’s results of operations for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016, and the financial condition at March 31, 2018, and December 31, 2017 and 2016. The purpose of this discussion is to focus on information about Landmark’s financial condition and results of operations that is not otherwise apparent from the financial statements of Landmark. This discussion and analysis should be read in conjunction with Landmark’s audited financial statements as of and for the years ended December 31, 2017 and 2016 and related footnotes beginning on page F-1.

Critical Accounting Policies and Estimates

Landmark’s financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in Landmark’s Notes to the Financial Statements. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect Landmark’s reported results and financial position for the current period or future periods. The use of estimates, assumptions, and judgment are necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on either quoted market prices or are provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on Landmark’s future financial condition and results of operations.

The following briefly describes the more complex policies involving a significant amount of judgments about valuation and the application of complex accounting standards and interpretations.

Allowance for Loan Losses

Landmark records estimated probable inherent credit losses in the loan portfolio as an allowance for loan losses. The methodologies and assumptions for determining the adequacy of the overall allowance for loan losses involve significant judgments to be made by management. Some of the more critical judgments supporting Landmark’s allowance for loan losses include judgments about: creditworthiness of borrowers, estimated value of underlying collateral, assumptions about cash flow, determination of loss factors for estimating credit losses, and the impact of current events, conditions, and other factors impacting the level of inherent losses. Under different conditions or using different assumptions, the actual or estimated credit losses ultimately realized by Landmark may be different than management’s estimates provided in Landmark’s financial statements beginning on page F-1.

For a more complete discussion of the methodology employed to calculate the allowance for loan losses, see Note 1 to Landmark’s audited financial statements as of and for the years ended December 31, 2017 and 2016 included in this filing.

Comparison of Results of Operations for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016

Net Income. During the three months ended March 31, 2018, Landmark’s net income was $224 thousand compared to $1.2 million for the three months ended March 31, 2017. Net income for the year ended December 31, 2017 was $7.2 million, compared to $4.8 million for the year ended December 31, 2016. Changes in net income between the three month period of 2018 versus 2017 is primarily due to an increased level of provision for loan loss expense totaling $2.0 million during 2018. The increase in net income in 2017 from 2016 was due to increased net interest income as a result of loan growth and a one-time gain from the sale of the site and building used for Landmark’s Midtown Atlanta branch location of $2.6 million, after tax.

Net Interest Income and Net Interest Margin Analysis

Comparison of net interest income for the three months ended March 31, 2018 and 2017

The largest component of Landmark’s net income is its net interest income – the difference between the income earned on interest earning assets and the interest paid on deposits and borrowed funds used to support its assets. Net interest income divided by average earning assets represents Landmark’s net interest margin. The major factors which affect net interest income and net interest margin are changes in volumes, the yield on interest-earning assets and the cost of interest-bearing liabilities. Landmark’s margin can also be affected by economic conditions, the competitive environment, loan demand, and deposit flow. Management’s ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of the net interest margin and the primary source of earnings.

The following table shows, for the periods indicated, the average balances of each principal category of Landmark’s assets, liabilities, and shareholders’ equity and the average yields on assets and average costs of liabilities. Such yields and costs are calculated by dividing income or expense by the average daily balances of the associated assets or liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS
The Three Months Ended
(Dollars in thousands, except yields and rates)	March 31, 2018			March 31, 2017
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$469,037	$6,483	5.61%	$406,257	$5,334	5.32%
Mortgage Loans (HFS)	869	9	4.25	750	10	5.41
Investment securities	70,286	392	2.26	82,704	442	2.17
Cash balances in other banks	14,980	53	1.43	13,546	22	0.66

Total interest earning assets	555,172	$6,937	5.07	503,257	$5,808	4.68
Non-interest earning assets	25,383			28,780
Total assets	$580,555			$532,037

Interest bearing liabilities
Interest bearing transactions accounts	$67,012	$79	0.48%	$63,283	$59	0.38%
Savings & money market deposits	140,480	229	0.66	141,758	180	0.51
Time deposits	130,615	462	1.43	128,402	411	1.30
Federal Home Loan Bank & other borrowed money	57,395	405	2.86	40,287	163	1.64
Total interest-bearing liabilities	395,502	$1,175	1.20	373,730	$813	0.88
Non-interest bearing deposits	123,700			102,795
Total funding sources	519,202			476,525
Non-interest bearing liabilities	2,959			2,985
Shareholders' equity	58,394			52,527
	$580,555			$532,037
Net interest rate spread			3.86%			3.80%
Net interest income/margin		$5,762	4.21%		$4,995	4.03%

Net interest income increased $767 thousand, or 15.35%, to $5.8 million for the three months ended March 31, 2018, compared to $5.0 million for the same period in 2017. The increase was due to an increase in interest income of $1.1 million, partially offset by an increase in interest expense of $362 thousand. The resulting net interest margin for the three months ended March 31, 2018 increased to 4.21%, from 4.03% for the three months ended March 31, 2017.

Interest earning assets averaged $555.2 million for the three months ended March 31, 2018, compared to $503.3 million for the three months ended March 31, 2017, an increase of $51.9 million, or 10.3%. The yield on average interest earning assets improved 39 basis points to 5.07% for the three months ended March 31, 2018, compared to 4.68% for the three months ended March 31, 2017. The yield on earning assets increased due to higher average loan balances relative to total earning assets. Loan yield during the three months ended March 31, 2018 increased to 5.61% from 5.32% during the three months ended March 31, 2017. This increase is due to an overall increase in the rate environment. The yield on securities during the three months ended March 31, 2018 was 2.26% versus 2.17% recorded during the three months ended March 31, 2017.

Interest bearing liabilities averaged $395.5 million for the three months ended March 31, 2018, compared to $373.7 million for three months ended March 31, 2017, an increase of $21.8 million, or 5.8%. The average rate paid on interest bearing liabilities was 1.20% for the three months ended March 31, 2018, versus 0.88% for the three months ended March 31, 2017. Recent increases in short-term rates by the Federal Reserve have contributed to the increase in the cost of funds.

The following table reflects, for the periods indicated, the changes in Landmark’s net interest income due to changes in the volume of earning assets and interest-bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME
The Three Months Ended

	March 31,
(Dollars in thousands)	2018 vs. 2017
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans	$868	$281	$1,149
Mortgage Loans (HFS)	1	(2)	(1)
Investment securities	(69)	19	(50)
Cash balances in other banks	5	26	31
Funds sold	-	-	-
Total interest earning assets	$805	$324	$1,129

Interest bearing liabilities
Interest bearing transactions accounts	$4	$16	$20
Savings & money market deposits	(2)	51	49
Time deposits	8	43	51
Federal Home Loan Bank & other borrowed money	121	121	242
Total interest-bearing liabilities	$132	$230	$362

Net interest income
Net interest income	$673	$94	$767

Comparison of net interest income for the years ended December 31, 2017 and 2016

The following table shows for the years ended December 31, 2017 and 2016, the average balances of each principal category of Landmark’s assets, liabilities, and shareholders’ equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS
The Twelve Months Ended
(Dollars in thousands, except yields and rates)	2017			2016
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$433,410	$23,387	5.40%	$349,806	$19,550	5.59%
Mortgage Loans (HFS)	965	39	4.04	1,856	66	3.56
Investment securities	77,957	1,704	2.19	73,777	1,587	2.15
Cash balances in other banks	15,371	140	0.91	46,225	299	0.65
Total interest earning assets	527,703	$25,270	4.79	471,664	$21,502	4.56
Non-interest earning assets	29,108			30,895
Total assets	$556,811			$502,559

Interest bearing liabilities
Interest bearing transactions accounts	$61,455	$227	0.37%	$53,503	$151	0.28%
Savings & money market deposits	144,040	806	0.56	129,068	687	0.53
Time deposits	130,461	1,760	1.35	126,966	1,628	1.28
Federal Home Loan Bank & other borrowed money	47,951	1,084	2.26	36,703	518	0.99
Total interest-bearing liabilities	383,907	$3,877	1.01	346,240	$2,984	0.86
Non-interest bearing deposits	115,431			100,302
Total funding sources	499,338			446,542
Non-interest bearing liabilities	2,358			2,718
Shareholders' equity	55,115			53,299
	$556,811			$502,559
Net interest rate spread			3.78%			3.70%
Net interest income/margin		$21,393	4.05%		$18,518	3.93%

Net interest income increased $2.9 million, or 15.52%, to $21.4 million for 2017, compared to $18.5 million for 2016. This increase was due to an increase in interest income of $3.8 million resulting from higher loan volume, partially offset by an increase in interest expense of $893 thousand. The resulting net interest margin for 2017 increased to 4.05% from 3.93% in 2016.

Interest earning assets averaged $527.7 million for 2017, compared to $471.7 million for 2016, an increase of $56.0 million. Average loans increased by $83.6 million and cash balances in other banks decreased $30.8 million during 2017 versus 2016. The average yield on loans during 2017 was 5.40% versus 5.59% during 2016. The 19 basis point reduction in loan yield is due to lower average loan rates on new loans outstanding versus the average yield on the existing portfolio.

Interest bearing liabilities averaged $383.9 million for 2017, compared to $346.2 million for 2016, an increase of $37.7 million. The average rate paid on interest bearing liabilities was 1.01% for 2017, versus 0.86% for 2016. Each category of deposits experienced rate increases during 2017. The volume of non-interest bearing deposit accounts increased $15.1 million during 2017 to $115.4 million, also contributing to the increased net interest margin during 2017 versus 2016.

The following table reflects, for the periods indicated, the changes in Landmark’s net interest income due to changes in the volume of earning assets and interest-bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME
The Twelve Months Ended

(Dollars in thousands)	2017 vs. 2016
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans	$4,511	$(674)	$3,837
Mortgage Loans (HFS)	(36)	9	(27)
Investment securities	91	26	117
Cash balances in other banks	(281)	122	(159)
Total interest earning assets	$4,285	$(517)	$3,768

Interest bearing liabilities
Interest bearing transactions accounts	$29	$47	$76
Savings & money market deposits	84	35	119
Time deposits	47	85	132
Federal Home Loan Bank & other borrowed money	254	312	566
Total interest-bearing liabilities	$415	$478	$893

Net interest income
Net interest income	$3,870	$(995)	$2,875

Provision for Loan Losses

During the three months ended March 31, 2018, Landmark recorded a provision for loan loss expense of $2.0 million, compared to a provision of $400 thousand for the comparable period in 2017. The provision for loan losses for the year ended December 31, 2017 was $2.5 million, and the provision for loan losses was $1.3 million for year ended December 31, 2016. Increased provision expense was related to overall loan growth and charge-offs related to one large problem credit discussed further below. Landmark’s policy is to maintain an allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses, which is a charge to earnings, and is decreased by charge-offs and increased by loan recoveries. In determining the adequacy of the allowance for loan losses, Landmark considers its historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes. See additional discussion about the credit quality of Landmark’s loan portfolio in the discussion below.

Noninterest Income

In addition to net interest margin, Landmark generates other types of recurring noninterest income from its operations. Landmark’s banking operations generate revenue from service charges and fees on deposit accounts. First Landmark Bank also generates fee revenue from the origination and sale of mortgage and SBA guaranteed loans. In addition to these types of recurring noninterest income, First Landmark Bank owns life insurance on several key employees and records income on the increase in cash surrender value of these policies.

The following table sets forth the principal components of noninterest income for the periods indicated.

NONINTEREST INCOME

	The Three Months Ended		The Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,
(Dollars in thousands)	2018	2017	2017	2016

Service charge income	$75	$76	$308	$276
Mortgage fee income	279	194	909	1,186
Gain on sale of investments	-	-	78	101
Gain on sale of SBA loans	200	551	2,135	1,939
Gain (loss) on sale of premises and equipment	-	-	4,248	(38)
Net gain on sale and write down other real estate			-	141
Other income	162	164	714	598

Total noninterest income	$716	$985	$8,392	$4,203

Noninterest income for the three months ended March 31, 2018 and 2017 was $716 thousand and $985 thousand, respectively. Noninterest income for the years ended December 31, 2017 and 2016 was $8.4 million and $4.2 million, respectively. Gain on sale of SBA loans was lower during the first quarter of 2018 compared to 2017 due to the timing of sales into the secondary market. During 2017, Landmark sold the land and building used for its Midtown Atlanta branch location at 712 West Peachtree Street, Atlanta, Georgia and moved into a temporary branch location at 754 Peachtree Street, Atlanta, Georgia. The building was demolished by the buyer of the site, and a new office building to be known as the Anthem Technology Center is being constructed. After construction of that building is complete, Landmark will move back to its original block, leasing space on the ground floor of the new Anthem Technology Center. The one-time gain recognized in the fourth quarter of 2017 from this sale totaled $4.2 million.

Noninterest Expense

The following table presents the primary components of noninterest expense for the periods indicated.

NONINTEREST EXPENSE

	The Three Months Ended		The Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,
(Dollars in thousands)	2018	2017	2017	2016

Salaries and employee benefits	$2,856	$2,560	$10,689	$9,351
Occupancy and equipment expense	399	361	1,315	1,272
Data processing expenses	224	185	825	702
Advertising and marketing expenses	61	39	215	160
Legal fees	4	6	56	66
FDIC insurance assessments	65	78	310	220
Accounting and audit expenses	51	63	153	301
Telecommunications expenses	30	32	122	99
Other noninterest expense	536	484	2,053	1,977
Total noninterest expense	$4,226	$3,808	$15,738	$14,148

Noninterest expense for the three months ended March 31, 2018 and 2017 was $4.2 million and $3.8 million, respectively. The largest component of noninterest expense is salaries and employee benefits which includes commissions. Salary expenses continue to increase as Landmark expands the bank presence in the markets it operates and provide appropriate operational and compliance support.

Noninterest expense for the years 2017 and 2016 was $15.7 million and $14.1 million, respectively. Salaries and employee benefits totaled $10.7 million during 2017 compared to $9.4 million during 2016 and increased mainly due to Landmark’s growth in the markets it operates. Increases in occupancy, data processing, marketing, FDIC insurance assessments and telecommunication expense were due to growth in bank and related support.

On December 22, 2017, the Tax Cuts and Job Act was signed into law, with the new corporate tax rates falling from a maximum 35% rate to 21% beginning in 2018. Under GAAP, Landmark was required to revalue its deferred tax assets and liabilities in 2017, with the difference being recorded in net income. The adjustment for the change in tax rates resulted in additional tax expense of $247,000 during the fourth quarter of 2017.

Comparison of Balance Sheets at March 31, 2018, December 31, 2017 and 2016

Overview. Landmark’s total assets decreased $23.4 million, or 3.9%, from December 31, 2017 to March 31, 2018. Gross loans increased by $1.8 million during the first three months of 2018 and cash and cash equivalents declined by $13.0 million. Landmark’s total assets increased $51.3 million, or 9.4%, from December 31, 2016 to December 31, 2017. During 2017, gross loans increased $86.9 million, or 22.8%, and totaled $468.0 million at December 31, 2017. This increase in loans was partially offset by a reduction in cash and cash equivalents and securities available for sale. During 2017, cash and cash equivalents decreased $28.2 million and totaled $24.6 million at December 31, 2017. Total deposits at December 31, 2017 totaled $477.4 million, an increase of $25.3 million, or 5.6%, as compared to December 31, 2016. Non-interest bearing deposits increased $13.4 million, or 11.1%, and interest-bearing deposits increased $11.9 million, 3.6%.

Investment Securities. Landmark uses its securities portfolio primarily to enhance its overall yield on interest earning assets as a source of liquidity and a tool to manage its balance sheet sensitivity and regulatory capital ratios. When Landmark’s liquidity position exceeds current needs and its expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, proceeds are used to meet current cash needs or they are reinvested to maintain Landmark’s desired liquidity position. Landmark has designated all of its securities as available for sale to provide flexibility, in case an immediate need for liquidity arises and believes that the composition of the portfolio offers needed flexibility in managing its liquidity position and interest rate sensitivity, without adversely impacting its regulatory capital levels. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income. Purchase premiums and discounts are recognized in income using the interest method over the terms of the securities.

The following table summarizes the amortized cost and fair value of securities available for sale at March 31, 2018, December 31, 2017 and December 31, 2016.

INVESTMENT SECURITIES

	As of		As of
(Dollars in thousands)	March 31, 2018		December 31, 2017		December 31, 2016
	Cost	Market	Cost	Market	Cost	Market
State, county, and municipals	$26,575	$26,124	$28,587	$28,497	$33,306	$32,949
Corporate	-	-	-	-	4,629	4,613
Mortgage backed securities (MBS)	42,458	41,253	44,076	43,488	45,659	45,000
Total investment securities	$69,033	$67,377	$72,663	$71,985	$83,594	$82,562

Landmark invests primarily in mortgage backed securities and obligations of state, county and municipal governments. All of Landmark’s mortgage backed securities are residential securities issued by FNMA, GNMA or FHLMC. During 2016, Landmark sold $3.9 million in mortgage backed securities and $1.8 million in municipal bonds to fund loan growth. In addition, Landmark experienced $535 thousand in called bonds. Landmark purchased $23.4 million in mortgage backed securities and $8.1 million in municipal bonds to deploy excess liquidity and replace securities sold and called. During 2017, Landmark sold $4.6 million in mortgage backed securities, $4.2 million in municipals, and $3.6 million in corporate bonds to fund loan growth and had $255 thousand in called securities. Landmark purchased $8.5 million in mortgage backed securities to deploy excess liquidity when market conditions were favorable.

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Total loans, including mortgage loans held-for-sale averaged $469.9 million during the three months ended March 31, 2018, or 84.6% of earning assets, as compared to $407.0 million, or 80.9% of average earning assets, for the three months ended March 31, 2017. Total loans, including mortgage loans held-for-sale, averaged $434.4 million during the year ended December 31, 2017, or 82.3% of earning assets, as compared to $351.7 million, or 74.6% of average earning assets for the year ended December 31, 2016. At December 31, 2017, total loans, including mortgage loans held-for-sale, were $468.0 million, compared to $381.1 million at December 31, 2016, an increase of $86.9 million, or 22.8%.

The growth in Landmark’s loan portfolio is attributable to strong demand in First Landmark Bank’s primary markets. Landmark’s bankers are expected to maintain calling efforts to develop relationships with customers, and its philosophy is to be responsive to customer needs by providing decisions in a timely manner.

The table below provides a summary of the loan portfolio composition at the periods indicated.

COMPOSITION OF LOAN PORTFOLIO

	As of		As of
	March 31,		December 31,
(Dollars in thousands, except percentages)	2018		2017		2016
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Construction, land development, and other land loans	$84,041	17.84%	$76,060	16.21%	$53,610	14.05%
Secured by farmland	1,790	0.38	1,852	0.39	948	0.25
Secured by 1-4 family residential properties, including MLHFS	43,277	9.19	42,442	9.04	30,020	7.87
Secured by multifamily (5 or more) residential properties	19,983	4.24	21,319	4.54	8,076	2.12
Secured by nonfarm nonresidential properties	243,636	51.73	246,039	52.43	209,043	54.78
Loans secured by real estate	392,727	83.38	387,712	82.63	301,697	79.06
Commercial and industrial loans	76,704	16.29	79,938	17.04	78,657	20.61
Consumer loans	1,567	0.33	1,590	0.34	1,228	0.32
Total gross loans	470,998	100.00%	469,240	100.00%	381,582	100.00%
Deferred loan fees	2,207		2,232		1,873
Total loans, net of deferred fees	468,791		467,008		379,709
Allowance for loan losses	(5,003)		(5,062)		(4,971)
Total net loans	$463,788		$461,946		$374,738

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in Landmark’s market areas and for Landmark in particular, to obtain a security interest or lien in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. In general, Landmark prefers real estate collateral to many other potential collateral sources, such as accounts receivable, inventory and equipment.

The principal component of Landmark’s loan portfolio is real estate mortgage loans. At March 31 2018, this category totaled $392.7 million and represented 83.38% of the total loan portfolio, compared to $387.7 million, or 82.63%, and $301.7 million, or 79.06%, of the total loan portfolio at year-end 2017 and 2016, respectively.

Loans secured by real estate increased $5.0 million from year-end December 2017 to March 31, 2018. This loan category increased $86.0 million, or 28.5%, from year-end December 2017 as compared to year-end 2016, due to increased loan demand during 2017.

Loans secured by nonfarm nonresidential properties (“commercial mortgage loans”) decreased $2.4 million to $243.6 million at March 31, 2018, compared to $246.0 million at December 31, 2017. Commercial mortgage loans are the single largest category of loans and at March 31, 2018 accounts for 51.73% of the portfolio. Landmark’s management team has a great deal of experience and expertise in commercial mortgages.

Real estate construction, land development and other land loans totaled $84.0 million at March 31, 2018, an increase of $8.0 million from December 31, 2017’s balance of $76.1 million. Real estate construction loans increased $22.4 million during 2017 over year-end 2016. At March 31, 2018, this loan type accounted for 17.84% of the total loan portfolio.

Commercial and industrial loans totaled $76.7 million at March 31, 2018, compared to $79.9 million at December 31, 2017. During 2017, commercial and industrial loans increased $1.3 million as compared to year end 2016.

Allowance for Loan Losses, Provision and Asset Quality.

Allowance for Loan Losses and Provision. The allowance for loan losses represents management’s estimate of probable inherent credit losses in the loan portfolio. Management determines the allowance based on an ongoing evaluation of risk as it correlates to potential losses within the portfolio. Increases to the allowance are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

In the determination of the allowance, management utilizes credit administration’s independent analysis of the minimum required loan loss reserve for First Landmark Bank. In this analysis, problem loans are reviewed for impairment or for loss exposure based on their payment performance, probability of default, and value of the collateral. These totals are then specifically allocated to the reserve. The loan portfolio is then divided into various homogeneous risk pools utilizing primarily collateral codes and internal risk ratings. Historical losses are used to estimate the probable loss in the current portfolio using both an average loss methodology and a migration loss methodology. In the absence of actual historical loss experience on a particular segment of loans, Landmark utilizes the loss experience of its peer group as obtained from published sources adjusted for the environmental and economic conditions and factors. The methodologies considered are subjective and vary for each risk pool based on systematic risk relative to its ability to estimate losses. Loss allocations are adjusted for changes in the economy, problem loans, payment performance, loan policy, management, credit administration systems, credit concentrations, loan growth, and other elements over the time periods utilized in the methodology. The adjusted loss allocations are then applied to the current balances in their respective loan pools. Loss allocations are totaled, yielding the required allowance for loan losses.

Management incorporates the data from the allowance calculation with interim changes to that data in its ongoing determination of the allowance for loan losses. Management then takes into consideration other factors that may support an allowance in excess of required minimums. These factors include systems changes, historically high loan growth, changes in the economy, and bank management and lending practices at the time the loans were made. Management believes that the data it uses in determining the allowance for loan losses is sufficient to estimate the potential losses in the loan portfolio; however, actual results could differ from management’s estimates.

The following table presents a summary of changes in the allowance for loan losses for the periods and dates indicated.

ALLOWANCE foR LOAN LOSSES

	The Three Months Ended		The Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,
(Dollars in thousands, except percentages)	2018	2017	2017	2016
Total loans outstanding, net of deferred costs	$468,791	$409,276	$467,008	$379,709
Average loans outstanding, net of deferred costs	$469,037	$406,257	$433,410	$349,806
Allowance for loan losses at beginning of period	$5,062	$4,971	$4,971	$3,755
Charge-offs:
Loans secured by real estate	-	-	-	-
Commercial and industrial loans	2,070	-	2,500	106
Consumer loans	-	-	-	-
All other loans	-	-	-	-
Total charge-offs	2,070	-	2,500	106
Recoveries:
Loans secured by real estate	1	1	5	7
Commercial and industrial loans	-	2	68	12
Consumer loans	-	-	-	53
All other loans	-	18	18	-
Total recoveries	1	21	91	72
Net charge-offs	2,069	(21)	2,409	34
Provision for loan losses	2,010	400	2,500	1,250
Allowance for loan losses at period end	$5,003	$5,392	$5,062	$4,971
Allowance for loan losses to period end loans	1.07%	1.32%	1.08%	1.31%
Net charge-offs to average loans	1.79%	-0.02%	0.56%	0.01%

Landmark’s overall asset quality indicators have continued to remain strong. However, a significant loan charge-off resulted in a provision expense of $2.0 million during the three months ended March 31, 2018. Provision expense of $2.5 million and $1.3 million were recognized for years ended December 31, 2017 and December 31, 2016, respectively.

In late 2016, one large, longstanding commercial lending relationship began to show signs of financial decline. The loan was restructured and placed on nonaccrual status in the first quarter of 2017. During the fourth quarter of 2017, based on an evaluation of the borrower’s financial condition and value of underlying collateral, Landmark charged off $2,500,000 related to this credit. In the first quarter of 2018, the assets of the company were repossessed and an additional charge off of $2,070,000 was taken. Other assets at March 31, 2018, include $1.1 million in remaining collateral which was sold subsequent to quarter-end.

Allocation of the Allowance for Loan Losses. While no portion of the allowance is in any way restricted to any individual loan or group of loans and the entire allowance is available to absorb losses from any and all loans, the following table represents management’s allocation of the allowance for loan losses to specific loan categories for the periods indicated.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	As of		As of
	March 31,		December 31,
(Dollars in thousands, except percentages)	2018		2017		2016
	Amount	Percent of Loans in each Category to Total Loans	Amount	Percent of Loans in each Category to Total Loans	Amount	Percent of Loans in each Category to Total Loans
Real estate - commercial	$2,532	50.61%	$2,740	54.14%	$2,290	46.07%
Real estate - residential	400	8.00	355	7.01	443	8.91
Real estate - construction development land	555	11.09	434	8.58	404	8.13
Commercial	1,336	26.70	1,307	25.82	1,617	32.53
Consumer and other	180	3.60	225	4.45	217	4.37
	$5,003	100.00%	$5,061	100.00%	$4,971	100.00%

Nonperforming Assets. The following table presents Landmark’s nonperforming assets for the dates indicated.

NONPERFORMING ASSETS

	As of		As of
	March 31,	March 31,	December 31,	December 31,
(Dollars in thousands, except percentages)	2018	2017	2017	2016
Nonaccrual Loans	$338	$7,694	$3,429	$2,634
Loans past due 90 days or more and still accruing	-	-	-	-
Total nonperforming loans	338	7,694	3,429	2,634
Other real estate owned	-	1,658	-	1,658
Other non-performing assets	1,101	-	-	-
Total nonperforming assets	$1,439	$9,352	$3,429	$4,292
Allowance for loan losses to period end loans	1.07%	1.32%	1.08%	1.31%
Allowance for loan losses to period end non- performing loans	1.79	(0.02)	0.56	0.01
Net charge-offs to average loans	1.79	(0.02)	0.56	0.01
Nonperforming assets to period end loans and foreclosed property	0.31	2.28	0.73	1.13
Nonperforming loans to period end loans	0.07%	1.88%	0.73%	0.69%

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that the collection of interest is doubtful. When a loan is placed on nonaccrual status, all accrued interest on the loan is reversed and deducted from earnings as a reduction of interest income. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. Payments received while a loan is on nonaccrual status will be applied to the outstanding principal balance. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan which would necessitate additional charges to the allowance for loan losses.

Total nonperforming assets decreased $2.0 million to $1.4 million at March 31, 2018, from $3.4 million at December 31, 2017. The decrease is due to resolution of the problem credit discussed above. Strong asset quality has been and will continue to be a primary focus of management.

Deposits. Deposits, which include noninterest-bearing demand deposits, interest-bearing demand deposits, money market accounts, savings and time deposits, are the primary funding source for First Landmark Bank. First Landmark Bank offers a variety of products designed to attract and retain customers, with primary focus on building and expanding customer relationships. Management continues to focus on establishing a comprehensive relationship with business and consumer borrowers, seeking deposits as well as lending relationships.

The following table details the composition of First Landmark Bank’s  deposit portfolio at the dates indicated.

COMPOSITION OF DEPOSITS

	As of		As of
	March 31,		December 31,
(Dollars in thousands, except percentages)	2018		2017		2016
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Noninterest-bearing demand deposits	$126,944	27.87%	$133,668	28.00%	$120,257	26.60%
Interest-bearing demand deposits	64,823	14.23	65,691	13.76	66,103	14.62
Savings and money market deposits	137,054	30.09	143,828	30.13	135,473	29.96
Time less than $100k	18,080	3.97	20,162	4.22	21,636	4.79
Time greater than $100k and less than $250k	49,614	10.89	55,511	11.63	55,050	12.18
Time greater than $250k	58,932	12.95	58,571	12.28	53,599	11.85
Total deposits	$455,447	100.00%	$477,431	100.00%	$452,118	100.00%

Total deposits were $455.4 million at March 31, 2018, a decrease of $22.0 million, or 4.6%, from December 31, 2017. A primary focus of management has been on maintaining and building noninterest bearing deposit growth, which currently totals $126.9 million, 27.87% of total deposits. During the year ended December 31, 2017, non-interest bearing deposits increased $13.4 million, 11.1% increase from 2016. Savings and money market accounts also increased while interest-bearing deposit accounts experienced a slight decline. Time deposits are a relatively small portion of total deposits and experienced a small increase in 2017.

Other Funding Sources

Landmark supplements its deposit funding with wholesale funding to improve the net interest margin, manage interest rate risk and support earning asset growth. Federal Home Loan Bank advances totaled $40 million at March 31, 2018 and December 31, 2017, an increase of $15 million over advances outstanding at December 31, 2016. During 2017, Landmark completed the private placement of $13 million in subordinated notes. Proceeds were used to pay off a $6.3 million holding company loan and to provide additional capital to First Landmark Bank.

At March 31, 2018, First Landmark Bank had $37 million in available unsecured Federal Funds Lines of Credit, $52.3 million in available FHLB borrowing capacity and $2.9 million in Federal Reserve borrowing capacity. These funding sources total $48.6 million in available capacity representing 10.7% of total deposits.

Liquidity

Market and public confidence in Landmark’s financial strength and financial institutions in general will largely determine First Landmark Bank’s access to appropriate levels of liquidity. This confidence is significantly dependent on First Landmark Bank’s ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Landmark measures its liquidity position by giving consideration to both on− and off−balance sheet sources of and demands for funds on a daily, weekly and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate−based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost−effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows. In this process, Landmark focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet Landmark’s needs.

Funds are available from a number of basic banking activity sources including the core deposit base, the repayment and maturity of loans and investment security cash flows. Other potential funding sources include FHLB borrowings, federal funds purchased, bank repurchase agreements and the Fed Discount window.

Cash and cash equivalents at March 31, 2018, December 31, 2017 and 2016 were $11.6 million, $24.6 million, and $52.7 million, respectively. Based on the current balances of cash and cash equivalents combined with $48.6 in additional wholesale borrowing capacity, Landmark’s liquidity resources were sufficient at March 31, 2018 to fund loans and meet other cash needs as necessary.

Contractual Obligations

While Landmark’s liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations.

CONTRACTUAL OBLIGATIONS
March 31, 2018

(Dollars in thousands)	Due in 1 year or less	Due after 1 through 3 years	Due after 3 through 5 years	Due after 5 years	Total
Federal Home Loan Bank advances	$20,000	$15,000	$5,000	$-	$40,000
Other borrowings	300	600	600	15,100	16,600
Lease commitments	461	830	622	-	1,913
Certificates of deposit of less than $250k	31,345	27,184	9,165	-	67,694
Certificates of deposit of $250k or more	28,069	27,628	3,235	-	58,932
Total contractual obligations	$80,175	$71,242	$18,622	$15,100	$185,139

Credit Extension Commitments

Landmark is party to credit related financial instruments with off balance sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded in the balance sheets. Landmark’s exposure to credit loss is represented by the contractual amounts of these commitments. Landmark follows the same credit policies in making commitments as it does for on balance sheet instruments.

Landmark’s off balance sheet arrangements are summarized in the following table for the periods indicated.

CREDIT EXTENSION COMMITMENTS

	As of	As of
	March 31,	December 31,
	2018	2017	2016
	Amount	Amount	Amount
Unfunded lines	$56,949	$56,777	$63,018
Letters of credit	2,877	2,884	3,546
Total credit extension commitments	$59,826	59,661	66,564

Interest Sensitivity and Market Risk

Interest Sensitivity. Landmark monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring techniques employed by Landmark are simulation analyses to estimate the impact of changes in interest rates on the bank net interest margin and economic value of equity. These techniques are augmented by “gap” analysis.

In simulation analysis, we review each individual asset and liability category and their projected behavior in various different interest rate environments. These projected behaviors are based upon management’s past experiences and upon current competitive environments, including the various environments in the different markets in which we compete. Using this projected behavior and differing rate scenarios as inputs, the simulation analysis generates as output projections of net interest income and economic value of equity, at such varying interest rates. Landmark also periodically verifies the validity of this approach by comparing actual results with those that were projected in previous models.

Another technique used in interest rate management, but to a lesser degree than simulation analysis, is the measurement of the interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

Landmark evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. Landmark uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates First Landmark Bank’s interest rate sensitivity at March 31, 2018, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

INTEREST SENSITIVITY ANALYSIS
March 31, 2018

(Dollars in thousands)
Interest earning assets	0-3 Mos	3-12 Mos	1-3 Yrs	> 3 Yrs	Total
Loans	$189,121	$60,662	$105,593	$114,844	$470,220
Securities	3,716	3,749	13,982	48,250	69,697
Cash balances in other banks	9,303	-	-	-	9,303
Total interest earning assets	$202,140	$64,411	$119,575	$163,094	$549,220

Interest bearing liabilities
Interest bearing transaction accounts	$43,418	$-	$5,617	$15,788	$64,823
Savings and money market deposits	108,125	7,266	20,425	1,238	137,054
Time deposits and other borrowed funds	30,061	51,005	69,209	32,978	183,253
Total interest-bearing liabilities	$181,604	$58,271	$95,251	$50,004	$385,130

Interest sensitivity gap
Period gap	$20,536	$6,140	$24,324	$113,090	$164,090
Cumulative gap	20,536	26,676	51,000	164,090
Cumulative gap RSA/RSL	111.31%	111.12%	115.22%	142.61%

Landmark generally benefits from increasing market rates of interest when it has an asset-sensitive gap (a cumulative positive number) and generally benefits from decreasing market interest rates when it is liability sensitive (a cumulative negative number). As shown in the table above, Landmark is asset sensitive on a cumulative basis throughout all time horizons. The interest sensitivity analysis presents only a static view of the timing and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those are viewed by management as significantly less interest sensitive than market-based rates such as those paid on non-core deposits. For this and other reasons, management relies more upon the simulation analysis (as noted above) in managing interest rate risk. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Market Risk. Landmark’s earnings are dependent, to a large degree, on its net interest income, which is the difference between interest income earned on all earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and interest rates. Landmark’s market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. Landmark seeks to reduce its exposure to market risk through actively monitoring and managing interest rate risk. Management relies on simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 400 basis points below the current prevailing rates to 400 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain earning assets and interest bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources. Simulation analysis is augmented by review of First Landmark Bank’s static “gap” analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which helps quantify the degree of market risk inherent in Landmark’s balance sheet.

The following table illustrates the results of Landmark’s simulation analysis to determine the extent to which market risk would affect net interest margin for the next twelve months if prevailing interest rates increased or decreased by the specified amounts from current rates. As noted above, this model uses estimates and assumptions in asset and liability account rate reactions to changes in prevailing interest rates. However, to isolate the market risk inherent in the balance sheet, the model assumes that no growth in the balance sheet occurs during the projection period. This model also assumes an immediate and parallel shift in interest rates, which would result in no change in the shape or slope of the interest rate yield curve. Because of the inherent use of these estimates and assumptions in the simulation model to derive this market risk information, the actual results of the future impact of market risk on Landmark’s net interest margin may differ from that found in the table.

MARKET RISK

	As of	As of
Change in prevailing interest rates	March 31, 2018	December 31, 2017
+400 basis points	(13.03)%	(9.83)%
+300 basis points	(10.01)	(8.76)
+200 basis points	(6.80)	(5.10)
+100 basis points	(3.44)	(2.53)
0 basis points	-	-
-100 basis points	2.18	0.49
-200 basis points	2.22	(0.40)
-300 basis points	5.83	9.57
-400 basis points	21.73	24.41

Capital Resources

Total shareholders’ equity at March 31, 2018 was $58.3 million or 10.2% of total assets. At December 31, 2017, total shareholders’ equity was $58.4 million, or 9.8% of total assets, compared to $51.8 million, or 9.5% of total assets, at December 31, 2016. The increase in shareholders’ equity as a percentage of total assets from December 2016 is primarily a result of earnings generated during 2017.

The bank regulatory agencies have established risk based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk based capital. First Landmark Bank’s objective is to maintain its current status as a “well-capitalized institution” as that term is defined by its regulators. As of March 31, 2018, the most recent notification from the FDIC categorized First Landmark Bank as well-capitalized under the regulatory framework for prompt corrective action.

Under the terms of the regulatory guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk−weighted assets of 6%. A minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5% and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on First Landmark Bank.

The following table has selected capital ratios at March 31, 2018, and December 31, 2017 and 2016, for First Landmark Bank.

CAPITAL ADEQUACY ANALYSIS

(Dollars in thousands, except percentages)	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
As of March 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$68,338	12.41%	$44,043	8.00%	$55,054	10.00%
Tier I Capital (to Risk Weighted Assets)	$63,109	11.46%	$33,032	6.00%	$44,043	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$63,109	11.46%	$24,774	4.50%	$35,785	6.50%
Tier I Capital (to Average Assets)	$63,109	11.00%	$22,950	4.00%	$28,687	5.00%
As of December 31, 2017
Total Capital (to Risk Weighted Assets)	$68,706	12.08%	$19,095	8.00%	$23,868	10.00%
Tier I Capital (to Risk Weighted Assets)	$62,791	11.14%	$14,321	6.00%	$19,095	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$62,791	11.14%	$10,741	4.50%	$15,514	6.50%
Tier I Capital (to Average Assets)	$62,791	10.69%	$10,937	4.00%	$13,672	5.00%
As of December 31, 2016
Total Capital (to Risk Weighted Assets)	$54,445	11.03%	$16,228	8.00%	$20,286	10.00%
Tier I Capital (to Risk Weighted Assets)	$49,292	9.98%	$8,114	4.00%	$12,171	6.00%
Tier I Capital (to Average Assets)	$49,292	9.29%	$9,632	4.00%	$12,040	5.00%

COMPARISON OF RIGHTS OF NCC STOCKHOLDERS AND LANDMARK SHAREHOLDERS

If the merger is completed, holders of Landmark common stock will receive shares of NCC common stock in exchange for shares of Landmark common stock that are not converted into the right to receive cash pursuant to the terms of the merger agreement. Landmark is a corporation organized under the laws of the State of Georgia, and NCC is a corporation organized under the laws of the State of Delaware. The following is a summary comparison of certain provisions of Georgia and Delaware law, as well as the governing documents of Landmark and NCC, particularly as they relate to the rights of Landmark shareholders under the GBCC, as well as Landmark’s articles of incorporation and bylaws, and the rights of NCC’s stockholders under the Delaware General Corporation Law (the “DGCL”) and NCC’s certificate of incorporation and bylaws. While this summary provides a comparison of the material provisions of Georgia and Delaware law and of the governing documents of Landmark and NCC, it may not contain all of the information that is important to you. NCC urges you to read the governing documents of each company and the provisions of Georgia and Delaware law that are relevant to a full understanding of the governing documents, fully and in their entirety. NCC has previously filed copies of its certificate of incorporation and bylaws with the SEC. To find out where you can obtain these documents, see “Where You Can Find More Information,” beginning on page 106. Copies of Landmark’s articles of incorporation and bylaws are available from Landmark upon written request.

Landmark	NCC

CAPITAL STOCK
Authorized Capital Stock:

Landmark’s articles of incorporation authorize the issuance of 10,000,000 shares of common stock, par value $5.00 per share.

As of June 7, 2018, Landmark had 3,908,932 shares of common stock outstanding, all of which are shares of voting common stock.

NCC’s certificate of incorporation authorizes the issuance of 30,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.

As of June 7, 2018, NCC had 17,245,827 shares of common stock and no shares of preferred stock outstanding.

Assuming that (i) no holders of Landmark common stock dissent from the merger and (ii) the maximum number of shares of NCC common stock are issued in the merger (including shares issuable upon the exercise of outstanding options to purchase Landmark common stock that are subject to accelerated vesting as a result of the merger), the holders of Landmark common stock and options will have the right to receive, in the aggregate, a maximum of 2,528,367 shares of NCC common stock as a result of the merger.

Voting Rights (Other than Election of Directors):

The GBCC provides that, unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, a bylaw adopted by the shareholders or the GBCC requires a greater number of affirmative votes.

Landmark’s bylaws provide that if a quorum is present, a majority of the shares represented at a meeting and entitled to vote on the subject matter shall determine any matter coming before the meeting, unless a different vote is required by the GBCC, by the articles of incorporation, or by the bylaws.

The DGCL provides that, unless otherwise set forth in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders’ meeting require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present.

NCC’s certificate of incorporation provides that each record holder of common stock is entitled to one vote for each share held. The voting rights, if any, of the holders of NCC preferred stock remain undetermined until fixed by resolution of NCC’s board of directors.

NCC’s bylaws provide that, except as otherwise provided by law, its certificate of incorporation or its bylaws or in respect of the election of directors, all matters to be voted on by its stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

Landmark	NCC

Voting Rights in a Merger or Sale Transaction:

The GBCC requires that, after adopting a plan of merger or share exchange, the board of directors of each corporation party to the merger and the board of the directors of the corporation whose shares will be acquired in the share exchange shall submit the plan of merger or share exchange for approval by its shareholders. Unless otherwise required by the GBCC, the articles of incorporation, the bylaws, or the board of directors, a plan of merger must be approved by (i) a majority of all the votes entitled to be case on the plan by all shares entitled to vote on the plan, voting as a single voting group; and (ii) a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation.

Landmark’s articles of incorporation do not provide for any special voting requirements for merger or sales, and the specific period of time during which Landmark’s bylaws required a supermajority vote of directors for change in control transactions has expired.

The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or (iii) either no shares of common stock of the surviving corporation are to be issued in the merger, or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than twenty percent (20%).

In addition, the DGCL permits the merger of one corporation, of which at least ninety percent (90%) of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.

Neither NCC’s articles of incorporation or bylaws provide for any special voting requirements for mergers or sales.

Preemptive Rights:

Under the GBCC, with certain exceptions, the shareholders of a corporation do not have a preemptive right to acquire the corporation’s unissued or treasury shares, if any, except to the extent that the articles of incorporation so provide. Landmark’s articles of incorporation do not provide for preemptive rights.

Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. NCC’s certificate of incorporation does not provide for preemptive rights.

Dividends:

Under the GBCC, the board of directors of a corporation may authorize, and the corporation may make, distributions to its shareholders, subject to restriction by the articles of incorporation; provided, however, that no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Substantially all of the funds available for the payment of dividends by Landmark are derived from Landmark’s bank subsidiary, First Landmark Bank, and there are various statutory limitations on the ability of First Landmark Bank to pay dividends to Landmark.

Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by NCC are derived from NCC’s bank subsidiary, NBC, and there are various statutory limitations on the ability of NBC to pay dividends to NCC.

NCC’s bylaws provide that dividends, if any, may be declared by the board at any regular or special meeting and may be paid in cash, in property or in shares of stock.

Landmark	NCC

BOARD OF DIRECTORS
Duties of Directors Generally:

The GBCC provides that all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction, and subject to the oversight, of, its board of directors, subject to any limitation set forth in the articles of incorporation, in certain rights, options, or warrants permitted by the GBCC or in an agreement among the shareholders meeting certain statutory requirements. Landmark’s articles of incorporation do not contain any limitations on the power of the board of directors.

Under the GBCC, a director shall discharge his or her duties as a director, including his duties as a member of a committee: (i) in good faith; and (ii) with the degree of care that an ordinarily prudent person in a like position would exercise under similar circumstances.

In performing his or her duties, a director may rely upon (i) other officers, employees, or agents of the corporation whom the director reasonably believed to be reliable and competent in the functions performed; and (ii) information, data, opinions, reports, or statements provided by officers, employees, agents of the corporation, legal counsel, public accountants, investment bankers, or other persons as to matters involving the skills, expertise, or knowledge reasonably believed to be reliable and within such person’s professional or expert competence. There shall be a presumption that the process a director followed in arriving at decisions was done in good faith and that such director has exercised ordinary care; provided that this presumption of good faith and ordinary care may be rebutted by evidence that such process constitutes gross negligence by being a gross deviation of the standard of care of a director in a like position and similar circumstances.

The GBCC permits a corporation’s articles of incorporation to contain a provision that, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors that such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered. Landmark’s articles of incorporation do not contain such a provision.

The DGCL provides that the business and affairs of every corporation organized under Delaware law will be managed by or under a board of directors, except as may be otherwise provided in the certificate of incorporation.

The standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the corporation’s affairs to use that level of care that ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Neither the DGCL nor NCC’s certificate of incorporation or bylaws contains provisions specifically allowing directors to consider the interests of other constituencies; however, Delaware case law permits such consideration under certain circumstances, provided that the interests to be considered bear some rational relationship to the interests of the stockholders.

Landmark	NCC

Size of the Board of Directors and Qualifications of Directors:

The GBCC provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws.

The GBCC permits the articles of incorporation or bylaws to prescribe qualifications for directors. Under Landmark’s bylaws, when a director reaches the age of 75, he or she shall automatically become an honorary director.

Landmark’s articles of incorporation provide for an initial board of directors consisting of two members. Landmark’s articles of incorporation further provide that directors may be elected at any meeting of Landmark’s shareholders at which directors are to be elected and a quorum is present by the affirmative vote of the holders of a majority of shares present at the meeting in person or by valid proxy. Landmark’s bylaws provide that the board of directors shall consist of not less than five nor more than 25 members, with the exact number within such minimum and maximum to be fixed and determined from time to time by resolution of the board of directors , or by resolution of the shareholders at any annual or special meeting of shareholders. The board of directors may increase or decrease the number of directors by not more than two in any one year, as long as such increase or decrease does not place the number of directors at less than five or more than 25.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or determined in the manner provided in, the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors may be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation or bylaws to prescribe qualifications for directors. NCC’s bylaws provide that, in order to be eligible for election as a director, the candidate must be nominated in accordance with the procedures described in NCC’s bylaws or corporate governance guidelines, as applicable, and must provide certain prescribed information to NCC.

NCC’s certificate of incorporation and bylaws provide that the board of directors shall consist of such number of members to be fixed from time to time by resolution adopted by the board of directors; provided, however, that the total number of directors may never be less than three or more than 20.

NCC’s board of directors is currently composed of 15 members; however, under the merger agreement, NCC has agreed to take all steps required under its organizational documents to increase the size of the board of directors as of the effective time of the merger, and to appoint a current Landmark director to the board. All directors are elected annually for a one-year term and until a successor is elected and qualified.

Classification of Board of Directors:

The GBCC provides that the articles of incorporation or a bylaw adopted by the shareholders may provide for staggering the terms of the directors by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be. In that event, the terms of directors in the first group expire at the first annual shareholders’ meeting after their election, the terms of the second group expire at the second annual shareholders’ meeting after their election, and the terms of the third group, if any, expire at the third annual shareholders’ meeting after their election. At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of two years or three years, as the case may be, to succeed those whose terms expire.

Landmark does not have a classified board of directors.

The DGCL permits, but does not require, a classified board of directors, which can be divided into classes with staggered terms of office, with only one class of directors standing for election each year.

NCC does not have a classified board of directors.

Landmark	NCC

Shareholder Voting Rights for Election of Directors:

The GBCC provides that, unless the articles of incorporation or a bylaw adopted by the board of directors of a corporation with shares listed on a national securities exchange that fixes a greater voting requirement for the election of directors provide otherwise, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Action to elect directors may be taken at a meeting only if a quorum is present.

Landmark’s articles of incorporation provide that directors shall be elected by the affirmative vote of the holders of a majority of shares present at any meeting of shareholders at which directors are to be elected and at which a quorum is present.

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present.

NCC’s bylaws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a plurality of the votes cast by shares of NCC common stock at any meeting for the election of directors at which a quorum is present shall elect directors.

Cumulative Voting:

The GBCC provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. Landmark’s articles of incorporation do not provide for cumulative voting in the election of directors.

The DGCL provides that cumulative voting is not permissible in the election of directors unless a corporation’s certificate of incorporation provides otherwise. NCC’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Shareholder Nominations of Directors:

Landmark’s bylaws do not provide any limitations on shareholder nominations of directors.

NCC’s bylaws provide that, in order to make a nomination for director before the annual meeting of stockholders, a stockholder (1) must be a stockholder of record at the time of giving of notice of such annual meeting and at the time of the annual meeting, (2) must be entitled to vote at such annual meeting and (3) must comply with the procedures in the bylaws as to such nominations.

Nominations by stockholders must be made in writing and delivered or mailed to the Secretary of NCC no earlier than 150 nor later than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, or if no annual meeting was held in the preceding year, then notice must be received no earlier than 150 days before nor less than 120 days before the annual meeting, unless the first public announcement of the date of such meeting is less than 130 days before the date of such annual meeting, in which case notice must be given no later than the 10th day following the day on which such announcement is made.

Landmark	NCC

A stockholder’s notice must set forth, among other things, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address of such stockholder, as they appear on NCC’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (B) (i) the class or series and number of shares of NCC that are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (ii) certain details about all ownership interests in NCC common stock held by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote NCC common stock, (iii) any direct or indirect interest of such stockholder in any contract with NCC, any affiliate of NCC or any principal competitor of NCC, (iv) any rights to dividends on the shares of NCC held by such stockholder and any beneficial owner that are separated or separable from the underlying shares of NCC, (v) any proportionate interest in shares NCC held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (vi) any performance-related fees (other than an asset-based fee) that such stockholder or any beneficial owner is entitled to, based on any increase or decrease in the value of shares of NCC, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (vii) any direct or indirect interest of such stockholder or beneficial owner in any contract with NCC, any affiliate of NCC or any principal competitor of NCC (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act.

As to any proposed nominee, the stockholder’s notice must also set forth: (1) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election or otherwise pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) a notarized affidavit executed by the nominee attesting to the nominee’s eligibility and willingness to serve as a director and providing consent to be named in a proxy statement as a nominee, (3) a description of all direct and indirect compensation and any other material relationships between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (4) a description of any voting commitments and/or any other arrangements or obligations by which the nominee is or will be bound as a director, (5) a questionnaire completed by the proposed nominee containing, among other things, information relating to stock exchange listing requirements for director independence that are applicable to NCC and (6) any other information relating to the proposed nominee that is required to be disclosed in a proxy statement on Schedule 14A for solicitation of proxies for election of directors under the Exchange Act and pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of NCC are traded.

Landmark	NCC

Removal of Directors:

Under the GBCC, shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. In addition, if the directors have staggered terms as permitted by the GBCC, then directors may be removed only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

Landmark’s articles of incorporation and bylaws provide that the shareholders may remove one or more directors with or without cause by the affirmative vote of shareholders entitled to case at least a majority of the votes that all shareholders would be entitled to cast at an annual election of directors.

Under the DGCL, the holders of a majority of the shares entitled to vote may effect a removal of any director with or without cause.

Vacancies on the Board of Directors:

The GBCC provides that, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors: (i) the shareholders may fill the vacancy; (ii) the board of directors may fill the vacancy; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

Landmark’s bylaws provide that the board directors, even though less than a quorum, may fill any vacancy on the board, including a vacancy created by an increase in the number of directors. Any appointment by the directors shall continue until the expiration of the term of the director whose place has become vacant, or, in the case of an increase in the number of directors, until the next meeting of shareholders.

When any vacancy occurs on NCC’s board of directors, whether as a result of the creation of a new directorship or the death, resignation, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.

Liability of Directors and Officers:

The GBCC provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, for acts or omissions that involve intentional misconduct or a knowing violation of law, for certain unlawful distributions and for any transaction from which the director received an improper personal benefit.

Landmark’s articles of incorporation contain a provision consistent with the GBCC, and further provide that any repeal or modification of such provision by the shareholders shall be prospective only and shall not adversely affect any right or protection of a director of Landmark existing at the time of such repeal or modification.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, for certain unlawful dividends and redemptions and for any transaction from which the director derived an improper personal benefit.

NCC’s certificate of incorporation contains a provision consistent with the DGCL and further provides that any amendment to the DGCL authorizing corporate action that would further eliminate or limit the liability of directors will have the effect of eliminating the personal liability of NCC directors to the fullest extent permitted by such amendment. Conversely, any repeal or modification of the provisions of the NCC certificate of incorporation that limit director liability will not adversely affect any right or protection of a director of NCC existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Landmark	NCC

Indemnification:

The GBCC provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct.

The GBCC further provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The GBCC further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Landmark	NCC

Landmark’s articles of incorporation provide that its directors and officers will be indemnified by Landmark to the fullest extent authorized by the GBCC against any and all expenses, liabilities, or other matters addressed in the GBCC, provided that such indemnification shall not apply to any appropriation, in violation of his or her duties, of any business opportunity of the corporation, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, certain unlawful distributions of corporate assets to shareholders, or any transaction from which the director received an improper personal benefit.

Landmark’s bylaws provide that an individual made party to a proceeding because he or she is or was a directors, honorary director, or officer of Landmark or, while a director, honorary director or officer of Landmark is or was serving at the request of Landmark for another corporation, may be indemnified by Landmark for any and all expenses, liability and loss actually and reasonably incurred in connection with the proceeding if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification by Landmark may not be permitted if the party is adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving his or her official capacity. Landmark shall indemnify any director, honorary director, or officer of Landmark against reasonable expenses incurred by him or her in connection with a proceeding if he or she was successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue or matter which occurred because he or she is or was a director, honorary director or officer of the corporation.

Landmark’s bylaws further provide for the advancement of expenses to a director, honorary director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnished Landmark with written affirmation of his or her good faith belief that he or she has meet the standard of conduct required under the bylaws for indemnification and he or she furnishes Landmark with a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification. The bylaws also permit Landmark to provide for indemnification and advancement of expenses to employees and other agents to the same or any lesser extent as a director or officer.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

NCC’s bylaws provide that its directors, officers and (to the extent approved by the board of directors) other agents will be indemnified by NCC to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as directors, officers or other agents on behalf of the corporation.

NCC’s bylaws further provide for the advancement of expenses to directors and officers in defending any proceeding prior to its final disposition; provided, that to the extent required by law, an advancement of expenses will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. The bylaws also permit NCC’s board of directors to provide for indemnification and advancement of expenses to employees and other agents to the extent and in the manner permitted by the DGCL.

NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in NCC’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, NCC has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require NCC to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. NCC is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by NCC regarding the maintenance of directors’ and officers’ liability insurance.

NCC’s bylaws authorize NCC to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at NCC’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not NCC would have the power or obligation to indemnify such person against the liability.

Landmark	NCC

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

The GBCC precludes an interested shareholder (one owning 10% or more of the company’s outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the company for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder (excluding certain shares in the calculation of percentage owned); or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock (excluding certain shares in the calculation of percentage owned) and the business combination was approved by the holders of a majority of the voting stock entitled to vote on the business combination, excluding voting stock held by certain persons. The protection of the statute is available only if the company “opts in” by adopting a bylaw provision specifically providing that the statute shall apply. Landmark has not opted into this statute.

Landmark’s bylaws provide that a majority of the shares represented at a meeting and entitled to vote on the subject matter shall determine any matter coming before the meeting, unless a different vote is required by the GBCC, the articles of incorporation, or the bylaws.

Landmark’s board of directors has unanimously approved and adopted the merger agreement and recommends that the shareholders of Landmark vote FOR the merger proposal. The approval of the merger proposal will require the affirmative vote of holders of a majority of the issued and outstanding shares of Landmark common stock as of the record date for the special meeting.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that such person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

NCC has not opted out of the protections of Section 203 of the DGCL.

Landmark	NCC

MEETINGS AND ACTIONS BY SHAREHOLDERS

Ability to Call Special Meetings of Shareholders:

The GBCC provides that a corporation shall hold a special meeting of shareholders: (1) on the call of its board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws; (2) in the case of a corporation having more than 100 shareholders of record, if the holders of at least 25%, or such greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, sign, date and deliver to the corporation one or more demands in writing or by electronic transmission for the meeting describing the purpose or purposes for which it is to be held; or (3) in the case of a corporation having 100 or fewer shareholders of record, if the holders of at least 25%, or such lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the corporation one or more demands in writing or by electronic means for the meeting describing the purpose or purposes for which it is to be held.

Landmark’s bylaws provide that special meetings of shareholders may be called at any time by Landmark’s President, Chairman of the Board, the Board of Directors, or by the corporation upon the written request of any one or more shareholders owning an aggregate of not less than twenty-five percent (25%) of the outstanding capital stock of the corporation entitled to vote in an election of directors.

Under the DGCL, special meetings of stockholders may be called by the board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

NCC’s bylaws provide that special meetings of stockholders may be called only by a resolution of the board of directors. The bylaws further provide that only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to NCC’s notice of meeting.

Notice of Meetings of Shareholders:

The GBCC provides that a corporation shall notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten nor more than 60 days before the meeting date. Notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called, but notice of a special meeting must include a description of the purpose or purposes for which the meeting is called. If not otherwise provided by the GBCC or the bylaws, the record date for determining shareholders entitled to notice of and to vote at an annual or special shareholders’ meeting is the close of business on the date before the first notice is delivered to shareholders.

The bylaws may fix or provide the manner of fixing the record date for one or more voting groups in order to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. If the bylaws do not fix or provide for fixing a record date, the board of directors of the corporation may fix a future date as the record date; however, a record date may not be more than 70 days before the meeting or action requiring a determination of shareholders.

Landmark’s bylaws provide that the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date to be not more than seventy (70) days and, in case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed, then the record date for any determination of shareholders which may be proper or required by law shall be the date on which notice is mailed in the case of a shareholders’ meeting.

The DGCL provides that written notice of an annual or special meeting must be given or mailed to each stockholder entitled to vote at such meeting at least ten but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting. In the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice not less than 20 days before the meeting. NCC’s bylaws provide for stockholder notice consistent with the DGCL.

Landmark	NCC

Quorum for Shareholder Meetings:

The GBCC generally provides that a quorum for a shareholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the articles of incorporation provide otherwise.

Landmark’s bylaws provide that a majority of the shares entitled to be voted, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders.

The DGCL generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

NCC’s bylaws provide that generally a majority of the voting power of all outstanding shares of common stock entitled to vote at a meeting is necessary and sufficient to constitute a quorum.

Submission of Shareholder Proposals:

Landmark’s bylaws do not contain any procedures for shareholders to follow in connection with making any proposal to be considered at a meeting of shareholders.

NCC’s bylaws contain certain requirements for stockholders to follow in connection with making any proposal to be considered at a meeting of stockholders. These requirements are similar to those required for the nomination of directors, as described above. If the stockholder’s notice relates to a proposal of business other than a director nomination, the notice must also set forth (1) a brief description of the business proposed, (2) the reasons for conducting such business, (3) any material interest of such stockholder and beneficial owner, if any, in such business, (4) the text of the proposal and (5) a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

Shareholder Action Without a Meeting:

The GBCC provides that action required or permitted be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action or, if provided in the articles of incorporation, by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

Landmark’s articles of incorporation do not contain such a provision. Landmark’s bylaws provide that any action required to be taken at a meeting, or that may be taken at a meeting, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by each of the shareholders entitled to vote with respect to the subject matter thereof. Upon filing with the officer of the corporation having custody of the books and records, such consent shall have the same force and effect as a unanimous vote of the shareholders at a special meeting called for the purpose of considering the action authorized.

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NCC’s certificate of incorporation provides that no action of stockholders may be taken without a meeting of stockholders, and the stockholders do not have the power to take any action by written consent.

Landmark	NCC

Rights of Inspection:

List of Shareholders. Under the GBCC, a corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders’ meeting after fixing a record date for a meeting. The list must be available for inspection by any shareholder, his or her agent, or his or her attorney (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting upon request; or (ii) during ordinary business hours at the principal place of business of the corporation.

Landmark’s bylaws provide that the officer or agent having charge of the stock transfer books of the corporation shall provide for inspection of any shareholder at, and continuously during, every meeting of the shareholders, a complete alphabetical list of shareholders showing the address and share holdings of each shareholder; provided, that if the record of shareholders readily shows such information, it may be produced in lieu of such a list.

Corporate Books and Records. Under the GBCC, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the shareholder gives the corporation written notice of his demand at least five (5) business days before the date on which he wishes to inspect and copy: (1) excerpts from minutes of any meeting of the board of directors or the shareholders and records of action taken by any committee of the board of directors or by the shareholders or board of directors without a meeting; (2) accounting records of the corporation; and (3) the list of shareholders; provided, however, that a shareholder may inspect and copy these records only if: (a) his demand is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder; (b) he describes with reasonable particularity his purpose and the records he desires to inspect; (c) the records are directly connected with his purpose; and (d) the records are to be used only for the stated purpose. The right of inspection may not be abolished or limited by a corporation’s articles of incorporation or bylaws; however, it may be limited by a corporation’s articles of incorporation or bylaws for shareholders owning two percent or less of the shares outstanding.

Landmark’s bylaws limit the right of inspection to shareholders owning more than two percent of the outstanding shares of the corporation.

List of Stockholders. Under the DGCL, a corporation generally is required to prepare, at least ten days prior to a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders’ meeting by any stockholder who is present.

Corporate Books and Records. Under the DGCL, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

Landmark	NCC

RIGHTS OF DISSENTING SHAREHOLDERS

The dissenters’ rights of Landmark shareholders are governed in accordance with the GBCC. Under the GBCC, a record shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions: (1) the consummation of a plan of merger to which the corporation is party if shareholder approval is required and the shareholder is entitled to vote on the merger (subject to certain exceptions), or if the corporation is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange (subject to certain exceptions); (4) an amendment to the corporation’s articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; (5) any corporate action taken pursuant to a shareholder vote to the extent that the GBCC, the corporation’s articles of incorporation or bylaws or a resolution of the corporation’s board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (6) a transaction, to the extent that the corporation’s articles of incorporation or a resolution of the corporation’s board of directors provides for dissenters’ rights relating to such a transaction.

Landmark shareholders will have dissenters’ rights with respect to the merger. See “Dissenters’ Rights” beginning on page 72.

NCC stockholders are not entitled to vote on the merger described herein and therefore do not have appraisal rights with respect to the merger.

AMENDMENT OF GOVERNING DOCUMENTS

Amendments to Articles or Certificate of Incorporation:

The GBCC provides that an amendment to a corporation’s articles of incorporation must, in general, be adopted by the board of directors through a resolution setting forth the proposed amendment and that the shareholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any); provided, however, that the articles of incorporation may require a greater vote.

The DGCL generally provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

NCC’s certificate of incorporation provides that any provisions of the certificate of incorporation may be amended, altered, changed or repealed, subject to any requirements or restrictions of the DGCL.

Amendments to the Bylaws:

The GBCC provides that the board of directors may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation reserve this power exclusively to the shareholders in whole or in part, or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal the bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by the board of directors.

Landmark’s articles of incorporation provide that the board of directors shall have the right by the affirmative vote of a majority of all directors then in office, and the shareholder shall have the right by the affirmative vote of a majority of the issued and outstanding shares entitled to vote in an election of directors, to adopt, amend or repeal the bylaws. Landmark’s bylaws provide that the may be altered or amended and new bylaws adopted at any annual or special meeting of the shareholders or by the Board of Directors at any regular or special meeting of the Board of Directors. Shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors. Except as may be provided by the articles of incorporation, action by the shareholders with respect to the bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the Board of Directors shall be taken by an affirmative vote of a majority of all directors then holding office.

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

NCC’s certificate of incorporation provides that the board of directors is expressly authorized to make, repeal, alter, amend or rescind from time to time any or all of the bylaws. NCC’s bylaws provide that they may be amended, altered or repealed or added to by the board of directors or the stockholders.

Landmark	NCC

SHAREHOLDER RIGHTS PLANS

Landmark does not have a shareholder rights plan currently in effect.	NCC does not have a stockholder rights plan currently in effect.

SHARE TRANSFER RESTRICTIONS

Landmark does not have a shareholder agreement, and transfer of Landmark common stock is not restricted, except as required by law.	NCC does not have a stockholders agreement, and transfer of NCC common stock is not restricted, except as required by law.

EXCLUSIVE FORUM

The GBCC does not affirmatively permit the articles of incorporation or bylaws to contain an “exclusive forum” provision, and neither Landmark’s articles of incorporation nor its bylaws contain such a provision.

The DGCL provides that the certificate of incorporation or the bylaws may require, consistent with applicable jurisdictional requirements, that any or all internal corporate claims shall be brought solely and exclusively in any or all of the courts in the State of Delaware, and no provision of the certificate of incorporation or the bylaws may prohibit bringing such claims in the courts of Delaware.

NCC’s certificate of incorporation provides that the certificate of incorporation, bylaws and internal affairs of NCC shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless NCC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NCC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NCC to the company or its stockholders, (iii) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the requirement that the court have personal jurisdiction over the indispensable parties named as defendants. NCC or any current or former director or officer of NCC made a party to any actual or threatened action to which the foregoing provision applies shall be entitled to an injunction and/or specific performance without any requirement to post bond. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of NCC shall be deemed to have notice of and to have consented to the foregoing provisions.

LEGAL MATTERS

Maynard, Cooper & Gale, P.C. has provided an opinion to NCC as to the validity of the shares of common stock that NCC will issue in the merger. The material United States federal income tax consequences of the merger have also been passed upon by Maynard, Cooper & Gale, P.C. Certain additional legal matters relating to the merger will be passed upon for NCC by Maynard, Cooper & Gale, P.C. and for Landmark by Bryan Cave Leighton Paisner LLP. Members of Maynard, Cooper & Gale, P.C. own shares of NCC common stock representing on an aggregate basis less than 1% of the total number of shares of NCC’s common stock outstanding.

EXPERTS

The audited consolidated financial statements of NCC, incorporated by reference into this document, have been audited by Porter Keadle Moore, LLC, independent registered public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this document in reliance upon such report of Porter Keadle Moore, LLC given on the authority of such firm as experts in auditing and accounting.

The audited consolidated financial statements of Landmark as of and for the years ended December 31, 2017 and 2016 have been included herein and have been audited by Porter Keadle Moore, LLC, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

OTHER MATTERS

Landmark’s management is not aware of any other matters to come before the special meeting. If any other matter not mentioned in this proxy statement-prospectus is brought before the special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

NCC

If the merger is completed, Landmark shareholders will become stockholders of NCC. In order for a proposal by a stockholder of NCC to be eligible to be included in the proxy statement for the 2019 annual meeting of stockholders pursuant to the proposal process prescribed by SEC Rule 14a-8, the proposal must be received by the Corporate Secretary at National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, on or before December 21, 2018.

If a stockholder proposal or nomination of a candidate for election as a director is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under NCC’s advance notice bylaw provision (Section 1.4(a) of the bylaws), the proposal must be received by the Corporate Secretary at National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209 not earlier than December 23, 2018 or later than January 22, 2019, together with the necessary supporting documentation required under that bylaw provision.

Landmark

If the merger occurs, there will be no Landmark annual meeting of shareholders for 2019. If the merger is not completed, Landmark will hold its 2019 annual meeting in accordance with its current governing documents and as required by Georgia law.

WHERE YOU CAN FIND MORE INFORMATION

NCC has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of NCC common stock to be issued in connection with the merger. This proxy statement-prospectus is a part of that registration statement and constitutes the prospectus of NCC in addition to being a proxy statement for Landmark shareholders. The registration statement, including this proxy statement-prospectus and the attached annexes and exhibits, contains additional relevant information about NCC and NCC common stock.

NCC also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as NCC, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by NCC with the SEC are also available, at no cost, at NCC’s website at http://www.nationalbankofcommerce.com, or by contacting NCC at the address and telephone number set forth below.

The web addresses of the SEC and NCC are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement-prospectus, information on those web sites is not part of this proxy statement-prospectus.

As permitted by SEC rules, NCC “incorporates by reference” into this proxy statement-prospectus the information in documents it files with the SEC, which means that NCC can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement-prospectus. Some information contained in this proxy statement-prospectus updates the information incorporated by reference and some information filed by NCC subsequently with the SEC will automatically update this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents listed below that NCC previously filed with the SEC (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the date of the special meeting). They contain important information about NCC and its financial condition.

SEC Filing (SEC File No. 001-36878)	Period or Date Filed

Annual Report on Form 10-K	For the year ended December 31, 2017, filed on March 9, 2018

Quarterly Report on Form 10-Q	For the quarter ended March 31, 2018, filed on May 10, 2018

Proxy Statement on Schedule 14A	Filed on April 20, 2018

Current Reports on Form 8-K	Filed on January 5, 2018, January 19, 2018, January 25, 2018, February 7, 2018, March 21, 2018, April 24, 2018, May 1, 2018 and May 25, 2018

Description of NCC’s common stock contained in a registration statement filed under the Exchange Act	Form 8-A, filed on March 16, 2015

In addition, NCC also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the Landmark special meeting, provided that NCC is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, NCC has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to NCC, and Landmark has supplied all information contained in this proxy statement-prospectus relating to Landmark.

You can obtain any of the documents incorporated by reference from the SEC. Documents incorporated by reference are also available from NCC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from NCC at the following address and phone number:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

Landmark shareholders requesting documents must do so by [●], 2018, to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from NCC, NCC will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Landmark does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither NCC nor Landmark has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that have been incorporated in this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than the date of this proxy statement-prospectus, and neither the mailing of this proxy statement-prospectus to Landmark shareholders nor the issuance of NCC common stock in the merger shall create any implication to the contrary.

Landmark Bancshares, inc. AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 2018 and December 31, 2017

(Unaudited)

	2018	2017
Assets
Cash and due from banks	$2,274,210	9,628,507
Interest bearing deposits in other banks	9,303,054	14,923,662
Cash and cash equivalents	11,577,264	24,552,169
Investment securities available-for-sale	67,376,701	71,985,032
Other investments	2,319,900	2,273,600
Mortgage loans held for sale	714,624	981,147
Loans, net	463,787,622	461,946,690
Premises and equipment, net	7,813,559	7,779,013
Bank owned life insurance	5,735,827	5,701,773
Goodwill	5,576,880	5,576,880
Core deposit intangible	922,700	973,029
Accrued interest receivable and other assets	6,088,363	4,660,321
Receivable from sale of branch location	-	8,880,417
Total assets	$571,913,440	595,310,071
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing demand	$126,943,711	133,668,363
Interest-bearing demand	64,822,839	65,690,727
Money market and savings	137,054,425	143,828,271
Time	126,626,622	134,244,033
Total deposits	455,447,597	477,431,394
Securities sold under agreements to repurchase	430,669	1,017,331
Federal Home Loan Bank advances	40,000,000	40,000,000
Notes payable	3,600,000	3,900,000
Subordinated debentures	12,595,460	12,584,526
Accrued interest payable and other liabilities	1,489,029	1,939,803
Total liabilities	513,562,755	536,873,054
Commitments
Shareholders’ equity:
Common stock, $5.00 par value; authorized 10,000,000 shares; 4,374,040 and 4,313,495 shares issued, respectively	21,870,200	21,567,475
Additional paid-in capital	26,837,769	26,490,076
Retained earnings	16,788,669	16,798,265
Accumulated other comprehensive income (loss)	(1,230,853)	(503,699)
Treasury stock, at cost, 473,208 shares	(5,915,100)	(5,915,100)
Total shareholders’ equity	58,350,685	58,437,017
Total liabilities and shareholders’ equity	$571,913,440	595,310,071

See accompanying notes to unaudited consolidated financial statements.

Landmark Bancshares, inc. AND SUBSIDIARY

Consolidated Statements of Earnings

For the Three Months Ended March 31, 2018 and 2017

(Unaudited)

	2018	2017
Interest income:
Interest and fees on loans	$6,491,351	5,345,562
Interest on taxable investment securities	284,264	325,597
Interest on non-taxable investment securities	107,717	115,623
Interest on deposits in other banks and federal funds sold	53,294	22,230
Total interest income	6,936,626	5,809,012
Interest expense:
Interest expense on deposits	770,010	650,298
Interest on other borrowings	404,735	163,324
Total interest expense	1,174,745	813,622
Net interest income	5,761,881	4,995,390
Provision for loan losses	2,010,000	400,000
Net interest income after provision for loan losses	3,751,881	4,595,390
Other income:
Service charges on deposit accounts	75,003	75,998
Mortgage banking services	278,910	194,178
Gain on sale of SBA loans	199,929	550,987
Other	162,511	164,451
Total other income	716,353	985,614
Other expenses:
Salaries and employee benefits	2,855,615	2,559,896
Occupancy and equipment	394,579	355,030
Other	976,153	893,378
Total other expenses	4,226,347	3,808,304
Earnings before income tax expense	241,887	1,772,700
Income tax expense	17,972	589,548
Net earnings	$223,915	1,183,152

See accompanying notes to unaudited consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the Three Months Ended March 31, 2018 and March 31, 2017

(Unaudited)

	2018	2017
Net earnings	$223,915	1,183,512
Other comprehensive income (loss), net of income taxes:
Unrealized (losses) gains on securities available-for-sale:
Holding (losses) gains arising during period, net of tax $(251,155) and $282,457, respectively	(727,154)	466,764
Total other comprehensive income (loss)	(727,154)	466,764
Comprehensive income (loss)	$(503,239)	1,650,276

See accompanying notes to unaudited consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2018

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance, December 31, 2017	$21,567,475	26,490,076	16,798,265	(503,699)	(5,915,100)	58,437,017

Stock compensation expense	-	24,723	-	-	-	24,723

Proceeds from exercise of options	302,725	322,970	-	-	-	625,695

Dividends paid	-	-	(233,511)	-	-	(233,511)

Change in unrealized gain/loss on investment securities available-for-sale, net of tax	-	-	-	(727,154)	-	(727,154)

Net earnings	-	-	223,915	-	-	223,915

Balance, March 31, 2018	$21,870,200	26,837,769	16,788,669	(1,230,853)	(5,915,100)	58,350,685

See accompanying notes to unaudited consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017

(Unaudited)

	2018	2017
Cash flows from operating activities:
Net earnings	$223,915	1,183,152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion, net	395,611	414,924
Provision for loan losses	2,010,000	400,000
Stock option expense	24,723	11,433
Increase in cash surrender value of life insurance	(34,054)	(36,813)
Change in:
Loans held for sale	266,523	990,081
Accrued interest receivable and other assets	(1,176,887)	(367,064)
Accrued interest payable and other liabilities	(243,791)	(735,176)
Net cash provided by operating activities	1,466,040	1,860,537
Cash flows from investing activities :
Proceeds from maturities, calls and paydowns of investment securities available-for-sale	3,491,986	1,788,293
Proceeds from sales of other investments	425,000	-
Purchases of other investments	(471,300)	(288,200)
Net change in loans	(3,850,932)	(29,546,680)
Purchases of premises and equipment	(230,858)	(81,638)
Net cash used by investing activities	(636,104)	(28,128,225)
Cash flows from financing activities:
Net change in deposits	(13,310,363)	(8,343,296)
Net change in repurchase agreements	(586,662)	(1,046,039)
Repayment of notes payable	(300,000)	(300,000)
Repayment of FHLB advances	(15,000,000)	-
Proceeds from FHLB advances	15,000,000	5,000,000
Proceeds from exercise of stock options	625,695	-
Dividends paid	(233,511)	(192,022)
Net cash provided by financing activities	(13,804,841)	(4,881,357)
Change in cash and cash equivalents	(12,974,905)	(31,149,045)
Cash and cash equivalents at beginning of year	24,552,169	52,724,931
Cash and cash equivalents at end of year	$11,577,264	21,575,886
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,178,677	813,749
Cash paid for income taxes	$1,045,000	545,000
Noncash financing and investing activities:
Change in unrealized gain/loss on investment securities available-for-sale, net of tax	$(727,154)	466,764

See accompanying notes to unaudited consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements

(1)	Basis of Presentation

General

The unaudited financial statements include the accounts of Landmark Bancshares, Inc. (“LBI”) and its wholly-owned subsidiary, First Landmark Bank (the “Bank”). The Bank provides a full range of commercial and consumer banking services throughout metropolitan Atlanta, Georgia. The Bank is primarily regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“DBF”), and undergoes periodic examinations by these regulatory agencies.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly LBI’s consolidated financial statements for the periods presented, and all such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

These interim financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission and, therefore, certain information and footnote disclosures normally presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted or abbreviated. These financial statements should be read in conjunction with LBI’s audited financial statements and footnotes contained elsewhere in this proxy statement-prospectus.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Bank may undertake in the future. Estimates are used in accounting for, among other items, the allowance for loan losses, useful lives for depreciation and amortization, the fair value of financial instruments, and contingencies. Estimates that are particularly susceptible to significant change, and are therefore critical accounting policies, include the determination of the allowance for loan losses and valuation of other real estate. Management does not anticipate any material changes to estimates in the near term. Factors that may cause sensitivity to the aforementioned estimates include, but are not limited to, external market factors such as market interest rates and employment rates, changes to operating policies and procedures, and changes in applicable banking regulations and economic conditions. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the financial statements in any individual reporting period presented.

(2)	Net Earnings per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share are computed by dividing net income by the sum of dilutive common shares issuable and the weighted-average number of shares of common stock outstanding during the period.

	For the Three Months Ended March 31,
	2018	2017
Net earnings available to common shareholders	$224	1,182
Weighted average common shares outstanding	3,882,139	3,840,287
Dilutive effect of stock options	$60,394	53,821
Diluted common shares	3,942,533	3,894,108
Basic earnings per common share	$0.06	0.31
Diluted earnings per common share	$0.06	0.30

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements, continued

(3)	Investment Securities

Investment securities available-for-sale at March 31, 2018 and December 31, 2017 are as follows:

March 31, 2018:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
State, county and municipals	$26,575,443	84,863	536,959	26,123,347
Mortgage-backed securities	42,457,857	47,142	1,251,645	41,253,354
	$69,033,300	132,005	1,788,604	67,376,701
December 31, 2017:
State, county and municipals	$28,587,294	210,366	301,066	28,496,594
Mortgage-backed securities	44,076,029	139,977	727,568	43,488,438
	$72,663,323	350,343	1,028,634	71,985,032

The following outlines the unrealized losses and fair value by investment category at March 31, 2018 and December 31, 2017.

	March 2018		December 2017
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
State, county and municipals	$11,180,601	166,874	4,838,665	57,148
Mortgage-backed securities	22,465,543	514,652	17,869,936	238,811
Total less than 12 months	33,647,144	681,526	22,708,601	295,959
Unrealized loss for more than 12 months:
State, county and municipals	5,935,767	370,085	6,075,678	243,918
Mortgage-backed securities	16,015,700	736,993	16,581,979	488,757
Total more than 12 months	21,951,467	1,107,078	22,657,657	732,675
	$55,598,611	1,788,604	45,366,258	1,028,634

At March 31, 2018 and December 31, 2017, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades or the repayment sources of principal and interest are backed by government entities. The Company does not intend to sell the investments and it is not likely that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.

The amortized cost and estimated fair value of securities available-for-sale at March 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Investment Securities with Maturities:	Amortized Cost	Estimated Fair Value
Within 1 year	$-	-
1 to 5 years	10,105,448	10,101,946
6 to 10 years	15,365,438	14,905,150
10 years or more	1,104,557	1,116,251
Mortgage-backed securities	42,457,857	41,253,354
	$69,033,300	67,376,701

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements, continued

(4)	Loans, Allowance for Loan Losses and Credit Quality

Major classifications of loans at March 31, 2018 and December 31, 2017 are summarized as follows:

	March 2018	December 2017
Commercial, financial and agricultural	$77,632,430	82,577,635
Real estate – mortgage	294,653,249	298,624,303
Real estate – construction	74,004,723	61,005,581
Consumer	24,707,245	27,032,614
	470,997,647	469,240,133
Less: Allowance for loan losses	5,003,033	5,061,804
Deferred loan fees	2,206,992	2,231,639
Net loans	$463,787,622	461,946,690

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in metropolitan Atlanta, Georgia. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Loan performance is dependent upon the borrowers' businesses in this trade area and the real estate market.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2018 and December 31, 2017:

March 31, 2018:	Commercial, Financial and Agricultural	Real estate- Mortgage	Real estate- Construction	Consumer	Total
Balance, beginning of year	$1,469,705	2,577,511	789,149	225,439	5,061,804
Provisions charged to operating expense	1,941,252	(51,045)	165,338	(45,545)	2,010,000
Loans charged off	(2,070,000)	-	-	-	(2,070,000)
Recoveries	1,229	-	-	-	1,229
Balance, end of year	$1,342,186	2,526,466	954,487	179,894	5,003,033
Ending balance, individually evaluated for impairment	$74,025	-	-	-	74,025
Ending balance, collectively evaluated for impairment	$1,268,162	2,526,465	954,487	179,894	4,929,008
Loans:
Individually evaluated for Impairment	$474,025	868,159	-	-	1,342,184
Collectively evaluated for Impairment	$77,158,405	293,785,090	74,004,723	24,707,245	469,655,463
December 31, 2017:
Balance, beginning of year	$1,613,209	2,294,141	846,467	217,281	4,971,098
Provisions charged to operating expense	2,283,911	265,249	(57,318)	8,158	2,500,000
Loans charged off	(2,500,000)	-	-	-	(2,500,000)
Recoveries	72,585	18,121	-	-	90,706
Balance, end of year	$1,469,705	2,577,511	789,149	225,439	5,061,804
Ending balance, individually evaluated for impairment	$-	-	-	-	-
Ending balance, collectively evaluated for impairment	$1,469,705	2,577,511	789,149	225,439	5,061,804
Loans:
Individually evaluated for Impairment	$3,535,607	829,909	-	-	4,365,516
Collectively evaluated for Impairment	$79,042,028	297,794,394	61,005,581	27,032,614	464,874,617

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements, continued

(4)	Loans, Allowance for Loan Losses and Credit Quality, continued

The Bank individually evaluates material loans for impairment that are on nonaccrual status or are rated substandard (as described below). Additionally, all troubled debt restructurings are evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recognized using a cash basis method of accounting during the time within that period in which the loans were impaired.

The following tables present impaired loans by class of loans as of March 31, 2018 and December 31, 2017:

March 31, 2018:	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with related allowance:
Commercial, financial and agricultural	$-	-	-	-	-
Real estate-mortgage	-	-	-	-	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Impaired loans without related allowance:
Commercial, financial and agricultural	$512,275	512,275	-	2,023,941	-
Real estate-mortgage	829,909	829,909	-	834,930	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired loans:
Commercial, financial and agricultural	$512,275	512,275	-	2,023,941	-
Real estate-mortgage	829,909	829,909	-	829,909	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
December 31, 2017:
Impaired loans with related allowance:
Commercial, financial and agricultural	$-	-	-	-	-
Real estate-mortgage	-	-	-	-	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Impaired loans without related allowance:
Commercial, financial and agricultural	$3,535,607	3,535,607	-	4,539,118	333,514
Real estate-mortgage	829,909	829,909	-	834,930	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired loans:
Commercial, financial and agricultural	$3,535,607	3,535,607	-	4,539,118	333,514
Real estate-mortgage	829,909	829,909	-	834,930	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements, continued

(4)	Loans, Allowance for Loan Losses and Credit Quality, continued

The following tables present the aging of the recorded investment in past due loans and nonaccrual loans as of March 31, 2018 and December 31, 2017, by class of loans:

March 31, 2018:	30–59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total	Non- Accrual
Commercial, financial, and agricultural	$77,032	-	-	77,032	77,555,398	77,632,430	90,406
Real estate-mortgage	1,187,437	-	-	1,187,437	293,465,812	294,653,249	-
Real estate-construction	-	-	-	-	74,004,723	74,004,723	250,529
Consumer	-	-	-	-	24,707,245	24,707,245	-
Total	$1,264,469	-	-	1,264,469	469,733,178	470,997,647	340,935
December 31, 2017:
Commercial, financial, and agricultural	$-	-	-	-	82,577,635	82,577,635	3,157,507
Real estate-mortgage	901,186	39,465	-	940,651	297,683,652	298,624,303	-
Real estate-construction	175,448	-	-	175,448	60,830,133	61,005,581	271,899
Consumer	-	-	-	-	27,032,614	27,032,614	-
Total	$1,076,634	39,465	-	1,116,099	468,124,034	469,240,133	3,429,406

There were no loans greater than 90 days past due and still accruing at March 31, 2018 or December 31, 2017.

The Bank categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Watch. Weakness exists that could cause future impairment, including the deterioration of financial ratios, past due status and questionable management capabilities. Collateral values generally afford adequate coverage, but may not be immediately marketable.

Substandard. Specific and well-defined weaknesses exist that may include poor liquidity and deterioration of financial ratios. The loan may be past due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

Doubtful. Specific weaknesses characterized as Substandard that are severe enough to make collection in full unlikely. There is no reliable secondary source of full repayment.

Loss. Loans categorized as Loss have the same characteristics as Doubtful; however, probability of loss is certain. Loans classified as such are generally charged-off.

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements, continued

(4)	Loans, Allowance for Loan Losses and Credit Quality, continued

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of March 31, 2018 and December 31, 2017, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

March 31, 2018:	Pass	Watch	Substandard	Total
Commercial, financial and agricultural	$70,088,106	7,075,818	468,506	77,632,430
Real estate-mortgage	287,865,186	5,919,903	868,160	294,653,249
Real estate-construction	73,755,553	95,093	154,077	74,004,723
Consumer	24,707,245	-	-	24,707,245
	$456,416,090	13,090,814	1,490,743	470,997,647
December 31, 2017:
Commercial, financial and agricultural	$72,505,787	6,536,240	3,535,608	82,577,635
Real estate-mortgage	291,929,373	5,865,021	829,909	298,624,303
Real estate-construction	60,830,133	-	175,448	61,005,581
Consumer	27,032,614	-	-	27,032,614
	$452,297,907	12,401,261	4,540,965	469,240,133

(5)	Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets.  Investment securities available-for-sale are recorded at fair value on a recurring basis.

Fair Value Hierarchy

The Company groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.  These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2 –

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets which are recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds.  Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds.  Securities classified as Level 3 include asset-backed securities in less liquid markets.

Landmark Bancshares, Inc. and Subsidiary

Notes to Financial Statements, continued

(5)	Fair Value Measurements and Disclosures, continued

Loans

The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  Impaired loans in which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is utilized or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Assets Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of March 31, 2018 and December 31, 2017 (in 000’s):

March 31, 2018:	Level 1	Level 2	Level 3	Total
State, county and municipals	$-	26,123	-	26,123
Mortgage-backed securities	-	41,254	-	41,254
	$-	67,377	-	67,377
December 31, 2017:
State, county and municipals	$-	28,497	-	28,497
Mortgage-backed securities	-	43,488	-	43,488
	$-	71,985	-	71,985

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  Assets measured at fair value on a nonrecurring basis are included in the table below as of March 31, 2018 and December 31, 2017 (in 000’s):

March 31, 2018:	Level 1	Level 2	Level 3	Total
Impaired loans	$-	-	-	-
December 31, 2017:
Impaired loans	$-	-	2,999	2,999

Landmark Bancshares, Inc.

and Subsidiary

Consolidated Financial Statements

December 31, 2017 and 2016

(with Independent Auditor’s Report thereon)

Independent Auditor’s Report

To the Board of Directors and Stockholders

Landmark Bancshares, Inc. and subsidiary

Marietta, Georgia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Landmark Bancshares, Inc. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

February 13, 2018

Landmark Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Cash and due from banks	$9,628,507	15,086,909
Interest bearing deposits in other banks	14,923,662	37,638,022
Cash and cash equivalents	24,552,169	52,724,931
Investment securities available-for-sale	71,985,032	82,561,761
Other investments	2,273,600	1,560,400
Mortgage loans held for sale	981,147	1,412,786
Loans, net	461,946,690	374,737,790
Premises and equipment, net	7,779,013	12,548,477
Bank owned life insurance	5,701,773	5,555,350
Goodwill	5,576,880	5,576,880
Core deposit intangible	973,029	1,174,345
Accrued interest receivable and other assets	4,660,321	6,179,632
Receivable from sale of branch location	8,880,417	-
Total assets	$595,310,071	544,032,352
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing demand	$133,668,363	120,257,691
Interest-bearing demand	65,690,727	66,102,528
Money market and savings	143,828,271	135,472,704
Time	134,244,033	130,285,088
Total deposits	477,431,394	452,118,011
Securities sold under agreements to repurchase	1,017,331	1,327,023
Federal Home Loan Bank advances	40,000,000	25,000,000
Notes payable	3,900,000	10,500,000
Subordinated debentures	12,584,526	-
Accrued interest payable and other liabilities	1,939,803	3,295,015
Total liabilities	536,873,054	492,240,049
Commitments
Stockholders’ equity:
Common stock, $5.00 par value; authorized 10,000,000 shares; 4,313,495 shares issued	21,567,475	21,567,475
Additional paid-in capital	26,490,076	26,436,233
Retained earnings	16,798,265	10,347,048
Accumulated other comprehensive (loss) income	(503,699)	(643,353)
Treasury stock, at cost, 473,208 shares	(5,915,100)	(5,915,100)
Total stockholders’ equity	58,437,017	51,792,303
Total liabilities and stockholders’ equity	$595,310,071	544,032,352

See accompanying notes to consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Earnings

For the Years Ended December 31, 2017 and 2016

	2017	2016
Interest income:
Interest and fees on loans	$23,425,412	19,616,763
Interest on taxable investment securities	1,254,943	1,173,718
Interest on non-taxable investment securities	449,002	412,822
Interest on deposits in other banks and federal funds sold	140,336	298,736
Total interest income	25,269,693	21,502,039
Interest expense:
Interest expense on deposits	2,792,720	2,465,928
Interest on other borrowings	1,083,817	518,269
Total interest expense	3,876,537	2,984,197
Net interest income	21,393,156	18,517,842
Provision for loan losses	2,500,000	1,250,000
Net interest income after provision for loan losses	18,893,156	17,267,842
Other income:
Service charges on deposit accounts	307,913	276,001
Gain on sale of investments	78,000	101,562
Mortgage banking services	908,752	1,186,177
Gain on sale of SBA loans	2,135,525	1,939,043
Gain (loss) on sale of premises and equipment	4,247,807	(38,452)
Net gain on sale and write down other real estate	-	140,632
Other	714,294	598,251
Total other income	8,392,291	4,203,214
Other expenses:
Salaries and employee benefits	10,688,959	9,350,637
Occupancy and equipment	1,196,655	1,189,671
Other	3,851,914	3,608,020
Total other expenses	15,737,528	14,148,328
Earnings before income tax expense	11,547,919	7,322,728
Income tax expense	4,332,956	2,482,819
Net earnings	$7,214,963	4,839,909

See accompanying notes to consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2017 and 2016

	2017	2016
Net earnings	$7,214,963	4,839,909
Other comprehensive income (loss), net of income taxes:
Unrealized (losses) gains on securities available-for-sale:
Holding (losses) gains arising during period, net of tax $163,007 and $718,421, respectively	269,372	(1,187,202)
Reclassification adjustment for gains included in earnings, net of tax $29,406 and $38,289, respectively	(48,594)	(63,273)
Total other comprehensive income (loss)	220,778	(1,250,475)
Comprehensive income	$7,435,741	3,589,434

See accompanying notes to consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance, December 31, 2015	$21,567,475	26,395,483	6,236,247	607,122	-	54,806,327

Stock compensation expense	-	40,750	-	-	-	40,750

Purchase of treasury stock			-	-	(5,915,100)	(5,915,100)

Dividends paid	-	-	(729,108)	-	-	(729,108)

Change in unrealized gain/loss on investment securities available-for-sale, net of tax	-	-	-	(1,250,475)	-	(1,250,475)

Net earnings	-	-	4,839,909	-	-	4,839,909

Balance, December 31, 2016	21,567,475	26,436,233	10,347,048	(643,353)	(5,915,100)	51,792,303

Stock compensation expense	-	53,843	-	-	-	53,843

Dividends paid	-	-	(844,870)	-	-	(844,870)

Change in unrealized gain/loss on investment securities available-for-sale, net of tax	-	-	-	220,778	-	220,778

Reclassification adjustment for tax rate change	-	-	81,124	(81,124)	-	-

Net earnings	-	-	7,214,963	-	-	7,214,963

Balance, December 31, 2017	$21,567,475	26,490,076	16,798,265	(503,699)	(5,915,100)	58,437,017

See accompanying notes to consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net earnings	$7,214,963	4,839,909
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion, net	1,596,699	1,555,053
Provision for loan losses	2,500,000	1,250,000
Stock option expense	53,843	40,750
Gain on sale of investments	(78,000)	(101,562)
Deferred income tax expense	2,000,577	150,561
Net (gain) loss on the sale of premises and equipment	(4,247,807)	38,452
Net gain on sale and write down of other real estate	-	(140,632)
Increase in cash surrender value of life insurance	(146,423)	(151,262)
Change in:
Loans held for sale	431,639	536,895
Accrued interest receivable and other assets	(614,867)	(69,686)
Accrued interest payable and other liabilities	(1,355,212)	962,444
Net cash provided by operating activities	7,355,412	8,910,922
Cash flows from investing activities :
Purchases of investment securities available-for-sale	(9,854,332)	(31,473,966)
Proceeds from maturities, calls and paydowns of investment securities available-for-sale	7,757,568	10,465,068
Proceeds from sales of investment securities available-for-sale	12,406,163	5,622,065
Proceeds from sales of other investments	459,000	39,300
Purchases of other investments	(1,172,200)	(84,000)
Net change in loans	(89,708,900)	(52,094,597)
Proceeds from sales of other real estate	-	3,206,485
Purchases of premises and equipment	(536,953)	(817,917)
Net cash used by investing activities	(80,649,654)	(65,137,562)
Cash flows from financing activities:
Net change in deposits	25,313,383	79,316,788
Net change in repurchase agreements	(309,692)	895,367
Repayment of notes payable	(6,600,000)	(300,000)
Proceeds from note payable	-	6,300,000
Proceeds from subordinated debentures	13,000,000	-
Offering costs on subordinated debentures	(437,341)	-
Repayment of FHLB advances	(65,800,000)	(5,000,000)
Proceeds from FHLB advances	80,800,000	5,000,000
Purchases of treasury stock	-	(5,915,100)
Dividends paid	(844,870)	(729,108)
Net cash provided by financing activities	45,121,480	79,567,947
Change in cash and cash equivalents	(28,172,762)	23,341,307
Cash and cash equivalents at beginning of year	52,724,931	29,383,624
Cash and cash equivalents at end of year	$24,552,169	52,724,931
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,180,437	2,838,737
Cash paid for income taxes	$2,117,000	665,000
Noncash financing and investing activities:
Change in unrealized gain/loss on investment securities available-for-sale, net of tax	$220,778	(1,250,475)
Proceeds held in escrow received from sale of branch location	$8,880,417	-

See accompanying notes to consolidated financial statements.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Nature of Operations

Landmark Bancshares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly owned subsidiary, First Landmark Bank (the “Bank”). The Company is subject to regulation under the Bank Holding Company Act of 1956.

Landmark Bancshares, Inc. was established as the holding company for the Bank effective July 1, 2016. Stockholders of the Bank received one share of stock in the holding company for each share of stock owned upon formation of the holding company and the holding company became the sole owner of the Bank.

The Bank is a community-oriented bank serving parts of the metropolitan Atlanta market whose main office is located in Marietta (Cobb County). The Bank also operates locations in Midtown, Atlanta and Sandy Springs, Georgia, which are in Fulton County. The Bank provides a full range of banking services to the metropolitan Atlanta area, including the origination and sale of loans partially guaranteed by the Small Business Administration. The Bank is primarily regulated by the Georgia Department of Banking and Finance (“DBF”) and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank undergoes periodic examinations by these regulatory agencies. The Bank also operates a correspondent mortgage lending division. These mortgage loans are primarily made to residents throughout the southeastern United States and are originated for sale in the secondary market to various national lenders.

Basis of Presentation

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which is based on future taxable income.

Subsequent Events

Management has evaluated subsequent events for potential recognition or disclosure in the financial statements through February 13, 2018, the date on which the financial statements were available to be issued.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Reserve requirements maintained in cash or with the Federal Reserve Bank totaled $0 and $7,276,000 at December 31, 2017 and 2016, respectively.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available-for-sale. As of December 31, 2017 and 2016, all securities were classified as available-for-sale.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Investment Securities, continued

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of accumulated other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include Federal Home Loan Bank (“FHLB”) stock and other stock that is not readily marketable. These investments are carried at cost.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net earnings of the period in which the change occurs. At December 31, 2017 and 2016, there was no valuation allowance associated with mortgage loans held for sale.

Loans, Loan Fees and Interest Income on Loans

Loans are stated at the principal amount outstanding, net of the allowance for loan losses and unearned loan fees. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. When a borrower has demonstrated the capacity to service the debt for a reasonable period of time, management may elect to resume the accrual of interest on the loan.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The allowance represents an amount which, in management’s judgment based on historical losses in the banking industry and on the current economic environment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Loans deemed uncollectible are charged-off and deducted from the allowance and recoveries on loans previously charged-off are added back to the allowance.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, i.e. put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment is:

Building (in years)	20	–	40
Building improvements (in years)	10	–	15
Computer software and equipment (in years)		3
Furniture, fixtures and equipment (in years)	3	-	10

Other Real Estate

Other real estate represents properties acquired through or in lieu of loan foreclosure and is initially recorded at fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate and subsequent adjustments to the value are expensed.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The Company recognizes the full fair value of the assets acquired and liabilities assumed and immediately expenses transaction costs. There is no separate recognition of the acquired allowance for loan losses on the acquirer’s balance sheet as credit-related factors are incorporated directly into the fair value of the net tangible and intangible assets acquired. If the amount of consideration exceeds the fair value of assets purchased less the fair value of liabilities assumed, goodwill is recorded. Alternatively, if the amount by which the fair value of assets purchased exceeds the fair value of liabilities assumed and consideration paid, a gain (“bargain purchase gain”) is recorded. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available. Results of operations of the acquired business are included in the statement of earnings from the effective date of the acquisition. Additional information regarding acquisitions is provided in Note 2.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of the net assets purchased in business combinations. Goodwill is required to be tested annually for impairment or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of impairment, the amount by which the carrying amount exceeds the fair value is charged to earnings. The Company performs its annual test for impairment in the fourth quarter of each year.

Intangible assets consist of core deposit premiums acquired in connection with business combinations and are based on the established value of acquired customer deposits. The core deposit premium is initially recognized based on a valuation performed as of the consummation date and is amortized over its estimated useful life. Amortization periods are reviewed annually in connection with the annual impairment testing of goodwill.

Purchased Loans

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. When the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. The Company must estimate expected cash flows at each reporting date. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in expected cash flows result in a reversal of the provision for loan losses to the extent of prior provisions and adjust accretable discount if no prior provisions have been made. This increase in accretable discount will have a positive impact on interest income. In addition, purchased loans without evidence of credit deterioration are also handled under this method.

Securities Sold Under Repurchase Agreements

The Bank sells securities under agreements to repurchase. These repurchase agreements are treated as borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements are reflected as assets in the balance sheets.

Income Taxes

The Company uses the liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Income Taxes, continued

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

Stock-Based Compensation

The Company accounts for its stock compensation plans using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Treasury Stock

Treasury stock is accounted for by the cost method. Subsequent reissuances are accounted for at average cost.

Reclassifications

Certain amounts in the 2016 consolidated financial statements have been reclassified to conform with the 2017 presentation.

Comprehensive Income

The Company has elected to present comprehensive income in a separate statement of comprehensive income. Accumulated other comprehensive income includes the net of tax effect of unrealized gains (losses) on securities available-for-sale.

(2)	Business Combination, Goodwill and Intangible Assets

On October 20, 2014, the Bank completed its acquisition of Midtown Bank & Trust Company (“Midtown”), a bank headquartered in Atlanta, Georgia with another branch location in Sandy Springs, Georgia. Upon consummation of the acquisition, Midtown was merged with and into the Bank, with the Bank as the surviving entity in the merger. Midtown’s common shareholders were entitled to receive 0.89782 shares of the Bank’s common stock. The Bank paid cash for dissenting shareholders and cash in lieu of fractional shares totaling approximately $83,000 and issued 2,047,620 shares of the Bank’s common stock. Additionally, certain Midtown fully vested stock options were converted into stock options of the Bank. The aggregate estimated value of the consideration given was approximately $25,029,000. The Bank recorded approximately $5,577,000 of goodwill, which is nondeductible for tax purposes, as this acquisition was a nontaxable transaction.

The acquisition of Midtown was accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Assets acquired, liabilities assumed and consideration exchanged were recorded at their respective acquisition date fair values. Determining the fair value of assets and liabilities is a complicated process involving significant judgment regarding methods and assumptions used to calculate estimated fair values.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(2)	Business Combination, Goodwill and Intangible Assets, continued

The following table presents changes in the carrying amount of the accretable yield on acquired loans for the years ended December 31, 2017 and 2016. The Bank had no acquisitions prior to the year ended December 31, 2014 (000’s).

	2017	2016
Balance, beginning of year	$1,435	2,200
Accretion	(896)	(867)
Net transfers from non-accretable difference to accretable yield	102	102
Balance, end of year	$641	1,435

As noted above, the Bank recorded goodwill of $5,577,000 associated with the Midtown acquisition. In addition to the goodwill, the Bank recorded a core deposit intangible asset of $1,611,000. The core deposit intangible asset is being amortized using a straight-line method over eight years. At December 31, 2017 and 2016, the gross amount of recorded core deposit intangibles was $1,611,000 with accumulated amortization of $638,000 and $437,000, respectively. The aggregate amount of amortization expense for intangible assets during 2017 and 2016 was approximately $201,000.

The estimated amortization expense for each of the next five years is as follows (000’s):

2018	201
2019	201
2020	201
2021	201
2022	168
$972

(3)	Investment Securities

Investment securities available-for-sale at December 31, 2017 and 2016 are as follows:

December 31, 2017:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
State, county and municipals	$28,587,294	210,366	301,066	28,496,594
Mortgage-backed securities	44,076,029	139,977	727,568	43,488,438
	$72,663,323	350,343	1,028,634	71,985,032
December 31, 2016:
State, county and municipals	$33,306,106	193,391	550,702	32,948,795
Mortgage-backed securities	45,659,364	233,397	893,007	44,999,754
Corporate obligations	4,628,960	9,465	25,213	4,613,212
	$83,594,430	436,253	1,468,922	82,561,761

The following outlines the unrealized losses and fair value by investment category at December 31, 2017 and 2016.

	2017		2016
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
State, county and municipals	$4,838,665	57,148	15,874,081	550,702
Mortgage-backed securities	17,869,936	238,811	31,377,326	886,849
Corporate obligations	-	-	1,535,349	18,411
Total less than 12 months	22,708,601	295,959	48,786,756	1,455,962
Unrealized loss for more than 12 months:
State, county and municipals	6,075,678	243,918	-	-
Mortgage-backed securities	16,581,979	488,757	423,235	6,158
Corporate obligations	-	-	993,198	6,802
Total more than 12 months	22,657,657	732,675	1,416,433	12,960
	$45,366,258	1,028,634	50,203,189	1,468,922

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(3)	Investment Securities, continued

At December 31, 2017 and 2016, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades or the repayment sources of principal and interest are backed by government entities. At December 31, 2017, 24 of 59 municipals and 37 of 59 mortgage-backed securities contain unrealized losses. The Company does not intend to sell the investments and it is not likely that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Investment Securities with Maturities:	Amortized Cost	Estimated Fair Value
Within 1 year	$805,000	806,666
1 to 5 years	9,150,135	9,203,272
6 to 10 years	16,378,018	16,229,971
10 years or more	2,254,141	2,256,685
Mortgage-backed securities	44,076,029	43,488,438
	$72,663,323	71,985,032

Proceeds from sales of securities available-for-sale were $12,406,163 and $5,622,065 during 2017 and 2016, respectively. Gross gains of $78,000 and $101,562 were realized on those sales during 2017 and 2016, respectively. Securities with carrying values of approximately $20,092,000 and $28,584,000 at December 31, 2017 and 2016, respectively, were pledged to secure public deposits and other purposes required or permitted by law.

(4)	Loans

Major classifications of loans at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Commercial, financial and agricultural	$82,577,635	79,001,033
Real estate – mortgage	298,624,303	236,444,027
Real estate – construction	61,005,581	46,295,567
Consumer	27,032,614	19,841,343
	469,240,133	381,581,970
Less: Allowance for loan losses	5,061,804	4,971,098
Deferred loan fees	2,231,639	1,873,082
Net loans	$461,946,690	374,737,790

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in metropolitan Atlanta, Georgia. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Loan performance is dependent upon the borrowers' businesses in this trade area and the real estate market.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(4)	Loans, continued

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2017 and 2016:

December 31, 2017:	Commercial, Financial and Agricultural	Real estate- Mortgage	Real estate- Construction	Consumer	Total
Balance, beginning of year	$1,613,209	2,294,141	846,467	217,281	4,971,098
Provisions charged to operating expense	2,283,911	265,249	(57,318)	8,158	2,500,000
Loans charged off	(2,500,000)	-	-	-	(2,500,000)
Recoveries	72,585	18,121	-	-	90,706
Balance, end of year	$1,469,705	2,577,511	789,149	225,439	5,061,804
Ending balance, individually evaluated for impairment	$-	-	-	-	-
Ending balance, collectively evaluated for impairment	$1,469,705	2,577,511	789,149	225,439	5,061,804
Loans:
Individually evaluated for Impairment	$3,535,607	829,909	-	-	4,365,516
Collectively evaluated for Impairment	$79,042,028	297,794,394	61,005,581	27,032,614	464,874,617
December 31, 2016:
Balance, beginning of year	$1,362,470	1,749,036	617,299	26,211	3,755,016
Provisions charged to operating expense	337,609	545,105	229,168	138,118	1,250,000
Loans charged off	(106,446)	-	-	-	(106,446)
Recoveries	19,576	-	-	52,952	72,528
Balance, end of year	$1,613,209	2,294,141	846,467	217,281	4,971,098
Ending balance, individually evaluated for impairment	$735,724	-	-	-	735,724
Ending balance, collectively evaluated for impairment	$877,485	2,294,141	846,467	217,281	4,235,374
Loans:
Individually evaluated for Impairment	$5,302,233	2,208,352	-	-	7,510,585
Collectively evaluated for Impairment	$73,698,800	234,235,675	46,295,567	19,841,343	374,071,385

The Bank individually evaluates material loans for impairment that are on nonaccrual status or are rated substandard (as described below). Additionally, all troubled debt restructurings are evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recognized using a cash basis method of accounting during the time within that period in which the loans were impaired.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(4)	Loans, continued

The following tables present impaired loans by class of loans as of December 31, 2017 and 2016:

December 31, 2017:	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with related allowance:
Commercial, financial and agricultural	$-	-	-	-	-
Real estate-mortgage	-	-	-	-	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Impaired loans without related allowance:
Commercial, financial and agricultural	$3,535,607	3,535,607	-	4,539,118	333,514
Real estate-mortgage	829,909	829,909	-	834,930	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired loans:
Commercial, financial and agricultural	$3,535,607	3,535,607	-	4,539,118	333,514
Real estate-mortgage	829,909	829,909	-	834,930	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
December 31, 2016:
Impaired loans with related allowance:
Commercial, financial and agricultural	$4,992,629	4,992,629	735,724	4,489,574	-
Real estate-mortgage	-	-	-	-	-
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Impaired loans without related allowance:
Commercial, financial and agricultural	$309,604	309,604	-	367,697
Real estate-mortgage	2,208,352	2,208,352	-	2,248,994	28,501
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired loans:
Commercial, financial and agricultural	$5,302,233	5,302,233	735,724	4,857,271	-
Real estate-mortgage	2,208,352	2,208,352	-	2,248,994	28,501
Real estate-construction	-	-	-	-	-
Consumer	-	-	-	-	-

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(4)	Loans, continued

The following tables present the aging of the recorded investment in past due loans and nonaccrual loans as of December 31, 2017 and 2016, by class of loans:

December 31, 2017:	30–59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total	Non- Accrual
Commercial, financial, and agricultural	$-	-	-	-	82,577,635	82,577,635	3,157,507
Real estate-mortgage	901,186	39,465	-	940,651	297,683,652	298,624,303	-
Real estate-construction	175,448	-	-	175,448	60,830,133	61,005,581	271,899
Consumer	-	-	-	-	27,032,614	27,032,614	-
Total	$1,076,634	39,465	-	1,116,099	468,124,034	469,240,133	3,429,406
December 31, 2016:
Commercial, financial, and agricultural	$117,594	-	309,761	427,355	78,573,678	79,001,033	365,615
Real estate-mortgage	-	-	-	-	236,444,027	236,444,027	1,942,014
Real estate-construction	-	-	-	-	46,295,567	46,295,567	326,840
Consumer	-	-	-	-	19,841,343	19,841,343	-
Total	$117,594	-	309,761	427,355	381,154,615	381,581,970	2,634,469

There were no loans greater than 90 days past due and still accruing at December 31, 2017 or 2016.

The table below presents additional information on troubled debt restructurings including the number of loan contracts restructured and the pre-and post-modification recorded investment during the years ended December 31, 2017 and 2016. There were no troubled debt restructurings occurring in 2017 or 2016 that have subsequently defaulted.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
December 31, 2017
Real estate - mortgage	3	$9,282,013	6,455,245
December 31, 2016
Real estate - mortgage	4	$2,220,177	2,220,177

The Bank categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Watch. Weakness exists that could cause future impairment, including the deterioration of financial ratios, past due status and questionable management capabilities. Collateral values generally afford adequate coverage, but may not be immediately marketable.

Substandard. Specific and well-defined weaknesses exist that may include poor liquidity and deterioration of financial ratios. The loan may be past due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(4)	Loans, continued

Doubtful. Specific weaknesses characterized as Substandard that are severe enough to make collection in full unlikely. There is no reliable secondary source of full repayment.

Loss. Loans categorized as Loss have the same characteristics as Doubtful; however, probability of loss is certain. Loans classified as such are generally charged-off.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2017 and 2016, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

December 31, 2017:	Pass	Watch	Substandard	Total
Commercial, financial and agricultural	$72,505,787	6,536,240	3,535,608	82,577,635
Real estate-mortgage	291,929,373	5,865,021	829,909	298,624,303
Real estate-construction	60,830,133	-	175,448	61,005,581
Consumer	27,032,614	-	-	27,032,614
	$452,297,907	12,401,261	4,540,965	469,240,133
December 31, 2016:
Commercial, financial and agricultural	$71,515,295	2,183,349	5,302,389	79,001,033
Real estate-mortgage	229,972,727	4,875,016	1,596,284	236,444,027
Real estate-construction	45,694,009	354,500	247,058	46,295,567
Consumer	19,822,346	-	18,997	19,841,343
	$367,004,377	7,412,865	7,164,728	381,581,970

(5)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2017	2016
Land	$1,185,617	4,725,617
Building and improvements	6,443,474	7,790,990
Leasehold improvements	261,742	198,742
Equipment and furniture	2,488,657	2,176,216
Computer equipment and software	919,896	763,358
	11,299,386	15,654,923
Less: accumulated depreciation and amortization	3,520,373	3,106,446
	$7,779,013	12,548,477

Depreciation and amortization expense was approximately $674,000 and $579,000 for the years ended December 31, 2017 and 2016, respectively. During 2017, the Bank sold a branch location resulting in a gain of approximately $4,248,000. Management of the Bank intends to consummate a Section 1031 exchange transaction that would defer the gain on the sale of this property for tax purposes. Accordingly, the proceeds received from the sale of this branch are held in escrow and are carried as receivable from sale of branch location in the accompanying consolidated balance sheet.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(6)	Deposits

The aggregate amount of time deposits, with a minimum denomination of $250,000, was approximately $59,571,000 and $54,599,000 at December 31, 2017 and 2016, respectively.

At December 31, 2017, the scheduled maturities of time deposits are as follows:

2018	$67,813,148
2019	27,828,212
2020	26,214,697
2021	6,446,259
2022	5,941,717
$134,244,033

(7)	Federal Home Loan Bank Advances

At December 31, 2017 and 2016, the Bank had total advances from the FHLB of $40,000,000 and $25,000,000, respectively. The available line of credit totaled $144,616,750 as of December 31, 2017 and $131,137,000 as of December 31, 2016, assuming there is available collateral. The advances are summarized as follows:

December 31, 2017:
Advance Date	Maturity Date	Call Date	Fixed Rate	Principal Balance

2/27/15	2/27/18	N/A	1.30%	$5,000,000
2/27/15	2/27/25	2/27/20	1.37%	5,000,000
2/27/15	2/27/30	2/27/19	1.62%	5,000,000
2/08/16	2/08/21	N/A	1.49%	5,000,000
8/21/17	8/21/24	8/21/20	1.52%	5,000,000
11/06/17	11/07/22	N/A	2.23%	5,000,000
12/29/17	1/29/18	N/A	1.41%	10,000,000
				$40,000,000
December 31, 2016:
11/06/12	11/06/17	N/A	1.01%	$5,000,000
2/27/15	2/27/18	N/A	1.30%	5,000,000
2/27/15	2/27/25	2/27/20	1.37%	5,000,000
2/27/15	2/27/30	2/27/19	1.62%	5,000,000
2/08/16	2/08/21	N/A	1.49%	5,000,000
				$25,000,000

At December 31, 2017 and 2016, the advances and a letter of credit described in Note 9 below are collateralized by loans and investment securities with an aggregate carrying value of approximately $79,320,000 and $67,188,000, respectively.

(8)	Subordinated Debentures

On June 29, 2017, the Company completed the private placement of $13,000,000 of unsecured 6.50% Fixed-to-Floating Rate Subordinated Notes due June 30, 2027 (the “Notes”). The Notes bear interest at a fixed rate of 6.50% per year from, and including June 29, 2017, to but excluding June 30, 2022. On June 30, 2022, the Notes convert to a floating rate equal to three-month LIBOR plus 467 basis points. The Notes may be redeemed by the Company after June 30, 2022. The Company incurred expenses associated with the offering totaling approximately $437,000.

(9)	Notes Payable

During 2010, the Bank completed financing related to the building of its main office in Marietta, Georgia. The Bank issued Industrial Development Revenue Bonds (the "Bonds") through the Development Authority of Cobb County. The $6,000,000 bond issuance was comprised of $3,000,000 in taxable bonds and $3,000,000 in tax-exempt bonds. The Bonds bear interest at a variable rate with

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(9)	Notes Payable, continued

interest payable monthly. The variable interest rate on the taxable bonds was 3.31% and 2.02% at December 31, 2017 and 2016, respectively. The variable interest rate on the tax-exempt bonds was 3.60% and 2.03% at December 31, 2017 and 2016, respectively. The variable rate can be converted to a fixed rate at the bondholder's option. The Bonds are secured by a letter of credit issued by the Federal Home Loan Bank of Atlanta in the amount of approximately $3,937,000. Sinking fund requirements on the Bonds were $300,000 per year beginning in February 2011 and ceasing in February 2030, at which time the Bonds will be paid in full.

During 2016, the Company borrowed $6,300,000 under a holding company loan. The note bears interest based on the London Interbank Offered Rate (“LIBOR”), which was 0.78% at December 31, 2016, plus a margin of 2.50% and is secured by the stock of the Bank. Beginning June 2017, principal payments of $650,000 are due annually until the note matures in June 2026. Interest payments at a rate of LIBOR + 2.50% are due every quarter until maturity. The Company and the Bank are subject to certain covenants, including minimum capital ratios, non-performing asset ratios, and levels of shareholders’ equity. As of December 31, 2016, management determined the Company and Bank are in compliance with all covenants. During June 2017, this note was paid in full.

(10)	Income Taxes

On December 22, 2017, the Tax Cuts and Job Act ("Tax Reform") was signed into law and impacts individuals, pass through entities and corporations. The Company is impacted by the corporation changes. The corporate tax rate remains unchanged for the year ended December 31, 2017, with the new corporate tax rate falling from a maximum 35% rate to 21% beginning in 2018. Current income tax expense is based on a tax rate of 34%; however, GAAP requires the deferred tax components to be recorded at the rate in which the differences are expected to reverse which impacts tax expense for the year ended December 31, 2017. Based on the new corporate tax rate of 21% for 2018 and forward, the deferred tax assets and liabilities were revalued at the new rate and the adjustment was recorded directly to earnings in the current year, including any impact associated with the deferred tax component of unrealized gains or losses on available-for-sale securities.

The Company recorded a reclassification entry of approximately $81,000 between accumulated other comprehensive income and retained earnings in order to correct the stranded amount associated with the true up of the net deferred asset on available-for-sale securities. The reclassification entry is reflected within the Statements of Changes in Stockholders' Equity.

The components of income tax expense for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Current	$2,332,379	2,332,258
Deferred	1,753,164	150,561
Adjustment for enacted change in tax rate	247,413	-
Total income tax expense	$4,332,956	2,482,819

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
Pretax income at statutory rate	$3,926,292	2,489,728
State income tax expense, net	328,234	160,700
Tax exempt interest income	(143,919)	(132,517)
Adjustment for enacted change in tax rate	247,413	-
Other	(25,064)	(35,092)
	$4,332,956	2,482,819

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(10)	Income Taxes, continued

The following summarizes the components of the net deferred tax asset, which is included in other assets at December 31, 2017 and 2016.

	2017	2016
Deferred income tax assets:
Pre-opening expenses	$72,014	126,759
Net operating loss carryforward	1,555,244	2,539,450
Allowance for loan losses	606,804	567,144
Loan purchase accounting adjustments	329,786	807,046
Federal and state tax credits	101,872	106,001
Accrued compensation	173,632	261,730
Unrealized loss on investment securities available-for-sale	174,592	389,316
Other	143,739	140,450
Total deferred income tax assets	3,157,683	4,937,896
Deferred income tax liabilities:
Premises and equipment	499,254	921,350
Intangible assets	250,458	445,781
Deferred gain on branch sale	1,210,059	-
Gain on SBA loans	357,399	391,041
Securities purchase accounting adjustment	111,678	235,588
Total deferred income tax liabilities	2,428,848	1,993,760
Net deferred income tax asset	$728,835	2,944,136

As of December 31, 2017, the Company has net operating loss carryforwards totaling approximately $5,795,000 for federal taxes and $7,136,000 for state taxes that will begin to expire in 2029, unless previously utilized. The federal operating loss carryforwards are subject to limitation under Internal Revenue Code §382, but are expected to be utilized within the carryforward period. A majority of the state net operating loss carryforwards are also subject to limitation under Internal Revenue Code §382. These net operating losses are also expected to be utilized during the carryforward period.

(11)	Stockholders’ Equity

Stock Option Plan

The Company adopted Stock Incentive Plans in 2015 and 2008 (the “Stock Incentive Plans”) covering up to 450,000 shares of the Company’s common stock. The Stock Incentive Plans are administered by a committee of the Board of Directors and provide for the granting of shares of common stock, options to purchase shares of common stock and other stock-based incentives to officers, directors and key employees of the Company. The exercise price of each option granted under the Stock Incentive Plans will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant. Additionally, the Company assumed 157,949 stock options in connection with the acquisition of Midtown. These options were not issued from the options available under the Stock Incentive Plans, but were approved in connection with the acquisition.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(11)	Stockholders’ Equity, continued

A summary status of the Company’s stock options as of December 31, 2017 and 2016, and changes during the years, are presented below:

	2017		2016
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	282,799	$10.32	282,332	$10.01
Granted	65,000	$13.49	50,000	$12.75
Forfeited	-	-	(38,000)	$10.40
Expired	-	-	(11,533)	$11.33
Outstanding, end of year	347,799	$10.91	282,799	$10.32
Options exercisable at year end	240,466	$9.93	210,649	$9.60

The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2017	2016
Dividend yield	1%	1%
Expected volatility	9%	11%
Risk-free interest rate	2.20%	1.27%
Expected term (in years)	6.5	6.5
Weighted average fair value	$1.39	$1.27

Because the Bank does not have a volatility factor for its common stock, it has used a calculated banking sector index based on the volatilities of publicly traded community bank stocks. Unrecognized compensation expense related to stock options was approximately $54,000 as of December 31, 2017 and is expected to be recognized over the remaining vesting period of approximately two years. The weighted average contractual term of stock options outstanding and exercisable at December 31, 2017 is approximately 3.70 years.

Stock Repurchase

During 2016, the Board of Directors of the Company approved the repurchase of 473,208 shares of the Company’s stock at a price of $12.50 per share. These shares are being held as treasury stock.

(12)	Employee Benefit Plans

Defined Contribution Plan

The Bank sponsors the First Landmark Bank 401(k) Profit Sharing Plan that covers full-time employees (no age restriction) who are eligible to participate on the first entry date (that is, the first day of each month) on, or immediately following, the date of employment. The Bank makes Safe Harbor Matching contributions which match 100% of employee contributions up to 4%. The Bank will make Profit Sharing contributions to the plan at the discretion of the Board of Directors. Bank contributions to the plan were approximately $313,000 and $271,000 for the years ended December 31, 2017 and 2016, respectively.

Supplemental Executive Retirement Plan

The Company established a Supplemental Executive Retirement Plan for certain key officers whereby benefits are payable at their retirement age for a period up to fifteen years after retirement. The present value of the estimated liability is being accrued over the expected remaining years of employment. The Company expensed approximately $103,000 and $94,000 for the years ended December 31, 2017 and 2016, respectively, under this plan.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(13)	Dividend Restrictions

Banking regulations restrict the amount of dividends the Bank may pay without obtaining prior approval. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends from the Bank. At December 31, 2017, the maximum amount of dividends that could be paid by the Bank without regulatory approval was approximately $3,796,000.

(14)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the Federal bank regulatory agencies issued a final rule that revised their risk-based capital requirements and the method for calculating components of capital and of computing risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. The rule established a new common equity Tier 1 minimum capital requirement, increased the minimum capital ratios and assigns a higher risk weight to certain assets based on the risk associated with these assets. The final rule includes a transition period that implements the new regulations over a five year period. These changes were phased in beginning in January 2015. Management continues to evaluate this final rule and its potential impact on the Bank and the Company. Preliminary assessments indicate that the Bank will continue to exceed all regulatory capital requirements under the phased in requirements of the new rule.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2017 and 2016, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016 are also presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017:	(Dollars in 000’s)
Common Equity Tier 1 (to Risk-Weighted assets)	$62,791	11.10%	$25,466	4.50%	$36,784	6.50%
Total Capital to Risk-Weighted Assets	$68,076	12.03%	$45,273	8.00%	$56,591	10.00%
Tier I Capital to Risk-Weighted Assets	$62,791	11.10%	$33,955	6.00%	$45,273	8.00%
Tier I Capital to Average Assets	$62,791	10.69%	$23,502	4.00%	$29,378	5.00%

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(14)	Regulatory Matters

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016:	(Dollars in 000’s)
Common Equity Tier 1 (to Risk-Weighted assets)	$49,292	9.98%	$22,222	4.50%	$32,099	6.50%
Total Capital to Risk-Weighted Assets	$54,445	11.03%	$39,506	8.00%	$49,383	10.00%
Tier I Capital to Risk-Weighted Assets	$49,292	9.98%	$29,630	6.00%	$39,506	8.00%
Tier I Capital to Average Assets	$49,292	9.29%	$21,228	4.00%	$26,535	5.00%

(15)	Related Party Transactions

The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2017:

Beginning balance	$6,212,737
Loans advanced	1,236,130
Repayments	(2,804,842)
Ending balance	$4,644,025

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $22,244,000 and $36,009,000 at December 31, 2017 and 2016, respectively.

(16)	Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

	2017	2016
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$139,759,000	147,447,000
Standby letters of credit	$2,884,000	3,545,000

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(16)	Commitments, continued

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank had commitments from other financial institutions that allow the Bank to purchase federal funds from them totaling $37,000,000 as of December 31, 2017 and 2016. At December 31, 2017 and 2016, the Bank had no federal funds purchased outstanding.

(17)	Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets.  Investment securities available-for-sale are recorded at fair value on a recurring basis.

Fair Value Hierarchy

The Company groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.  These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2 –

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets which are recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds.  Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds.  Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  Impaired loans in which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is utilized or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Landmark Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements, continued

(17)	Fair Value Measurements and Disclosures, continued

Assets Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2017 and 2016 (in 000’s):

December 31, 2017:	Level 1	Level 2	Level 3	Total
State, county and municipals	$-	28,497	-	28,497
Mortgage-backed securities	-	43,488	-	43,488
	$-	71,985	-	71,985
December 31, 2016:
State, county and municipals	$-	32,949	-	32,949
Mortgage-backed securities	-	45,000	-	45,000
Corporate obligations	-	4,613	-	4,613
	$-	82,562	-	82,562

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2017 and 2016 (in 000’s):

December 31, 2017:	Level 1	Level 2	Level 3	Total
Impaired loans	$-	-	2,999	2,999
December 31, 2016:
Impaired loans	$-	-	4,567	4,567

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

and

LANDMARK BANCSHARES, INC.

(a Georgia corporation)

Dated as of

April 24, 2018

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 24, 2018, by and between National Commerce Corporation (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama; and Landmark Bancshares, Inc. (“Landmark”), a corporation organized and existing under the Laws of the State of Georgia, with its principal office in Marietta, Georgia.

Preamble

The respective Boards of Directors of NCC and Landmark have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of Landmark by NCC pursuant to the merger of Landmark with and into NCC (the “Merger”). At the effective time of the Merger, and except as provided herein, the outstanding shares of capital stock of Landmark shall be converted into the right to receive a fixed number of shares of common stock of NCC and a fixed amount of cash. As a result, stockholders of Landmark shall become stockholders of NCC.

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued to stockholders of Landmark in the Merger; (ii) the approval of the stockholders of Landmark; (iii) the approval of, notice to and/or waiver of the Federal Reserve, the OCC and the Georgia Department of Banking and Finance; and (iv) the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the IRC and the Treasury regulations promulgated thereunder, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the IRC for purposes of Sections 354, 356 and 361 of the IRC (and any comparable provision of state law) for federal and applicable state income tax purposes.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
Transaction and Terms of Merger

1.1     The Merger.      Subject to the terms and conditions of this Agreement, at the Effective Time, Landmark shall be merged with and into NCC in accordance with the provisions of Section 252 of the DGCL and Section 14-2-1107 of the OCGA. At the Effective Time, the separate corporate existence of Landmark shall cease. NCC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of NCC and Landmark.

1.2     Time and Place of the Closing.      The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and Landmark, the Closing will take place at 9:00 a.m. Central Time on the last Business Day of the month in which the closing conditions set forth in Article 9 (other than those conditions that are to be satisfied at the Closing) have been satisfied or waived pursuant to Section 11.4 of this Agreement. The date of such Closing is referred to herein as the “Closing Date.”

1.3     Effective Time. Subject to the terms and conditions of this Agreement and the occurrence of the Closing, the Merger shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger required by the DGCL (the “Certificate of Merger”) shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger required by the OCGA (the “Articles of Merger”) shall be accepted for filing by the Secretary of State of Georgia; or (b) on such date and at such time subsequent to the date and time established pursuant to Section 1.3(a) as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date on which the Certificate of Merger and Articles of Merger are filed) (such time is hereinafter referred to as the “Effective Time”). Unless the chief executive officers of NCC and Landmark otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur not later than the third day following the Closing Date.

1.4     Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the Landmark Board and certain executive officers of Landmark are entering into voting agreements with NCC whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of Landmark Common Stock owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger and the Bank Merger (the “Voting Agreements”).

1.5    Merger of Bank Subsidiaries. At the later of the Effective Time or such time as provided in Section 8.12, First Landmark Bank, a Georgia banking corporation and wholly owned subsidiary of Landmark (“First Landmark Bank”), will be merged (the “Bank Merger”) with and into National Bank of Commerce, a national banking association and wholly owned subsidiary of NCC (“NBC”), with NBC as the surviving association, upon the terms and with the effect set forth in an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit A.

Article 2
Effect of THE Merger

2.1    Certificate of Incorporation and Bylaws. The Certificate of Incorporation of NCC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law. The Bylaws of NCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law.

2.2    Directors and Officers. The directors of the Surviving Corporation immediately following the Effective Time shall consist of the directors of NCC immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal; provided, however, that NCC shall take any and all steps required under its Certificate of Incorporation and Bylaws to increase the size of the NCC Board as of the Effective Time and to appoint the Landmark Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to include the Landmark Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders of NCC following the Effective Time. Nothing in this Section 2.2 shall require NCC to elect, appoint, nominate or recommend the Landmark Designee for election to the NCC Board if he or she shall become the subject of a Disqualification; provided, however, that if the Landmark Designee becomes the subject of a Disqualification prior to the Effective Time, NCC shall select a substitute Landmark Designee. The officers of the Surviving Corporation immediately following the Effective Time shall consist of the officers of NCC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

2.3    Effect of the Merger. At the Effective Time, the Merger shall have the effect set forth in Sections 259 and 261 of the DGCL and the comparable provisions of the OCGA. Without limiting the generality of the foregoing, all rights, franchises and interests of Landmark and NCC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Landmark and NCC immediately prior to the Effective Time. All Liabilities and obligations of Landmark and NCC shall be assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent as each of Landmark and NCC was so bound at the Effective Time.

Article 3
Conversion of constituents’ CAPITAL STOCK AND OTHER EQUITY

3.1     Manner of Converting Equity Securities. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, Landmark or the holders of any shares of capital stock thereof, the shares of capital stock and the rights and options to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a)     NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time.

(b)    Cancellation of Certain Shares of Landmark Common Stock. Each share of Landmark Common Stock that, immediately prior to the Effective Time, is held as a Landmark Treasury Share or that is owned, directly or indirectly, by any Landmark Company or any NCC Company (other than shares of Landmark Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, and other than shares of Landmark Common Stock held, directly or indirectly, in respect of a debt previously contracted) shall be cancelled and shall cease to exist at the Effective Time without any conversion thereof, and no shares of NCC Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c)    Per Share Merger Consideration for Landmark Common Stock. Subject to Section 3.2, each share of Landmark Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares cancelled pursuant to Section 3.1(b) and (ii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.3) shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 0.5961 shares of NCC Common Stock (the “Per Share Exchange Ratio”), plus (ii) $1.33 in cash, without interest (the “Per Share Cash Consideration”), plus (iii) any cash, without interest, in lieu of fractional shares as specified in Section 3.4. The Per Share Exchange Ratio and the Per Share Cash Consideration are collectively referred to as the “Per Share Merger Consideration.”

(d)    Landmark Options. At the Effective Time, each outstanding and unexercised option to purchase shares of Landmark Common Stock pursuant to the Landmark Equity Incentive Plans (each, a “Landmark Option”) will cease to represent an option to purchase Landmark Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume each Landmark Equity Incentive Plan and each Landmark Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to any instrument, plan or agreement governing such Landmark Option; provided, however, that, after the Effective Time:

(i)     the number of shares of NCC Common Stock purchasable upon exercise of each Landmark Option will equal the product of (A) the number of shares of Landmark Common Stock that were purchasable under the Landmark Option immediately before the Effective Time and (B) 0.6275 (the “Option Conversion Ratio”), rounded down to the nearest whole share;

(ii)     the per share exercise price for each Landmark Option will equal the quotient obtained by dividing (A) the per share exercise price of the Landmark Option in effect immediately before the Effective Time by (B) the Option Conversion Ratio, rounded up to the nearest cent; and

(iii)     where the context so requires, all references in the Landmark Equity Incentive Plans (and related award agreements and other documentation) to Landmark shall be deemed to be references to NCC and its Subsidiaries, as applicable, and all references to the Landmark Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

Notwithstanding the foregoing, each Landmark Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the Landmark Options provide for the purchase of no more than an aggregate of 323,635 additional shares of Landmark Common Stock. As soon as practicable after the Effective Time, NCC shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to each of the Landmark Equity Incentive Plans assumed by NCC and the shares of NCC Common Stock subject to the assumed Landmark Options that were originally granted under such Landmark Equity Incentive Plans. NCC shall use its reasonable efforts to maintain the effectiveness of each such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such assumed Landmark Options remain outstanding. Subject to the foregoing, the Landmark Equity Incentive Plans shall be frozen as of the Effective Time such that no additional options shall be available or granted thereunder following the Effective Time.

(e)     Maximum Consideration. Assuming that (i) there are no Landmark Dissenting Shares, (ii) there is no adjustment to the Per Share Exchange Ratio or the Option Conversion Ratio pursuant to Section 3.2, (iii) none of the Landmark Options is exercised prior to the Effective Time, and (iv) following the Effective Time, all of the NCC Options representing the assumed Landmark Options are exercised by the holders thereof by paying the exercise price in cash, the holders of Landmark Common Stock and NCC Options representing the assumed Landmark Options shall have the right to receive, in the aggregate, a maximum of 2,528,367 shares of NCC Common Stock and a maximum of $5,188,107 in aggregate Per Share Cash Consideration as a result of the Merger.

3.2     Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, then the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(c) and Section 3.1(d).

3.3     Landmark Dissenting Stockholders. Notwithstanding the provisions of Section 3.1 or anything in this Agreement to the contrary, shares of Landmark Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who properly dissents from the Merger (“Landmark Dissenting Shares”) when and in the manner required by Sections 14-2-1301 et seq. of the OCGA (the “Dissenter Provisions”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead the holder of such Landmark Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the Dissenter Provisions. At the Effective Time, such Landmark Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such Landmark Dissenting Shares in accordance with the Dissenter Provisions; provided, however, that no payment shall be made with respect to any Landmark Dissenting Shares unless and until the holder thereof shall have complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Corporation the certificate or certificates representing the Landmark Dissenting Shares for which payment is to be made. If any holder of shares of Landmark Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such Landmark Common Stock under the Dissenter Provisions, then such holder’s shares of Landmark Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been converted into the right to receive the Per Share Merger Consideration in accordance with Section 3.1(c). Landmark shall give NCC (i) prompt notice upon receipt by Landmark of any written notices of any holder’s intent to demand payment or exercise appraisal rights in respect of any shares of Landmark Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the Dissenter Provisions and received by Landmark relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under the Dissenter Provisions. Each holder of Landmark Dissenting Shares who becomes entitled, pursuant to the Dissenter Provisions, to payment for any Landmark Dissenting Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). Landmark shall not, except with the prior written consent of NCC, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a holder of Landmark Dissenting Shares. Nothing contained in this Section 3.3 shall in any way limit the right of NCC to terminate this Agreement and abandon the Merger under Section 10.1(i).

3.4     Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing Landmark Common Stock or transfer of uncertificated shares of Landmark Common Stock for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former stockholder of Landmark who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) the Average Quoted Price multiplied by (ii) the fraction of a share of NCC Common Stock to which such stockholder would otherwise be entitled.

Article 4
exchange of EQUITY SECURITIES

4.1     Exchange Procedures. At or before the Effective Time, NCC shall deposit, or shall cause to deposited, with the Exchange Agent a sufficient amount of cash to cover the aggregate Per Share Cash Consideration payable under the terms hereof, and NCC shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. Promptly (and within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former holders of Landmark Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Landmark Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Upon (a) surrender to the Transfer Agent of one or more certificates theretofore representing shares of Landmark Common Stock (each, a “Landmark Certificate”) for exchange and cancellation, duly endorsed as the Exchange Agent may require, or (b) delivery to the Transfer Agent of such documentation evidencing the transfer and surrender of uncertificated shares of Landmark Common Stock (each, an “Uncertificated Share”) as NCC or the Transfer Agent may require (all such shares, whether theretofore represented by a Landmark Certificate or Uncertificated Shares, to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such Landmark Certificate or Uncertificated Shares shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock that such holder of Landmark Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration that such holder has the right to receive pursuant to the provisions of Article 3 hereof (rounded to the nearest cent), and the Landmark Certificate (and the shares of Landmark Common Stock theretofore represented thereby) and Uncertificated Shares so surrendered shall forthwith be cancelled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of Landmark Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to former holders of Landmark Common Stock. None of NCC, the Surviving Corporation, NBC or the Exchange Agent shall be obligated to deliver the consideration to which any former holder of Landmark Common Stock is entitled as a result of the Merger until such holder surrenders the Landmark Certificate or Uncertificated Shares held by such holder for exchange as provided in this Section 4.1.

4.2     Rights of Former Landmark Stockholders. At the Effective Time, the stock transfer books of Landmark shall be closed as to holders of Landmark Common Stock immediately prior to the Effective Time, and no transfer of Landmark Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each Landmark Certificate (and the shares of Landmark Common Stock theretofore represented thereby) and all Uncertificated Shares, other than shares to be cancelled pursuant to Section 3.1(b) of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of Landmark Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders (with a record date after the Effective Time) the number of whole shares of NCC Common Stock into which their respective shares of Landmark Common Stock have been converted, regardless of whether such holders have exchanged their Landmark Certificates or Uncertificated Shares for shares of NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any Landmark Certificate or Uncertificated Shares at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said Landmark Certificate or Uncertificated Shares held after the Cutoff, until such Person surrenders such Landmark Certificate or Uncertificated Shares for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Landmark Certificate or Uncertificated Shares, appropriate book entries shall be made with respect to the NCC Common Stock, and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such Landmark Certificate or Uncertificated Shares. No holder of shares of Landmark Common Stock shall be entitled to voting rights or to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3     Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any Landmark Certificate or Uncertificated Share surrendered is registered, such Landmark Certificate or Uncertificated Share so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such Landmark Certificate or Uncertificated Share surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4     Lost or Stolen Certificates. If any holder of Landmark Common Stock evidenced by a Landmark Certificate that is convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver such holder’s Landmark Certificate, NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such Landmark Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each Landmark Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such Landmark Certificate for exchange pursuant to this Agreement.

4.5     Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Landmark Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, the Surviving Corporation, NBC, Landmark, the Exchange Agent or any other Person acting on their behalf shall be liable to a holder of Landmark Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

4.6     Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Landmark, First Landmark Bank, NCC, the Surviving Corporation and NBC shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, Landmark, First Landmark Bank, NCC, the Surviving Corporation or NBC, as the case may be, so withholds and timely remits such amounts to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to such payment under this Agreement or holder of the shares of Landmark Common Stock in respect of which the Exchange Agent, Landmark, First Landmark Bank, NCC, the Surviving Corporation or NBC, as the case may be, made such deduction and withholding.

Article 5
REPRESENTATIONS AND WARRANTIES OF LANDMARK

Landmark hereby represents and warrants to NCC as follows:

5.1     Organization, Standing and Power. Landmark is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. Landmark is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark. Landmark has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the articles or certificate of incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2     Authority; No Breach By Agreement.

(a)     Landmark has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Landmark, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Landmark Common Stock in accordance with the OCGA and Landmark’s Articles of Incorporation and Bylaws. Subject to such requisite stockholder approval and required regulatory Consents, this Agreement constitutes a legal, valid and binding obligation of Landmark, enforceable against Landmark in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws of general applicability affecting creditors’ rights or by general principles of equity.

(b)     Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by Landmark or the Bank Merger Agreement by First Landmark Bank, nor the consummation by Landmark of the transactions provided for in this Agreement or by First Landmark Bank of the transactions provided for in the Bank Merger Agreement, nor compliance by Landmark with any of the provisions hereof or by First Landmark Bank with any of the provisions of the Bank Merger Agreement, does or will (i) conflict with or result in a breach of any provision of Landmark’s Articles of Incorporation or Bylaws or the articles or certificates of incorporation or bylaws or similar governing documents of any Landmark Company or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Landmark Company under, any Contract or Permit of any Landmark Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Landmark Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any Landmark Company or any of their respective Assets.

(c)     Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of Landmark of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Landmark Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by Landmark of the Merger and the other transactions provided for in this Agreement or by First Landmark Bank of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No Consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by Landmark of this Agreement.

5.3     Capitalization.

(a)     The authorized capital stock of Landmark consists of 10,000,000 shares of Landmark Common Stock, of which, as of the date of this Agreement (i) 4,374,040 shares are issued, (ii) 3,900,832 shares are outstanding, and (iii) 473,208 are Landmark Treasury Shares. There are no shares of preferred stock authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of Landmark are duly authorized and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options or other securities of Landmark has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of Landmark or is subject to a right of rescission in favor of the holder thereof. No bonds, debentures, notes or other Indebtedness of Landmark having the right to vote on any matters on which the holders of Landmark Common Stock may vote are issued or outstanding. Landmark does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, Contracts, commitments, agreements or arrangements of any kind calling for the purchase or issuance of, or the payment of any amount based on, any shares of Landmark Common Stock or any other equity securities of Landmark or any securities representing the right to purchase or otherwise receive any shares of Landmark Common Stock or other equity securities of Landmark, except for 323,635 shares of Landmark Common Stock subject to outstanding awards under the Landmark Equity Incentive Plans. Landmark has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

(b)     Immediately prior to the Effective Time, the total number of shares of Landmark Common Stock outstanding (excluding the Landmark Treasury Shares) shall not exceed 4,224,467 in the aggregate, and all of such shares shall be outstanding by reason of constituting (i) shares of Landmark Common Stock issued and outstanding as of the date of this Agreement or (ii) shares of Landmark Common Stock issued upon valid exercise of Landmark Options outstanding as of the date of this Agreement.

(c)     Schedule 5.3(c) sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Landmark Options, indicating with respect to each the name of the holder thereof, the number of shares of Landmark Common Stock subject to such Landmark Option, and the exercise price, the grant date, the vesting date and the termination date thereof. Other than as set forth on Schedule 5.3(c), no options, restricted share units, warrants or other equity-based awards are outstanding.

(d)     There are no contractual obligations of Landmark (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity security of Landmark, or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of Landmark or (ii) pursuant to which Landmark is or could be required to register shares of Landmark capital stock or other securities under the 1933 Act.

5.4     Indebtedness.

(a)     Schedule 5.4(a) lists the principal amount, stated maturity date, interest rate, interest payment dates, interest rate payment record dates and redemption provisions of the Subordinated Debentures. Landmark is in compliance with all of its obligations relating to the Subordinated Debentures, including payment of interest, and is not in default or otherwise in noncompliance under the Subordinated Debentures. Except as set forth on Schedule 5.4(a), no actions or Consents are required with respect to the assumption by NCC of all rights and obligations of Landmark relating to the Subordinated Debentures in connection with the consummation of the Merger or the Bank Merger, as contemplated by Section 8.22(a). The Subordinated Debentures were issued in compliance with the Securities Laws.

(b)     Schedule 5.4(b) lists the principal amount(s), stated maturity date, interest rate(s), interest payment schedule and conversion and redemption provisions of the Industrial Development Revenue Bonds. First Landmark Bank is in compliance with all of its obligations relating to the Industrial Development Revenue Bonds, including payment of interest, and is not in default or otherwise in noncompliance under the Industrial Development Revenue Bonds. Except as set forth on Schedule 5.4(b), no actions or Consents are required with respect to the redemption of the Industrial Development Revenue Bonds in connection with the consummation of the Merger or the Bank Merger, as contemplated by Section 8.22(b).

(c)     Schedule 5.4(c) lists the principal amounts, grant dates, stated maturity dates and interest rates of the FHLB Advances. First Landmark Bank is in compliance with all of its obligations relating to the FHLB Advances, including payments of principal and interest, and is not in default or otherwise in noncompliance under the FHLB Advances. Except as set forth on Schedule 5.4(c), no actions or Consents are required with respect to the assumption by NCC of all rights and obligations of Landmark relating to the FHLB Advances in connection with the consummation of the Merger or the Bank Merger, as contemplated by Section 8.22(c).

(d)     During 2016, Landmark borrowed $6,300,000 under a holding company loan (the “Holding Company Loan”). As of the end of June 2017, Landmark paid in full the principal amount and all interest and other fees associated with the Holding Company Loan. No Liens exist in connection with the Holding Company Loan.

(e)     Other than the Subordinated Debentures, the Industrial Development Revenue Bonds, the FHLB Advances, deposit relationships entered into in the ordinary course of business and the other Indebtedness set forth on Schedule 5.4(e) (including principal amounts, interest rates and maturity dates), neither Landmark nor any Landmark Subsidiary has any Liabilities of any nature for any Indebtedness. Except with respect to Liens securing Indebtedness, which Liens are listed on Schedule 5.4(e) and shall be paid by Landmark and released in full prior to the Closing, no Liens exist on any of the property or Assets of Landmark or any Landmark Subsidiary.

5.5     Landmark Subsidiaries.

(a)     The Landmark Subsidiaries include First Landmark Bank. Each of the Landmark Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Landmark Subsidiaries has the power and authority necessary for it to own, lease and operate its Assets, to incur its Liabilities and to carry on its business as now conducted. Each Landmark Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark on a consolidated basis.

(b)     The authorized, issued and outstanding capital stock of each Landmark Subsidiary is set forth on Schedule 5.5(b). Landmark owns all of the issued and outstanding shares of capital stock of each Landmark Subsidiary. None of the shares of capital stock or other securities of any Landmark Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any Landmark Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Landmark Subsidiary, and there are no Contracts by which any Landmark Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Landmark Company is or may be bound to transfer any shares of the capital stock of any Landmark Subsidiary. There are no Contracts relating to the rights of any Landmark Company to vote or to dispose of any shares of the capital stock of any Landmark Subsidiary. All of the shares of capital stock of each Landmark Subsidiary are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Landmark Subsidiary is organized and are owned by Landmark free and clear of any Lien. No Landmark Subsidiary has any Liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.5(b), references to “capital stock” shall be deemed to include membership interests with respect to any Landmark Company that is a limited liability company.

5.6     Financial Statements. The Landmark Financial Statements for periods ended prior to the date hereof are listed on Schedule 5.6 and have been previously furnished to NCC. The Landmark Call Reports for periods ended prior to the date hereof have been filed with the FDIC and are available electronically at https://cdr.ffiec.gov. Landmark will promptly deliver to NCC copies of all Landmark Financial Statements and Landmark Call Reports prepared subsequent to the date hereof. The Landmark Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Landmark Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, (b) present or will present, as the case may be, fairly in all material respects the consolidated financial position of the Landmark Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Landmark Companies for the periods indicated, and (c) have been or will have been, as the case may be, prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods indicated (subject to exceptions specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The Landmark Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each Landmark Call Report fairly presents, in all material respects, the financial position of Landmark and the results of its operations at the date and for the period indicated in such Landmark Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Regulatory Authorities.  None of the Landmark Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.7     Absence of Undisclosed Liabilities. No Landmark Company has any material Liabilities, except Liabilities (a) accrued or reserved against in the balance sheet of Landmark as of December 31, 2017, that is included in the Landmark Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (d) disclosed on Schedule 5.7. No Landmark Company has incurred or paid any material Liability since December 31, 2017, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No Landmark Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off-balance sheet entity.

5.8     Absence of Certain Changes or Events. Except as set forth on Schedule 5.8, since December 31, 2017: (a) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark or its Subsidiaries, including, without limitation, any change in the administrative or supervisory standing or rating of Landmark with any Regulatory Authority, and, (b) except with regard to making or renewing Loans in accordance with Section 7.2(v), the Landmark Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of Landmark provided in Article 7 of this Agreement.

5.9     Tax Matters.

(a)     All Tax Returns required to be filed by or on behalf of any of the Landmark Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the Landmark Companies, have been paid. Except as set forth on Schedule 5.9(a), there is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each of the Landmark Companies, threatened, with respect to any Taxes, except as reserved against in the Landmark Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)     None of the Landmark Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)     Adequate provision for any Taxes due or to become due for any of the Landmark Companies for the period or periods through and including the date of the respective Landmark Financial Statements has been made and is reflected on such Landmark Financial Statements.

(d)     Any and all deferred Taxes of the Landmark Companies have been provided for in accordance with GAAP.

(e)     None of the Landmark Companies is responsible for the Taxes of any other Person other than the Landmark Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)     Except as set forth on Schedule 5.9(f), none of the Landmark Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it or any NCC Company as the successor to any such Landmark Company to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g)     Except as set forth on Schedule 5.9(g) and other than the ownership change that will occur as a result of the Merger, there has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which Landmark or any Landmark Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of Landmark immediately preceding the date of this Agreement.

(h)     Proper and accurate amounts have been withheld by the Landmark Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding. Federal, state and local returns have been filed by the Landmark Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Landmark in the Landmark Financial Statements.

(i)     Landmark has delivered or made available to NCC correct and complete copies of all Tax Returns filed by Landmark and each Landmark Subsidiary for each fiscal year ended on or after December 31, 2014.

(j)     None of the Landmark Companies has (i) participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (ii) taken any reporting position on a Tax return, which reporting position (1) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Section 6662 or 6676 of the IRC (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the IRC (or similar provision of state, local or foreign tax Law).

(k)     None of the Landmark Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of shares qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the IRC) in conjunction with the Merger.

(l)     No Landmark Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent each of the transactions provided for herein, including the Merger and the Bank Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

5.10     Loan Portfolio.

(a)     (i)     Except as set forth on Schedule 5.10(a)(i), none of the Landmark Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments and interest-bearing Assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)     Except as set forth on Schedule 5.10(a)(ii), none of the Landmark Companies is a creditor as to any Loan, including, without limitation, any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of any Landmark Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)    All of the Loans held by any of the Landmark Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms and are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the Landmark Companies were solicited, originated and exist in material compliance with all applicable Laws and Landmark loan policies, except for deviations from such policies that (a) have been approved by current management of Landmark, in the case of Loans with an outstanding principal balance that exceeds $50,000, or (b) in the judgment of Landmark, will not adversely affect the ultimate collectability of such Loan.

(iv)     Except as set forth on Schedule 5.10(a)(iv), none of the Landmark Companies holds any Classified Loans in the original principal amount in excess of $50,000.

(v)     The allowance for possible loan or credit losses (the “Landmark Allowance”) shown on the consolidated balance sheets of Landmark included in the most recent Landmark Financial Statements dated prior to the date of this Agreement was, and the Landmark Allowance shown on the consolidated balance sheets of Landmark included in the Landmark Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Landmark Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Landmark Companies as of the dates thereof. Landmark has calculated the Landmark Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  The values that Landmark has ascribed to other real estate owned shown on the most recent Landmark Financial Statements and Landmark Call Reports reflect the lesser of the cost of such other real estate owned or reasonable estimates of the fair value of such other real estate, less, in each case, estimated costs to dispose of such other real estate, as of the dates thereof. The reserve for losses in respect of Litigation (the “Landmark Litigation Reserve”) shown on the most recent Landmark Financial Statements and Landmark Call Reports was, and the Landmark Litigation Reserve shown on the Landmark Financial Statements and Landmark Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of all pending or threatened Litigation applicable to Landmark and the Landmark Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)     The documentation relating to each Loan made by any Landmark Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation that will not, individually or in the aggregate, have a Material Adverse Effect on Landmark. Except as set forth on Schedule 5.10(b), no agreement pursuant to which any Loans or other Assets have been or shall be sold by any Landmark Company entitles the buyer of such Loans or other Assets to cause the Landmark Company to repurchase such Loan or other Asset or the buyer to pursue any other form of recourse against the Landmark Company, except in the event of a breach by the Landmark Company of representations or warranties therein. No Landmark Company has Knowledge of a breach of a representation or warranty by any of the Landmark Companies in any such agreement or of the occurrence of any other facts or circumstances that would entitle the buyer of any Loan or other Asset to cause any Landmark Company to repurchase such Loan or other Asset or the buyer to pursue any other form of recourse against any Landmark Company.

(c)     All Loans made by any Landmark Company have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including, without limitation, Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of Georgia-chartered banks. Each Landmark Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such Landmark Company.  Each Loan on the books of any Landmark Company was made in the ordinary course of its business.

(d)     Without limiting the foregoing or anything else in this Agreement:

(i)      Each Landmark Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any Landmark Company has satisfied, in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any Landmark Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each Landmark Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such Landmark Company; and

(ii)      No Agency, Loan Investor or Insurer has (A) claimed in writing that any Landmark Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any Landmark Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any Landmark Company or (C) indicated in writing to any Landmark Company that it has terminated or intends to terminate its relationship with such Landmark Company for poor performance, poor loan quality or concern with respect to such Landmark Company’s compliance with Laws.

5.11     Assets; Real Property; Insurance. Except as set forth on Schedule 5.11, the Landmark Companies have marketable title to, valid leasehold interests in, or valid licenses to use, in each case free and clear of all Liens, all of their respective Assets. All tangible real and personal properties and Assets used in the businesses of the Landmark Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Landmark’s past practices. All Assets that are material to Landmark’s business on a consolidated basis, held under leases or subleases by any of the Landmark Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by Landmark or, to the Knowledge of each Landmark Company, by any other party to the Contract. Schedule 5.11(a) identifies each parcel of real estate or interest therein owned by any of the Landmark Companies or in which any Landmark Company has any ownership interest. Schedule 5.11(b) identifies each parcel of real estate or interest therein leased or subleased by any of the Landmark Companies or in which any Landmark Company has any leasehold interest. If applicable, Schedule 5.11(b) also lists or otherwise describes each and every written or oral lease or sublease under which any Landmark Company is the lessee of any real property. One of the Landmark Companies has good and marketable fee simple title to the real property described in Schedule 5.11(a) and has an enforceable leasehold interest in the real property described in Schedule 5.11(b), free and clear of all Liens. None of the Landmark Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described or required to be described in Schedules 5.11(a) and 5.11(b), including, without limitation, any Law relating to zoning, building, occupancy, environmental or comparable matters, which individually or in the aggregate would have a Material Adverse Effect on Landmark. As to each parcel of real property owned or used by any Landmark Company, no Landmark Company has received notice of any pending or, to the Knowledge of each of the Landmark Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the Landmark Companies include all Assets required to operate the business of the Landmark Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the Landmark Companies provide reasonable coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Landmark Companies is a named insured are reasonable in amount and scope of coverage. Schedule 5.11(c) contains a list of all such policies and bonds maintained by any of the Landmark Companies, and Landmark has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.11(c), no claims have been made under such policies or bonds, and no Landmark Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.12     Environmental Matters.

(a)     Each Landmark Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark.

(b)     There is no Litigation pending or, to the Knowledge of any Landmark Company, threatened before any court, Governmental Authority or agency, board or other forum in which any Landmark Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Landmark Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark.

(c)     There is no Litigation pending or, to the Knowledge of any Landmark Company, threatened before any court, Governmental Authority, agency, board or other forum in which any of its Loan Properties (or Landmark with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark.

(d)     To the Knowledge of each Landmark Company, there is no reasonable basis for any Litigation of a type described in Sections 5.12(b) or 5.12(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark.

(e)     During the period of (i) any Landmark Company’s ownership or operation of any of its respective current properties, (ii) any Landmark Company’s participation in the management of any Participation Facility or (iii) any Landmark Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark. Prior to the period of (i) any Landmark Company’s ownership or operation of any of its respective current properties, (ii) any Landmark Company’s participation in the management of any Participation Facility, or (iii) any Landmark Company’s holding of a security interest in a Loan Property, to the Knowledge of each Landmark Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark.

5.13     Compliance with Laws. Landmark is a duly registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended. Each Landmark Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark, and there has occurred no Default under any such Permit. Except as set forth on Schedule 5.13, each of the Landmark Companies:

(a)     is and has been in compliance in all material respects with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b)     has received no notification or communication from any Governmental Authority or any Regulatory Authority or the staff thereof (i) asserting that any Landmark Company is not, or suggesting that any Landmark Company may not be, in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any Landmark Company, or suggesting that any Landmark Company will or may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of any Landmark Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each Landmark Company is and has been in compliance in all material respects with the United States Foreign Corrupt Practices Act; the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as Title III of the USA Patriot Act; the Currency and Foreign Transactions Reporting Act of 1970, as amended, otherwise known as the Bank Secrecy Act, and all regulations issued thereunder; and each Landmark Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each Landmark Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Department of the Treasury, including the Internal Revenue Service.  No Landmark Company or, to the Knowledge of any Landmark Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any Landmark Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”). No Landmark Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No Landmark Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each Landmark Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (of the United States Department of the Treasury) required to be filed by it under applicable Law. Each Landmark Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such Landmark Company.

5.14     Labor Relations; Employees.

(a)     No Landmark Company is the subject of any Litigation asserting that it or any other Landmark Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Landmark Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Landmark Company pending or threatened, nor to its Knowledge, is there any activity involving any Landmark Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each Landmark Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark.

(b)     Schedule 5.14(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the Landmark Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2016, 2017 and 2018. Schedule 5.14(b) also sets forth the name and offices held by each officer and director of each of the Landmark Companies.

5.15     Employee Benefit Plans.

(a)     Schedule 5.15(a) lists, and Landmark has delivered or made available to NCC prior to the execution of this Agreement, correct and complete information with respect to, and copies of, all pension, retirement, profit-sharing, employee stock ownership, salary continuation, deferred compensation and split dollar policies, plans and agreements; all director deferral and director retirement policies, plans and agreements; all equity-based policies, plans and agreements relating to grants of stock options, warrants, restricted stock, restricted stock units or other equity awards; all policies, plans and agreements relating to severance pay, vacation and paid-time-off; all cash or equity-based bonus plans and any other incentive plans; all other written or unwritten employee programs, arrangements or agreements; all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans, cafeteria plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), adopted, maintained by, sponsored in whole or in part by, or contributed to by any Landmark Company, any Affiliate of a Landmark Company or any ERISA Affiliate thereof within the last six (6) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “Landmark Benefit Plans”). Landmark also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable) the following with respect to each of the Landmark Benefit Plans: (i) all current summary plan descriptions and summaries of material modifications; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three (3) most recent Form 5500 Annual Reports; (iv) the three (3) most recent audited financial statements and actuarial valuations; (v) all material related agreements, trust agreements (including master trust agreements), funding policies, insurance Contracts and other documents that implement or impact the Landmark Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other Governmental Authority relating to any material compliance issues in respect of any Landmark Benefit Plan. Any Landmark Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, is referred to herein as a “Landmark ERISA Plan.” Except as set forth and identified on Schedule 5.15(a), no Landmark Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the IRC) or a “multi-employer plan” (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 3(40) of ERISA or Section 413(c) of the IRC), or a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA), and no ERISA Affiliate of any Landmark Company maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, any such employee benefit plan.

(b)     All Landmark Benefit Plans and the administration thereof are in, and have been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Landmark. Each Landmark ERISA Plan that is intended to be qualified under Section 401(a) of the IRC and each corresponding trust exempt under Section 501(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and Landmark is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any Landmark Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Landmark Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other Governmental Authority pending (other than routine claims for benefits) or threatened against any Landmark Benefit Plan, any Landmark Company or any ERISA Affiliate with regard to any Landmark Benefit Plan or related trust. To the Knowledge of Landmark, there are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other Governmental Authority, pending (other than routine claims for benefits) or threatened against any trustee, fiduciary, custodian, administrator or other Person holding or controlling Assets of any Landmark Benefit Plan respecting such Landmark Benefit Plan, and no basis for anticipating any such action, suit, arbitration, claim, investigation or audit exists.

(c)     Except as set forth on Schedule 5.15(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any Landmark Company from any Landmark Company or any NCC Company under any Landmark Benefit Plan, employment Contract or otherwise, (ii) increase any benefits otherwise payable under any Landmark Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit, or (iv) increase any amounts payable by, or result in any other material obligation to, any Landmark Company or any NCC Company with respect to any trust maintained in connection with a Landmark Benefit Plan.

(d)     With respect to all Landmark Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) or previously declared or otherwise required by Law or Contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or Contract, inclusive of available extensions and grace periods. All contributions required to be made under any Landmark Benefit Plan have been made by the applicable due date, inclusive of available extensions and grace periods, and meet the requirements for deductibility under the IRC, and all contributions that are required and that have not been made have been properly recorded on the books of Landmark in accordance with GAAP.

(e)     Each Contract, arrangement, plan, or Landmark Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the IRC) has been maintained and is, in form and operation, in compliance with Section 409A of the IRC and the applicable guidance issued thereunder, except to the extent of any applicable grandfathering or delayed effective dates permitted by transitional guidance issued by the U.S. Department of the Treasury under Section 409A of the IRC.  No amounts under any such Contract, arrangement, plan, or Landmark Benefit Plan are or have been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the IRC.  No Landmark Company or any of their Affiliates has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the IRC.

(f)     (i)      Each Landmark Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the IRC) has been operated in compliance in all material respects with all Laws applicable to such plan (including the Patient Protection and Affordable Care Act of 2010), its terms, and with the group health plan continuation coverage requirements of Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the IRC and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent that such requirements are applicable, including, but not limited to, the availability of any applicable grandfathering or delayed effective dates. Other than as required under COBRA Coverage or other similar applicable Law, no Landmark Benefit Plan or written or oral agreement exists that obligates the Landmark Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or member of the Landmark Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment or service to Landmark, including, but not limited to, retiree medical, health or life benefits.

(ii)      Except as set forth on Schedule 5.15(f)(ii), no Landmark Benefit Plan, excluding any short-term disability, non-qualified deferred compensation, vacation, bonus, fringe benefit or health flexible spending account plan or program, is self-insured or funded through the general Assets of a Landmark Company or an ERISA Affiliate. No Landmark Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the IRC.

5.16     Material Contracts. Except as set forth on Schedule 5.16, none of the Landmark Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any of the following (whether written or oral, express or implied): (a) any employment, severance, termination, consulting or retirement Contract with any Person; (b) any Contract relating to the borrowing of money by any Landmark Company or the guarantee by any Landmark Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (c) any Contract relating to indemnification or defense of any director, officer or employee of any of the Landmark Companies or any other Person; (d) any Contract with any labor union; (e) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (f) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the Landmark Companies, any member of the immediate family of the foregoing or, to the Knowledge of any Landmark Company, any related interest (as defined in Regulation O promulgated by the Federal Reserve) (“Related Interest”) of any of the foregoing; (g) any Contract that limits the freedom of any of the Landmark Companies to compete in any line of business or with any Person or that limits the freedom of any other Person to compete in any line of business with any Landmark Company; (h) any Contract providing a power of attorney or similar authorization given by any of the Landmark Companies, except as issued in the ordinary course of business with respect to routine matters; or (i) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the Landmark Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.11 and 5.15(a) of this Agreement, the “Landmark Contracts”). Landmark has delivered or made available to NCC correct and complete copies of all Landmark Contracts. Each of the Landmark Contracts is in full force and effect, and none of the Landmark Companies is in Default under any Landmark Contract. Other than the Subordinated Debentures, the Industrial Development Revenue Bonds, the FHLB Advances, deposit relationships entered into in the ordinary course of business and the other Indebtedness set forth on Schedule 5.16, all of the Indebtedness of any Landmark Company is prepayable at any time by such Landmark Company without penalty or premium. Schedule 5.16 lists the deadlines for extensions or terminations of all Landmark Contracts.

5.17     Legal Proceedings. Except as set forth on Schedule 5.17, there is no Litigation instituted or pending, or, to the Knowledge of any Landmark Company, threatened (or unasserted but considered probable of assertion) against any Landmark Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of Landmark and its Subsidiaries, nor are there any Orders of any Governmental Authorities, Regulatory Authorities or arbitrators outstanding, pending or, to the Knowledge of any Landmark Company, threatened against any Landmark Company. No Landmark Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding that, if determined adversely to any Landmark Company, would have a Material Adverse Effect on such Landmark Company or would materially restrict the right of any Landmark Company to carry on its businesses as presently conducted.

5.18     Reports. Each Landmark Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, (b) any other Regulatory Authorities, and (c) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the Landmark Companies, to the Knowledge of any Landmark Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any Landmark Company, investigation into the business or operations of any Landmark Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any Landmark Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (i) have been prepared in all material respects in accordance with GAAP or RAP, as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (ii) fairly present the financial position of the Landmark Companies as of the respective dates thereof, and (iii) fairly present the results of operations of the Landmark Companies for the respective periods set forth therein. No Landmark Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Landmark and any other Landmark Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Landmark or any other Landmark Company in Landmark’s or such other Landmark Company’s financial statements.

5.19     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any Landmark Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Landmark Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including, without limitation: (a) documents to be filed with the SEC, including, without limitation, the Registration Statement on Form S-4 of NCC registering the shares of NCC Common Stock to be offered to the holders of Landmark Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), and the proxy statement-prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be mailed to the holders of Landmark Common Stock in accordance with the provisions of this Agreement (as amended and supplemented from time to time, the “Proxy Statement-Prospectus”); (b) filings pursuant to any state securities Laws; and (c) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time at which the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement-Prospectus, at the time of the mailing thereof, and at the time of the meeting of stockholders to which the Proxy Statement-Prospectus relates, and in the case of any other documents, at the time at which such documents are filed with a Regulatory Authority and/or at the time at which they are distributed to holders of Landmark Common Stock, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Landmark Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.20     Regulatory Approvals. No Landmark Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b). No Landmark Company or any Affiliate thereof has any Knowledge of any reason why all requisite regulatory approvals regarding the Merger or the Bank Merger should not or cannot be obtained.

5.21     Offices. The headquarters of each Landmark Company and each other office, branch or facility maintained and operated by each Landmark Company (including, without limitation, representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.21. None of the Landmark Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.22     Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the Landmark Companies, including both hardware and software, (a) are supplied by a third-party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the Landmark Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third-party provider.

5.23     Intellectual Property. Each of the Landmark Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business, and none of the Landmark Companies has received any notice of conflict with respect thereto that asserts the rights of others. The Landmark Companies have in all material respects performed all of the obligations required to be performed by them and are not in default in any material respect under any Contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.23 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the Landmark Companies. Each of the Landmark Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.24     Activities. None of the Landmark Companies is engaged in any activity that is not permissible for a national banking association. Neither Landmark nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any fiduciary capacity.

5.25     Financial Advisor. Landmark has retained Sandler O’Neill & Partners, L.P. (the “Landmark Financial Advisor”) to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the Landmark Financial Advisor in the amount set forth on Schedule 5.25 (the “Landmark Advisory Fee”) in connection with the Merger. Other than the Landmark Financial Advisor and the Landmark Advisory Fee, neither Landmark nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement. Before the execution of this Agreement, Landmark has received an opinion, which if originally rendered orally has been or will be confirmed in writing as of the same date, from the Landmark Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the common stockholders of Landmark, and such opinion has not been withdrawn, amended, waived, modified or rescinded.

5.26     Regulatory Capital. Landmark is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). First Landmark Bank is an “eligible depository institution” (as defined in 12 C.F.R. Part 303.2(r)).

5.27     Opinion of Counsel. No Landmark Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

5.28     Repurchase Agreements; Derivatives; Securitizations. With respect to all agreements currently outstanding pursuant to which any Landmark Company has purchased securities subject to an agreement to resell, such Landmark Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any Landmark Company has sold securities subject to an agreement to repurchase, no Landmark Company has pledged collateral in excess of the amount of the debt secured thereby. No Landmark Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any Landmark Company or for the account of a customer of any Landmark Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such Landmark Company, enforceable according to their terms.  Each Landmark Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. No Landmark Company is a party to any agreement securitizing any of its Assets.

5.29     Antitakeover Provisions. Each Landmark Company has taken all actions required to exempt such Landmark Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (collectively, “Takeover Laws”). Each Landmark Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Landmark Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Landmark Company that may be directly or indirectly acquired or controlled by it.

5.30     Transactions with Management. Except for (a) deposits that are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of Landmark at the time such deposits were entered into, (b) the loans listed on Schedule 5.10(a)(ii), (c) the agreements designated on Schedule 5.16, (d) obligations under employee benefit plans of the Landmark Companies set forth on Schedule 5.15(a), and (e) any items described on Schedule 5.30, there are no Contracts with or commitments to any present or former stockholders who own or owned more than 1% of the Landmark Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person) or more than $5,000 for all such Contracts for commitments in the aggregate for all such individuals.

5.31     Absence of Certain Business Practices. No Landmark Company or, to the Knowledge of any Landmark Company, any officer, employee or agent of any Landmark Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any Landmark Company (or assist any Landmark Company in connection with any actual or proposed transaction) that (a) might subject Landmark to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on Landmark or (c) if not continued in the future, might result in a Material Adverse Effect on Landmark or might subject Landmark to suit or penalty in any private or governmental Litigation or proceeding.

5.32     Information Privacy; Data Security.

(a)     The Landmark Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers, prospective customers and employees. The Landmark Companies’ collection, use and transfer of such Identifiable Personal Information complies with Landmark’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

(b)     Except as set forth on Schedule 5.32(b), the Landmark Companies have not experienced any actual, suspected or alleged incidents of data security breaches or unauthorized access, disclosure, acquisition, destruction, loss, alteration, corruption or use of any Identifiable Personal Information in the past three (3) years.  The Landmark Companies have not received and are not aware of any notices, complaints or claims, including from any Governmental Authority or other Person, relating to Data Security Requirements.  Neither the Merger nor the Bank Merger will result in any Liabilities in connection with any Data Security Requirements.

(c)     The Landmark Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities; (ii) act in material compliance therewith; and (iii) test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

5.33     Deposits. Except as set forth on Schedule 5.33, none of the deposits of Landmark is a “brokered” deposit or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of Landmark represents a deposit of any Affiliate of Landmark. The deposit accounts of First Landmark Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, and First Landmark Bank has paid all regular premiums and special assessments and filed all reports required thereunder.

5.34     Accounting Controls. Each of the Landmark Companies maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the Landmark Financial Statements and Landmark Call Reports in accordance with GAAP and RAP, and to maintain Asset and Liability accountability; (c) access to each Landmark Company’s Assets and incurrence of each Landmark Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for Assets and Liabilities is compared with the existing Assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of Landmark’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Landmark Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on Landmark.  No Landmark Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting that could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.  No material weakness in internal controls has been identified by Landmark’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.35     Corporate Records. The minute books of Landmark and each Landmark Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by Landmark and each Landmark Subsidiary’s respective stockholders and Boards of Directors (including all committees thereof) since such entity’s formation.

5.36     No Broker-Dealer. Except as set forth on Schedule 5.36, no Landmark Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. To Landmark’s Knowledge, all activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (a) are and have at all times been conducted in accordance with all applicable Laws, including, without limitation, the Securities Laws, all state securities Laws and all state and federal banking Laws and regulations, and (b) satisfy the definition of a “third party brokerage arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. To Landmark’s Knowledge, there has been no misrepresentation or omission of a material fact by any Landmark Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

5.37     Registration Obligations. No Landmark Company is under any obligation, contingent or otherwise, to register its securities under the 1933 Act, the 1934 Act or any state securities Laws.

Article 6
REPRESENTATIONS AND WARRANTIES OF NCC

Except as disclosed in any publicly available report, statement, schedule, form or other document filed by NCC with the SEC in each case after January 1, 2018 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), NCC hereby represents and warrants to Landmark as follows:

6.1     Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2     Authority; No Breach By Agreement.

(a)     NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC. Subject to required regulatory Consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws of general applicability affecting creditors’ rights or by general principles of equity.

(b)     Neither the execution and delivery of this Agreement by NCC or of the Bank Merger Agreement by NBC, nor the consummation by NCC of the transactions provided for in this Agreement or by NBC of the transactions provided for in the Bank Merger Agreement, nor compliance by NCC with any of the provisions of this Agreement or by NBC with any of the provisions of the Bank Merger Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws or similar governing documents of NBC, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c)     Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules and requirements of Nasdaq, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) notices to or filings with Nasdaq regarding the listing on Nasdaq of the shares of NCC Common Stock to be issued in the Merger and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement or for the consummation by NBC of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No Consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3     Capital Stock. The authorized capital stock of NCC, as of the date of this Agreement, consists of (a) 30,000,000 shares of NCC Common Stock and (b) 250,000 shares of NCC Preferred Stock. As of the date hereof, 17,229,256 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. All of the shares of NCC Common Stock to be issued in exchange for shares of Landmark Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of NCC Common Stock to be issued in exchange for shares of Landmark Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the stockholders of NCC.

6.4     Reports and Financial Statements.

(a)     Since January 1, 2015, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, the Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The NCC Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present, or will present, fairly in all material respects the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the NCC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). Porter Keadle Moore, LLC is a registered public accounting firm and throughout the periods covered by the financial statements filed with the SEC by NCC has been “independent” with respect to NCC within the meaning of Regulation S-X under the 1934 Act.

(b)     NCC maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2017, there has not been any material change in the internal controls utilized by NCC to provide reasonable assurance that its consolidated financial statements conform with GAAP. NCC maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by NCC in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NCC’s management as appropriate to allow timely decisions regarding required disclosures and to allow NCC’s management to make the certifications of the principal executive officer and principal financial officer of NCC required under the 1934 Act.

(c)     Each of the principal executive officer and the principal financial officer of NCC (or each former principal executive officer and each former principal financial officer of NCC, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the reports of NCC filed with the SEC, and the statements contained in such certifications are true and accurate in all material respects. No NCC Company has outstanding (or has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any NCC Company, other than loans or extensions of credit permitted by, or excluded from the prohibition of, Section 402 of the Sarbanes-Oxley Act. NCC is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     No NCC Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among NCC and any other NCC Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, NCC or any NCC Company in NCC’s or such other NCC Company’s financial statements.

6.5     Absence of Undisclosed Liabilities. No NCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, except Liabilities (a) accrued or reserved against in the consolidated balance sheets of NCC as of December 31, 2017, that are included in the NCC Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, or (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement.

6.6     Absence of Certain Changes or Events. Since December 31, 2017: (a) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, including, without limitation, any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, and (b) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement.

6.7     Compliance with Laws. NCC is duly registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no Default under any such Permit. Each of the NCC Companies:

(a)     is and since October 31, 2010, has been in compliance in all material respects with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b)     since October 31, 2010, has received no notification or communication from any Governmental Authority or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except for such matters of non-compliance, if any, that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

6.8     Material Contracts. No NCC Company is in Default under any of its Contracts.

6.9     Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, nor are there any Orders of any Governmental Authorities, Regulatory Authorities or arbitrators outstanding, pending or, to the Knowledge of any NCC Company, threatened against any NCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.10    Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to Landmark pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (a) the documents to be filed with the SEC, including, without limitation, the S-4 Registration Statement and the Proxy Statement-Prospectus to be mailed to the holders of Landmark Common Stock, and (b) any other documents to be filed by any NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time at which such documents are filed, and with respect to the Proxy Statement-Prospectus, when first mailed to the holders of Landmark Common Stock, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11     Tax Matters. Each NCC Company has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. Except as set forth on Schedule 6.11, all such Tax Returns were correct and complete in all material respects. All material Taxes due and owing by any NCC Company have been paid, other than Taxes that have been reserved or accrued on the balance sheet of NCC or that NCC is contesting in good faith. Since December 31, 2013, no claim has been made by an authority in a jurisdiction where NCC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any NCC Company. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

6.12     Regulatory Approvals. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13     1933 Act and 1934 Act Compliance. The Proxy Statement-Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any Landmark Company for inclusion in the Proxy Statement-Prospectus.

6.14     Regulatory Capital. NCC is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). NBC is an “eligible bank” (as defined in 12 C.F.R. Part 5.3(g)).

6.15     Opinion of Counsel. NCC has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

6.16     Financial Advisor. NCC has engaged Stephens Inc. (the “NCC Financial Advisor”) to act as financial advisor to NCC in connection with the Merger, pursuant to which the NCC Financial Advisor agreed, upon request by NCC, to render an opinion to the NCC Board as to the fairness, from a financial point of view, to NCC of the consideration to be offered in the transaction. The NCC Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the NCC Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the aggregate Per Share Merger Consideration is fair, from a financial point of view, to NCC.

Article 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1     Affirmative Covenants of Landmark. Unless the prior written consent of NCC shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, Landmark shall and shall cause each of its Subsidiaries to (a) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), (b) preserve intact its business organization, goodwill, Assets and relationships with depositors, customers and employees and maintain its rights and franchises, and (c) take no action, except as required by applicable Law, that would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2     Negative Covenants of Landmark. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Landmark covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the President and Chief Executive Officer or Chief Financial Officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a)     amend the articles of incorporation, bylaws or other governing instruments of any Landmark Company;

(b)     incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Landmark or its Subsidiaries consistent with past practices (which shall include the creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the Federal Reserve or the FHLB, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any Landmark Company of any Lien or permit any such Lien to exist;

(c)     repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Landmark Company, except in connection with the surrender of shares of Landmark Common Stock in payment of the exercise price or Tax withholding related to the exercise of outstanding Landmark Options or the deemed acquisition of shares upon a “cashless exercise” of any Landmark Option (to the extent allowed by the terms and conditions governing such Landmark Option), or declare or pay any dividend or make any other distribution in respect of Landmark’s capital stock, except a dividend to be paid to holders of Landmark Common Stock (i) in May 2018 not to exceed $0.06 per share of Landmark Common Stock and (ii) in August 2018, November 2018, and February 2019 not to exceed $0.07 per share of Landmark Common Stock; provided, however, that, notwithstanding the foregoing, no dividend shall be declared or paid in any month during which the Effective Time occurs on or prior to the fifteenth (15th) day of such month; provided, further, that, notwithstanding the foregoing, the Landmark Board shall not declare a dividend on Landmark Common Stock with a payment date after the Effective Time;

(d)     except for this Agreement or as required upon valid exercise of any of the Landmark Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Landmark Common Stock or any other capital stock of any Landmark Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock;

(e)     adjust, split, combine or reclassify any capital stock of any Landmark Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any Landmark Company or, other than in the ordinary course of business for reasonable and adequate consideration, any Asset;

(f)     acquire any direct or indirect equity interest in any Person, other than in connection with foreclosures in the ordinary course of business;

(g)     (i) grant any increase in compensation or benefits to the directors, officers or employees of any Landmark Company, except for (A) increases in compensation or benefits not in excess of an aggregate of 5% of such officer’s or employee’s compensation in effect immediately prior to the date of this Agreement, for the sole purpose of retaining such officer’s or employee’s employment with a Landmark Company in response to the receipt by such officer or employee of an offer of employment from a competitor of a Landmark Company, (B) in accordance with past practices with respect to employees, or (C) in accordance with the requirements of the terms of any Landmark Benefit Plan, as such terms exist immediately prior to the date of this Agreement; (ii) pay any bonus except in accordance with past practices and pursuant to the provisions of any Landmark Benefit Plan adopted by the Landmark Board prior to the date of this Agreement; or (iii) except as may be required by applicable Law, the terms of any Landmark Benefit Plan as of the date hereof or the express terms of this Agreement, enter into or amend any severance agreement, change in control agreement, option agreement or similar agreement with any directors, officers or employees of any Landmark Company;

(h)     enter into or amend any employment Contract between any Landmark Company and any Person (unless such amendment is required by Law) that the Landmark Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)     adopt any new employee benefit plan of any Landmark Company or make any material change in or to any existing employee benefit plans of any Landmark Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan or that is required by the terms of the Landmark Benefit Plan as of the date hereof;

(j)     make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)     commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Landmark Company for material money damages or restrictions upon the operations of any Landmark Company;

(l)     enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m)     fail to file timely any report required to be filed by it with any Regulatory Authority;

(n)     make any Loan or advance to any 5% stockholder, director or officer of Landmark, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any Landmark Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o)     cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any Landmark Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of Landmark or any of its Subsidiaries) of any of the foregoing;

(p)     enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any Landmark Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q)     modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)     file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s)     except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t)     intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u)     take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and Landmark shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v)     make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any Landmark Company more than an aggregate of $2,000,000 of secured Indebtedness or more than $250,000 of unsecured Indebtedness;

(w)     increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Landmark’s past policies;

(x)     purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five (5) years (except for municipal bonds of any maturity after consultation by a Designated Representative of Landmark with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y)     except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of Landmark as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z)     make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa)     take any action that is likely to materially impair or delay Landmark’s ability to perform any of its obligations under this Agreement or First Landmark Bank’s ability to perform any of its obligations under the Bank Merger Agreement; or

(bb)      agree or commit to do any of the foregoing.

7.3     Adverse Changes in Condition. Each Party agrees to give written notice promptly (and in any event within two (2) Business Days) to the other Party upon becoming aware of the occurrence or impending occurrence or existence of any event, circumstance or fact relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (b) would reasonably be expected to cause, constitute, give rise to or result in a material breach at or prior to the Closing Date of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice or (ii) be deemed to amend or supplement the Schedules to this Agreement or prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

7.4     Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and Landmark shall deliver to NCC copies of all such reports filed by Landmark or its Subsidiaries promptly after the same are filed.

7.5     Acquisition Proposals.

(a)     Landmark shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”), or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Landmark Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), (A) Landmark receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the Landmark Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, and (B) the Landmark Board determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions with such Person concerning such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable Law, then Landmark may (x) furnish information (including non-public information) with respect to Landmark to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and Landmark dated February 9, 2018 (provided that Landmark must contemporaneously furnish to NCC all such information furnished to such Person), and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b)     Except as set forth in Section 10.1(k), neither the Landmark Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the Landmark Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit Landmark or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)     Landmark agrees that it and its Subsidiaries shall, and Landmark shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. Landmark agrees that it will notify NCC promptly (and in any event within 24 hours) if, to Landmark’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, Landmark, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter Landmark shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Landmark also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.6     Stockholder Litigation. Landmark shall provide NCC the opportunity to participate in the defense or settlement of any stockholder litigation against Landmark and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and Landmark shall in good faith consider the recommendations by NCC regarding such litigation. Landmark shall not settle any stockholder litigation without NCC’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.7     Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of Landmark, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to, take any action that is intended to or is reasonably likely to materially impair or delay NCC’s ability to consummate the Merger or the transactions provided for in this Agreement or NBC’s ability to consummate the Bank Merger and the transactions provided for in the Bank Merger Agreement.

Article 8
additional agreements

8.1     Regulatory Matters.

(a)     NCC shall prepare the S-4 Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that Landmark promptly furnishes all information concerning the Landmark Companies needed for preparation of the S-4 Registration Statement, NCC shall use commercially reasonable efforts to file the S-4 Registration Statement with the SEC within 90 days after the date of this Agreement. NCC shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the S-4 Registration Statement has been declared effective by the SEC, Landmark shall mail the Proxy Statement-Prospectus to the holders of Landmark Common Stock simultaneously with delivery of notice of the Landmark Stockholders’ Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law Permits and approvals required to carry out the transaction provided for in this Agreement, to the extent required, and Landmark shall furnish all information concerning Landmark and the holders of Landmark Common Stock as may be requested in connection with any such action. If, at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement-Prospectus, the Party being aware of the event will promptly inform the other Party, and the Parties will cooperate and assist each other in preparing such amendment or supplement and mailing the same to the holders of Landmark Common Stock. Subject to Section 10.1(k) of this Agreement, the Landmark Board shall unanimously recommend that the holders of Landmark Common Stock vote for and adopt the Merger provided for in the Proxy Statement-Prospectus and this Agreement. In accordance with the listing rules of Nasdaq, NCC shall either, as applicable, (i) cause the shares of NCC Common Stock issuable to the holders of Landmark Common Stock upon consummation of the Merger to be approved for listing on Nasdaq on or prior to the Closing Date or (ii) notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

(b)     The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation within 90 days after the date of this Agreement, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions provided for in this Agreement and the Bank Merger Agreement. NCC and Landmark shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to NCC or Landmark, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)     NCC and Landmark shall, upon request, furnish to each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement-Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, Landmark or any of their Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger or any other transactions provided for in this Agreement.

(d)     NCC and Landmark shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by NCC or Landmark, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e)     NCC will indemnify and hold harmless Landmark and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which Landmark or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse Landmark and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement-Prospectus, or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f)     Landmark will indemnify and hold harmless NCC and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which NCC or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement-Prospectus, or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any Landmark Company.

8.2     Access to Information.

(a)     During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of NCC and Landmark shall: (i) cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations; (ii) upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford to the officers, employees, accountants, counsel and other representatives of the other Party access to all of its and its Subsidiaries’ respective properties, books, contracts, commitments and records; and (iii) make available to the other Party (A) a copy of each report, schedule, registration statement and other document filed or received by it or its Subsidiaries during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents that such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (B) such other information concerning its and its Subsidiaries’ business, properties and personnel as the other Party may reasonably request; provided, however, that neither Party shall be required to provide any information to the other if such Party reasonably determines that providing such information violates the rights of such Party’s customers under applicable Law or jeopardizes the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties).

(b)     All information furnished by NCC to Landmark or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, Landmark and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Landmark shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to disclosures made as required by Law or any information that (i) was already in Landmark’s possession prior to the disclosure thereof by NCC; (ii) was then generally known to the public; or (iii) was disclosed to Landmark by a third party not bound by an obligation of confidentiality.

(c)     All information furnished by Landmark or its Subsidiaries to NCC or its representatives pursuant hereto shall be treated as the sole property of Landmark and, if the Merger shall not occur, NCC and its representatives shall return to Landmark all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to disclosures made as required by Law or any information that (i) was already in NCC’s possession prior to the disclosure thereof by Landmark or any of its Subsidiaries; (ii) was then generally known to the public; or (iii) was disclosed to NCC by a third party not bound by an obligation of confidentiality.

(d)     No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3     Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of Landmark and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation, obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Landmark expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Concurrently with the execution and delivery of this Agreement, Landmark shall deliver to NCC all Voting Agreements, Non-Competition Agreements, Claims Letters, Employment Agreement Termination Letters, and Employment Agreements required to be executed and delivered pursuant to Sections 1.4, 8.16, 8.17 and 8.18 hereof.

8.4     Landmark Stockholders’ Meeting. Landmark shall call the Landmark Stockholders’ Meeting, to be held as soon as reasonably practicable after the date on which the S-4 Registration Statement is declared effective by the SEC, for the purpose of voting upon this Agreement and the Merger and such other related matters as Landmark deems appropriate. In connection with the Landmark Stockholders’ Meeting: (i) Landmark shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with the requirements of the OCGA; (ii) NCC shall furnish all information concerning it that Landmark may reasonably request in connection with conducting the Landmark Stockholders’ Meeting; (iii) NCC shall prepare and furnish to Landmark, for printing, copying and distribution to Landmark’s stockholders at Landmark’s expense, the form of the Proxy Statement-Prospectus; (iv) Landmark shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement-Prospectus; (v) subject to Section 10.1(k) of this Agreement, the Landmark Board shall unanimously recommend to its stockholders the approval of this Agreement; and (vi) Landmark shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement-Prospectus within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement-Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to Landmark stockholders.

8.5     Certificate of Objections. As soon as practicable (but in no event more than three (3) Business Days) after the Landmark Stockholders’ Meeting, Landmark shall deliver to NCC a certificate of the Secretary of Landmark containing the names of the stockholders of Landmark that (a) gave written notice at or prior to the taking of the vote on this Agreement at the Landmark Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of this Agreement (the “Certificate of Objections”). The Certificate of Objections shall include the number of shares of Landmark Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6     Publicity. Neither NCC nor Landmark shall, or shall permit any of its respective Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transactions contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure that it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or Nasdaq.

8.7     Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement and the Bank Merger Agreement, including, without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such Party, shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to satisfy, and shall indemnify the other Party against, any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8     Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger and the Bank Merger each to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC and the Treasury regulations promulgated thereunder for federal income tax purposes, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the IRC for purposes of Sections 354, 356 and 361 of the IRC (and any comparable provision of state law) for federal and applicable state income tax purposes. NCC and Landmark shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the IRC and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable Law.

8.9     Environmental Audit; Title Policy; Survey.

(a)     At the election of NCC, Landmark will procure and deliver, at NCC’s expense, with respect to each parcel of real property that any of the Landmark Companies owns, leases, subleases or is obligated to purchase, within 30 days following the date of this Agreement, whatever environmental audits as NCC may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to NCC.

(b)     At the election of NCC, Landmark will, at NCC’s expense, with respect to each parcel of real property that Landmark owns, leases, subleases or is obligated to purchase, procure and deliver to NCC, within 30 days following the date of this Agreement, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to NCC, which policy shall be free of all material Liens and exceptions that would materially impair the owner’s use of the property as it is currently being used.

(c)     At the election of NCC, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 8.9(b), Landmark, at NCC’s expense, will procure and deliver to NCC within 30 days following the date of this Agreement, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to NCC, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that would materially impair the use of such real property as it is currently being used.

8.10     Compliance Matters. Prior to the Effective Time, Landmark shall take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance by Landmark; provided, however, that NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to Landmark, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.11     Conforming Accounting and Reserve Policies. At the request of NCC, Landmark shall immediately prior to Closing establish and take such charge-offs, reserves and accruals as NCC reasonably shall request to conform Landmark’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.12     Bank Merger. NCC and Landmark agree to take all action necessary and appropriate, including causing the entering into of the Bank Merger Agreement as soon as practicable following the date of this Agreement, to effectuate the Bank Merger in accordance with applicable Laws and the terms of the Bank Merger Agreement as of the Effective Time or such later time, if any, as determined by NCC. Notwithstanding the foregoing, the Bank Merger may be abandoned at the election of NCC at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

8.13     Directors’ and Officers’ Indemnification.

(a)     For a period of six (6) years after the Effective Time, NCC shall indemnify each director and officer of Landmark (each, an “Indemnified Party”) against, and shall advance expenses incurred by an Indemnified Party in connection with, all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted under the Articles of Incorporation and Bylaws of Landmark as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such Articles of Incorporation and Bylaws, and (ii) applicable Law, including, without limitation, Section 14-2-851 of the OCGA.

(b)     Any Indemnified Party wishing to claim indemnification under Section 8.13(a), upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.13 unless, and only to the extent that, NCC is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will reasonably cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c)     For a period of six (6) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of Landmark or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by Landmark as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.13(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Landmark or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.13(c), NCC may require Landmark to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or Landmark shall procure such coverage, in no event shall Landmark expend, or shall NCC be required to expend, for such tail insurance a premium amount in excess of $160,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then Landmark or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)     If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and Assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.13. The provisions of this Section 8.13 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.14    System Integration. From and after the date hereof, subject to applicable Law and regulation, Landmark shall, and shall cause its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause First Landmark Bank’s data processing consultants and software providers to, cooperate and assist First Landmark Bank and NBC in connection with an electronic and systematic conversion of all applicable data of First Landmark Bank to the NBC system following the Effective Time, including the training of First Landmark Bank employees during normal business hours without undue disruption to First Landmark Bank’s business.

8.15     Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, Landmark shall cause the Chief Executive Officer of First Landmark Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Bank Merger operating and integration plans of NBC, as the resulting association in the Bank Merger. Notwithstanding the conversion of the core processing and other data processing and information systems of First Landmark Bank in conjunction with the Bank Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, it is the Parties’ intent that, following the Bank Merger, the former main office and branches of First Landmark Bank, along with any branches of NBC in the same market area and under common day-to-day management with the former branches of First Landmark Bank, will operate and conduct business under the trade name “First Landmark Bank, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.16   Non-Competition Agreements. Landmark shall cause each non-employee director of Landmark to execute and deliver to NCC a Non-Competition Agreement concurrently with the execution and delivery of this Agreement and effective upon (and subject to the occurrence of) the Effective Time.

8.17    Claims Letters. Landmark shall cause each director and executive officer of Landmark to execute and deliver a release of claims (a “Claims Letter”) concurrently with the execution and delivery of this Agreement and effective upon (and subject to the occurrence of) the Effective Time.

8.18     Employment Agreements.

(a)     As of the date of this Agreement, NCC has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.18(a) (collectively, the “Employment Agreement Termination Letters”). The foregoing terminations shall be for payment amounts not to exceed those set forth on Schedule 8.18(a).

(b)     As of the date of this Agreement, NBC (as successor to First Landmark Bank) has entered into employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.18(b) (the “Employment Agreements”).

8.19     Section 280G Matters. Prior to the Closing, NCC and Landmark will work together in good faith to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including, without limitation, any “excess parachute payment” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

8.20     Employee Matters.

(a)     Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Landmark and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC shall give the Covered Employees full credit for their prior service with the Landmark Companies (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, severance plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, duplication of any severance obligations under Section 8.20(e)). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b)     With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such Covered Employee to the extent that such condition was or would have been covered under the Landmark Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize and provide credit for any health, dental, vision or other welfare expenses incurred by such Covered Employee in the coverage period that includes the Closing Date (or, if later, the coverage period in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)     Prior to the Effective Time, Landmark shall, and shall cause its Subsidiaries to, take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more Landmark Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Landmark Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Landmark Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any Landmark Benefit Plan into any employee benefit plan maintained by NCC or an NCC Subsidiary. Prior to the Effective Time, Landmark shall provide NCC with a list of all employees eligible for COBRA Coverage under any Landmark Benefit Plan that is a “group health plan,” as of the date immediately preceding the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.20(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)     Nothing in this Section 8.20 shall be construed to limit the right of NCC or any of its Subsidiaries to amend or terminate any Landmark Benefit Plan that is assumed by any NCC Company at or subsequent to the Effective Time, or other employee benefit plan, to the extent that such amendment or termination is permitted by the terms of the applicable plan and applicable Law, nor shall anything in this Section 8.20 be construed to require NCC or any of its Subsidiaries to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e)     If, within nine (9) months after the Effective Time, any Covered Employee becomes a Landmark Terminated Employee, then NCC will pay severance to such Landmark Terminated Employee in an amount equal to two (2) weeks’ pay for each twelve (12) months of such Landmark Terminated Employee’s prior employment with a Landmark Company; provided, however, that in no event will the total amount of severance payable to any single Landmark Terminated Employee exceed the lesser of $50,000 or an amount equal to 26 weeks’ pay in the aggregate. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.20(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement or any change in control or severance agreement; rather, the terms and conditions of such Employment Agreement, change in control agreement or severance agreement, as applicable, shall govern and control upon any termination of employment.

(f)     At the Effective Time, NCC shall assume (i) the Supplemental Executive Retirement Benefits Agreement for the benefit of R. Stanley Kryder, dated January 1, 2014, and the related Split-Dollar Agreement dated January 1, 2014, and (ii) the Agreement for the benefit of Terrence Y. Dewitt, dated August 23, 2012, and NCC shall subsequently perform First Landmark Bank’s obligations thereunder in accordance with, and subject to, the terms and conditions of such agreements. The Parties shall cooperate in good faith to execute and deliver any documents deemed necessary by the Parties, in consultation with counsel, to effectuate the transactions contemplated by this Section 8.20(f).

(g)     Notwithstanding Section 7.2(g), prior to the Effective Time, Landmark may, in consultation with NCC, amend the outstanding option agreements under the Landmark Equity Incentive Plans for the sole purpose of providing for a broker-assisted cashless exercise as an available mechanism for the exercise of options granted under such option agreements.

8.21     Subordinated Debentures Issued to NBC. The Parties acknowledge that NBC currently holds $250,000 in aggregate principal amount of the Subordinated Debentures (the “NBC Tranche”). In advance of the Closing, at the election of NCC, (a) NBC will sell the NBC Tranche to a third party in a private transaction, in accordance with and pursuant to the terms and conditions of the Subordinated Note representing the NBC Tranche, or (b) Landmark will purchase the NBC Tranche pursuant to Section 4(g) of the Subordinated Note representing the NBC Tranche at a purchase price equal to 100% of the outstanding principal amount of the NBC Tranche, plus accrued but unpaid interest as of the date of the purchase, and subsequently cause the NBC Tranche to be cancelled. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or Consents deemed necessary by the Parties, in consultation with counsel, to effectuate either the purchase by Landmark or the sale by NBC, as elected by NCC.

8.22     Assumption of Indebtedness.

(a)     Subordinated Debentures. Subject to Section 8.21, as of the Effective Time and upon the terms and conditions set forth herein, NCC shall assume all rights and obligations of Landmark under and relating to the Subordinated Debentures and shall subsequently discharge all of Landmark’s covenants, agreements and obligations under and relating to the Subordinated Debentures, including the due and punctual payment of the principal of and any premium and interest on the Subordinated Debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the Subordinated Debentures to be performed or observed by Landmark. As of the Effective Time, the Subordinated Debentures shall rank pari passu to NCC’s other subordinated debt obligations issued and outstanding from time to time. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or Consents deemed necessary by the Parties, in consultation with counsel, to effectuate the assumption in accordance with the requirements of the Subordinated Debentures and NCC’s existing debt instruments, including, but not limited to, any trustee and holder notifications or Consents that must be delivered or obtained, as applicable, prior to or in connection with the assumption.

(b)     Industrial Development Revenue Bonds. Prior to the Effective Time, Landmark shall cause the redemption in full of the Industrial Development Revenue Bonds by First Landmark Bank. Landmark shall execute, deliver and obtain any documents or Consents deemed necessary by Landmark, in consultation with counsel, to effectuate the redemption in accordance with the requirements of the Industrial Development Bonds and related letters of credit, including, but not limited to, any trustee and holder notifications or Consents that must be delivered or obtained, as applicable, prior to or in connection with the redemption. In connection with the Closing, Landmark shall deliver to NCC evidence of the redemption and cancellation of the Industrial Revenue Bonds and related letters of credit, in such detail and form as deemed by NCC to be satisfactory.

(c)     FHLB Advances. As of the Effective Time, NCC shall assume all rights and obligations of First Landmark Bank under and relating to the FHLB Advances and shall subsequently discharge all of First Landmark Bank’s covenants, agreements and obligations under and relating to the FHLB Advances, including the due and punctual payment of the principal of and any interest on the FHLB Advances according to their terms, and the due and punctual performance of all covenants and conditions relating to the FHLB Advances to be performed or observed by First Landmark Bank. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or Consents deemed necessary by the Parties, in consultation with counsel, to effectuate the assumption in accordance with the requirements of the FHLB Advances, including any notifications that must be delivered to the FHLB or Consents that must be obtained from the FHLB prior to or in connection with the assumption.

Article 9
conditions precedent to obligations to consummate

9.1     Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a)     Stockholder Approval. The stockholders of Landmark shall have approved this Agreement and the consummation of the transactions provided for herein by the requisite vote, as and to the extent required by Law and by the provisions of any governing instruments.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger and the Bank Merger.

(c)     Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger and the Bank Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party that, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or the Bank Merger.

(d)     Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, that seeks to restrain the consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement that, in the opinion of the NCC Board or the Landmark Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)     Tax Opinion. Landmark and NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of Landmark Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of Landmark with respect to such exchange (except to the extent of any cash received), and (iii) neither Landmark nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for NCC shall be entitled to rely upon representations of officers of Landmark and NCC reasonably satisfactory in form and substance to such counsel.

(f)     S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC, no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Law Permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

(g)     Exchange Listing. In accordance with the listing rules of Nasdaq, NCC shall have either, as applicable, (i) caused the shares of NCC Common Stock issuable to holders of Landmark Common Stock upon consummation of the Merger to be approved for listing on Nasdaq or (ii) made arrangements to notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

9.2     Conditions to Obligations of NCC. The obligations of NCC to perform this Agreement and to consummate the Merger, the Bank Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of Landmark set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect (other than those set forth in Sections 5.10(c) and (d)) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of Landmark set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). The representations and warranties of Landmark set forth in Sections 5.10(c) and (d) shall be true and correct in all respects as of the date of this Agreement and (without giving effect to any limitation indicated by the words “in all material respects”) as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, except where the failure of such representations and warranties to be true and correct as of the Effective Time would not have, and would not be reasonably likely to have, in the aggregate a Material Adverse Effect on Landmark. Notwithstanding the foregoing, the representations and warranties of Landmark set forth in Section 5.3 (Capitalization) and the second sentence of Section 5.5(b) (Landmark Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of Landmark set forth in Section 5.8 (Absence of Certain Changes or Events) and Section 5.19 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of Landmark to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. Landmark shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions to NCC’s obligations set forth in Sections 9.2(a), 9.2(b), 9.2(d) and 9.2(m) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by, or minutes of the respective meetings of, the Landmark Board and the Landmark stockholders evidencing the taking of all corporate action necessary to authorize the Merger, the execution, delivery and performance of this Agreement and all other action required hereby, and (iii) certified copies of resolutions duly adopted by the Board of Directors of First Landmark Bank and by Landmark as the sole stockholder of First Landmark Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions provided for therein, all in such reasonable detail as NCC and its counsel shall request.

(d)     Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “Landmark Measuring Date”), the Adjusted Landmark Shareholders’ Equity shall not be less than $58,000,000, as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted Landmark Shareholders’ Equity” means the consolidated equity of Landmark as set forth on the balance sheet of Landmark on the Landmark Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in Landmark’s securities portfolio due to mark-to-market adjustments as of the Landmark Measuring Date and after adding the sum of (i) all fees and expenses of all attorneys, accountants, the Landmark Financial Advisor and other advisors and agents for Landmark and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and that do not exceed in the aggregate $1,850,000 (exclusive of reasonable costs paid to or advanced by such advisors), (ii) the payments, if any, made at the request of NCC by Landmark pursuant to the Employment Agreement Termination Letters, (iii) the premiums, if any, paid by Landmark for the D&O Insurance in accordance with Section 8.13(c), and (iv) any other amounts requested by NCC in writing to be expensed by Landmark prior to the Landmark Measuring Date.

(e)     Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its sole discretion.

(f)      Indebtedness.

(i)      Landmark shall have completed the purchase of the NBC Tranche in accordance with Section 8.21, or NBC shall have completed the sale of the NBC Tranche to a third party in a private transaction in accordance with Section 8.21.

(ii)     Landmark shall have paid all accrued and unpaid interest that is due and payable under the terms of the Subordinated Debentures as of the Closing Date. Landmark shall have obtained the Consents and taken the actions set forth on Schedule 5.4(a) and as described in Section 8.22(a) with respect to the Subordinated Debentures. Additionally, NCC shall have received a written opinion of counsel from counsel to Landmark, reasonably satisfactory to NCC, to the effect that the Merger and the Bank Merger and the substitution of NCC for Landmark under the Subordinated Debentures are permitted by the terms of the Subordinated Debentures.

(iii)     First Landmark Bank shall have completed the redemption in full of the Industrial Development Revenue Bonds, and Landmark shall have delivered to NCC evidence of the redemption and cancellation of the Industrial Revenue Bonds and related letters of credit, in such detail and form as deemed by NCC to be satisfactory.

(iv)      First Landmark Bank shall have paid all accrued and unpaid principal and interest that is due and payable under the terms of the FHLB Advances as of the Closing Date. Landmark shall have obtained the Consents and taken the actions set forth on Schedule 5.4(c) and as described in Section 8.22(c) with respect to the FHLB Advances.

(v)      Landmark shall have delivered to NCC payoff letters, in form and substance acceptable to NCC, from the appropriate Persons relating to all items of Indebtedness set forth on Schedule 5.4(e) (the “Payoff Letters”), together with all Lien release documents related to such Indebtedness and UCC-3 termination statements with respect to the financing statements filed against the Assets of Landmark or any of the Landmark Subsidiaries, in each case, in form and substance acceptable to NCC, and all such Indebtedness shall have been paid, satisfied or discharged in full by Landmark prior to the Closing Date.

(g)     Matters Relating to 280G Taxes. NCC shall be satisfied in its reasonable discretion, either through mutually agreeable pre-Closing amendments or otherwise, that Landmark shall have taken any and all reasonably necessary steps such that neither the Merger nor the Bank Merger will trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, Landmark Benefit Plans, supplemental compensation, retirement or similar arrangements between a Landmark Company and any officers, directors or employees thereof.

(h)    Employment Matters. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered concurrently with the execution of this Agreement and shall become fully binding and effective immediately prior to the Effective Time or as of the Effective Time, respectively, and that each of the individuals listed on Schedule 8.18(b) shall become employees of NBC as of the Effective Time under the terms of the Employment Agreements.

(i)     Regulatory Matters. No Governmental Authority or Regulatory Authority or the staff thereof shall have (i) revoked any material Permits, or (ii) issued, or required any Landmark Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, restricts or impairs the conduct of such Landmark Company’s business or future prospects.

(j)     Absence of Adverse Facts. There shall have been no determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of NCC, (i) would have a Material Adverse Effect on, or that may be foreseen to have a Material Adverse Effect on, Landmark or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by NCC pursuant to this Agreement as to render inadvisable the consummation of the Merger and the Bank Merger, (iii) would be materially adverse to the interests of NCC on a consolidated basis, or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(k)    Consents Under Agreements. Landmark shall have obtained all Consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by a Landmark Subsidiary of, as the case may be, any obligation, right or interest of Landmark or such Landmark Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such Consents and approvals would not in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or the Landmark Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(l)     Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority that, in connection with the grant of any Consent by any Regulatory Authority, imposes any restriction or condition on NCC or any NCC Subsidiary, that, even if not reasonably likely to have a Material Adverse Effect on NCC, in the opinion of NCC is materially and unreasonably burdensome on NCC’s business following the Effective Time or that would reduce the economic benefits of the transactions contemplated by this Agreement to NCC to such a degree that NCC would not have entered into this Agreement had such condition or restriction been known to it at the date hereof.

(m)    Loan Portfolio. NCC shall have received Schedule 5.10(a)(iv) updated as of the Landmark Measuring Date, and there shall not have been any material increase since the date of this Agreement in the Loans described or required to be described thereon; provided, however, that, regardless of any such increase, the condition in this Section 9.2(m) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the Landmark Companies as of the Landmark Measuring Date, divided by the sum of (i) Landmark’s equity, plus (ii) the Landmark Allowance, both as set forth on Landmark’s balance sheet on the Landmark Measuring Date, is less than 0.35.

(n)     Landmark Benefit Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Section 8.20(c) regarding the Landmark Benefit Plans. NCC shall be satisfied that the Landmark Options shall be treated in accordance with this Agreement.

(o)     Bank Merger Agreement. Prior to the Landmark Stockholders’ Meeting, the Bank Merger Agreement shall have been executed and delivered by First Landmark Bank and approved by Landmark as First Landmark Bank’s sole stockholder.

(p)     Related Agreements. None of the Voting Agreements, Non-Competition Agreements or Claims Letters delivered pursuant to this Agreement shall have been amended, revoked or terminated by any party thereto (other than by a non-breaching party due to a material breach by NCC or NBC).

(q)     Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any Landmark Company and/or their respective officers or directors that would result in a Material Adverse Effect on such Landmark Company.

9.3     Conditions to Obligations of Landmark. The obligations of Landmark to perform this Agreement and to consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by Landmark pursuant to Section 11.4(b) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.10 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. NCC shall have delivered to Landmark (i) a certificate, dated as of the Effective Time and signed on its behalf by its President and Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions to Landmark’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement by NCC, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement by NBC, and the consummation of the transactions provided for herein, all in such reasonable detail as Landmark and its counsel shall request.

(d)     Regulatory Matters. No Governmental Authority or Regulatory Authority or the staff thereof shall have issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of Landmark, materially restricts or impairs the conduct of such NCC Company’s business or future prospects.

Article 10
TERmination

10.1     Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Landmark, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual written consent of the NCC Board and the Landmark Board; or

(b)     by the NCC Board or the Landmark Board in the event of an inaccuracy of any representation or warranty contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)     by the NCC Board or the Landmark Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d)     by the NCC Board or the Landmark Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger, the Bank Merger or the other transactions provided for herein shall have been denied by final non-appealable action of such authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) the stockholders of Landmark fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the Landmark Stockholders’ Meeting where the transactions are presented to such Landmark stockholders for approval and voted upon; or

(e)     by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to Landmark, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to Landmark, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by Landmark of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)     by the Landmark Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by NCC of notice in writing from Landmark specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)     by the NCC Board or the Landmark Board if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h)     by the NCC Board or the Landmark Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i)     by the NCC Board if (i) the holders of in excess of seven and one half percent (7.5%) of the outstanding shares of Landmark Common Stock properly assert their dissenters’ rights of appraisal pursuant to applicable Law; or

(j)     by the NCC Board if (i) the Landmark Board shall have withdrawn, or adversely modified, or failed upon NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the Landmark Board shall have approved or recommended to the stockholders of Landmark that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) Landmark fails to call the Landmark Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than Landmark or an Affiliate of Landmark) or group becomes the beneficial owner of 50% or more of the outstanding shares of Landmark Common Stock; or

(k)     by the Landmark Board if it concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) that failure to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would likely result in a violation of its fiduciary duties under applicable Law; provided, however, that the Landmark Board may not terminate this Agreement pursuant to this Section 10.1(k) unless and until (i) Landmark shall have complied with the terms of this Agreement; (ii) the Landmark Board determines in good faith (after consultation with outside legal counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by NCC under this Section 10.1(k); (iii) the Landmark Board has given NCC at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal) and has contemporaneously provided to NCC an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (iv) Landmark has negotiated, and has caused its representatives to negotiate, in good faith with NCC during such notice period (to the extent that NCC wishes to negotiate) to enable NCC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Landmark shall, in each case, be required to deliver to NCC a new written notice, the notice period shall recommence, and Landmark shall be required to comply with its obligations under this Section 10.1(k) with respect to such new written notice. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b), and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. Landmark agrees (x) that it will not enter into a definitive agreement with respect to any Superior Proposal until at least the fifth (5th) Business Day after it has provided the notice to NCC required hereby, and (y) to notify NCC promptly in writing if its intention to enter into a definitive agreement as referred to in its notification shall change at any time after giving such notification; or

(l)      by the Landmark Board if both of the following conditions are satisfied:

(i)     the Average Quoted Price is less than $36.00 (calculated as 80% of the Starting Price); and

(ii)     the quotient obtained by dividing the Average Quoted Price by the Starting Price is less than 80% of the quotient obtained by dividing the Average Index Price on the Determination Date by $4,084.12 (calculated as the Average Index Price on the Nasdaq trading day prior to the effective date of this Agreement).

If the Landmark Board elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to NCC at any time during the two (2) Business Day period commencing on the Business Day following the Determination Date; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned two (2) Business Day period. During the two (2) Business Day period commencing on the Business Day following the day on which NCC receives such notice, NCC shall have the option, but not the obligation, to increase the consideration to be paid for each share of Landmark Common Stock by making a cash payment (as part of the Merger consideration in addition to, and not in lieu of, the Per Share Exchange Ratio and the Per Share Cash Consideration) for each share of Landmark Common Stock (the “Additional Cash Payment Per Share”) in an amount (rounded to the nearest cent) equal to the product of (x) the Per Share Exchange Ratio and (y) the difference between (i) $36.00 (calculated as 80% of the Starting Price) and (ii) the Average Quoted Price; provided, however, that NCC shall not be permitted to elect to make the Additional Cash Payment Per Share if making such cash payments would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

If NCC makes this election within such two (2) Business Day period, it shall give prompt written notice to Landmark of such election, whereupon no termination shall have occurred pursuant to this Section 10.1(l), and this Agreement shall remain in effect in accordance with its terms. If the Closing Date would naturally occur during NCC’s two (2) Business Day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NCC no more than ten (10) Business Days following the close of such two-day period (unless NCC does not exercise its option and the Agreement is thereby terminated).

Each Party and its respective Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of such Party do not, purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of NCC Common Stock or any options, rights or other securities convertible into shares of NCC Common Stock during the determination period for the Average Quoted Price.

For purposes of this Section 10.1(l), the following terms shall have the meanings indicated:

“Average Index Price” on a given date means the price (rounded to two decimal places) derived by adding the closing price of the Nasdaq Bank Index as reported by Bloomberg LP (symbol: CBNK) on each of the ten (10) consecutive Nasdaq trading days ending on such given date, and dividing such sum by ten (10).

“Average Quoted Price” has the meaning defined in Section 11.1.

“Determination Date” means the Nasdaq trading day ending on the fifth (5th) Business Day prior to the Closing Date.

“Starting Price” means $45.00.

The calculations pursuant to this Section 10.1(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NCC Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of NCC Common Stock outstanding after the date hereof and prior to the Closing Date.

10.2     Effect of Termination.

(a)     In the event of a termination of this Agreement by either the NCC Board or the Landmark Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or Landmark or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 (Access to Information) and 8.7 (Expenses) of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b)     In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the Landmark Board pursuant to Section 10.1(k), or (iii) otherwise by the Landmark Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then Landmark shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $4,000,000 (the “Termination Fee”).

(c)     In the event that (i) after the date of this Agreement, an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by Landmark stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to Landmark, and thereafter this Agreement is terminated by the NCC Board or the Landmark Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination Landmark enters into a definitive agreement with respect to such Acquisition Proposal or consummates such Acquisition Proposal, then Landmark shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d)     Landmark acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if Landmark fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, Landmark shall pay NCC its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3     Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply in whole or in part after the Effective Time.

Article 11
MISCELLANEOUS

11.1     Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to Landmark, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving Landmark or any of its Subsidiaries or any proposal or offer to acquire in any manner more than ten percent (10%) of the voting power in, or more than ten percent (10%) of the business, Assets or deposits of, Landmark or any of its Subsidiaries, including a plan of liquidation of Landmark or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any Landmark Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” means this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the Introductory Paragraph of this Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” means the price (rounded to two decimal places) derived by adding the closing price of one share of NCC Common Stock as reported on Nasdaq on each of the ten (10) consecutive trading days ending on the fifth Business Day prior to the Closing Date, and dividing such sum by ten (10).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama or Georgia are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by Landmark or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” means the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Data Security Requirements” means all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to the Landmark Companies, the conduct of the Landmark Companies’ business or to any of the Identifiable Personal Information: (i) the Landmark Companies’ own rules, policies and procedures; (ii) applicable Laws; (iii) industry standards applicable to the financial services industry; and (iv) Contracts and other arrangements into which the Landmark Companies have entered or by which they are otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction and/or disposal of Identifiable Personal Information (whether in electronic or any other form or medium).

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative”

(a)     with respect to Landmark, means R. Stanley Kryder; and

(b)     with respect to NCC, means William E. Matthews, V and/or Richard Murray, IV.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disqualification” means the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the NCC Board or the Board of Directors of NBC; (ii) the director or nominee shall have been convicted of any felony; (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two (2) years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency Law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two (2) years prior to filing shall become) the subject of an involuntary petition filed under any such Law that is not dismissed within 90 days; (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (v) the director or nominee shall have been removed from the NCC Board by the stockholders of NCC without the encouragement or recommendation of NCC; (vi) the members of NCC’s Nominating and Corporate Governance Committee shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties; or (vii) the director or nominee shall have resigned or retired from the NCC Board.

“Effective Time” means the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Employment Laws” means all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” means all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any related company or trade or business that is required to be aggregated with any Landmark Company under Sections 414(b), (c), (m) or (o) of the IRC.

“Exchange Agent” means Broadridge Corporate Issuer Solutions, Inc.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Reserve Bank thereof.

“FHLB” means the Federal Home Loan Bank.

“FHLB Advances” means First Landmark Bank’s advances and related letters of credit from the FHLB.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency, commission, bureau, department, authority, court, arbitration tribunal or instrumentality of any such government or political subdivision or regulatory authority.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of:

(a)      all of Landmark’s and each Landmark Subsidiary’s indebtedness, contingent or otherwise, secured or unsecured, for debt securities issued to others, money borrowed from others, purchase money indebtedness (other than accounts payable by Landmark or a Landmark Subsidiary to any Person in the ordinary course of business to the extent such accounts payable are not more than 90 days past due) and reimbursement obligations of Landmark or a Landmark Subsidiary with respect to letters of credit;

(b)      all of the indebtedness and obligations of the type described in clause (a) of this definition guaranteed in any manner by Landmark or a Landmark Subsidiary through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course of business;

(c)      all of the indebtedness or obligations of the type described in clauses (a) and (b) of this definition secured by any Lien upon property owned by Landmark or a Landmark Subsidiary, even though neither Landmark nor a Landmark Subsidiary has in any manner become liable for the payment of such indebtedness;

(d)      all of Landmark’s or a Landmark Subsidiary’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that are required to be classified and accounted for as capital leases on a consolidated balance sheet of Landmark as of such date computed in accordance with GAAP;

(e)      the deferred purchase price of Assets, property or services incurred outside the ordinary course of business by Landmark or a Landmark Subsidiary;

(f)      all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by Landmark or a Landmark Subsidiary;

(g)      all obligations pursuant to which Landmark or a Landmark Subsidiary is responsible for any earn-out or similar contingent purchase price payment arising from events occurring on or before the Effective Time; and

(h)      all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement and the consummation of the Merger (including any repayment of Indebtedness at or prior to the Effective Time).

“Industrial Development Revenue Bonds” means First Landmark Bank’s $6,000,000 bond issuance through the Development Authority of Cobb County, Georgia, comprised of $3,000,000 in taxable bonds and $3,000,000 in tax-exempt bonds, and related letters of credit.

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any Landmark Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party or any of its Subsidiaries means the actual knowledge of the officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any executive officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party or its Subsidiary, as applicable.

“Landmark Board” means the Board of Directors of Landmark.

“Landmark Call Reports” means (i) the Reports of Income and Condition of Landmark for the years ended December 31, 2017, 2016 and 2015, as filed with the FDIC; and (ii) the Reports of Income and Condition of Landmark delivered by Landmark to NCC with respect to periods ended subsequent to December 31, 2017.

“Landmark Common Stock” means the common stock of Landmark, par value $5.00 per share.

“Landmark Companies” means, collectively, Landmark and all Landmark Subsidiaries.

“Landmark Designee” means one (1) director of Landmark to be identified by NCC before the Effective Time who is reasonably acceptable to Landmark.

“Landmark Equity Incentive Plans” means (i) the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan, (ii) the Landmark Bancshares, Inc. 2007 Stock Option Plan and (iii) the Landmark Bancshares, Inc. 2007 Stock Incentive Plan.

“Landmark Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of Landmark as of December 31, 2017, 2016 and 2015, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Porter Keadle Moore LLC, independent certified public accountants, and (ii) the unaudited balance sheets of Landmark (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2017.

“Landmark Stockholders’ Meeting” means the meeting of the stockholders of Landmark to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“Landmark Subsidiaries” means the Subsidiaries of Landmark and any corporation, bank, savings association or other organization formed or acquired as a Subsidiary of Landmark in the future and owned by Landmark at the Effective Time.

“Landmark Terminated Employee” means any Covered Employee who is terminated by any NCC Company solely as a result of the Merger (i.e., elimination of duplicative jobs, elimination of such person’s position, etc.), and not as a result of inadequate performance or other good cause. Any Covered Employee with respect to whom all of the following apply shall also be considered a Landmark Terminated Employee: (i) such person is an employee of any Landmark Company both on the date of this Agreement and immediately prior to the Effective Time, and (ii) such person is offered continued employment by an NCC Company that either (A) does not provide a salary at least equal to that provided to such person by a Landmark Company on the date of this Agreement and benefits at least consistent with those provided by such NCC Company to its similarly situated employees or (B) requires such person to relocate his or her place of employment more than fifteen (15) miles from such person’s place of employment on the date of this Agreement, and (iii) such person does not accept such offer of continued employment by such NCC Company.

“Landmark Treasury Shares” means the issued, but not outstanding, shares of Landmark Common Stock held by Landmark in treasury.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any Landmark Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” means any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (v) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts of Governmental Authorities, (x) changes in GAAP or RAP generally applicable to banks and their holding companies, (y) actions or omissions of a Party taken as required by this Agreement or with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement, and (z) the Merger (including the incurrence of any expenses related thereto and required by this Agreement) or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (v), (w) and (x) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Merger” means the merger of Landmark with and into NCC referred to in the Preamble of this Agreement.

“Nasdaq” means the Nasdaq Global Select Market.

“NCC Board” means the Board of Directors of NCC.

“NCC Common Stock” means the common stock of NCC, par value $0.01 per share.

“NCC Companies” means, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2017, 2016 and 2015, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2017.

“NCC Preferred Stock” means the preferred stock of NCC, par value $0.01 per share.

“NCC Subsidiaries” means the Subsidiaries of NCC.

“OCC” means the Office of the Comptroller of the Currency.

“OCGA” means the Official Code of Georgia Annotated.

“Order” means any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” means any facility in which a Party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” means Landmark or NCC, and “Parties” means Landmark and NCC.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, Nasdaq and the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subordinated Debentures” means Landmark’s $13,000,000 in aggregate principal amount of unsecured 6.50% Fixed-to-Floating Rate Subordinated Notes due June 30, 2027.

“Subsidiaries” means all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Landmark Board concludes in good faith to be materially more favorable from a financial point of view to Landmark’s stockholders than the Merger and the other transactions contemplated hereby, after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the Landmark Financial Advisor is a nationally recognized investment banking firm), after taking into account (i) the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (ii) all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving Landmark and not its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(b)     Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections, as indicated below.

Defined Term	Section

Acquisition Agreement	7.5(a)

Additional Cash Payment Per Share	10.1(l)

Adjusted Landmark Shareholders’ Equity	9.2(d)

Agreement	Introductory Paragraph

Articles of Merger	1.3

Average Index Price	10.1(l)

Bank Merger	1.5

Defined Term	Section

Bank Merger Agreement	1.5

Certificate of Merger	1.3

Certificate of Objections	8.5

Claims Letter	8.17

Closing Date	1.2

COBRA Coverage	5.15(f)(i)

Conforming Adjustments	8.11

Covered Employees	8.20(a)

Cutoff	4.2

D&O Insurance	8.13(c)

Determination Date	10.1(l)

Dissenter Provisions	3.3

Effective Time	1.3

Employment Agreements	8.18(b)

Employment Agreement Termination Letters	8.18(a)

First Landmark Bank	1.5

Holding Company Loan	5.4(d)

Identifiable Personal Information	5.32(a)

Indemnified Party	8.13(a)

Landmark	Introductory Paragraph

Landmark Advisory Fee	5.25

Defined Term	Section

Landmark Allowance	5.10(a)(v)

Landmark Benefit Plans	5.15(a)

Landmark Certificate	4.1

Landmark Contracts	5.16

Landmark Dissenting Shares	3.3

Landmark ERISA Plan	5.15(a)

Landmark Financial Advisor	5.25

Landmark Litigation Reserve	5.10(a)(v)

Landmark Measuring Date	9.2(d)

Landmark Option	3.1(d)

Loans	5.10(a)(i)

Maximum D&O Tail Premium	8.13(c)

Merger	Preamble

NBC	1.5

NBC Tranche	8.21

NCC	Introductory Paragraph

NCC Financial Advisor	6.15

NCC Option	3.1(d)

OFAC	5.13

Option Conversion Ratio	3.1(d)(i)

Payoff Letters	9.2(f)(iv)

Defined Term	Section

Per Share Cash Consideration	3.1(c)

Per Share Exchange Ratio	3.1(c)

Per Share Merger Consideration	3.1(c)

Proxy Statement-Prospectus	5.19

Related Interest	5.16

Starting Price	10.1(l)

Surviving Corporation	1.1

S-4 Registration Statement	5.19

Takeover Laws	5.29

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

Uncertificated Share	4.1

Voting Agreement	1.4

11.2    Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the Parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3     Amendments. This Agreement may be amended by NCC and Landmark, by action taken or authorized by their respective Boards, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Landmark; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Landmark, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of NCC and Landmark.

11.4     Waivers.

(a)       Prior to or at the Effective Time, NCC, acting through its Board, President and Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Landmark, to waive or extend the time for the compliance or fulfillment by Landmark of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC and/or NBC under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC, NBC and/or their respective representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)     Prior to or at the Effective Time, Landmark, acting through the Landmark Board, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC or NBC, to waive or extend the time for the compliance or fulfillment by NCC or NBC of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Landmark under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Landmark. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Landmark and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5     Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to Landmark, to:	Landmark Bancshares, Inc.
307 North Marietta Parkway Marietta, Georgia 30060 Attention: R. Stanley Kryder

with a copy to:	Bryan Cave Leighton Paisner LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: Jonathan Hightower, Esq.

If to NCC, to:	National Commerce Corporation
813 Shades Creek Parkway, Suite 100
Birmingham, AL 35209
Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, AL 35203
Attention: John P. Dulin, Jr., Esq.

11.7     Brokers and Finders. Except as provided in Section 5.25 and Section 6.15, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Landmark or NCC, each of Landmark and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8     Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent that federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document. The exchange of copies of this Agreement and of signature pages by e-mail or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by e-mail or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10     Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11    Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing Party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13     Construction of Terms. Where the context so requires or permits, use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein shall be computed in accordance with, generally accepted accounting principles consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14     Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. The disclosures in the Schedules to this Agreement relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15     No Third Party Beneficiaries. Except for, (a) if the Effective Time occurs, Section 8.13, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (b) if the Effective Time occurs, the right of the holders of Landmark Common Stock to receive the Per Share Merger Consideration payable pursuant to this Agreement, and, (c) if the Effective Time occurs, the right of the Landmark Designee to the benefits set forth in Section 2.2, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.16     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Bank Merger in order to substitute a different NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby First Landmark Bank or such other NCC Subsidiary would be the surviving bank upon consummation of the Bank Merger, or whereby the Bank Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (a) fully qualify as, or fully be treated as part of, one or more tax free reorganizations within the meaning of Section 368(a) of the IRC, (b) be capable of consummation in as timely a manner as the Bank Merger provided for herein, and (c) not otherwise be prejudicial to the interests of Landmark’s stockholders. This Agreement, the Bank Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

National Commerce Corporation
Attest:

By: /s/ Cindy Payton	By: /s/ Richard Murray, IV
Cindy Payton	Its: President and Chief Executive Officer
Secretary

Landmark Bancshares, Inc.
Attest:

By: /s/ Terrence Y. Dewitt	By: /s/ R. Stanley Kryder
President and Chief Financial Officer	Its: Chief Executive Officer

Appendix B

Official code of georgia

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS’ RIGHTS

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301. Definitions.

As used in this article, the term:

(1)      “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)      “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)      “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)      “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)      “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)      “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)      “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)      “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent.

(a)      A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)      Consummation of a plan of merger to which the corporation is a party:

(A)      If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)      The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)      Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)      The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)      If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)      Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)      Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)      An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)      Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)      A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)      Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)      In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)      Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)      Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)      The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights.

(a)      If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)      If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment.

(a)      If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)      Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)      Must not vote his shares in favor of the proposed action.

(b)      A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice.

(a)      If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)      The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)      State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)      Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)      Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)      Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment.

(a)      A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)      A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)      A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions.

(a)      The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)      The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Payment.

(a)      Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)      The offer of payment must be accompanied by:

(1)      The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)      A statement of the corporation’s estimate of the fair value of the shares;

(3)      An explanation of how the interest was calculated;

(4)      A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)      A copy of this article.

(c)      If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action.

(a)      If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)      If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)      A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)      The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)      The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)      A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)      If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)      The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)      The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3

JUDICIAL APPRAISAL OF SHARES

§ 14-2-1330. Court action.

(a)      If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)      The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)      The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)      The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)      Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and attorney fees.

(a)      The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)      The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)      Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)      Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)      If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

Opinion of Financial Advisor

April 23, 2018

Board of Directors

Landmark Bancshares, Inc.

307 North Marietta Parkway

Marietta, GA 30060

Ladies and Gentlemen:

Landmark Bancshares, Inc. (“Landmark”) and National Commerce Corporation (“NCC”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Landmark will merge with and into NCC with NCC being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $5.00 par value per share, of Landmark (“Landmark Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Landmark Common Stock as specified in the Agreement, shall be converted into and exchanged for the right to receive: (i) 0.5961 shares of NCC Common Stock (the “Per Share Exchange Ratio”), plus (ii) $1.33 in cash, without interest (the “Per Share Cash Consideration”). The Per Share Exchange Ratio and the Per Share Cash Consideration are collectively referred to herein as the “Per Share Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Landmark Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated April 23, 2018; (ii) certain publicly available financial statements and other historical financial information of Landmark that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NCC that we deemed relevant; (iv) internal financial projections for Landmark for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Landmark; (v) publicly available consensus mean analyst estimates for NCC for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of NCC; (vi) the pro forma financial impact of the Merger on NCC based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for Landmark for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter, as provided by the senior management of NCC (collectively, the “Pro Forma Assumptions”); (vii) the publicly reported historical price and trading activity for NCC Common Stock, including a comparison of certain stock market information for NCC Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Landmark and NCC with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Landmark the business, financial condition, results of operations and prospects of Landmark and held similar discussions with certain members of the senior management of NCC and its representatives regarding the business, financial condition, results of operations and prospects of NCC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Landmark or NCC or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Landmark and NCC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Landmark or NCC or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Landmark or NCC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Landmark or NCC, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Landmark or NCC. We have assumed, with your consent, that the respective allowances for loan losses for both Landmark and NCC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Landmark for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Landmark. In addition, Sandler O’Neill used publicly available consensus mean analyst estimates for NCC for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of NCC. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of NCC. With respect to the foregoing information, the respective senior managements of Landmark and NCC confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Landmark and NCC, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Landmark or NCC since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Landmark and NCC will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Landmark, NCC or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Landmark has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of NCC Common Stock at any time or what the value of NCC Common Stock will be once it is actually received by the holders of Landmark Common Stock.

We have acted as Landmark’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Landmark has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, Sandler O’Neill has provided certain other investment banking services to, and received fees from, Landmark. Most recently, Sandler O’Neill acted as placement agent in connection with Landmark’s offer and sale of debt securities, which transaction closed in July 2017. Sandler O’Neill did not provide any investment banking services to, or receive any fees from, NCC in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Landmark, NCC and their respective affiliates. We may also actively trade the equity and debt securities of NCC and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Landmark in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Landmark as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Landmark Common Stock and does not address the underlying business decision of Landmark to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Landmark or the effect of any other transaction in which Landmark might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Landmark or NCC, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to holders of Landmark Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify any person, including directors, officers, employees, and agents, who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such suit, action, or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided, that, in the case of any threatened, pending, or completed action by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

Certificate of Incorporation and Bylaws

Article 9 of NCC’s certificate of incorporation limits the personal liability of NCC’s directors to the company or its stockholders for monetary damages for breach of fiduciary duty to the extent provided by Section 102(b)(7) of the DGCL.

Pursuant to Article 6 of NCC’s bylaws, NCC will indemnify and hold harmless its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, from and against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of NCC’s directors or officers or, while a director or officer, is or was serving at NCC’s request in any position or capacity for any other entity. NCC’s bylaws further provide for the advancement of expenses to directors or officers in defending any proceeding in advance of its final disposition; provided, that, to the extent required by law, such an advancement will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to be indemnified for such expenses. In addition, NCC’s bylaws permit the company’s board of directors to provide for indemnification and advancement of expenses to NCC’s employees and agents to the extent and in the manner permitted by the DGCL.

Insurance and Contractual Arrangements

NCC’s bylaws authorize the company to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at the company’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not the company would have the power or obligation to indemnify such person against the liability.

NCC maintains standard policies of insurance under which coverage is provided (i) to NCC’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to NCC with respect to payments that may be made by NCC to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law. NCC currently maintains management liability insurance, excess director and officer liability insurance, and Side A director and officer liability insurance. NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in the company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, NCC has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require NCC to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. NCC is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by NCC regarding the maintenance of directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a)      Index to Exhibits: The list of exhibits is set forth on page II-6 of this registration statement and is incorporated herein by reference.

(b)      Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable, is incorporated by reference or is shown in the financial statements or notes thereto.

(c)      Opinion of Financial Advisor: The opinion of Sandler O’Neill & Partners, L.P. to the Landmark board of directors is provided as Appendix C to the proxy statement-prospectus that forms a part of this registration statement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(g)      (1)      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)      The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, National Commerce Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 8, 2018.

NATIONAL COMMERCE CORPORATION

/s/ Richard Murray, IV

By:	Richard Murray, IV

Its:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John H. Holcomb, III, Richard Murray, IV and William E. Matthews, V, or any of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2018.

Name and Signature	Title

/s/ Richard Murray, IV	President, Chief Executive Officer and Director
Richard Murray, IV	(Principal Executive Officer)

/s/ William E. Matthews, V	Vice Chairman of the Board and Chief Financial Officer
William E. Matthews, V	(Principal Financial Officer)

/s/ Shelly S. Williams	Senior Vice President and Chief Accounting Officer
Shelly S. Williams	(Principal Accounting Officer)

/s/ John H. Holcomb, III	Executive Chairman
John H. Holcomb, III

/s/ Joel S. Arogeti	Director
Joel S. Arogeti

Name and Signature	Title

/s/ Bobby A. Bradley	Director
Bobby A. Bradley

/s/ Thomas H. Coley	Director
Thomas H. Coley

/s/ Mark L. Drew	Director
Mark L. Drew

/s/ Brian C. Hamilton	Director
Brian C. Hamilton

/s/ R. Holman Head	Director
R. Holman Head

/s/ C. Phillip McWane	Director
C. Phillip McWane

/s/ G. Ruffner Page, Jr.	Director
G. Ruffner Page, Jr.

/s/ Stephen A. Sevigny	Director
Stephen A. Sevigny

/s/ W. Stancil Starnes	Director
W. Stancil Starnes

/s/ Temple W. Tutwiler, III	Director
Temple W. Tutwiler, III

/s/ Russell H. Vandevelde, IV	Director
Russell H. Vandevelde, IV

Exhibit Index

Exhibit Number	Description

2.1*

Agreement and Plan of Merger, dated April 24, 2018, by and between National Commerce Corporation and Landmark Bancshares, Inc. (attached as Appendix A to the proxy statement-prospectus, which is part of this Registration Statement on Form S-4 and incorporated herein by reference)

3.1

Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

3.1A

Amendment to Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1A to NCC’s Annual Report on Form 10-K (File No. 000-55336), filed on February 20, 2015)

3.2	Bylaws of National Commerce Corporation (incorporated herein by reference to Exhibit 3.2 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

4.1

Form of Common Stock Certificate of National Commerce Corporation (incorporated herein by reference to Exhibit 4.1 to NCC’s Registration Statement on Form S-1 (File No. 333-201371), filed on February 27, 2015)

5.1	Opinion of Maynard, Cooper & Gale, P.C. regarding legality of securities being registered (including its consent)

8.1	Opinion of Maynard, Cooper & Gale, P.C. regarding certain tax matters (including its consent)

10.1	Form of Shareholder Voting Agreement, by and between National Commerce Corporation and each director and executive officer of Landmark

10.2#	Landmark Bancshares, Inc. 2007 Stock Incentive Plan

10.2A#	First Amendment to the Landmark Bancshares, Inc. 2007 Stock Incentive Plan

10.2B#	Form of Incentive Stock Option Award under the Landmark Bancshares, Inc. 2007 Stock Incentive Plan

10.3#	Landmark Bancshares, Inc. 2007 Stock Option Plan

10.3A#	First Amendment to the Landmark Bancshares, Inc. 2007 Stock Option Plan

10.3B#	Form of Stock Option Agreement under the Landmark Bancshares, Inc. 2007 Stock Option Plan

10.4#	Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan

10.4A#	First Amendment to the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan

10.4B#	Form of Incentive Stock Option Award under the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan

21.1	Subsidiaries of National Commerce Corporation (incorporated herein by reference to Exhibit 21.1 to NCC’s Annual Report on Form 10-K (File No. 001-36878), filed on March 9, 2018)

23.1	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 5.1)

23.2	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 8.1)

23.3	Consent of Porter Keadle Moore, LLC (with respect to NCC)

23.4	Consent of Porter Keadle Moore, LLC (with respect to Landmark)

24.1	Power of Attorney (included on the signature page of this Registration Statement on Form S-4)

99.1	Form of Proxy Card of Landmark Bancshares, Inc.

99.2	Rule 438 Consent of William D. Smith, Jr.

99.3	Consent of Sandler O’Neill & Partners, L.P.

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. National Commerce Corporation agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

#	Denotes a management compensatory plan, agreement or arrangement.